Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks denote omissions.

MASTER PROFESSIONAL SERVICES AGREEMENT
by and between

Ascension Health

and
Accretive Health, Inc.

Effective as of August 6, 2012

Table of Contents

MASTER PROFESSIONAL SERVICES AGREEMENT
This Master Professional Services Agreement is entered into effective August 6, 2012 (the “Effective Date”) by and between Ascension Health, a Missouri nonprofit corporation having a principal place of business at 4600 Edmundson Road, St. Louis, Missouri 63134 (“Ascension Health”), and Accretive Health, Inc., a Delaware corporation having a principal place of business in Chicago, Illinois (“Supplier”).
WHEREAS, Ascension Health and Supplier have engaged in extensive negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this Agreement; and
WHEREAS, Ascension Health desires to procure from Supplier, and Supplier desires to provide to Ascension Health and the other Eligible Recipients, certain services, on the terms and conditions set forth in the Agreement;
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and of other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, Ascension Health and Supplier (collectively, the “Parties” and each, a “Party”) hereby agree as follows:
1.INTRODUCTION.

1.1	FRAMEWORK APPROACH.

(a)
Master Professional Services Agreement. The body of this agreement (i.e., the introductory paragraph through Article 21) and all exhibits and annexes hereto (the “Master Professional Services Agreement” or “MPSA”) sets forth terms and conditions pursuant to which the Parties’ may enter into supplementary agreements for the provision of Services.

(b)
Supplements and Work Orders. To the extent the Parties desire to enter into an agreement for Supplier to perform Services, the Parties shall execute a supplement to this MPSA, a form for which is set forth in Annex 1. Each supplement, together with any Work Orders (defined below), exhibits, schedules, attachments, appendices or annexes thereto, shall be referred to as a “Supplement”. After execution of a Supplement, the Parties may add Services to be provided under such Supplement by executing a work order referring to such Supplement (each, together with any schedules, exhibits, attachments, appendices or annexes thereto, a “Work Order”). Supplements and Work Orders are not binding on the Parties until fully executed by authorized representatives of each Party. Under no circumstances shall an Affiliate Schedule be deemed to be a Supplement or Work Order under this Agreement; nor shall an Affiliate Schedule be deemed to be terminated or canceled as a result of this Agreement, except as expressly set forth in a Supplement.

(c)
Relationship of the Master Professional Services Agreement and Supplements. The term “Agreement” means, collectively, the MPSA and the Supplements. Unless and to the extent expressly excluded in a particular Supplement, all of the terms and conditions of this MPSA shall be deemed to be incorporated into such Supplement, unless, given the context of a particular term or condition, the term or condition is clearly inapplicable to such Supplement. For example, if this MPSA contains a term regarding Service Levels, and a particular Supplement does not contain Service Levels, such term would not apply to such Supplement. The terms and conditions of a particular Supplement (including incorporated MPSA terms and conditions as such terms and conditions may have been modified for such Supplement), apply only to such Supplement unless otherwise expressly provided. For example, a pricing term in Exhibit A-4 to Supplement A will not apply to Supplement B unless otherwise expressly agreed, but a pricing term in Exhibit 4 will apply to all Supplements. However, information in an Exhibit to the MPSA (and all Exhibits to this Agreement are marked as such), for example, Exhibit 1, will apply to all Supplements.

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(d)
References to Contract Documents. References to an Exhibit, Schedule, Attachment, Appendix or Annex include all documents subsidiary to such document. For example, a reference to Exhibit 3 will include reference to Attachments 3-A, 3-B, and 3-C to Exhibit 3.

(e)
References to Ascension Health in the MPSA. When the MPSA is incorporated by reference into a Supplement, except with respect to an approval right or consent of Ascension Health as set forth in this MPSA or to the extent the context dictates otherwise, all references to Ascension Health shall be deemed to be references to the applicable Eligible Recipient.

1.2	DEFINITIONS.
Except as otherwise expressly provided in this Agreement, all capitalized terms used in this Agreement shall have the meanings set forth in Exhibit 1.
2.CONTRACT DOCUMENTS.

2.1	ASSOCIATED CONTRACT DOCUMENTS.
This MPSA includes each of the following Exhibits and Annexes, all of which are incorporated into this MPSA by this reference.

Exhibit 1	Definitions

Exhibit 2	Services

Exhibit 3	Service Levels

Exhibit 4	Pricing and Financial Provisions

Exhibit 5	Human Resources Provisions

Exhibit 6	Governance

Exhibit 7	Facilities

Exhibit 8	Ascension Health Rules and Policies

Exhibit 9	Insurance Requirements

Exhibit 10	Direct Ascension Health Competitors

Exhibit 11	Health Care Regulatory Requirements & Ascension Health Requirements

Exhibit 12	Reserved

Exhibit 13	Transitioned Employee Terms
Attachment 13-A Socially Just Wage and Benefits Policy

Exhibit 14	Reports and Data Sets

Exhibit 15	Transition Principles

Exhibit 16	Excluded Supplier Owned Materials

Annex 1	Form of Supplement

Annex 2	Form of Annual Attestation

Annex 3	Form of HIPAA Business Associate Addendum

Annex 4	Form of RC Tools ASP Agreement

Annex 5	Form of Optional Services Work Order

3.TERM.

3.1	TERM OF AGREEMENT.
Unless otherwise terminated as set forth in Article 20, this MPSA shall remain in effect from the Effective Date for a period of five (5) years (the “Term”).

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3.2	TERMS OF SUPPLEMENTS.
The term for each Supplement (each, a “Supplement Term”) shall be as set forth therein, unless such Supplement is terminated earlier as set forth in Article 20 or such Supplement. Except as otherwise expressly set forth in a Supplement, each Supplement shall terminate upon the termination of this MPSA.

3.3	EXTENSION OF SUPPLEMENT TERMS.
Ascension Health or the applicable Eligible Recipient may, at its sole option, extend the Supplement Term of any Supplement for up to two (2) successive periods of one (1) year each on the terms and conditions then set forth in this Agreement and such Supplement.
4.SERVICES.

4.1	OVERVIEW.

(a)
Services. Supplier shall provide the following services as they may evolve, be supplemented, enhanced, modified or replaced in accordance with this Agreement (the “Services”) to Ascension Health and Eligible Recipients and Authorized Users designated by Eligible Recipient:

(i)	The services, functions and responsibilities described in this Agreement (including Exhibit 2 and any applicable Supplement);

(ii)
Except as otherwise agreed to in writing, the related services, functions and responsibilities performed during the [**] months preceding the Supplement Commencement Date by Eligible Recipient Personnel (including Eligible Recipient contractors) who were displaced or whose functions were displaced as a result of such Supplement, even if the service, function, or responsibility is not specifically described in such Supplement (provided that, in the event of a direct conflict between the description of services, functions and responsibilities in such Supplement and the scope of services as described in this Section 4.1(a)(ii), the description in such Supplement shall control); and

(iii)
The related services, functions and responsibilities reflected in those categories of the Eligible Recipient Base Case which Supplier is assuming pursuant to the applicable Supplement (provided, however, in the event of a direct conflict between the description of services, functions and responsibilities in such Supplement and the scope of services as described in this Section 4.1(a)(iii), the description in such Supplement shall control).

Supplier shall provide each Service described in a Supplement during the period beginning upon the Commencement Date for such Service and ending on the expiration or earlier termination of the Supplement Term with respect to such Service or until such earlier date as such Supplement may provide for such Service, except to the extent that the period of provision of such Service may be extended under Section 20.7.

(b)
Included Services. If any services, functions or responsibilities not described in the Agreement are required for proper performance or provision of the Services in accordance with this Agreement, those services, functions and responsibilities shall be deemed to be included within the scope of the Services to be delivered for the Charges, as if such services, functions or responsibilities were described in the Agreement.

(c)
Required Resources. Except as otherwise expressly provided in the Agreement or has otherwise been the practice under the Legacy Agreement prior to the applicable Supplement Effective Date, including those functions and Services provided or performed by Supplier for an applicable Eligible Recipient (“Legacy Practice”), Supplier shall be responsible for providing all facilities, personnel, Equipment, Materials, technical knowledge, expertise, supplies, networks and other resources necessary to provide the Services.

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(d)
Supplier Responsibility. Supplier shall be responsible for the performance of the Services in accordance with this Agreement even if such Services are actually performed or dependent upon services performed by Affiliates of Supplier, Subcontractors and other non-Supplier Personnel, including Eligible Recipient employees, for whom Supplier is financially or operationally responsible under this Agreement.

4.2	TRANSITION SERVICES.

(a)
Transition. Supplier shall perform the services, functions and responsibilities required to smoothly (i) transfer responsibility for the services to be transitioned from an Eligible Recipient (or Third Party Contractors where applicable) to Supplier, (ii) transfer the provision of the Services to a shared services model (i.e., Shared Services), and (iii) accommodate any other transfer of responsibility or functionality set forth in an applicable Supplement (the “Transition Services”), including those described in any transition plan set forth in the applicable Supplement or developed in conjunction with the provision of such Transition Services (the “Transition Plan”). Except as otherwise agreed by the Eligible Recipient, each Transition Plan shall be consistent with the Transition Principles set forth in Exhibit 15.

(b)
Initial Transition Plan. Supplier shall prepare and deliver to Eligible Recipient an initial Transition Plan for Eligible Recipient’s review, comment and approval within [**] days after the Supplement Effective Date or by the date set forth in the applicable Supplement for the applicable Transition Services described therein. The initial Transition Plan shall identify (i) the transition activities to be performed by Supplier and the significant components and subcomponents of each such activity (e.g., the anticipated transition periods for each function that will be transitioned under the applicable Supplement), (ii) the deliverables to be completed by Supplier, and (iii) the date(s) by which each such activity or deliverable is to be completed (“Transition Milestones”). Except as otherwise expressly agreed in writing by Ascension Health or the applicable Eligible Recipient, the initial Transition Plan for each Supplement shall be consistent in all respects with the Transition Principles set forth in Exhibit 15. Thereafter, prior to the commencement of any applicable Transition Services, which shall be no less than [**] days prior to such commencement, Supplier shall deliver to Ascension Health and the applicable Eligible Recipient for its review, comment and approval a detailed work plan (“Detailed Transition Plan”) based on and consistent with the initial Transition Plan, which shall identify (i) the specific transition activities to be performed by Supplier Personnel during the applicable transition period, (ii) the contingency or risk mitigation activities to be employed by Supplier in the event of disruption or delay, and (iii) any transition responsibilities to be performed or transition resources to be provided by Ascension Health or an Eligible Recipient. Ascension Health or the applicable Eligible Recipient shall begin reviewing the draft Detailed Transition Plan promptly after receiving it from Supplier and shall provide Supplier with comments or revisions to, or approval of, the Detailed Transition Plan within a reasonable period of time thereafter. Supplier shall make all reasonable changes to the Detailed Transition Plan that Ascension Health or the applicable Eligible Recipient requests. Upon Ascension Health’s or the applicable Eligible Recipient’s approval, the updated Detailed Transition Plan shall be incorporated in the applicable Supplement. The transition period for a Supplement may be extended by mutual agreement of the Parties. Except as otherwise agreed by the Eligible Recipient, Supplier shall not commence providing Transition Services until the applicable Detailed Transition Plan has been approved by such Eligible Recipient. The applicable Eligible Recipient will provide the resources and perform the transition responsibilities assigned to it in the applicable Transition Plan.

(c)	Reserved.

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(d)
Performance. Supplier shall perform the Transition Services described in the Transition Plan in accordance with the timetable and the Transition Milestones set forth in the Transition Plan. Supplier shall perform the Transition Services in a manner that will not interrupt the business or operations of any of the Eligible Recipients, except as may be otherwise provided in the Transition Plan. Prior to undertaking any transition activity, Supplier shall discuss with the Eligible Recipient all known Eligible Recipient-specific material risks and shall not proceed with such activity until the Eligible Recipient is reasonably satisfied with the mitigating plans with regard to such risks (provided that neither Supplier’s disclosure of any such risks to the Eligible Recipient, nor the Eligible Recipient’s acquiescence in Supplier’s mitigating plans, shall operate or be construed as limiting Supplier’ responsibility under this Agreement). Supplier shall identify and resolve, with the Eligible Recipient’s reasonable assistance, any problems that may impede or delay the timely completion of each task in the Transition Plan that is Supplier’s responsibility and shall use all commercially reasonable efforts to assist the Eligible Recipient with the resolution of any problems that may impede or delay the timely completion of each task in the Transition Plan that is the Eligible Recipient’s responsibility.

(e)
Reports. Supplier shall meet at least weekly with the Eligible Recipient to report on Supplier’s progress in performing its responsibilities set forth in the Transition Plan. Promptly, but not later than [**], after receiving any information indicating that Supplier may not perform its responsibilities, or meet any timetable, in the Transition Plan, Supplier shall notify the Eligible Recipient in writing of any actual or potential failures to timely perform and shall identify for the Eligible Recipient’s consideration and approval specific measures to address and mitigate the risks associated therewith.

(f)
Suspension or Delay of Transition Activities. Subject to Article 20, the applicable Eligible Recipient reserves the right to suspend or delay the performance of the Transition Services and/or the transition of all or any part of the Services for a reasonable period of time for the reasons stated below. If the Eligible Recipient elects to exercise such right and the Eligible Recipient’s decision is based, at least in material part, on reasonable concerns about Supplier’s ability to perform the Services or Supplier’s failure to perform its obligations under the applicable Supplement, the Eligible Recipient shall provide Supplier with reasonable notice before such suspension shall occur, during which time such Parties shall discuss such concerns in good faith. If after such period of time, the applicable Eligible Recipient continues to have reasonable concerns, such Eligible Recipient may suspend or delay the performance of such Transition Services, and such Eligible Recipient shall not incur any Charges or reimbursable expenses in connection with such decision while such suspension or delay is continuing. If the Eligible Recipient’s decision is not based in material part on reasonable concerns about Supplier’s ability to perform the Services or Supplier’s failure to perform its obligations under the applicable Supplement, the Eligible Recipient shall reimburse Supplier for any additional expenses reasonably incurred by Supplier as a result of such decision, provided that (i) such Eligible Recipient has provided Supplier with notice of such delay at least [**] business days prior to taking effect; (ii) Supplier has reviewed such notice and has notified the Eligible Recipient at least [**] in advance of such delay of such additional expenses or a good faith estimate of such additional expenses; (iii) Supplier obtains the Eligible Recipient’s approval prior to incurring such additional expenses; and (iv) Supplier uses commercially reasonable efforts to minimize such additional expenses.

(g)
Termination for Cause. Subject to Sections 4.2(f) and 10.2, in addition to any other termination right each Eligible Recipient may have under this Agreement, an Eligible Recipient may terminate the applicable Supplement in whole or in part for cause if Supplier fails to complete the Transition Services designated in the applicable Supplement by the date specified in the applicable Transition Plan as the “Termination Transition Date”.

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4.3    NEW SERVICES.

(a)
Procedures. If Ascension Health or another Eligible Recipient requests that Supplier perform any New Services reasonably related to the Services or other services generally provided by Supplier, Supplier shall promptly prepare a New Services proposal for Ascension Health’s or the applicable Eligible Recipient’s consideration. Unless otherwise agreed by the Parties, Supplier shall prepare such New Services proposal [**] to Ascension Health or the Eligible Recipients and shall deliver such proposal to Ascension Health and the applicable Eligible Recipient within [**] business days of its receipt of Ascension Health’s or the applicable Eligible Recipient’s request, unless a longer period of time is agreed upon by the Parties. Supplier shall use all commercially reasonable efforts to respond more quickly in the case of a pressing business need or an emergency situation. Ascension Health or the applicable Eligible Recipient shall provide such information as Supplier reasonably requests in order to prepare such New Services proposal. Ascension Health and the applicable Eligible Recipient may accept or reject any New Services proposal in its sole discretion and Supplier shall not be obligated to perform any New Services to the extent the applicable proposal is rejected. If Ascension Health or the applicable Eligible Recipient accepts Supplier’s proposal, Supplier will perform the New Services and will be paid in accordance with the proposal submitted by Supplier, or other terms as may be agreed upon by the Parties, and the applicable provisions of this Agreement. Upon Ascension Health’s or the applicable Eligible Recipient’s acceptance of a Supplier proposal for New Services, the scope of the Services will be expanded to include such New Services, and such accepted New Services proposal will be documented in a Work Order or in a new Supplement to the Agreement, as applicable. Notwithstanding any provision to the contrary, (i) Supplier shall act reasonably and in good faith in formulating its pricing proposal, (ii) Supplier shall use commercially reasonable efforts to identify potential means of reducing the cost to Ascension Health and the applicable Eligible Recipient, including utilizing Subcontractors as and to the extent appropriate, and (iii) such pricing proposal shall take into account the existing and future volume of business between Ascension Health, the Eligible Recipients and Supplier. If Ascension Health or the applicable Eligible Recipient requests additional services and Supplier and Ascension Health disagree about whether such requested services constitute New Services, then the Parties shall meet and discuss such disagreement in good faith, provided that during the discussions and until completion, Supplier shall perform such requested Services. As part of the good faith discussions, Supplier shall have the right to request that the JRB establish an interim payment schedule, if any, while the Parties work to resolve such issue. If after [**] days of the commencement of discussions, the Parties cannot agree on whether such requested Services constitute New Services, the matter shall be resolved pursuant to the dispute resolution procedures set forth in Article 19. Supplier acknowledges that, in the interest of patient safety and the provision of high quality medical care and services, Ascension Health and the other Eligible Recipients require that services be evaluated, vetted and approved by Ascension Health before introduction into or use in Ascension Health or any Eligible Recipient facilities.

(b)
Use of Third Parties. Subject to the provisions of Section 4.5 regarding Dependent Services, Ascension Health or the Eligible Recipients may elect to solicit and receive bids from third parties to perform any New Services. If Ascension Health or another Eligible Recipient elects to use third parties to perform New Services, (i) such New Services shall not be deemed “Services” under the provisions of this Agreement, (ii) Supplier shall cooperate with such Third Party Contractors as provided in this Agreement, including in Section 4.5, and (iii) Supplier shall have no responsibility for the performance of the new services of such Third Party Contractors.

If an Eligible Recipient, receiving Services pursuant to a Supplement, acquires a new hospital that is performing revenue cycle services using its own employees and/or subcontractors, such hospital may continue to perform such revenue cycle services for itself or it may elect to have Supplier provide the Services pursuant to such existing Supplement. If such Eligible Recipient acquires a new hospital that is currently receiving revenue cycle services from a Third Party Contractor, such hospital may continue receiving such services from the existing Third Party Contractor, until the earlier of (i) the expiration or termination of such agreement, without any termination fee or expenses, and (ii) the time that is mutually agreed upon by the parties. Supplier may elect to have such hospital terminate such existing contract and commence receiving Services under the applicable Supplement that has been executed by the Eligible Recipient, if the Eligible Recipient has a termination right and if Supplier pays for any and all termination charges for which such hospital or Eligible Recipient is responsible that may be applicable for terminating such contract.
If an Eligible Recipient, receiving Services pursuant to a Supplement, sells or divests a hospital or other recipient of Services, such hospital or recipient may either (1) continue receiving Services from Supplier for up to one (1) year after the closing of such sale under the existing Supplement, after which time it must renegotiate new terms with Supplier in order to continue receiving Services (otherwise its right to receive Services under this Agreement shall expire, subject to its receipt of Disengagement Services, pursuant to Section 20.7), or (2) choose to cease the provision of Services by Supplier as of the closing date of the sale or divestiture, subject to its receipt of Disengagement Services, pursuant to Section 20.7. The Eligible Recipient shall continue to receive Services for any other hospitals or recipients who are receiving Services which are not the subject of such divestiture or sale.

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(c)
Services Evolution and Modification. The Parties anticipate that the Services will evolve and be supplemented, modified, enhanced or replaced over time to keep pace with technological advancements and improvements in the methods of delivering Services and changes in the businesses of the Eligible Recipients. The Parties acknowledge and agree that these changes will modify the Services and will not be deemed to result in New Services or additional Charges unless the changed services meet the definition of New Services.

(d)
Authorized User and Eligible Recipient Requests. Supplier shall promptly inform the Ascension Health Relationship Manager or his or her designee of requests for New Services from Authorized Users or Eligible Recipients, and shall submit any proposals for New Services to the Ascension Health Relationship Manager or his or her designee. Supplier shall not agree to provide New Services to any Authorized Users or Eligible Recipients without the prior written approval of the Ascension Health Relationship Manager or his or her designee. If Supplier fails to comply with this Section 4.3(d), it shall receive no compensation for any services rendered to any person or entity in violation of such provision.

4.4	STEP IN RIGHTS.

(a)
If Supplier fails to provide a Service or a portion of a Service (including Dependent Services) for more than [**] business days, and such failure constitutes a breach of this Agreement (“Deficient Service”), the Parties will meet and discuss possible resolutions of the failure to determine the most expeditious and commercially reasonable manner for the Services to be resumed. If, after consulting, the Eligible Recipient determines that the most expedient approach to resumption of Services would be for it to provide supplemental Services, it may, at its option, (1) perform the Deficient Service itself (until Supplier is able to properly perform such Deficient Service) or (2) provide Supplier with additional resources (including third party resources) to assist Supplier with the proper performance of the Deficient Service (“Supplemental Services”). Supplier shall cooperate fully with the Eligible Recipient and its agents and provide all reasonable assistance at no additional charge to the Eligible Recipient to restore such Service as soon as possible.

(b)
In the event that Eligible Recipient provides Supplemental Services, pursuant to paragraph (a) above, Supplier shall be responsible for [**], provided that the Eligible Recipient notifies Supplier of such [**] in advance. With respect to the provision by the Eligible Recipient of additional resources to assist Supplier, the Parties will work together in good faith to best deploy and use such additional resources and Supplier [**] such additional resources provided such resources are reasonably necessary to restore the Deficient Services to the levels of quality and timeliness required by this Agreement. Subject to Article 18, all reasonable cover costs associated with the exercise of such step-in rights shall be borne by Supplier.

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(c)
The Eligible Recipient's exercise of its step-in rights shall not constitute a waiver by the Eligible Recipient of any termination rights or rights to pursue a claim for damages arising out of the failure that led to the step-in rights being exercised. Supplier's performance under this Section or acceptance of Supplemental Services shall not be deemed an admission of a breach of this Agreement. The foregoing does not limit Supplier's liability, except as provided in Article 18, to the Eligible Recipient with respect to any default or non-performance by Supplier under this Agreement.

4.5	RIGHT TO IN-SOURCE OR USE OF THIRD PARTIES; COOPERATION AND MANAGEMENT.

(a)
Right of Use. This Agreement shall not be construed as a requirements contract and shall not be interpreted to prevent any Eligible Recipient from obtaining from third parties (each, a “Third Party Contractor”), or providing to itself or to any other Eligible Recipient, any or all of the Services or any other services; provided however, the Dependent Services shall be deemed to be dependent on one another, such that an Eligible Recipient executing a Supplement for any of the Dependent Services, must contract for all of the Dependent Services unless (1) there is a Material Deficiency in the delivery of the applicable Service in which case the affected Eligible Recipient may in-source or re-source such Service, (2) there is an Ascension Health Special Circumstance that requires that certain Services be in-sourced (and the applicable Eligible Recipient may, as part of such in-sourcing, use third party vendors to provide certain of those in-sourced services, but shall not outsource an entire functional area) or (3) otherwise agreed by the Parties. If Ascension Health in-sources Services, due to an Ascension Health Special Circumstance as described in clause (2) above, in an amount that constitutes more than [**] percent ([**]%) of the operating costs as measured by the average of the [**] for the [**], then such in-sourcing shall be deemed a termination of the applicable Supplement pursuant to Article 20 (Termination), unless otherwise agreed by the Parties. “Ascension Health Special Circumstance” means that the Ascension Health CFO has in good faith determined that a material negative impact to Ascension Health’s brand or operations has occurred or will occur as a result of the Services being provided pursuant to a Supplement. “Material Deficiency” means a material breach by Supplier with respect to a Dependent Service that Supplier has been unable to cure in accordance with the requirements of the Agreement. Nothing in this Agreement shall be construed or interpreted as limiting Ascension Health’s right or ability to add or delete Eligible Recipients or increase or decrease its demand for Services. Except with respect to the Dependent Services, nothing in this Agreement shall be construed or interpreted as limiting Ascension Health’s right or ability to change the contracted Service volumes or move parts of any Service in or out of scope. To the extent Ascension Health adds or deletes Eligible Recipients or any Eligible Recipient increases or decreases its demand for Services or obtains Services from a Third Party Contractor to the extent permitted by this Agreement or provides Services to itself or another Eligible Recipient, the amount to be paid to Supplier by the applicable Eligible Recipient will be equitably adjusted in accordance with this Agreement, consistent with Exhibit 4 (e.g., KPI targets and Service Levels).

(b)
Supplier Cooperation. Subject to Section 4.3, Supplier shall fully cooperate with and work in good faith with Ascension Health, the other Eligible Recipients and Third Party Contractors as described in this Agreement or requested by Ascension Health and at [**] to Ascension Health or another Eligible Recipient. If and to the extent requested by an Eligible Recipient, Supplier shall provide such cooperation by, among other things: (i) timely providing physical access and electronic access (including, at Eligible Recipient’s sole discretion and cost, any temporary Third Party Software licenses required to permit an Eligible Recipient or Third Party Contractor to perform services within the Services environment) to business processes and associated Equipment, Materials and/or Systems to the extent necessary and appropriate for Ascension Health, the other Eligible Recipients or Third Party Contractors to perform the work assigned to them; (ii) timely providing required access to Supplier Facilities; (iii) timely providing written requirements, standards, policies or other documentation for the business processes and associated Equipment, Materials or Systems procured, operated, supported or used by Supplier in connection with the Services; (iv) timely providing access to Ascension Health Data to the Eligible Recipients and/or Third Party Contractors in the same manner and to the same extent access to such data is required to be provided by Supplier to Ascension Health; (iv) timely providing cooperation and assistance in accordance with Section 20.7 to facilitate the orderly transfer of Affected Services (as defined in Section 20.7) from Supplier to Ascension Health, the other Eligible Recipients and/or Third Party Contractors, except for compensation as provided for in Section 20.7; (v) using commercially reasonable efforts to prevent degradation in the performance of the Services caused by the adjustments made by Supplier following such transfer of Services, (vi) establishing procedures and other arrangements with Third Party Contractors to ensure continuity of service to Ascension Health (e.g., RACI charts, multi-supplier governance procedures) and (vii) any other cooperation or assistance reasonably necessary for Ascension Health, the other Eligible Recipients and/or Third Party Contractors to perform the work in question. Ascension Health personnel and Third Party Contractors shall comply with Supplier’s reasonable security and confidentiality requirements, and shall, to the extent performing work on Materials, Equipment or Systems for which Supplier has operational responsibility, comply with Supplier’s reasonable standards, methodologies, and procedures. If requested by an Eligible Recipient, Supplier shall enter into a

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mutually agreed joint governance and issue resolution document between Supplier and Third Party Contractors who provide similar or related services to the Eligible Recipient.

(c)
Managed Third Parties. With respect to Third Party Contractors identified in a Supplement as “Managed Third Parties” and any substitutes or replacements for Third Party Contractors so identified (each, a “Managed Third Party”), Supplier shall: (i) manage the Managed Third Parties, including monitoring operational day-to-day service delivery, monitoring performance, escalating problems for resolution, and maintaining technical support relationships; (ii) as requested by an Eligible Recipient, work with the Eligible Recipient to manage new and existing contractual relationships between the Eligible Recipient and Managed Third Parties; (iii) oversee Managed Third Party delivery of services and compliance with the service levels and the performance standards contained in the Eligible Recipient’s agreement with the Managed Third Party; (iv) notify the Eligible Recipient and the Managed Third Party of each Managed Third Party’s non-incidental failure to perform in accordance with the performance standards or other terms and conditions contained in the Eligible Recipient’s agreement with the Managed Third Party; (v) escalate Managed Third Party performance failures to Managed Third Party management as necessary to achieve timely resolution; (vi) monitor and manage the Managed Third Party’s efforts to remedy a failure of performance; (vii) communicate to the Eligible Recipient the status of the Managed Third Party’s efforts to remedy a failure of performance; (viii) recommend retention, replacement, modification, or termination of the Managed Third Party based on the performance or cost benefits to the Eligible Recipient as tracked by Supplier; and (ix) participate and assist in the re-sourcing (e.g., extension, renegotiation or replacement) of such Managed Third Parties if the Eligible Recipient requests that re-sourcing. In addition to any other reason for excused performance, if (i) a Service Level failure of Supplier is directly attributable to the failure of a Managed Third Party to perform, (ii) Supplier promptly notifies Eligible Recipient that such Managed Third Party is failing to so perform and such failure will impair Supplier’s ability to meet its corresponding Service Level obligation, and (iii) Supplier uses reasonably diligent efforts to meet such Service Levels notwithstanding such failure by the applicable Managed Third Party, then, in such event, Supplier shall be excused from its failure to meet the Service Level. Unless otherwise agreed to by Supplier and the applicable Eligible Recipients, such Eligible Recipient shall pay the Managed Third Party directly pursuant to the applicable Third Party Contract between such Eligible Recipient and the applicable Managed Third Party (“Managed Third Party Agreement”), and Supplier shall reimburse the Eligible Recipient for the expense incurred in accordance with the payment terms in Exhibit 4.

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5.	REQUIRED CONSENTS.

5.1	ADMINISTRATIVE RESPONSIBILITY.
At [**], Supplier shall undertake all administrative activities necessary to obtain all Required Consents. At Supplier’s request, the Eligible Recipient will cooperate with Supplier in obtaining the Required Consents by executing appropriate Eligible Recipient approved written communications and other documents prepared or provided by Supplier. The Parties shall cooperate in minimizing or eliminating any costs associated with obtaining Required Consents.

5.2	FINANCIAL RESPONSIBILITY.
Supplier [**] any Required Consents, or where Supplier terminates a Third Party Contractor, any termination and re-licensing fees or expenses associated with third party licenses or contracts.

5.3	CONTINGENT ARRANGEMENTS.
If, despite using commercially reasonable efforts, Supplier is unable to obtain a Required Consent with respect to any Ascension Health Third Party Contract for Third Party Software, Supplier shall, with the Eligible Recipient’s consent, (i) replace the Eligible Recipient license for such Third Party Software with a Supplier license, (ii) replace such Third Party Software with other software offering equivalent features and functionality, or (iii) secure the right to manage such Third Party Software on behalf of the Eligible Recipient. If Supplier is unable to obtain a Required Consent with respect to any other Third Party Contract, then, unless and until such Required Consent is obtained, Supplier shall manage such Third Party Contract on the Eligible Recipient’s behalf and perform all obligations and enforce all rights under such Third Party Contract as if Supplier were a party to the agreement in the Eligible Recipient’s place. If management of such Third Party Contract is not legally or contractually possible or Supplier is unable to obtain any other Required Consent, Supplier shall determine and adopt, subject to the Eligible Recipient’s prior approval, such alternative approaches as are necessary and sufficient to provide the Services without such Required Consent. Supplier will be [**]. If such alternative approaches are required for a period longer than [**] days following the Commencement Date, the Parties shall equitably adjust the terms [**] specified in the applicable Supplement to reflect [**] and any Services not being received by the Eligible Recipients.

6.	FACILITIES, SOFTWARE, EQUIPMENT, CONTRACTS AND ASSETS ASSOCIATED WITH THE PROVISION OF SERVICES.

6.1	SERVICE FACILITIES.

(a)
Service Facilities. Supplier and its Affiliates and Subcontractors will supply or provide the Services only at or from (i) the Ascension Health Facilities identified in the applicable Supplement and/or the Supplier Facilities identified in Exhibit 7, and (ii) any other service locations permitted by applicable Law (x) within a country from which Supplier provided services under the Legacy Agreement provided that any change in service location is approved in advance by Ascension Health, which approval shall not be unreasonably withheld, conditioned or delayed, or (y) within any other country, provided that any change in service location is approved in advance by Ascension Health, in Ascension Health’s sole discretion. Supplier shall be [**] resulting from any Supplier-initiated relocation to a new or different Supplier Facility, including any [**] incurred or experienced by any Eligible Recipient as a result of such relocation. Supplier will store and process Ascension Health Data only in the locations identified in the applicable Supplement or in Exhibit 7. Supplier shall not transfer Ascension Health Data to any other locations within the United States, nor change the locations for storage and processing of such Ascension Health Data within the United States, except as expressly permitted in the applicable Supplement or in Exhibit 7, or otherwise with the express written consent of Ascension Health, which consent shall not be unreasonably withheld, conditioned or delayed. Supplier shall not transfer Ascension Health Data to any other locations outside the United States, nor change the locations for storage and processing of such Ascension Health Data outside the United States, except as expressly permitted in the applicable Supplement or in Exhibit 7, or otherwise without the express written consent of Ascension Health, which Ascension Health may withhold in its sole discretion.

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(b)
Supplier’s Responsibilities. Except as provided in Sections 6.1(a), 6.26.2 and 6.5(e), Supplier shall be responsible for providing all furniture, fixtures, Equipment, space and other facilities required to perform the Services and all upgrades, improvements, replacements and additions to such furniture, fixtures, Equipment, space and facilities required to perform the Services.

6.2	ASCENSION HEALTH FACILITIES.

(a)
Access and Use. Eligible Recipients shall provide Supplier with access to and the use of the locations (or equivalent space) identified in the applicable Supplement or in Exhibit 7 as locations for the performance of Services (“Ascension Health Facilities”) for the periods specified therein solely as necessary for Supplier to perform its obligations under this Agreement. If any given Supplement provides that an Eligible Recipient will make office space or storage space at any Ascension Health Facilities available to Supplier, then such Eligible Recipient will provide such space and any reasonable and customary related office support services and office equipment (such as parking privileges, access cards or badges, office equipment, phone equipment, phone service, Internet access, and furniture), to Supplier, as such level of support services may be modified from time to time, but only to the extent the Eligible Recipient provides such items to its own employees at such location. Supplier’s use of any of Ascension Health Facilities shall not constitute or create a leasehold interest, and the Eligible Recipient may, by notice to Supplier from time to time, require that Supplier re-locate to other reasonably equivalent space. THE ASCENSION HEALTH FACILITIES ARE PROVIDED BY ELIGIBLE RECIPIENTS TO SUPPLIER ON AN AS-IS, WHERE-IS BASIS. ASCENSION HEALTH AND THE OTHER ELIGIBLE RECIPIENTS EXPRESSLY DISCLAIM ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ASCENSION HEALTH FACILITIES, OR THEIR CONDITION OR SUITABILITY FOR USE BY SUPPLIER.

(b)
Ascension Health Rules. In performing the Services, Supplier shall observe and comply with all Eligible Recipient policies, guidelines, rules, and regulations applicable to Ascension Health Facilities or the performance of the Services, including those set forth in the applicable Supplement and Exhibit 8 and those communicated to Supplier or Supplier Personnel by the means generally used by the Eligible Recipient to disseminate such information to its employees or contractors (collectively, “Ascension Health Rules”). Supplier shall be responsible for the promulgation and distribution of Ascension Health Rules to Supplier Personnel. In addition, Supplier and Supplier Personnel shall be responsible for familiarizing themselves with the premises and operations at each Ascension Health Facility and the Ascension Health Rules applicable to such Ascension Health Facility. Additions or modifications to the Ascension Health Rules may be (i) disclosed to Supplier and Supplier Personnel in writing, (ii) conspicuously posted at an Ascension Health Facility, (iii) electronically posted, or (iv) communicated to Supplier or Supplier Personnel by means generally used by an Eligible Recipient to disseminate such information to its employees or contractors. Supplier and Supplier Personnel shall observe and comply with such additional or modified Ascension Health Rules. At an Eligible Recipient’s request, Supplier Personnel shall participate in Eligible Recipient provided training programs regarding Ascension Health Rules.

6.3	SUPPLIER’S RESPONSIBILITIES REGARDING ASCENSION’S NETWORK (INFORMATION TECHNOLOGY OBLIGATIONS).

(a)
To the extent any Equipment used by Supplier or Supplier Personnel is, with an Eligible Recipient’s approval, to be connected to any network operated by or on behalf of an Eligible Recipient (a “Ascension Health Network”), such Equipment (and all Software installed thereon) shall be (i) subject to review and approval in advance by Ascension Health and the applicable Eligible Recipient (Supplier shall cooperate with Ascension Health and the Eligible Recipient in the testing, evaluation and approval of such Equipment), (ii) in strict compliance with the then-current Ascension Health Rules and Ascension Health Standards, unless and to the extent deviations are approved in writing in advance by Ascension Health and the Eligible Recipient. Supplier shall not install or permit the installation of any other software on such Equipment without Ascension Health and the Eligible Recipient’s prior approval. Supplier will use each Ascension Health Network for the sole and limited purpose of and to the limited extent necessary for performing the Services. Supplier shall not access, or attempt to access, any part of any Ascension Health Network that Supplier is not authorized to access, including any part of the Ascension Health Network that is not reasonably necessary for and pertinent to the performing the Services.

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(b)
Except as otherwise agreed in a Supplement all Services involving the use of Ascension Owned Materials will be performed on or using an Ascension Health Network designated by Ascension Health and the Eligible Recipient.

(c)
Supplier shall access a Ascension Health Network using only Access Codes provided by an Eligible Recipient, and shall ensure that only the Supplier Personnel who are authorized by an Eligible Recipient to use an Access Code (by name, title, job function or otherwise) use such Access Code to access the Ascension Health Network. Supplier shall inform Ascension Health and the Eligible Recipient of the name(s) of each of the Supplier Personnel that Supplier desires Ascension Health and the Eligible Recipient to authorize to access any Ascension Health Network. Supplier shall notify Ascension Health and the Eligible Recipient promptly if any of the Supplier Personnel who has been granted an Access Code has been (i) terminated from employment or otherwise is no longer one of the Supplier Personnel, or (ii) reassigned and no longer requires access to the Ascension Health Network. Supplier shall ensure that no one other than those Supplier Personnel who receive Access Codes in accordance with this Agreement access the Ascension Health Network through any Access Codes, facilities or other means provided by Ascension Health or the Eligible Recipient to Supplier. Access Codes will be deemed Confidential Information of Ascension Health.

(d)
Supplier acknowledges and agrees that, to the extent permitted by applicable Law, Ascension Health and the Eligible Recipients have the right to monitor, review, record and investigate all uses of the Ascension Health Network and Ascension Health and Eligible Recipient resources by Supplier, including all email or other communications sent to, from, or through the Ascension Health Network, regardless of the content of such communications, and Supplier hereby consents to such reviewing, monitoring, recording and investigation. Supplier acknowledges and agrees that it does not have any expectation of privacy with respect to any personal information or communications made by or to it through the Ascension Health Network.

(e)
Remote access to any Eligible Recipient’s Systems for maintenance and support of products and for any other purpose allowed by this Agreement is subject to compliance with Ascension Health’s and/or the Eligible Recipient’s remote access and other security requirements.  Supplier’s access may require prior certification by Ascension Health and/or the Eligible Recipients that Supplier complies with Ascension Health’s and/or the Eligible Recipient’s security policies and standards. Ascension Health and the Eligible Recipient may modify such security requirements and Supplier must comply with the most recent version of Ascension Health’s and/or the Eligible Recipient’s security requirements. Supplier shall not be liable for any alleged breach of security requirements set forth in this Agreement to the extent the security requirements of Ascension Health and the Eligible Recipient conflict, provided that in the event of a conflict, the Supplier is in compliance with one or the other. Notwithstanding the foregoing, if Supplier becomes aware of a conflict between Ascension Health’s security requirements and an Eligible Recipient’s security requirements, Supplier shall notify Ascension Health of the conflict and comply with the security requirements as directed by Ascension Health. Supplier must ensure that each of its personnel having access to any part of a Eligible Recipient’s computer system: (i) is assigned a separate log-in ID by the Eligible Recipient and uses only that ID when logging on to the Eligible Recipient’s system; (ii) logs-off the Eligible Recipient’s system immediately upon completion of each session of service; (iii) does not allow other individuals to access the Eligible Recipient’s computer system; and (iv) keeps strictly confidential the log-in ID and all other information that enables access. Supplier must promptly notify each Eligible Recipient upon termination of employment or reassignment of any of its personnel with access to Eligible Recipient’s computer system. If Ascension Health or the Eligible Recipient revises the requirements for access to its computer system, then Ascension Health or such Eligible Recipient, as applicable must notify Supplier of the changed or additional requirements and Supplier must comply with them as a prerequisite to further access.  Any Eligible Recipient may require each individual who is to be allowed access to that Eligible Recipient’s computer system to acknowledge the individual’s responsibilities in connection with the access.

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(f)	Any products implemented by Supplier after the applicable Supplement Effective Date shall be subject to acceptance testing as follows (“Acceptance Testing”):

(i)
Unless otherwise specified in the Supplement, Supplier shall be responsible for installing the Software and conducting Software evaluation and Acceptance Testing in accordance with the dates and/or time limits in the Supplement.  Supplier shall provide all maintenance required for the Software to operate in accordance with the applicable Supplement and the Specifications.

(ii)
On the installation date for the products at the Eligible Recipient’s site(s) pursuant to each Supplement, Supplier shall certify in writing to the Eligible Recipient that the products are ready for Acceptance Testing.  With Supplier’s assistance, Eligible Recipient shall have the option, within [**] calendar days after receipt of such certification, to conduct Acceptance Testing, which may include full-stress testing to determine whether, in Eligible Recipient’s reasonable judgment exercised in good faith: (i) the product meets the functionality and performance characteristics described in the Supplement; and, (ii) the product is capable of running at full load, on a repetitive basis, using a variety of Eligible Recipient’s actual data, without failure (“Acceptance Tests”).

(iii)
If an Eligible Recipient elects to conduct Acceptance Testing and in such case the products successfully complete the Acceptance Tests, Eligible Recipient shall so notify Supplier in writing within [**] business days and the products shall be deemed to be accepted (“Acceptance”).  In such case, the acceptance date shall be the date that the products satisfactorily complete all of the tests specified above (“Acceptance Date”). If the applicable Eligible Recipient has not notified Supplier of the successful completion or the failure of any such Acceptance Test within [**] days after the certification by Supplier, such test shall be waived and the products shall be deemed to have been Accepted by such applicable Eligible Recipient.

(iv)
If the products fail to meet any or all of the specified Acceptance Tests, Eligible Recipient shall notify Supplier of such failure in writing and Supplier shall have [**] business days in which to correct, modify, or improve the products to cause them to meet each Acceptance Test.  Thereafter, Eligible Recipient shall have [**] additional business days in which to repeat all of the Acceptance Tests specified above.  This process shall be repeated as may be necessary until the products meet the Acceptance Tests; provided, however, that if the products do not achieve Acceptance hereunder within [**] calendar days after Supplier’s initial written certification to Eligible Recipient that the products are ready for Acceptance Testing, then Eligible Recipient shall have the right and option to: (i) request the removal of the products failing to meet the acceptance criteria; and/or (ii) extend the Acceptance Testing subject to Eligible Recipient’s right to request removal of such product.

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(v)	During all Acceptance Testing, Supplier shall provide support equal to that to be provided after Acceptance, at no additional cost to Eligible Recipient.

6.4	ASCENSION HEALTH ACCESS TO SUPPLIER FACILITIES.
In addition to the access rights described in Sections 4.5 and 9.10, Supplier shall provide to Ascension Health, [**], (i) reasonable access to and use of Supplier Facilities and (ii) reasonable access to reasonable work/conference space at Supplier Facilities, in each case for the exercise of Ascension Health’s rights under this Agreement.

6.5	SOFTWARE, EQUIPMENT AND THIRD PARTY CONTRACTS.

(a)
Financial Responsibility. To the extent Supplier is financially responsible under the applicable Supplement for any Third Party Contracts (and, in the case of Third Party Contracts to be assigned to Supplier, from the date when Supplier is to assume such Third Party Contracts), Supplier shall (i) pay all amounts becoming due under such Third Party Contracts, and all related expenses; (ii) refund to the Eligible Recipient any prepayment of such amounts in accordance with Section 11.5(a); (iii) pay all modification, termination, cancellation, late payment, renewal or other fees, penalties, charges, interest or other expenses, provided, however, that the applicable Eligible Recipient shall reimburse Supplier for any such amounts to the extent that such amounts result from such Eligible Recipient’s failure to make payments to Supplier as required by this Agreement; (iv) pay all costs associated with the transfer of such licenses, leases and contracts to Supplier, including all taxes associated with such transfer; and (v) be responsible for curing any defaults in Supplier’s performance under such licenses, leases and contracts.

(b)
Operational Responsibility. To the extent Supplier is operationally responsible under the applicable Supplement for certain Software, Equipment or Third Party Contracts, Supplier shall be responsible, to the extent relevant to the Services, for (i) the evaluation, procurement, testing, installation, use, support, management, administration, operation and maintenance of such Software, Equipment and Third Party Contracts and new, substitute or replacement items (including Upgrades, enhancements, and new versions or releases of Software); (ii) the performance, availability, reliability, compatibility and interoperability of such Software, Equipment and Third Party Contracts, each in accordance with this Agreement; (iii) the compliance with and performance of all operational, administrative and non-financial contractual obligations specified in such licenses, leases and contracts; (iv) the administration and exercise of all rights available under such Third Party Contracts; and (v) the payment of any fees, penalties, charges, interest or other expenses resulting from Supplier’s failure to comply with or perform its obligations under this Section 6.5(b).

(c)	Rights Upon Expiration/Termination.

(i)
Services Agreements. With respect to all Third Party Contracts that involve the provision of Services for which Supplier is responsible (whether operationally, financially or otherwise) under the applicable Supplement, Supplier shall use all commercially reasonable efforts to (i) ensure that the terms, conditions and prices applicable to Eligible Recipients and/or their designee(s) following expiration or termination are [**], and at least sufficient for the continuation of the activities comprising the Services, and (ii) ensure that neither the expiration/termination of the applicable Supplement nor the assignment of the contract will trigger less [**]. If Supplier is unable to obtain any such rights and assurances, Supplier shall notify Ascension Health and the Eligible Recipient in advance and Supplier shall not use such Third Party Contract without Ascension Health and the Eligible Recipient’s approval (and absent such approval, Supplier’s use of any such contract shall obligate Supplier to obtain or arrange, [**] to the Eligible Recipient, for such assignment or other right for Ascension Health, the other Eligible Recipients and their designee(s) upon expiration or termination).

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(ii)
Licenses and Lease Agreements. With respect to all Third Party Contracts that involve the provision of Software, excluding the RC Tools, for which Supplier is responsible (whether operationally, financially or otherwise) under the applicable Supplement, Supplier shall use all commercially reasonable efforts to (i) obtain for Eligible Recipients and/or their designee(s) the ownership, license, sublicense, assignment and other rights specified in Sections 14.2, 14.3, 14.4, 14.6 and 20.7, (ii) ensure that the granting of such license, sublicense, assignment and other rights is not subject to subsequent third party approval or the payment by Eligible Recipients and/or their designee(s) of license, assignment or transfer fees, (iii) ensure that the terms, conditions and prices applicable to Eligible Recipients and/or their designee(s) following expiration or termination are [**], and at least sufficient for the continuation of the activities comprising the Services, and (iv) ensure that neither the expiration/termination of the applicable Supplement nor the assignment of the license or contract [**]. If Supplier is unable to obtain any such rights and assurances, Supplier shall notify Ascension Health and the Eligible Recipient in advance and Supplier shall not use such Third Party Contract without Ascension Health and the Eligible Recipient’s approval (and absent such approval, Supplier’s use of any such license or contract shall obligate Supplier to obtain or arrange, [**] to the Eligible Recipient, for such license, sublicense, assignment or other right for Ascension Health, the other Eligible Recipients and their designee(s) upon expiration or termination).

(iii)
Post-Term Rights to use RC Tools. Ascension Health’s and the applicable Eligible Recipient’s post-term rights with respect to the RC Tools are set forth in the “RC Tools ASP Agreement”, a form of which is included as Annex 4. Supplier’s obligations with respect to the maintenance, support and hosting of the RC Tools as well as Ascension Health’s and the Eligible Recipient’s obligation to provide data and any other requirements with respect to Ascension Health’s and the Eligible Recipient’s use of the RC Tools are set forth in such RC Tools ASP Agreement. The Parties will execute the RC Tools ASP Agreement simultaneously with this MPSA. The RC Tools ASP Agreement will take effect upon the completion and execution of an “Enrollment Form” (a form of which is attached to the RC Tools ASP Agreement) by an Eligible Recipient after termination of an applicable Supplement.

(d)
Evaluation of Third Party Software, Equipment. In addition to its obligations under Sections 6.5(a) and (b)and in order to facilitate Ascension Health’s control of architecture, standards and plans pursuant to Section 9.5, Supplier shall use commercially reasonable efforts to evaluate any Third Party Software and Equipment selected by or for an Eligible Recipient to determine whether such Software and Equipment will adversely affect their environment or ability to interface with and use the Software, Equipment and Systems and/or Supplier’s ability to provide the Services. Supplier shall complete and report the results of such evaluation in writing to Ascension Health within [**] days of its receipt of Ascension Health’s request; provided that Supplier shall use best efforts to respond more quickly in the case of a pressing business need or an emergency situation.

(e)	Ascension Health Provided Equipment.

(i)
Eligible Recipients shall provide Supplier with the use of the Ascension Health owned and/or leased Equipment identified in the applicable Supplement as “Ascension Health Provided Equipment” (collectively, the “Ascension Health Provided Equipment”) for the periods specified therein solely for and in connection with the performance of the Services. Upon the expiration of the period specified for each item of Ascension Health Provided Equipment in the applicable Supplement (or when such Ascension Health Provided Equipment is no longer required by Supplier for the performance of the Services), Supplier shall promptly return such Ascension Health Provided Equipment to Ascension Health, the other Eligible Recipients and/or their designee(s) in condition at least as good as the condition thereof on the date initially provided to Supplier, ordinary wear and tear excepted. THE ASCENSION HEALTH PROVIDED EQUIPMENT IS PROVIDED BY ASCENSION HEALTH TO SUPPLIER ON AN AS-IS, WHERE-IS BASIS. ASCENSION HEALTH EXPRESSLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO THE ASCENSION HEALTH PROVIDED EQUIPMENT, OR ITS CONDITION OR SUITABILITY FOR USE BY SUPPLIER TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

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(ii)
Surplus Ascension Health Provided Equipment. Upon the Eligible Recipient’s request, Supplier shall, [**], dispose of any surplus Ascension Health Provided Equipment in accordance with applicable Laws, and Supplier shall pay the Eligible Recipient any money received from disposal of such Ascension Health Provided Equipment, after deducting the reasonable cost incurred by Supplier in disposing of such Ascension Health Provided Equipment. Supplier shall maintain reasonable documentation regarding the disposition of such surplus Ascension Health Provided Equipment, including the costs of and revenues from disposal, and shall make such documentation available to Ascension Health and the applicable Eligible Recipient upon request. Prior to disposing of any such surplus Ascension Health Provided Equipment, Supplier shall certify and warrant that such surplus Ascension Health Provided Equipment does not contain any Ascension Health Confidential Information or Ascension Health Data and that any Ascension Health Confidential Information and Ascension Health Data previously stored on or in such Ascension Health Provided Equipment has been irretrievably removed from such Ascension Health Provided Equipment in accordance with Ascension Health 's standards for retiring equipment.

6.6	ASSIGNMENT OF THIRD PARTY CONTRACTS.

(a)
Assignment and Assumption. Subject to Supplier obtaining any Required Consents, on and as of the Commencement Date (or, if later, the date on which Supplier assumes responsibility for the Services in question in accordance with the Transition Plan), the Eligible Recipient shall assign to Supplier, and Supplier shall assume and agree to perform all obligations related to, Third Party Contracts for which Supplier is financially responsible under this Agreement or the applicable Supplement, including those “assigned” to Supplier pursuant to the applicable Supplement; provided, however, that such assignment shall not include any assignment or transfer of any intellectual property rights in Materials developed under such Third Party Contracts prior to the date of such assignment and, as between the Parties, Ascension Health hereby expressly reserves and retains such intellectual property rights. The Parties shall execute and deliver a mutually satisfactory assignment and assumption agreement evidencing any such assignments. Supplier shall be financially responsible for Third Party Contracts, if the Third Party Contract is or was used by the Eligible Recipient to provide any of the Services. The Parties acknowledge that payor agreements of any kind will not be assigned to Supplier.

(b)
Items Not Assignable by Commencement Date. With respect to any Third Party Contracts that cannot, as of the Commencement Date (or, if later, the date on which Supplier assumes responsibility for the Services in question in accordance with the Transition Plan), be assigned to Supplier without breaching the terms of such Third Party Contracts or otherwise adversely affecting the rights or obligations of an Eligible Recipient thereunder, the performance obligations shall be deemed to be subcontracted or delegated to Supplier to the extent permitted under such Third Party Contract until any Required Consent, notice or other prerequisite to assignment can be obtained, given or satisfied by Supplier. It is understood that, from and after the Commencement Date (or, if later, the date on which Supplier assumes responsibility for the Services in question in accordance with the Transition Plan), Supplier, as a subcontractor or delegate under such Third Party Contract, shall be financially and operationally responsible for such Third Party Contract as the Eligible Recipient’s agent. Supplier shall use all commercially reasonable efforts to satisfy the consent, notice or other prerequisites to assignment and, upon Supplier doing so, the Third Party Contract shall immediately be assigned and transferred to and assumed by Supplier.

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(c)
Non-Assignable Items. If, after Supplier has used all commercially reasonable efforts and after the passage of a reasonable period of time, a Third Party Contract cannot be assigned without breaching its terms or otherwise adversely affecting the rights or obligations of an Eligible Recipient thereunder, the Parties shall take all actions and execute and deliver all documents as may be necessary to cause the Parties to realize the practical effects of the allocation of responsibilities intended to be effected by this Agreement.

(d)
Modification and Substitution. Supplier may terminate, shorten, modify or extend the Third Party Contracts for which Supplier is financially responsible and may substitute or change suppliers relating to goods or services covered thereby; provided that, except as otherwise disclosed by Supplier and agreed to by the Eligible Recipient, such change(s) (i) shall not constitute a breach of any obligation of the Eligible Recipients; (ii) shall not [**] to the Eligible Recipients; (iii) shall not [**] to the Eligible Recipients [**]; and (iv) shall not provide for less favorable terms, conditions or prices for any Eligible Recipients and/or their respective designee(s) following the expiration or termination of the Term or any applicable Service than would otherwise be applicable to Supplier (except for terms, conditions or prices available to Supplier because of its volume purchases), unless such Third Party Contract is not assignable to the Eligible Recipient after expiration or termination of the Term of any applicable service and the Eligible Recipient agrees that such Third Party Contract is not assignable. Supplier’s rights under the immediately preceding sentence are conditioned upon Supplier paying all applicable termination or cancellation charges, Losses and other amounts due to the applicable third party associated with such action and indemnifying the Eligible Recipients against any such charges, Losses or other amounts associated therewith. Notwithstanding anything to the contrary herein, Supplier shall not terminate, shorten or modify without the Eligible Recipient’s prior written consent any license for Third Party Software either created exclusively for an Eligible Recipient or otherwise not commercially available. Supplier shall reimburse the Eligible Recipients for any termination charges, cancellation charges or other amounts paid by them at Supplier’s direction in connection with any Third Party Contracts. Notwithstanding the foregoing, with respect to all Third Party Contracts used by Supplier to provide Services that were entered into in connection with the Legacy Agreement, any noncompliance with Section 6.5, shall be deemed to have been approved by Ascension Health and the applicable Eligible Recipients provided that if Supplier renegotiates, extends, modifies or amends any such agreement, Supplier shall be required to conform such Third Party Contract to the requirements of this Agreement, unless otherwise approved by Ascension Health or the applicable Eligible Recipient.

6.7	NOTICE OF DEFAULTS.
Each Party shall promptly, and in any case (i) within [**] business days after receipt of actual knowledge, inform the other Party in writing of any fraud in connection with, any Third Party Contract used in connection with the Services of which it becomes aware, and (ii) within [**] business days after receipt of actual knowledge, inform the other Party in writing of any breach or misuse in connection with, any Third Party Contract used in connection with the Services. Each Party shall cooperate with the other Party to prevent or stay any such breach, misuse or fraud.
7.SERVICE LEVELS.

7.1	SERVICE LEVELS AND OTHER PERFORMANCE STANDARDS.
Beginning on the Commencement Date (or, if later, the date specified in the applicable Supplement), Supplier shall perform the Services so as to meet or exceed the performance standards designated as “Service Levels” in Exhibit 3 and the applicable Supplement (the “Service Levels”).

7.2	MULTIPLE SERVICE LEVELS.
If more than one Service Level applies to any particular obligation of Supplier, Supplier shall perform in accordance with the most stringent of such Service Levels.

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7.3	SERVICE LEVEL FAILURES.
Service Level Failures (as defined in Exhibit 3) shall be addressed by the Parties as set forth in Exhibit 3.

7.4	SATISFACTION SURVEYS.
In addition to the other requirements of this Article 7, Supplier shall meet or exceed the customer satisfaction survey requirements set forth in the applicable Supplement.

8.	SUPPLIER PERSONNEL.

8.1	TRANSITIONED EMPLOYEES.
Terms applicable to Transitioned Employees are set forth in Exhibit 13.

8.2	KEY SUPPLIER PERSONNEL.

(a)	Approval of Key Supplier Personnel.

(i)
“Key Supplier Personnel” shall mean the “Site Lead”, the Supplier Executive Sponsor and any other individual designated as “Key Supplier Personnel” in a Supplement. Supplier shall fill the positions specified as Key Supplier Personnel in accordance with this Section 8.2. Supplier shall identify and obtain Ascension Health and Eligible Recipient’s approval of the initial Key Supplier Personnel prior to the completion of any Transition Services, or if no Transition Services are to be performed under a particular Supplement, then prior to the Commencement Date.

(ii)
Before assigning an individual to act as a Key Supplier Personnel, whether as an initial or subsequent assignment, Supplier shall notify Ascension Health and Eligible Recipient of the proposed assignment, introduce the individual to appropriate Ascension Health and Eligible Recipient representatives, permit Ascension Health and Eligible Recipient representatives to interview the individual, and provide Ascension Health and Eligible Recipient with a resume and any other information about the individual reasonably requested by Ascension Health or Eligible Recipient. If Ascension Health or Eligible Recipient in good faith objects to the proposed assignment, the Parties shall attempt to resolve Ascension Health’s or Eligible Recipient’s concerns on a mutually agreeable basis. If the Parties are not able to resolve such concerns within [**] business days, or as otherwise agreed, Supplier shall propose another individual of suitable ability and qualifications.

(iii)	Ascension Health may from time to time change the positions designated as Key Supplier Personnel under this Agreement with Supplier’s approval, which shall not be unreasonably withheld.

(b)
Continuity of Key Supplier Personnel. Supplier shall cause each of the Key Supplier Personnel to devote [**] to the provision of Services, at a minimum, unless a different minimum period is specified in the applicable Supplement. Supplier shall not transfer, reassign or remove any of the Key Supplier Personnel (except as a result of voluntary resignation, involuntary termination for cause, illness, disability or death) or announce its intention to do so during the specified period without Ascension Health’s prior approval, which Ascension Health may withhold in its reasonable discretion based on its own self interest. In the event of the voluntary resignation, involuntary termination for cause, illness, disability or death of any of its Key Supplier Personnel during or after the specified period, Supplier shall (i) give Ascension Health as much notice as reasonably possible of such development, and (ii) expeditiously identify and obtain Ascension Health’s approval of a suitable replacement (which approval shall not be unreasonably withheld, conditioned or delayed). In addition, unless and to the extent a Key Supplier Personnel position ceases to be so designated after a specified period, even after the minimum period specified above, Supplier shall not transfer, reassign or remove any of the Key Supplier Personnel unless and until Supplier has (1) given Ascension Health reasonable prior notice, (2) identified and obtained Ascension Health’s approval of a suitable replacement in accordance with this Section 8.2 at least [**] days prior to the effective date of such transfer, reassignment or removal, (3) demonstrated to Ascension Health’s reasonable satisfaction that such transfer, reassignment or removal will not have an adverse impact on Supplier’s performance of its obligations under this Agreement, and (4) completed any and all necessary knowledge transfer between the departing Key Supplier Personnel and his or her Ascension Health-approved replacement.

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(c)
Retention and Succession. Supplier shall implement and maintain a retention strategy designed to retain Key Supplier Personnel on the Ascension Health account for the prescribed period. Supplier shall also maintain active succession plans for each of the Key Supplier Personnel positions and shall provide such succession plans to Ascension Health for its review upon Ascension Health’s request.

8.3	SUPPLIER EXECUTIVE SPONSOR.
Supplier shall designate a “Supplier Executive Sponsor”. The Supplier Executive Sponsor shall (i) be one of the Key Supplier Personnel; (ii) be a full time employee of Supplier; (iii) make his or her primary responsibility the management of the Services; (iv) remain in this position for a minimum period of [**] from the initial assignment (except as a result of voluntary resignation, involuntary termination for cause, illness, disability, or death); (v) serve as the single point of accountability for the Services, (vi) be the single point of contact to whom all Ascension Health communications concerning this Agreement may be addressed; (vii) have authority to act on behalf of Supplier in all day-to-day matters pertaining to this Agreement; (viii) have day-to-day responsibility for service delivery, billing and relationship management; and (ix) have day-to-day responsibility for Ascension Health satisfaction and Service Levels attainment.

8.4	SUPPLIER PERSONNEL ARE NOT ASCENSION HEALTH EMPLOYEES.
Nothing in this Agreement shall operate or be construed as making Ascension Health (or the other Eligible Recipients) and Supplier partners, joint venturers, principals, joint employers, agents or employees of or with the other. No officer, director, employee, agent, Affiliate, contractor or subcontractor retained by Supplier to perform work on Ascension Health’s behalf hereunder shall be deemed to be an officer, director, employee, agent, Affiliate, contractor or subcontractor of the Eligible Recipients for any purpose. Neither Ascension Health nor the other Eligible Recipients has the right, power, authority or duty to supervise or direct the activities of the Supplier Personnel or to compensate such Supplier Personnel for any work performed by them pursuant to this Agreement. Supplier, and not the Eligible Recipients, shall be responsible and liable for the acts and omissions of Supplier Personnel, including acts and omissions constituting negligence, willful misconduct and/or fraud. Supplier shall be solely responsible for the payment of compensation (including provision for employment taxes, federal, state and local income taxes, workers compensation and any similar taxes) associated with the employment of, or contracting with, Supplier Personnel. Supplier shall also be solely responsible for obtaining and maintaining all requisite work permits, visas and any other documentation for Supplier Personnel.

8.5	REPLACEMENT, QUALIFICATIONS, AND RETENTION OF SUPPLIER PERSONNEL.

(a)
Sufficiency and Suitability of Personnel. Supplier shall assign (or cause to be assigned) sufficient Supplier Personnel to provide the Services in accordance with this Agreement and all such Supplier Personnel shall possess suitable competence, ability, qualifications, education and training for the Services they are to perform and are performing.

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(b)
Requested Replacement. If Ascension Health determines in good faith and not for an unlawful purpose that the continued assignment to Ascension Health of any individual Supplier Personnel (including Key Supplier Personnel) is not in the best interests of the Eligible Recipients, then Ascension Health shall give Supplier notice to that effect requesting that such Supplier Personnel be replaced. Supplier shall, as soon as possible, permanently remove and replace such Supplier Personnel with an individual of suitable ability and qualifications. In such event, Ascension Health shall not be obligated to pay any Charges or other fees relating to the replacement of such Supplier Personnel, including any training or other knowledge transfer activities or overlaps in periods of employment. Nothing in this provision shall operate or be construed to limit Supplier’s responsibility for the acts or omissions of the Supplier Personnel, or be construed as joint employment.

(c)
Turnover Rate and Data. Supplier shall annually measure and report in writing to Ascension Health the turnover rate of Supplier Personnel. Supplier and Ascension Health shall agree on benchmark turnover rates for Supplier Personnel. If such benchmark turnover rates are exceeded, Supplier shall within the [**] business days following delivery of the annual report (i) meet with Ascension Health to discuss the reasons for the turnover rate, (ii) submit a proposal for reducing the turnover rate for Ascension Health’s review and approval, and (iii) agree to a program for reducing the turnover rate, [**] Ascension Health. Notwithstanding any transfer or turnover of Supplier Personnel, Supplier shall remain obligated to perform the Services without degradation and in accordance with the Service Levels and shall be responsible for all costs related to the transition of personnel and all required training.

(d)
Restrictions on Performing Services to Competitors. Neither Supplier nor any Subcontractor shall, without the written consent of the applicable Eligible Recipient, cause or permit any Supplier Personnel to perform services directly or indirectly for a Direct Ascension Health Competitor, which are set forth in the Supplement(s), either while engaged in the provision of Services or during the twelve (12) months immediately following the termination of his or her involvement in the provision of such Services. In the event that Supplier elects to consider delivery of Services to a client in close proximity to an Eligible Recipient, which client is identified by such Eligible Recipient as a competitor in the applicable Supplement, Supplier agrees to consult with such Eligible Recipient, in good faith, before engaging in material discussions with such competitor, and shall notify such Eligible Recipient if Supplier does in fact commence delivering services to such competitor.

(e)
Security Clearances/Background Check/Drug Screening. Supplier shall verify (i) that Supplier Personnel are authorized to work in the country in which they are assigned to perform Services and (ii) that Supplier Personnel have not been convicted of, or accepted responsibility for, a felony or a misdemeanor involving a dishonest or violent act, do not use illegal drugs, and are not otherwise disqualified from performing the assigned work under applicable Laws. Supplier may request on a case by case basis that a given Supplier Personnel who does not meet the requirements of clause (ii) above, nevertheless be allowed to provide Services to the applicable Eligible Recipient. Such decision shall be determined by the Chief Financial Officer of the applicable Eligible Recipient, or his/her designee, in his/her sole discretion. To the extent permitted under applicable Laws, Supplier shall perform or have performed a reasonable background check, which shall include at a minimum a criminal history background check and a credit check on all Supplier Personnel assigned to work on Ascension Health’s account, provided that, if a satisfactory background check, including a criminal history background check, credit check and a drug screening test, was completed in connection with the hiring of such Supplier Personnel, it need not be repeated unless otherwise required by applicable Laws or applicable specifications. In addition, Supplier shall screen all Supplier Personnel assigned to work on Ascension Health’s account against the most recent version of the “Specially Designated Nationals List” published by the Office of Foreign Assets Controls of the U.S. Department of the Treasury. Supplier Personnel may also be required to execute confidentiality agreements with Ascension Health, at Ascension Health’s request. The refusal of any Supplier Personnel to enter into such agreements shall be deemed sufficient reason for Ascension Health to request the replacement of such Supplier Personnel pursuant to Section 8.5(b). In addition to the foregoing, Supplier shall perform a drug screening test for Supplier Personnel if the Eligible Recipient’s drug screening policy requires drug screening tests for such applicable Supplier Personnel.

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8.6	RESTRICTIONS ON CHANGES IN SUPPLIER STAFFING/FACILITIES.
Supplier shall not move Services in a Functional Service Area or sub-Functional Service Area provided from an approved Supplier Facility and country to a Supplier Facility and country from which such Services had not previously been provided by Supplier pursuant to the Legacy Agreement without Ascension Health’s prior approval, in its sole discretion.

8.7	CONDUCT OF SUPPLIER PERSONNEL.

(a)
Conduct and Compliance. While at Ascension Health sites and Facilities, Supplier Personnel shall (i) comply with the Ascension Health Rules and other rules and regulations regarding personal and professional conduct, (ii) comply with reasonable requests of Eligible Recipient personnel pertaining to personal and professional conduct, (iii) attend workplace training offered by Ascension Health or the applicable Eligible Recipient at Ascension Health’s or such Eligible Recipient’s request, and (iv) otherwise conduct themselves in a businesslike manner.

(b)
Identification of Supplier Personnel. Except as expressly authorized by Ascension Health, Supplier Personnel shall clearly identify themselves as Supplier Personnel and not as employees or representatives of any Eligible Recipient. This shall include any and all communications, whether oral, written or electronic, unless and to the extent authorized by Ascension Health in connection with the performance of specific Services. Except as expressly authorized by Ascension Health, each Supplier Personnel shall wear a badge indicating that he or she is employed by Supplier or its Subcontractors when at any Ascension Health site or Ascension Health Facility.

8.8	SUBSTANCE ABUSE.

(a)
Employee Removal. To the extent permitted by applicable Laws, Supplier shall immediately remove (or cause to be removed) any Supplier Personnel who is known to be or reasonably suspected of engaging in substance abuse while at an Ascension Health site or an Ascension Health Facility, in an Ascension Health vehicle or while performing the Services. In the case of reasonable suspicion, such removal shall be pending completion of the applicable investigation. Substance abuse includes the sale, attempted sale, possession or use of illegal drugs, drug paraphernalia, or alcohol, or the misuse of prescription or non-prescription drugs.

(b)
Substance Abuse Policy. Supplier represents and warrants that it has and will maintain substance abuse policies, in each case in conformance with applicable Laws, and Supplier Personnel will be subject to such policies. Supplier represents and warrants that it shall require its Subcontractors and Affiliates providing Services to have and maintain such policies in conformance with applicable Laws and to adhere to this provision.

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8.9
Contract Employees. Supplier will comply with all Eligible Recipient payroll and compensation policies that apply to the Contract Employees, including providing notice to the applicable Eligible Recipient about any incentive programs that it implements regarding additional compensation or benefits to the Contract Employees (e.g., gift cards and awards). In addition, Supplier shall perform certain Services using Contract Employees in accordance with Exhibit 5.

9.SUPPLIER RESPONSIBILITIES.

9.1	POLICY AND PROCEDURES MANUAL.

(a)
Delivery and Contents. As part of the Services, [**], Supplier shall deliver to Ascension Health for its review, comment and approval (i) a reasonably complete draft of the Policy and Procedures Manual within [**] days after the Effective Date, and (ii) a final draft of the Policy and Procedures Manual within [**] days after the Effective Date. Ascension Health shall have at least [**] days to review the draft Policy and Procedures Manual and provide Supplier with reasonable comments and revisions. Supplier shall then incorporate any reasonable comments or changes of Ascension Health into the Policy and Procedures Manual and shall deliver a final revised version to Ascension Health within [**] days of its receipt of such comments and changes for Ascension Health’s final approval.

At a minimum, the Policy and Procedures Manual shall include:

(i)	a detailed description of the Services and the manner in which each will be performed by Supplier to the extent not already described in an applicable Supplement;

(ii)
the procedures for Ascension Health /Supplier interaction and communication, including: (A) call lists; (B) procedures for and limits on direct communication by Supplier with Ascension Health personnel; (C) problem management and escalation procedures; (D) priority and project procedures; (E) Acceptance Testing and procedures; (F) the data security plan for the Services provided to Ascension Health and the applicable Eligible Recipients; (G) a schedule, format and list of required attendees for performance reporting, account relationship management, issues management, risk management, request management and financial management; and (H) disaster recovery/business continuity plans; and

(iii)	practices and procedures addressing any other issues and matters as Ascension Health shall reasonably require under this Agreement.
Supplier shall incorporate Ascension Health’s then current policies and procedures in the Policy and Procedures Manual to the extent that Supplier is directed to do so by Ascension Health.

(b)	Reserved.

(c)
Compliance. Supplier shall perform the Services in accordance with applicable Laws and Ascension Health’s then current policies and procedures until the Policy and Procedures Manual is finalized and agreed upon by the Parties. Thereafter, Supplier shall perform the Services in accordance with the Policy and Procedures Manual, all applicable Laws and all other terms and conditions of this Agreement. In the event of a conflict between this Agreement and the Policy and Procedures Manual, this Agreement shall control.

(d)
Maintenance, Modification and Updating. Supplier shall promptly modify and update the Policy and Procedures Manual to reflect changes in the operations or procedures described therein, to reflect new Supplements or other changes in the work to be performed, and to comply with Ascension Health Standards, Ascension Health Rules, the Technology and Business Process Plan and Strategic Plans as described in Sections 9.5 and 9.12. Supplier shall provide the proposed changes in the manual to Ascension Health for review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Supplier shall maintain the Policy and Procedures Manual so as to be accessible electronically to Ascension Health management via a secure web site in a manner consistent with Ascension Health’s security policies.

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(e)
[**] Review. The Parties shall meet to perform a formal [**] review of the Policy and Procedures Manual on a mutually agreed upon date but not later than [**] days from each [**] of the Effective Date.

9.2	REPORTS.

(a)
Reports. Supplier shall provide Ascension Health and Eligible Recipient with [**] reports and data sets sufficient to permit Ascension Health and Eligible Recipient to monitor and manage Supplier’s performance along with any other reports to be provided under this Agreement, including the reports and data sets identified in Exhibit 14 (“Reports”). In addition, from time to time, Ascension Health and Eligible Recipient may identify additional Reports to be generated by Supplier and delivered to Ascension Health and Eligible Recipient on an ad hoc or periodic basis. All Reports shall be provided as part of the Services and [**] to Eligible Recipients. The Reports shall be provided in a network accessible format with ability for data to be downloaded to Ascension Health’s then current standard spreadsheet application.

(b)
Back-Up Documentation. As part of the Services, Supplier shall provide Ascension Health and Eligible Recipient with all documentation and other information available to Supplier as may be reasonably requested from time to time in order to verify the accuracy of the Reports provided by Supplier.

9.3	GOVERNANCE MODEL; MEETINGS.

(a)	Governance. The Parties shall, in connection with this Agreement, employ the governance model set forth in the applicable Supplement and Exhibit 6.

(b)
Meetings. During the term of this Agreement, representatives of the Parties shall meet periodically or as reasonably requested by Ascension Health or an Eligible Recipient to discuss matters arising under this Agreement, including any such meetings provided for in the applicable Supplement, the Transition Plan, the Policy and Procedures Manual or Exhibit 6. Each Party shall bear its own costs in connection with the attendance and participation of such Party’s representatives in such meetings. In addition, Supplier’s Regional/Senior Vice President with responsibility for the Ascension Health account and relevant Supplier management and/or account-support personnel, collectively, shall meet with Ascension Health’s designated representative(s) no less frequently than quarterly, at mutually agreeable times.

9.4	QUALITY ASSURANCE AND INTERNAL CONTROLS.

(a)
Supplier shall develop, implement, and document Quality Assurance and internal control (e.g., financial and accounting controls with respect to Charges, organizational controls, system modification controls, processing controls, system design controls, and access controls) processes and procedures, including implementing tools and methodologies, to ensure that the Services are performed in an accurate and timely manner, in accordance with (i) the Service Levels and other requirements in this Agreement; (ii) subject to Section 15.7, Laws applicable to Ascension Health, the other Eligible Recipients and/or the Services; and (iii) the Ascension Health Standards, including the Ascension Health standards and policies applicable to the Eligible Recipients.

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(b)	Without limiting the foregoing, the processes, procedures and controls developed and implemented by Supplier shall require Supplier to:

(i)
Maintain a strong control environment in day-to-day operations, to assure that the following fundamental control objectives are met: (1) financial and operational information is valid, complete and accurate; (2) operations are performed efficiently and achieve effective results, consistent with the requirements of this Agreement; (3) assets are safeguarded; and (4) actions and decisions of the organization are in compliance with applicable Laws;

(ii)
Build the following basic control activities into its work processes: (1) accountability clearly defined and understood; (2) access properly controlled; (3) adequate supervision; (4) transactions properly authorized; (5) transactions properly recorded; (6) transactions recorded in proper accounting period; (7) policies, procedures, and responsibilities documented; (8) adequate training and education; (9) adequate separation of duties; and (10) recorded assets compared with existing assets;

(iii)
Conduct periodic control self-assessments with respect to all Services (such self-assessments to be performed at least [**] unless and until Ascension Health approves less frequent self-assessments), provide summaries of such self-assessments to Ascension Health and promptly remediate any non-compliant items (and promptly report to Ascension Health any items having the potential to impact an Eligible Recipient or Ascension Health Confidential Information);

(iv)	Maintain an internal audit function sufficient to monitor the processes and Systems used to provide the Services and provide summaries of such internal audits to Ascension Health on an annual basis;

(v)
Promptly conduct investigations of suspected fraudulent activities within Supplier’s organization that impact or could impact an Eligible Recipient or Ascension Health Confidential Information. Supplier shall promptly notify Ascension Health of any such suspected fraudulent activity and the results of any such investigation as they relate to any Eligible Recipient or Ascension Health Confidential Information;

(vi)
Comply with all applicable requirements and guidelines established by Ascension Health in order to assist Ascension Health to meet the requirements of (1) the Ascension Health Standards; (2) the Health Insurance Portability and Accountability Act and Health Information Technology for Economic and Clinical Health Act, as amended, and implementing regulations; (3) the Gramm-Leach-Bliley Act, as amended, and implementing regulations; and (4) other applicable Laws;

(vii)	Comply with the Ascension Health Standards of Conduct;

(viii)	Comply with all internal or external audit activities, address all findings and implement all action plans involving the Services in accordance with Section 9.10 within a reasonable timeframe; and

(ix)	To the extent that any information called for in this Section 9.4(b) is subject to attorney-client or work-product privilege, such information shall be noted as withheld as privileged information.

9.5	ASCENSION HEALTH STANDARDS.

(a)
General. Supplier will provide the Services in a way that complies with Ascension Health’s standards, policies and plans (“Ascension Health Standards”) and assist Ascension Health in achieving its business objectives.

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Ascension Health Standards include policies, standards and plans set forth in Exhibit 8 (Ascension Health Rules and Policies), and any other Ascension Health policies, standards and plans Supplier is provided copies of by Ascension Health or an Eligible Recipient. Ascension Health will have final authority to promulgate Ascension Health Standards and, subject to Section 4.3 (New Services) and Exhibit 4, to modify such Ascension Health Standards from time to time or grant waivers from such Ascension Health Standards. Supplier will (i) comply with and enforce the Ascension Health Standards, (ii) modify the Services to conform to the Ascension Health Standards, and (iii) obtain Ascension Health’s prior approval for any deviations from the Ascension Health Standards. In addition to the foregoing, Supplier shall comply with the terms set forth in the Health Care Regulatory Requirements & Ascension Health Requirements set forth in Exhibit 11, which terms shall also be deemed to be Ascension Health Standards.

(b)
Supplier Support. At Ascension Health’s request, Supplier shall assist Ascension Health on an ongoing basis in developing Ascension Health Standards, annual Strategic Plans and short-term implementation plans with respect to revenue cycle strategies. The assistance to be provided by Supplier shall include: (i) active participation with Ascension Health representatives on permanent and ad-hoc committees and working groups addressing such issues; (ii) assessments of the then-current Ascension Health Standards; (iii) analyses of the appropriate direction for such Ascension Health Standards in light of business priorities, business strategies, competitive market forces, and changes in technology; (iv) the provision of information to Ascension Health regarding Supplier’s technology, business processes and telecommunications strategies for its own business; and (v) recommendations regarding standards, processes, procedures, methodologies and controls and associated architectures, standards, products and systems. With respect to each recommendation, Supplier shall provide the following at a level of detail sufficient to permit Ascension Health to make an informed business decision: (A) the projected cost to the Eligible Recipients and cost/benefit analyses; (B) the changes, if any, in the personnel and other resources Supplier and/or the Eligible Recipients will require to operate and support the changed environment; (C) the resulting impact on the total costs of the Eligible Recipients; (D) the expected performance, quality, responsiveness, efficiency, reliability, security risks and other service levels; and (E) general plans and projected time schedules for development and implementation. Supplier shall provide such assistance [**] to Ascension Health or another Eligible Recipient.

(c)
Technology and Business Process Plan. Supplier shall develop and implement a technology and business process plan on [**] basis, or other more frequent basis, as requested by Ascension Health, and shall modify and update such plan on a periodic basis as appropriate (“Technology and Business Process Plan”). The Technology and Business Process Plan shall include, among other things, plans for: (i) implementing the then-current Ascension Health Standards and Strategic Plan; (ii) refreshing Equipment and Software in accordance with the refresh cycles and responsibilities described in the applicable Supplement; and (iii) adopting new technologies and business processes as part of the Technology and Business Process Evolution (as further described in this Section). The development of the Technology and Business Process Plan will be an iterative process that Supplier shall carry out in consultation with Ascension Health. The timetable for finalization of the Technology and Business Process Plan shall be set each [**] having regard to the timetable for the Strategic Plan. Following written approval by Ascension Health, Supplier shall comply with the Technology and Business Process Plan unless and to the extent Ascension Health agrees in writing to depart from such Technology and Business Process Plan.

9.6	CHANGE CONTROL.

(a)
Compliance with Change Control Procedures. In making any change in the standards, processes, procedures, methodologies or controls or associated technologies, architectures, standards, products, Software, Equipment, Systems or Materials provided, operated, managed, supported or used in connection with the Services, Supplier shall comply with the change control procedures and change control standards specified in the Policy and Procedures Manual (the “Change Control Procedures”).

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(b)
Financial Responsibility for Changes. Unless otherwise set forth in this Agreement or approved in accordance with Section 4.3, Supplier shall bear [**] associated with any change desired by Supplier applicable to the Services, including [**] associated with (i) the design, installation, implementation, testing and rollout of such change, (ii) any modification or enhancement to, or substitution for, any impacted business process or associated Software, Equipment, System, Services or Materials, (iii) any increase in the cost to the Eligible Recipients of operating, maintaining or supporting any impacted business process or associated Software, Equipment, System, Services or Materials, and (iv) any increase in Resource Unit usage resulting from such change.

(c)
Ascension Health Approval – Cost, Adverse Impact. Supplier shall make no change which (i) [**]; (ii) requires material changes to, or have an adverse impact on, any Eligible Recipient’s businesses, operations, environments, facilities, business processes, systems, software, utilities, tools or equipment (including those provided, managed, operated, supported and/or used on their behalf by Third Party Contractors); (iii) requires any Eligible Recipients or Supplier to install a new version, release, upgrade of, or replacement for, any Software or Equipment or to modify any Software or Equipment; (iv) has a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services; (v) requires changes to or has an adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, cost or resource efficiency of Ascension Health’s Retained Systems and Business Processes or (vi) violates or is inconsistent with Ascension Health Standards or Strategic Plans as specified in Section 9.5, without first obtaining Ascension Health’s approval, which approval Ascension Health may withhold in its sole discretion.

(d)
Temporary Emergency Changes. Notwithstanding the foregoing, Supplier may make temporary changes required by an emergency if it has been unable to contact the Ascension Health Relationship Manager or his or her designee to obtain approval (if required) after making reasonable efforts. Supplier shall document and report such emergency changes to Ascension Health not later than the next business day after the change is made. Such changes shall not be implemented on a permanent basis unless and until approved by Ascension Health.

(e)
Implementation of Changes. Supplier shall schedule and implement all changes so as not to (i) disrupt or adversely impact the business, Systems or operations of the Eligible Recipients, (ii) degrade the Services then being received by them, or (iii) interfere with their ability to obtain the full benefit of the Services.

(f)	Intentionally Omitted.

9.7	SUPPLIER SITE LEAD.
Supplier shall establish at each of the facilities, a Supplier Site Lead that shall be a Key Supplier Personnel. The responsibilities of the Supplier Site Lead shall include the following

a.	Serve as a member of the applicable Eligible Recipient's Corporate Responsibility Committee;

b.	If the applicable Eligible Recipient has a revenue cycle subcommittee or similar committee responsible for monitoring revenue cycle activities, serve as a member of such subcommittee;

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c.	Report potential compliance issues to the applicable Eligible Recipient's Corporate Responsibility Officer and the Ascension Health Vice President of Compliance;

d.	Meet quarterly with the applicable Eligible Recipient's Corporate Responsibility Officer (“CRO”);

e.	Ensure that applicable revenue cycle processes are compliant with applicable Laws and regulations;

f.	Work collaboratively with the applicable Eligible Recipient's CRO in conducting compliance investigations and resolving compliance issues;

g.	Ensure that refunds and repayments to third party payors are made on a timely basis;

h.	Work collaboratively with the applicable Eligible Recipient's CRO to ensure that corrective actions from billing and coding audits are completed on a timely basis;

i.	Serve as a liaison between the applicable Eligible Recipient's CROs/ Health Information Management leaders and Shared Service Center entities in resolving issues;

j.	Participate in orientation sessions and implement transition plans for new Site Leads as appropriate; and

k.	Be the single point of contact for the prompt resolution of all Service Level Defaults.

9.8	COST EFFECTIVENESS AND COST [**].

(a)	Intentionally Omitted.

(b)
Ascension Health Requests for Cost [**] Proposals. Ascension Health may request from time to time that the Parties work together to identify ways to achieve [**] in the [**]. If requested by Ascension Health, Supplier shall promptly prepare a proposal at a level of detail sufficient to permit Ascension Health to make an informed business decision identifying all viable means of achieving the desired [**] without adversely impacting business objectives or requirements identified by Ascension Health. Ascension Health shall not be obligated to accept any proposal and Supplier shall not be obligated to implement any change to the extent Ascension Health does not accept the applicable proposal.

9.9	MALICIOUS CODE; ILLICIT CODE.

(a)
Malicious Code. Each Party shall cooperate with the other Party and shall take commercially reasonable actions and in the case of Supplier, precautions consistent with Ascension Health’s policies with respect to Malicious Code and to prevent the introduction and proliferation of Malicious Code into Ascension Health’s or another Eligible Recipient’s environment or any System used by Supplier to provide the Services. Without limiting Supplier’s other obligations under this Agreement, if Malicious Code is found in Equipment, Software or Systems provided, managed or supported by Supplier or is otherwise introduced into Ascension Health’s environment by Supplier, Supplier shall, at no additional charge to Ascension Health or another Eligible Recipient, eliminate and reduce the effects of such Malicious Code, including preventing the reoccurrence of such Malicious Code to the extent commercially feasible, and, if the Malicious Code causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data with generally accepted data restoration techniques.

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(b)
Illicit Code.  Supplier agrees that: (i) unless authorized in writing by an Eligible Recipient; or (ii) necessary to perform valid duties under this Agreement, any products provided to Eligible Recipient by Supplier for use by Supplier or Eligible Recipient shall: (a) contain no hidden files; (b) not replicate, transmit or activate itself without control of a person operating computing equipment on which it resides; (c) not alter, damage, or erase any data or computer programs without control of a person operating the computing equipment on which it resides; or (d) contain no key, node lock, time out or other function, whether implemented by electronic, mechanical or other means, which restricts or may restrict use or access to any programs or data developed under this Agreement, based on residency on a specific hardware configuration, frequency or duration of use, or other limiting criteria (“Illicit Code”).  If any products contain Illicit Code, Supplier shall, via a document specific to this provision, notify Eligible Recipient in writing and receive a signed acknowledgement of receipt from Eligible Recipient.  Such notification shall specifically inform Eligible Recipient of the full extent and nature of the Illicit Code and provide Eligible Recipient with instructions for overriding such Illicit Code in emergencies.

9.10	AUDIT RIGHTS.

(a)
Eligible Recipient Records Retention. Supplier shall, and shall cause its Subcontractors to, maintain complete and accurate records of and supporting documentation for all Charges, all Ascension Health Data, Materials, Applications, Software, Developed Materials and Development Tools, and all transactions, authorizations, changes, implementations, soft document accesses, reports, filings, returns, analyses, procedures, controls, records, data or information created, generated, collected, compiled, processed or stored by Supplier in the performance of its obligations under this Agreement, including all invoices and supporting documentation (the “Contract Records”). Supplier shall maintain such Contract Records in accordance with applicable Laws and retain Contract Records in accordance with each Eligible Recipient’s record retention policy (as such policy may be modified from time to time and provided to Supplier in writing) during the Term and any Disengagement Services period and thereafter for the longer of (1) the period required by applicable Laws or (2) the period ending at the end of the [**] full calendar year after the calendar year in which Supplier ceased performing the Services (the “Audit Period”), provided that, at the end of the Audit Period, Supplier shall return any remaining Contract Records.

(b)
Operational Audits. The Parties will agree on a mutually acceptable audit plan for each Supplier Facility that provides Services to multiple Eligible Recipients with respect to audits performed by such Eligible Recipients (e.g., coordinate audits by multiple Eligible Recipients). During the Audit Period, Supplier shall, and shall cause its Subcontractors to, provide to Ascension Health (and internal and external auditors, inspectors, regulators and other representatives that Ascension Health may designate from time to time, including third parties to the extent any Eligible Recipient is legally or contractually obligated to submit to audits by such entities that relate to the Services (collectively, “Permitted Auditors”)) access at reasonable hours to Supplier Personnel, to Systems used by Supplier, to the facilities at or from which Services are then being provided and to Supplier records and other pertinent information, all to the extent relevant to the Services, usage of Third Party Software and Ascension Health Data and Supplier’s obligations under this Agreement, including Supplier’s obligations with respect to an applicable disaster recovery/business continuity plan. If an audit is performed to determine whether deficiencies identified in a prior audit have been remediated, and the results of such audit reflect that such deficiencies have not been remediated, Supplier shall promptly reimburse Ascension Health for the [**] of such audit attributable to the failed area and any [**] to verify that such breach has been corrected.

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(c)
Financial Audits. During the Audit Period, Supplier shall, and shall cause its Subcontractors to, provide to Ascension Health, the applicable Eligible Recipient and Permitted Auditors access during reasonable hours to Supplier Personnel and to Contract Records and other pertinent information to conduct financial audits, all to the extent relevant to the performance of Supplier’s financial obligations under this Agreement. If (i) any such audit reveals an overcharge by Supplier (excluding true-ups), (ii) such overcharge is not caused by the Eligible Recipient or data provided by the Eligible Recipient, and (iii) Supplier does not successfully dispute the amount in question pursuant to such audit in accordance with Article 19, Supplier shall promptly pay to the applicable Eligible Recipient the amount of such overcharge, together with interest from the date of Supplier’s receipt of such overcharge at [**] percent ([**]%) per annum. In addition, except for audits of routine financial functions (e.g., quarterly scorecard reviews), if an audit reveals an overcharge of more than the greater of (x) [**] percent ([**]%) of the audited Charges for Base Fees or [**] percent ([**]%) of the audited Charges for other fees, or (y) $[**] and such overcharge is not caused by the Eligible Recipient or data provided by the Eligible Recipient, Supplier shall promptly reimburse Ascension Health for the actual cost of such audit

(d)
Audit Assistance. Supplier shall (i) provide any assistance reasonably requested by Ascension Health or a Permitted Auditor in conducting any such audit, including installing and operating audit software, (ii) make requested personnel, records, Systems and information available to Ascension Health or a Permitted Auditor in response to an audit or request for information, (iii) make copies of any data or information that Ascension Health, an applicable Eligible Recipient or a Permitted Auditor has the right to access (which Ascension Health, an applicable Eligible Recipient and such Permitted Auditor shall be permitted to retain), and (iv) in all cases, provide such assistance, personnel, records, Systems and information in an expeditious manner to facilitate the timely completion of such audit.

(e)	General Procedures.

(i)
Notwithstanding the intended breadth of Ascension Health’s audit rights, Ascension Health shall not be given access to (A) the confidential information of other Supplier customers, (B) Supplier locations that are not related to Ascension Health, the other Eligible Recipients or the Services, or (C) Supplier’s internal costs, except to the extent such costs are the basis upon which Ascension Health is charged (e.g., reimbursable expenses, Out-of-Pocket Expenses, Administered Expenses or cost-plus Charges) and/or are necessary to calculate the applicable variable Charges.

(ii)
In performing audits, Ascension Health shall endeavor to avoid unnecessary disruption of Supplier’s operations and unnecessary interference with Supplier’s ability to perform the Services in accordance with the Service Levels.

(iii)
Ascension Health, the applicable Eligible Recipient and the Permitted Auditors shall be given adequate private workspace in which to perform an audit, plus access to photocopiers, telephones, facsimile machines, computer hook-ups, and any other facilities or equipment needed for the performance of the audit.

(f)
Supplier Internal Audit. If Supplier determines as a result of its own internal audit or otherwise that it has overcharged Ascension Health or another Eligible Recipient, then Supplier shall promptly pay to Ascension Health or the applicable Eligible Recipient the amount of such overcharge.

(g)
Supplier Response to Audits. Supplier and Ascension Health or the applicable Eligible Recipient shall meet promptly upon the completion of any audit conducted pursuant to this Section 9.10 (i.e., an exit interview) and/or the issuance of an interim or final report following such an audit. Supplier shall respond to each exit interview and/or audit report in writing within [**] days, unless a shorter response time is specified in such report. Supplier and Ascension Health or the applicable Eligible Recipient shall develop and agree upon an action plan to expeditiously address and resolve any deficiencies, concerns and/or recommendations identified in such exit interview or audit report. Supplier, at its own expense, shall then undertake remedial action in accordance with such action plan and the dates specified therein to the extent necessary to comply with Supplier’s obligations under this Agreement.

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(h)	Controls Audit.

(i)
In addition to its other obligations under this Section 9.10, Supplier shall cause a multi-client Type 2 U.S. Statement on Standards for Attestation Engagements 16 or an equivalent audit under such successor standard as may then be in effect (a “Controls Audit”) to be conducted by an independent public accounting firm on [**] basis for Supplier Shared Service Centers and data centers at or from which the Services and/or services similar to the Services are provided. Supplier shall (i) confer with Ascension Health as to the scope and timing of each such audit, and (ii) accommodate Ascension Health’s requirements and concerns to the extent practicable. Unless otherwise agreed by the Parties, Supplier will perform a security audit based on the Statement on Standards for Attestation Engagements (“SSAE”) No. 16 and will provide a SSAE 16 SOC 1 Type II report prepared by a certified public accountant registered with the Public Company Accounting Oversight Board that covers at least a [**] month period of time in a [**] with a favorable assessment of Supplier’s internal controls and will perform the same on [**] basis throughout the Term of this Agreement.  [**], for Services being provided to an Eligible Recipient from a Shared Service Center or data center as of the beginning of Ascension Health’s fiscal year, Supplier shall provide the applicable Eligible Recipient with a copy of its then current SSAE 16 SOC 1 Type II audit for the applicable Shared Service Center for any [**] month period in a [**] by not later than June 1 of the applicable year and shall provide any updates thereto necessary to address any deficiencies identified in such audit.  If Supplier becomes certified in other programs intended to evaluate security, Supplier shall also provide information regarding certification to the applicable Eligible Recipient. At Ascension Health’s request at any time, Supplier shall confirm in writing that there have been no changes in the relevant policies, procedures and internal controls since the completion of such audit. The Controls Audit shall be conducted and the report provided at no additional charge to Ascension Health and any applicable Eligible Recipient. Supplier shall respond to such report in accordance with Section 9.10(g).

(ii)
If Supplier is unable to or not required to provide the Controls Audit for Shared Service Centers or data centers due to the timing of the onset of Services or other reason, or the Controls Audit reveals any deficiencies or material weakness, Supplier shall (a) provide Ascension Health, on or before the date such Controls Audit is delivered or due to be delivered, a written statement describing the circumstances giving rise to any delay or any qualification, (b) take such actions as shall be necessary to resolve such circumstances as soon as practicable, and (c)  permit Ascension Health, the applicable Eligible Recipient and its Permitted Auditors to perform such procedures and testing as are reasonably necessary for their assessment of the operating effectiveness of Supplier’s policies, procedures and internal controls. Supplier acknowledges and agrees that Ascension Health, the applicable Eligible Recipient and Permitted Auditors, upon receiving a copy of the Controls Audit report, shall have the right to review the auditor work papers at the auditor premises, as well as interview the auditor personnel who did the actual audit work in the event Ascension Health or Permitted Auditors require clarification on the Controls Audit report and work papers to the extent such audit rights are available under the agreements signed by Supplier with existing third-party audit firms.

(iii)
To the extent Ascension Health requests that, in addition to the Controls Audit described above, Supplier conduct an Ascension Health or Eligible Recipient-specific Controls Audit, Supplier shall do so at Ascension Health’s expense (provided that Supplier notifies Ascension Health of such expense, obtains Ascension Health’s prior approval of, and uses commercially reasonable efforts to minimize, such expense). If, however, Supplier undertakes additional or different Controls Audit (or equivalent audits) of Supplier Facilities in question (other than customer-specific audits requested and paid for by other Supplier customers), Supplier shall accord Ascension Health the rights described in the last two sentences of Section 9.10(h)(i) with respect to such audits.

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(i)
Controls Audit Obligations for Subcontractors. Unless otherwise approved by Ascension Health, any Supplier subcontract between Supplier and a Subcontractor providing data hosting Services will require the applicable Subcontractor to provide [**] Controls Audit to Ascension Health or the applicable Eligible Recipient under terms and conditions identical to those applicable to Supplier under Section 9.10(h) above.

(j)
Supplier Audit of Services. Supplier will conduct [**] audit of the Services, to be performed by Supplier Personnel who are not engaged in the daily provision of Services. Supplier will present a written evaluation thereof to Ascension Health or the applicable Eligible Recipient which shall include recommendations for improvement that are identified in the course of such audit. Such audits shall focus on Services at specific Eligible Recipient facilities as well as the Ascension Health system as a whole.

(k)
Corporate Compliance Program. Ascension Health may identify Permitted Auditors that shall have access to and shall audit those aspects of Supplier’s Corporate Compliance Program that relate to the Services or Supplier’s obligations under this Agreement on an annual basis, unless otherwise mutually agreed. Supplier shall reasonably cooperate with such auditors in the scope of such audits.

(l)
Audit Costs. Except as provided in this Section 9.10, Supplier and its Subcontractors and suppliers shall provide the Services required of them described in this Section 9.10 [**] to Ascension Health and any applicable Eligible Recipient.

9.11	SUBCONTRACTORS.

(a)
Use of Subcontractors. Except as provided in Section 9.11(b) or any Supplement, Supplier shall (i) give Ascension Health reasonable prior notice of any subcontract, specifying the components of the Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed Subcontractor, the reasons for subcontracting the work in question, the location of the Subcontractor facilities from which the Services will be provided, and the extent to which the subcontract will be dedicated; and (ii) include Ascension Health as an intended third party beneficiary in any proposed subcontract which is material and exclusive to Ascension Health. Any pre-approved Subcontractors shall be listed in the applicable Supplement, along with the components and locations of the Services to be provided by each Subcontractor. Except as provided in Section 9.11(b), Commencing on the Effective Date, Supplier shall not enter into any new agreements with a Subcontractor for the performance of any portion of the Services (i) that is applicable to a majority of the Eligible Recipients without the approval of Ascension Health, such approval not to be unreasonably withheld, conditioned or delayed; and (ii) that is applicable at a local level, without the approval of the applicable Eligible Recipient, such approval not to be unreasonably withheld, conditioned or delayed. Upon request from Ascension Health or an Eligible Recipient, Supplier will obtain from a Subcontractor a written certification that such Subcontractor is in compliance with applicable Ascension Health and or Eligible Recipient policies as they relate to the Services provided by such Subcontractor (e.g., that debt collector Subcontractors are in compliance with Ascension Health policies 9 and 16).

(b)
Subcontractors Not Requiring Approval. Supplier may, in the ordinary course of business and without Ascension Health’s prior approval, enter into subcontracts for third party services or products that are not a material portion of the Services, that are not exclusively dedicated to Ascension Health and that do not include any direct contact with Ascension Health data or the performance of Services at Ascension Health sites, provided that such subcontracts entered into without Ascension Health’s approval do not comprise greater than ten percent (10%) of the total work effort provided under the applicable Supplement. Such Subcontractors shall possess the training, experience, competence and skill to perform the work in a skilled and professional manner.

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(c)
Supplier Responsibility. Unless otherwise approved by Ascension Health, the terms of any subcontract must be consistent with this Agreement, including: (i) confidentiality and intellectual property obligations, including obligations that are at least as restrictive as those set forth in Article 13; (ii) Ascension Health’s approval rights (which must apply directly to the Subcontractor); (iii) compliance with Ascension Health Standards, Strategic Plans and applicable Laws; (iv) compliance with Ascension Health’s policies and directions; (v) audit rights, as described in Section 9.10; (vi) Key Supplier Personnel; (vii) insurance coverage with coverage types and limits consistent with the scope of work to be performed by such Subcontractors; and (viii) compliance with Section 6.1 and Section 6.2. Notwithstanding the terms of the applicable subcontract, the approval of such Subcontractor by Ascension Health or the availability or unavailability of Subcontractor insurance, Supplier shall be and remain responsible and liable for any acts or omissions of any Subcontractor or Subcontractor personnel (including failure to perform in accordance with this Agreement or to comply with any duties or obligations imposed on Supplier under this Agreement) to the same extent as if such failure to perform or comply was committed by Supplier or Supplier employees.

(d)	Intentionally Omitted.

(e)
Right to Require Removal. Ascension Health shall have the right to require Supplier to replace a Subcontractor (notwithstanding any prior approval), at [**], if the Subcontractor’s performance is materially deficient or if there are other reasonable grounds for removal. If directed to do so, Supplier shall remove and replace such Subcontractor as soon as possible. Supplier shall continue to perform its obligations under this Agreement, notwithstanding the removal of the Subcontractor. Ascension Health shall have no responsibility for any [**] at Ascension Health’s request or the withdrawal or cancellation of the Services then performed by such Subcontractor as permitted under this Agreement.

9.12	TECHNOLOGY AND BUSINESS PROCESS EVOLUTION.

(a)
Obligation to Evolve. Supplier shall identify and propose the implementation of Technology and Business Process Evolutions that are likely to: (i) improve the efficiency and effectiveness of the Services (including cost savings); (ii) improve the efficiency and effectiveness of the Services and functions performed by or for the Eligible Recipients at or from Ascension Health facilities; (iii) result in cost savings or revenue increases to the Eligible Recipients in areas of their business outside the Services; (iv) enhance the ability of the Eligible Recipients to conduct their businesses and serve their customers; and (v) achieve the objectives of the Eligible Recipients faster and/or more efficiently.

(b)	Intentionally Omitted.

(c)
Supplier Briefings. At least [**] and as described in Exhibit 6, Supplier shall meet with Ascension Health to formally brief Ascension Health regarding Technology and Business Process Evolutions of possible interest or applicability to the Eligible Recipients. Such briefing shall include Supplier’s assessment of the business impact, performance improvements and cost savings associated with such Technology and Business Process Evolutions. Subject to its non-disclosure obligation under other customer contracts and other confidentiality requirements of Supplier, Supplier shall obtain information regarding Technology and Business Process Evolutions from other customer engagements and shall communicate such information to Ascension Health on an ongoing basis.

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(d)
Supplier Developed Advances. If Supplier develops technological advances in or changes to the information technology and business processes and services and associated technologies used to provide the same or substantially similar services to other Supplier customers or Supplier develops new or enhanced processes, services, software, tools, products or methodologies to be offered to such customers (collectively, “New Advances”), Supplier shall, subject to Section 4.3 and Exhibit 6 and Supplier’s non-disclosure obligations under other customer contracts, (i) offer Ascension Health the opportunity to serve as a pilot customer in connection with the implementation of such New Advances; and (ii) if Ascension Health declines such opportunity, offer Ascension Health preferred access to such New Advances and the opportunity to be among the first of the Supplier customer base to implement and receive the benefits of any New Advances.

(e)
Included in Charges. Supplier shall deploy, implement, maintain and support Technology and Business Process Evolution and New Advances and such Technology and Business Process Evolution and New Advances shall be included in the Charges except as set forth in the applicable Supplement or to the extent such implementation constitutes a New Service.

9.13	NOTICE OF ADVERSE IMPACT.
If Supplier becomes aware of any failure by Supplier to comply with its obligations under this Agreement or any other situation (i) that has impacted or reasonably could impact the maintenance of any Eligible Recipient’s financial integrity or internal controls, the accuracy of any Eligible Recipient’s financial, accounting, safety, security, manufacturing/production quality or human resources records and reports, or compliance with Ascension Health Rules, Ascension Health Standards or applicable Laws, or (ii) that has had or reasonably could have any other material adverse impact on the Services in question or the business operations or reputation of the Eligible Recipients, then Supplier shall expeditiously notify Ascension Health of such situation and the impact or expected impact and Supplier and Ascension Health shall meet to formulate and implement an action plan to rectify such situation and minimize or eliminate such impact.

9.14	FORCE MAJEURE.

(a)
General. Subject to Section 9.14(e), no Party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by fire, flood, earthquake, elements of nature or acts of God; wars, terrorist acts, site-specific terrorist threats, riots, civil disorders, rebellions or revolutions; strikes, lockouts or labor disputes; third party payor or intermediary non-performance of processing, adjudication or transmission of claims or claim’s related data; health facility emergency or action preventing access to or use of any Ascension Health Facility; or any other similar cause beyond the reasonable control of such Party (a “Force Majeure Event”); except to the extent that the non-performing Party is at fault in failing to prevent or causing such default or delay, and provided that such default or delay cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, workaround plans or other means. A strike, lockout or labor dispute involving Supplier Personnel shall not excuse Supplier from its obligations hereunder. In addition, the refusal of a Supplier Personnel to enter a facility that is the subject of a labor dispute shall excuse Supplier from its obligations hereunder only if and to the extent such refusal is based upon a clear and present danger of physical harm.

(b)
Duration and Notification. In the event of a Force Majeure Event, the non-performing Party shall be excused from further performance or observance of the obligation(s) so affected for as long as such circumstances prevail and such Party continues to use commercially reasonable efforts to recommence performance or observance whenever and to whatever extent possible without delay under the circumstances. Any Party so prevented, hindered or delayed in its performance shall, as quickly as practicable under the circumstances, notify the Party to whom performance is due by telephone (to be confirmed in writing within forty-eight (48) hours after the inception of such delay) and describe at a reasonable level of detail the circumstances of the Force Majeure Event, of delays or anticipated delays in the performance or observance of such Party’s obligations, the steps being taken to address such Force Majeure Event, and the expected duration of such Force Majeure Event.

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(c)
Substitute Services. If any Force Majeure Event has substantially prevented, hindered or delayed, or is reasonably expected to substantially prevent, hinder or delay, the performance by Supplier or one of its Subcontractors of Services for longer than the recovery period specified in the applicable disaster recovery plan, or if there is no such recovery period, [**] days, Supplier shall, unless and until otherwise directed by Ascension Health, use commercially reasonable efforts to procure such Services from an alternate source at Supplier’s expense for so long as the delay in performance shall continue. If Supplier is unable to procure such substitute services on an expedited basis or Ascension Health elects to contract directly for such services, Ascension Health may procure such Services from an alternate source at Supplier’s expense up to the Charges actually paid to Supplier with respect to the period of non-performance. Supplier shall not have the right to [**] as a result of any Force Majeure Event affecting Supplier’s ability to perform.

(d)	Reserved.

(e)
Disaster Recovery Services. Upon the occurrence of a Force Majeure Event that constitutes a disaster under the applicable disaster recovery/business continuity plan, Supplier shall promptly implement, as appropriate, such disaster recovery/business continuity plan and provide disaster recovery and business continuity services as described in such plan. Supplier shall provide the disaster recovery and business continuity services, including in circumstances where an event, issue or change impacts the plan to restore the impacted Services, such that Supplier meets the recovery period obligations set forth in such plan. The occurrence of a Force Majeure Event shall not relieve Supplier of its obligation to implement the applicable disaster recovery/business continuity plan and provide disaster recovery and business continuity services. Supplier shall also establish, document and demonstrate a Ascension Health-specific Supplier disaster recovery plan that includes provisions for backup facilities, utilities, staffing, telecommunications, etc. Such plan will be operative from the Commencement Date and will at all times be aligned with Ascension Health’s then-current disaster recovery/business continuity plan. Supplier will address and resolve any issues or changes flagged for attention by Ascension Health as soon as practicable but no longer than: (i) [**] calendar days after notification by Ascension Health for critical issues and changes impacting recoverability of the Services; and (ii) [**] calendar days after notification by Ascension Health for non-critical issues or changes. Supplier shall test such plan at least annually, including as may be required in Exhibit 8 and, upon request by Ascension Health, share the results of such test with Ascension Health. Supplier shall perform re-tests if such initial test reveals any issues or problems.

(f)
Payment Obligation. If Supplier fails to provide Services in accordance with this Agreement due to the occurrence of a Force Majeure Event, all amounts payable to Supplier hereunder shall be equitably adjusted in a manner such that the applicable Eligible Recipient is not required to pay any amounts for Services that it is not receiving whether from Supplier or from an alternate source at Supplier’s expense pursuant to Section 9.14(c).

(g)
Allocation of Resources. Without limiting Supplier’s obligations under this Agreement, whenever a Force Majeure Event causes Supplier to allocate limited resources between or among Supplier’s customers and Affiliates, the Eligible Recipients shall receive at least the same treatment as comparable Supplier customers. In no event will Supplier re-deploy or re-assign any Key Supplier Personnel to another customer or account during such a Force Majeure Event.

9.15	RESERVED.

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9.16	GOVERNMENT CONTRACTS FLOW-DOWN.
The Parties acknowledge and agree that, as a matter of federal procurement law, Supplier may be deemed a “subcontractor” to Ascension Health and/or another Eligible Recipient under one or more of their contracts with the federal government, that the Services provided or to be provided by Supplier in such circumstances constitute “commercial items” as that term is defined in the Federal Acquisition Regulation, 48 C.F.R. Section 52.202, and that “subcontractors” providing “commercial items” under government contracts are subject to certain mandatory “flow-down” clauses (currently, (i) Equal Opportunity, (ii) Affirmative Action for Special Disabled and Vietnam Era Veterans, and (iii) Affirmative Action for Handicapped Workers) under the Federal Acquisition Regulation, 48 C.F.R. Section 52.244-6. The Parties agree that, insofar as certain clauses are be required to be flowed down to Supplier, Supplier shall comply with such clauses at no additional cost to Ascension Health and the applicable Eligible Recipient.
10.ASCENSION HEALTH RESPONSIBILITIES.

10.1	RESPONSIBILITIES.
In addition to Ascension Health’s responsibilities as expressly set forth elsewhere in this Agreement, Ascension Health shall be responsible for the following:

(a)
Ascension Health Relationship Manager. Ascension Health shall designate one (1) individual to whom all Supplier communications concerning this Agreement may be addressed (the “Ascension Health Relationship Manager”), who shall have the authority to act on behalf of the Eligible Recipients in all day-to-day matters pertaining to this Agreement. Ascension Health may change the designated Ascension Health Relationship Manager from time to time by providing notice to Supplier. Additionally, Ascension Health will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance) if the Ascension Health Relationship Manager is not available.

(b)
Eligible Recipient Relationship Manager. Each Eligible Recipient shall designate one (1) individual to whom all Supplier communications concerning the applicable Supplement may be addressed (the “Eligible Recipient Relationship Manager”), who shall have the authority to act on behalf of that Eligible Recipient in all day-to-day matters pertaining to the applicable Supplement. An Eligible Recipient may change the designated Eligible Recipient Relationship Manager from time to time by providing notice to Supplier. Additionally, each Eligible Recipient will have the option, but will not be obligated, to designate additional representatives who will be authorized to make certain decisions (e.g., regarding emergency maintenance) if the Eligible Recipient Relationship Manager is not available.

(c)
Cooperation and Data. Ascension Health and the other Eligible Recipients shall cooperate with Supplier by, among other things, making available, as reasonably requested by Supplier, technology integrations, host client systems, management decisions, information, approvals and acceptances so that Supplier may accomplish its obligations and responsibilities hereunder. In addition, Ascension Health and each Eligible Recipient shall provide Supplier the payor contracts, fee schedules, and such other data in Ascension Health’s and such Eligible Recipients possession or control and are required by Supplier in order for Supplier to provide the Services as contemplated by this Agreement.

(d)
Requirement of Writing. To the extent Supplier is required under this Agreement to obtain Ascension Health or an Eligible Recipient’s approval, consent, authorization or agreement, such approval, consent, authorization or agreement shall be in writing and shall be signed by or directly transmitted by electronic mail from the Ascension Health or Eligible Recipient Relationship Manager or his or her designee. Notwithstanding the preceding sentence, the Ascension Health or Eligible Recipient Relationship Manager may agree in advance in writing that as to certain specific matters oral approval, consent, authorization or agreement will be sufficient.

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(e)
Support. Unless Ascension Health modifies the obligations of Supplier set forth in Section 9.7, each Eligible Recipient will support the applicable Supplier Site Lead and will not knowingly hinder or prevent such Supplier Site Lead from performing its obligations set forth in Section 9.7.

10.2	SUPPLIER EXCUSED PERFORMANCE.
Supplier’s failure to perform its obligations under this Agreement (including meeting the Service Levels) shall be excused only if and to the extent such Supplier non-performance is caused by (i) the wrongful or tortious actions of an Eligible Recipient or a Third Party Contractor performing obligations on behalf of Ascension Health under this Agreement (unless and to the extent, as to Third Party Contractors, such failure is attributable to Supplier’s failure to properly manage such Third Party Contractor), (ii) a Force Majeure Event, or (iii) the failure of an Eligible Recipient or such a Third Party Contractor to perform Ascension Health’s expressly specified obligations under this Agreement, but only if (A) Supplier expeditiously gives Ascension Health notice of such wrongful or tortious action or failure to perform (which notice shall describe in reasonable detail Supplier’s inability to perform under such circumstances, (B) Supplier provides Ascension Health with every reasonable opportunity to correct such wrongful or tortious action or failure to perform and thereby avoid such Supplier non-performance, (C) Supplier identifies and pursues all commercially reasonable means to avoid or mitigate the impact of such wrongful or tortious action or failure to perform, (D) Supplier uses commercially reasonable efforts to perform notwithstanding such wrongful or tortious action or failure to perform, and (E) Supplier conducts a Root Cause Analysis and thereby demonstrates that such wrongful or tortious action or failure to perform is the cause of Supplier’s non-performance. Supplier acknowledges and agrees that the circumstances described in this Section 10.2, together with Section 9.14, are the only circumstances in which its failure to perform its obligations under this Agreement (including meeting the Service Levels) will be excused and that Supplier will not assert any other act or omission of an Eligible Recipient or a Third Party Contractor as excusing any such failure on Supplier’s part.
11.CHARGES.

11.1	GENERAL.

(a)
Payment of Charges. In consideration of Supplier’s performance of the Services, each Eligible Recipient shall pay Supplier the applicable Charges. Supplier acknowledges and agrees that there are no separate or additional costs, expenses, charges, fees or other amounts to be paid to Supplier for such Services. All costs, expenses, charges, fees or other amounts incurred by Supplier prior to the Effective Date are included in the Charges and are not to be separately paid or reimbursed by the Eligible Recipient pursuant to this Agreement. Supplier shall continually seek to identify methods of reducing such Charges and will notify the Eligible Recipient of such methods and the estimated potential savings associated with each such method.

(b)
Incidental Expenses. Supplier acknowledges that, except as expressly provided otherwise in this Agreement, expenses that Supplier incurs in performing the Services (including management, travel and lodging, document reproduction and shipping, and long-distance telephone) are included in the Charges and are not separately reimbursable by the Eligible Recipient unless the Eligible Recipient has agreed in writing in advance to reimburse Supplier for such expenses.

(c)	Proration. Periodic Charges under this Agreement are to be computed on a calendar month basis, and shall be prorated for any partial month on a calendar day basis.

(d)
Charges for Contract Changes. Unless otherwise agreed, changes in the Services (including changes in the Ascension Health Standards, Strategic Plans, Technology and Business Process Plans, business processes, Materials, Equipment and Systems) and changes in the rights or obligations of the Parties under this Agreement (collectively, “Contract Changes”) shall result in changes in the applicable Charges only if and to the extent (i) this Agreement expressly provides for a [**]; (ii) the agreed upon Charges or pricing methodology expressly provides for a [**] (for example, Exhibit 4 specifies the number of FTEs or hours of coverage to be provided for the quoted price); or (iii) the Contract Change meets the definition of [**] are applicable in accordance therewith.

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(e)	Eligible Recipient Services.

(i)
New Eligible Recipients. From time to time Ascension Health may request that Supplier provide Services to Eligible Recipients not previously receiving such Services. Except as provided in Section 4.3 or otherwise agreed by the Parties, such Services shall be performed in accordance with the terms and conditions (including Charges but excluding any non-recurring transition or start-up activities specific to such Eligible Recipients) then applicable to the provision of the same Services to existing Eligible Recipients.

(ii)
Existing Supplier Customer. If an Eligible Recipient acquires an Entity and such Entity has an existing contract with Supplier for services similar to those provided under any Supplement, Ascension Health may, in its discretion, (i) designate such Entity as an Eligible Recipient under this Agreement and terminate the other agreement without the payment of termination fees, or (ii) have such Entity continue its relationship with Supplier under its existing contract.

(iii)
Election Procedure. In the event of a transaction described in clause (c) of the definition of Eligible Recipient, where multiple Eligible Recipients are receiving Services under a single Supplement or (d) of the definition of Eligible Recipient, Ascension Health may elect, on behalf of the Eligible Recipient in question, either (i) that such Eligible Recipient shall continue to obtain all of the Dependent Services and some or all of the Optional Services subject to and in accordance with the terms and conditions (including Charges) of this Agreement for the remainder of the Term, (ii) that the Entity shall obtain all of the Dependent Services and some or all of the Optional Services under a separate agreement between Supplier and such Entity containing the same terms and conditions (including Charges) as this Agreement or (iii) that such Eligible Recipient shall no longer receive any of the Services as of a specified date, subject to its receipt of Disengagement Services pursuant to Section 20.7. If the Services are provided under a separate agreement, Ascension Health shall have no obligation to pay any fees in relation to the Services provided to such Entity. If such a separate agreement is entered into, as part of creating such separate agreement, the Parties shall allocate Charges, volume and/or revenue sensitive measures between Ascension Health and such Entity consistent with the allocation requested by Ascension Health, provided such allocation equitably reflects the allocation by Ascension Health of services to be provided under this Agreement and the separate agreement with such Entity.

(f)	Charges for Dependent Services and Optional Services. Charges for Dependent Services and Optional Services are set forth in Exhibit 4 and the applicable Supplement.

11.2	ADMINISTERED EXPENSES.

(a)
Procedures and Payment. Unless otherwise agreed by the Parties, the Eligible Recipients shall pay all Administered Expenses directly to the applicable vendors following review, validation and approval of such Administered Expenses by Supplier. No new Administered Expenses may be added without Ascension Health and the other applicable Eligible Recipient’s prior consent, which they may withhold in their sole discretion. Before submitting any Administered Expenses for payment, Supplier shall (i) review and validate the invoiced charges, (ii) identify any errors or omissions, and (iii) communicate with the applicable vendor to correct any errors or omissions, resolve any questions or issues and obtain any applicable credits, rebates, discounts or other incentives for the Eligible Recipient.

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Supplier shall deliver to the Eligible Recipient the original vendor invoice, together with any documentation supporting such invoice within [**] days after Supplier’s receipt thereof; provided that, if earlier, Supplier shall use commercially reasonable efforts to deliver such invoice, documentation and statement at least [**] business days prior to the date on which payment is due; and provided further that, if it is not possible to deliver such invoice, documentation and statement at least [**] business days prior to the due date, Supplier shall promptly notify the Eligible Recipient and, at the Eligible Recipient’s option, either request additional time for review and validation or submit the invoice for payment subject to subsequent review and validation. In addition, if the vendor offers a discount for payment prior to a specified date, Supplier shall use commercially reasonable efforts to deliver such invoice and associated documentation to the Eligible Recipient at least [**] business days prior to such date. During the [**], Supplier shall use commercially reasonable efforts to deliver all such invoices and associated documentation to the Eligible Recipient by the end of the month and, to the extent that is not possible, Supplier shall provide the Eligible Recipient with information sufficient to accrue the applicable expenses on or before the end of such month. To the extent Supplier fails to comply with its obligations hereunder, it shall be financially responsible for any discounts lost or any late fees or interest charges incurred by the Eligible Recipients. In addition, to the extent Supplier fails to process and pay any invoice in accordance with this provision within [**] days after Supplier’s receipt of such invoice, it shall be financially responsible for the payment of all such invoiced amounts. All Services to be performed by Supplier with respect to Administered Expenses are included in the Charges. Supplier shall not charge any handling or administrative charge in connection with its processing or review of Administered Expenses. The Parties agree that there will not be any Administered Expenses under this Agreement, unless otherwise expressly specified in an applicable Supplement and that this provision shall not apply to Managed Third Party Agreements as described in Section 4.5(c).

(i)	Intentionally Omitted.

11.3	TAXES.
Ascension Health and the other Eligible Recipients are exempt from most sales and use taxes and will not be responsible for the payment of any such taxes to Supplier if each timely provides Supplier with a valid exemption certificate. Supplier shall cooperate with Ascension Health and the other Eligible Recipients as reasonably necessary to establish with a relevant taxing authority Ascension Health’s and the other Eligible Recipients’ exemption from tax that may be applied resulting from the Services purchased or provided under this Agreement. Supplier shall be responsible for its city, state or federal income taxes on compensation paid, if any, by Ascension Health or the other Eligible Recipients for Services performed pursuant to this Agreement and for withholding for Supplier’s employees, including any tax burdens or benefits arising from its operations hereunder. This provision shall survive termination of this Agreement. The Parties will cooperate fully to enable each other to more accurately determine its tax liability and to minimize such liability to the extent legally permissible, including for example Supplier’s separation of invoicing into taxable and non-taxable components.

11.4	INTENTIONALLY OMITTED.

11.5	REFUNDABLE ITEMS.

(a)
Prepaid Amounts. If any Eligible Recipient has prepaid a third party for any goods, services, functions or resources for which Supplier is assuming financial responsibility under this Agreement, Supplier shall promptly refund to the applicable Eligible Recipient, upon either Party identifying the prepayment, that portion of such prepaid amount which is attributable to periods after the Commencement Date.

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(b)
Refunds and Credits. With respect to Administered Expenses, if Supplier should receive a refund, credit, discount, rebate or other incentive for goods or services paid for by an Eligible Recipient, Supplier shall (i) notify Ascension Health of such refund, credit, discount, rebate or other incentive and (ii) promptly pay the full amount of such refund, credit, discount, rebate or other incentive to such Eligible Recipient.

11.6	ASCENSION HEALTH REVIEW OF SERVICES.

(a)	Third-Party Review.
From time to time during the Term, Ascension Health may, at its expense and subject to this Section 11.6, engage the services of an independent third party, approved by Supplier, which approval shall not be unreasonably withheld, (a “Third-Party Reviewer”) to compare the [**] of all or any portion of the Services against the [**] of other well managed service providers performing similar services with the goal of determining whether Ascension Health is receiving from Supplier, [**], given the nature, quality, effectiveness, volume and type of Services provided by Supplier hereunder (“Reviewing”). Prior to the commencement of any Reviewing activity, Ascension Health and Supplier shall agree on the scope of the activity and the appropriate measures to be applied. In making this comparison, the Third-Party Reviewer shall consider the following normalization factors and other similar variables as and to the extent appropriate: (i) whether and to what extent supplier transition charges are paid by the customer as incurred or amortized over the term; (ii) the extent to which supplier pricing includes the purchase of the customer’s existing assets; (iii) the extent to which supplier pricing includes the cost of acquiring future assets; (iv) the extent to which the agreement calls for supplier to provide and comply with unique customer requirements; and (v) whether Service Taxes are included in such pricing or stated separately in supplier invoices.

(b)
General. The Third-Party Reviewer engaged by Ascension Health shall be a firm with recognized experience in reviewing similar services and shall execute a non-disclosure agreement reasonably satisfactory to the Parties. Supplier shall cooperate fully with Ascension Health and the Third-Party Reviewer during such effort, and shall (i) provide the Third-Party Reviewer reasonable access to any premises, equipment, personnel, data and documents; and (ii) provide any assistance reasonably required by the Third-Party Reviewer to conduct the Reviewing, all at Supplier’s cost and expense. The Reviewing shall be conducted so as to minimize any disruption to Supplier’s operations under this Agreement.

(c)
Result of Reviewing. The Third-Party Reviewer shall submit a written report to both Parties setting forth such findings and conclusions, which shall not be disclosed to any person or Entity other than Ascension Health, the Eligible Recipients and Supplier without the mutual consent of the Parties.

11.7	FINANCIAL FORECASTING AND BUDGETING SUPPORT.
To support Ascension Health’s forecasting and budgeting processes, Supplier and the applicable Eligible Recipient shall confer and cooperate in the completion of the annual financial planning process. As part of that cooperation, Supplier shall identify any opportunities to modify or improve the Services, to reduce the Charges, Administered Expenses or retained expenses incurred by Ascension Health. Such information shall be provided at Ascension Health’s or the applicable Eligible Recipient’s request, and at [**] to Ascension Health and the applicable Eligible Recipient, in accordance with the schedule reasonably established by Ascension Health or the applicable Eligible Recipient.

11.8	MOST FAVORED CUSTOMER.

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Supplier’s Charges to Ascension Health for each of the Services to be provided under this Agreement will be at least as low as Supplier’s lowest charges to other customers receiving comparable services at comparable or lower volumes. If Supplier offers lower charges to any other customer for the same or substantially similar services at comparable or lower volumes, Supplier will adjust the Charges to Ascension Health effective as of the date such lower charges were first implemented for such other customer. Ascension Health may request from time to time, but no more often than once for each Contract Year, a certification by a financial officer of Supplier to Ascension Health that Supplier has materially complied with this provision. For purposes of this paragraph, “volume” shall mean revenues under management by Supplier.
12.INVOICING AND PAYMENT.

12.1	INVOICING.

(a)	Invoicing Terms. Invoicing terms are set forth in Exhibit 4.

(b)
Credits. To the extent a credit may be due to Ascension Health or another Eligible Recipient pursuant to this Agreement, Supplier shall provide Ascension Health or the applicable Eligible Recipient with an appropriate credit against amounts then due and owing; if no further payments are due to Supplier, Supplier shall pay such amounts to such Eligible Recipient or Ascension Health within [**] days.

(c)	Intentionally Omitted.

(d)	Currency. Unless otherwise specified in the applicable Supplement or Exhibit 4, Charges for all Services shall be invoiced and paid in United States Dollars.

12.2	RESERVED.

12.3	DISPUTED CHARGES.
Ascension Health or an applicable Eligible Recipient may withhold payment of any Charges that Ascension Health or such Eligible Recipient reasonably disputes in good faith subject to the following:

(a)
Notice of Dispute. If Ascension Health or another Eligible Recipient disputes any Charges, Ascension Health or such Eligible Recipient shall so notify Supplier and provide a description of the particular Charges in dispute and an explanation of the reason why Ascension Health or such Eligible Recipient disputes such Charges.

(b)
Continued Performance. Each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Agreement.

(c)
No Waiver. Neither the failure to dispute any Charges prior to payment nor the failure to withhold any amount shall constitute, operate or be construed as a waiver of any right Ascension Health or another Eligible Recipient may otherwise have to dispute any Charge or recover any amount previously paid.

(d)
Modified Invoice. Upon receipt of Ascension Health’s or the applicable Eligible Recipient’s notice regarding disputed Charges, if the applicable Eligible Recipient’s accounts payable systems require that modified invoices be sent to reflect the segregation of the disputed and undisputed charges, Supplier will prepare and transmit to Ascension Health or such Eligible Recipient a modified invoice with all such disputed Charges removed from such invoice. Upon receipt of such modified invoice, the applicable Eligible Recipient will pay the remaining, undisputed Charges in accordance with the terms of this Article 12. If the Parties reach an impasse or are otherwise unable to resolve the dispute and such dispute concerns an amount greater than $[**], either Party may, in lieu of the dispute resolution procedures set forth in Article 19, request an expedited review by the Ascension Health Relationship manager and the Supplier Executive Sponsor, after which either party may institute formal dispute resolution.

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13.ASCENSION HEALTH DATA AND OTHER CONFIDENTIAL INFORMATION.

13.1	CONFIDENTIAL INFORMATION.
Nothing in this Section 13.1 is intended to limit the obligations of Supplier under Section 13.2 of this Agreement with respect to the Ascension Health Data addressed in such Section and, to the extent the provisions of Section 13.2 conflict with the provisions of this Section 13.1 as they pertain to Ascension Health Data, the provisions of Section 13.2 shall control over the provisions of Section 13.1, as applicable.

(a)
Confidential Information. As used herein, “Confidential Information” means (i) this Agreement and the terms hereof, (ii) all information marked confidential, proprietary or with a similar legend by either Party, and (iii) any other information that is treated as confidential by the disclosing Party and would reasonably be understood to be confidential, whether or not so marked (which shall include information treated or defined as confidential under the Ascension Health Privacy Policy in Exhibit 8, Software, Developed Materials, Ascension Health Data, Personal Data, Authorized User information, attorney-client privileged materials, attorney work product, Ascension Health lists, Ascension Health contracts, Ascension Health information, rates and pricing, information with respect to competitors, strategic plans, account information, research information, information that contains trade secrets, financial/accounting information, human resources/personnel information, marketing/sales information, contact information, information regarding businesses, plans, operations, mergers, acquisitions, divestitures, third party contracts, licenses, internal or external audits, law suits, arbitrations, mediations, regulatory compliance or other information or data obtained, received, transmitted, processed, stored, archived, or maintained under this Agreement).

(b)	Disclosure of Confidential Information.

(i)
During the Term and at all times thereafter as specified in Section 13.4, each receiving Party (A) shall hold Confidential Information received from a disclosing Party in confidence and shall use such Confidential Information only for the purposes of fulfilling its obligations or exercising its rights under this Agreement and for no other purposes, and (B) shall not disclose, provide, disseminate or otherwise make available any Confidential Information of the disclosing Party to any third party (except (1) the Receiving Party’s auditors, accountants, consultants or similar professionals and (2) the Receiving Party’s attorneys) without the express written permission of the disclosing Party (which permission is hereby granted in certain circumstances described in Sections 13.1(b)(ii) and 13.1(b)(iii)). Each receiving Party shall use at least the same degree of care to safeguard and to prevent unauthorized access, disclosure, publication, destruction, loss, alteration or use of the disclosing Party’s Confidential Information as the receiving Party employs to protect its own information (or information of its customers) of a similar nature, but not less than reasonable care. In no event shall Supplier use, disclose and employ any Ascension Health Data, personal information, or Confidential Information of any Eligible Recipient for any purpose other than providing Services under the Agreement, including in an aggregated or anonymous manner (e.g., where identifying Eligible Recipient information has been removed).

(ii)
A receiving Party may disclose Confidential Information of the disclosing Party to its employees, officers, directors, auditors, attorneys, tax advisors, consultants, financial advisors and similar professionals, and contractors and agents provided that (A) such person or entity has a need to know the Confidential Information for purposes of performing his or her obligations under or with or to enforce its rights under or with respect to this Agreement or as otherwise naturally occurs in such person’s scope of responsibility, (B) such person or entity is held to obligations of confidentiality that are no less stringent than those set forth in this Section 13.1, and (C) such disclosure is not in violation of Law. The receiving Party assumes full responsibility for the acts or omissions of any person or entity to whom it discloses Confidential Information of the disclosing Party regarding their use of such Confidential Information.

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(iii)
A receiving Party may disclose Confidential Information of a disclosing Party as required to satisfy any Law, provided that, promptly upon receiving any such request, the receiving Party, to the extent it may legally do so, gives notice to the disclosing Party of the Confidential Information to be disclosed and the identity of the third party requiring such disclosure so that the disclosing Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information. The receiving Party shall reasonably cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or, in the event such protective order or other remedy is not obtained, to obtain assurance that confidential treatment will be accorded such Confidential Information.

(iv)
Unless expressly permitted by this Agreement, neither Party shall (A) make any use or copies of the Confidential Information of the other Party except as expressly contemplated by this Agreement, (B) possess or acquire any right in or assert any lien against the Confidential Information of the other Party, (C) sell, assign, transfer, lease, encumber, or otherwise dispose of or disclose the Confidential Information of the other Party to third parties, (D) commercially exploit, or permit a third party to commercially exploit, such Confidential Information, or (E) refuse for any reason (including a default or material breach of this Agreement by the other Party) to promptly provide the other Party’s Confidential Information (including any copies thereof) to the other Party if requested to do so.

(v)
Notwithstanding the foregoing, the terms and conditions of this Agreement that are specific to this transaction, including the Charges and the Service Levels (collectively, the “Agreement Terms”), shall be deemed to be the Confidential Information of each Party, but not the existence of the Agreement and not general descriptions of the Services. Each Party shall have the right to disclose the Agreement Terms without notice to or consent of the other Party as necessary to enforce any of that Party’s rights or to perform their obligations as set forth in this Agreement, in connection with any audit or Reviewing, in connection with any potential merger, sale or acquisition of Supplier or an Eligible Recipient (as the case may be), or a sale or transfer of a portion of the business of an Eligible Recipient which business relies, in whole or in part on the Services hereunder, in connection with Supplier or an Eligible Recipient (as the case may be) obtaining any financing or investment, or as otherwise permitted in this Article 13. The Eligible Recipients and Supplier shall have the right to disclose the Agreement Terms (as part of any public regulatory filings or otherwise) upon at least four (4) business days’ notice (or such shorter period required to comply with the applicable rules or regulations) to the other Party to the extent required by rules or regulations promulgated by the Securities and Exchange Commission (“SEC”) or any similar governmental or regulatory body having jurisdiction over such Party in any country or jurisdiction, provided that the Parties shall cooperate and seek to minimize disclosure through redaction consistent with such rules and regulations. Ascension Health may disclose Confidential Information relating to the financial or operational terms of this Agreement and/or Supplier’s performance hereunder (e.g., applicable Service Levels and measurements of Supplier’s performance with respect to such Service Levels) in connection with the solicitation of proposals for or the procurement of the same or similar services from prospective Third Party Contractors; provided, however, Ascension Health may not divulge Supplier’s pricing for the Services in connection with any such solicitation or procurement. For any redaction efforts, the Parties shall cooperate in good faith to agree upon the appropriate redactions within a timeframe that permits the Parties to comply with the applicable Laws; provided, that nothing shall prevent any Party from filing an unredacted version of the Agreement Terms if the redaction cannot reasonably be completed within the timeframe required for the filing or disclosure.

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(c)
Exclusions. Notwithstanding the above, Section 13.1(b) shall not apply to any particular information which the receiving Party can demonstrate (i) is, at the time of disclosure to it, generally available to the public other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (ii) after disclosure to it, is published by the disclosing Party or otherwise becomes generally available to the public other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (iii) was lawfully in the possession of the receiving Party immediately prior to the time of disclosure to it without obligation of confidentiality; (iv) is received from a third party having a lawful right to possess and disclose such information; or (v) is independently developed by the receiving Party without reference to the disclosing Party’s Confidential Information. The exclusions in this Section 13.1(c) shall not apply to Personal Data.

(d)
Loss of Confidential Information. Each Party shall (i) immediately notify the other Party of any possession, use, knowledge, disclosure, or loss of such other Party’s Confidential Information in contravention of this Agreement, (ii) promptly furnish to the other Party all known details and assist such other Party in investigating and/or preventing the reoccurrence of such possession, use, knowledge, disclosure, or loss, (iii) cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights, and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure, or loss of Confidential Information in contravention of this Agreement. Each Party shall bear any costs it incurs in complying with this Section 13.1(d).

(e)
No Implied Rights Nothing contained in this Section 13.1 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights, title, or interest (including license) in or to any Confidential Information of the other Party.

(f)
Return or Destruction of Confidential Information. Within [**] days following a request by Ascension Health as to return or destruction of Ascension Health’s Confidential Information, the Supplier must, at Ascension Health’s discretion, either return to Ascension Health all Confidential Information (including all copies/derivatives thereof); or certify in writing to Ascension Health that such Confidential Information (including all copies/derivatives thereof) has been destroyed in such a manner that it cannot be retrieved. In no event shall Supplier withhold any Confidential Information of Ascension Health as a means of resolving any dispute. Notwithstanding the foregoing, Supplier may retain one copy of Ascension Health’s Confidential Information in its legal department as and to the extent required to comply with applicable Laws or enforce its rights under this Agreement; provided that such Confidential Information shall be returned or destroyed in accordance with this provision upon the expiration of the period specified in the applicable Law, the expiration of the applicable statute of limitations and the final resolution of any pending dispute.

13.2	ASCENSION HEALTH DATA.
Nothing in this Section 13.2 is intended to limit the obligations of Supplier or Ascension Health under Section 13.1 or 13.3 of this Agreement with respect to the Confidential Information addressed in such Sections. To the extent that the provisions pertaining to Ascension Health Data in Section 13.1, this Section 13.2, and Section 13.3 conflict, the provisions of Section 13.3 shall control over the provisions of this Section 13.2, which shall control over the provisions of Section 13.1.

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(a)
Ownership of Ascension Health Data. Ascension Health Data shall be and remain, as between the Parties, the property of the relevant Eligible Recipient regardless of whether Supplier or Ascension Health is in possession of the Ascension Health Data. Ascension Health Data shall be made available to Ascension Health, upon its request, in real time by the means and in the form and format as reasonably requested by Ascension Health. At no time shall Ascension Health Data be stored or held by Supplier in a form or manner not readily accessible to Ascension Health in this manner.

(b)	Safeguarding of Ascension Health Data.

(i)
Supplier and Subcontractors to whom Ascension Health Data is provided shall maintain a comprehensive data security program, which shall include reasonable and appropriate technical, organizational and security measures against the destruction, loss, unauthorized access or alteration of Ascension Health Data in the possession of Supplier or such Subcontractors, and which shall be (1) no less rigorous than those maintained by Ascension Health or any other Eligible Recipient as of the Commencement Date (or implemented by Ascension Health or another Eligible Recipient in the future to the extent deemed necessary by Ascension Health) and, subject to Supplier’s Transition obligations, of which Supplier has been given prior written notice or has actual notice, (2) no less rigorous than those maintained by Supplier for its own information of a similar nature, (3) adequate to meet the requirements of Ascension Health’s and the Eligible Recipient’s privacy, security and records retention policies as each may be modified and replaced from time to time; and (4) no less rigorous than required by applicable Laws.

The data security program and associated technical, organizational and security measures shall comply in all material respects with the Information Security Management System (ISMS) family of standards as published by the International Organization for Standardization (ISO) and the International Electrotechnical Commission (IEC), also known as the ISO/IEC 27000 series, as each may be modified or replaced from time to time.
The content and implementation of the data security program and associated technical, organizational and security measures shall be fully documented in writing by Supplier. Supplier shall permit Ascension Health to review such documentation and/or to inspect Supplier’s compliance with such program in accordance with Section 9.10.

Supplier shall not use Ascension Health Data in contravention of the Ethical and Religious Directives. Supplier shall segregate Ascension Health Data from all of Supplier’s other client data during all phases of data processing, including within Supplier’s tools (e.g., AHtoCharge). Supplier shall keep Ascension Health Data physically and logically separated from Supplier’s other clients’ data. Supplier will certify annually that it is using Ascension Health Data, including Ascension Health Data that has been De-identified (as defined in Section 13.2(f) below), only as expressly permitted by this Agreement by completion of the Form of Annual Attestation attached as Annex 2.

(ii)
Subject to any restriction in contracts with Supplier’s other customers, Supplier shall regularly advise Ascension Health of data security practices, procedures and safeguards in effect for other Supplier customers that, in Supplier’s reasonable judgment, are (1) relevant to the Services being provided under the Agreement and (2) exceed data security standards in effect for Ascension Health and the Eligible Recipients pertaining to in-scope services. In the event that Ascension Health authorizes the implementation of these procedures and such implementation results in New Services, Ascension Health agrees the Charges will be adjusted to reflect such costs. If such procedures or safeguards are of the nature such that they must be implemented for Ascension Health and another Supplier customer and have been agreed to in advance by such parties, any associated additional costs shall be divided amongst the applicable Supplier customers on a proportional basis, relative to the Services being received. If requested by Ascension Health, Supplier shall, to the extent reasonably practicable and subject to the Change Control Procedures and Exhibit 6, implement such enhanced practices, procedures, and safeguards with respect to its provision of Services to Ascension Health hereunder.

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(iii)
Ascension Health shall have the right to establish backup security for any Ascension Health Data and to keep backup copies of such Ascension Health Data in its possession if it chooses. At Ascension Health’s request, Supplier shall provide Ascension Health with downloads of Ascension Health Data to enable Ascension Health to maintain such backup copies. The Eligible Recipients shall reimburse Supplier for any actual and reasonable costs associated with providing such backup copies, provided that the applicable Eligible Recipient has approved such costs in advance.

(iv)
Supplier will promptly notify the Ascension Health Relationship Manager and the applicable Eligible Recipient Relationship Manager when Supplier detects or is notified of any targeted attempted security breach or successful security breach that results or may have resulted in unauthorized destruction, loss, alteration or theft of, or unauthorized access to, Ascension Health Data (each such incident, a “Security Incident”). Supplier will investigate (with Ascension Health’s participation if so desired by Ascension Health) such breach or potential breach and mitigate the adverse effects of such Security Incident. Supplier will correct, at Ascension Health’s request and sole discretion and at no additional charge to Ascension Health or the applicable Eligible Recipient, any destruction, loss or alteration of any Ascension Health Data. Supplier shall promptly (and in any event as soon as reasonably practical) (i) perform a Root Cause Analysis and prepare a corrective action plan, (ii) provide Ascension Health and any applicable Eligible Recipient with written reports and detailed information regarding any Security Incident, including how and when such Security Incident occurred and what actions Supplier is taking to remedy such Security Incident, (iii) cooperate in the investigation of the Security Incident at Ascension Health’s request, (iv) [**], (v) to the extent such breach or potential breach is within Supplier’s or its Subcontractor’s or Affiliate’s areas of control, remediate or cause to be remediated such breach or potential breach of security and take commercially reasonable actions to prevent its recurrence, and (vi) indemnify Ascension Health and any applicable Eligible Recipient against any claims, suits, damages, actions, fines, penalties or losses (including reasonable attorneys fees) arising from any Security Incident.

(v)
To the extent Supplier removes Ascension Health Data from any media under its control that is taken out of service, Supplier shall destroy or securely erase such media in accordance with the Policy and Procedures Manual. Under no circumstances shall Supplier use or re-use media on which Ascension Health Data has been stored for any purpose unless such Ascension Health Data has been securely erased in accordance with the Policy and Procedures Manual or such data is securely encrypted and such level of encryption has been approved by Ascension Health.

(vi)
Supplier agrees that no access to an Eligible Recipient’s network from external networks, including the Internet, will be permitted unless strong authentication and encryption are used on the applicable website(s) or other access point.  Supplier shall maintain an access control list for all access to its internal network from an external network and Supplier agrees that any of its servers exposed to the Internet that contain Confidential Information or Ascension Health Data will run on a hardened operating system.

(vii)
Supplier represents and warrants that Ascension Health Data will be encrypted with industry accepted encryption techniques and strengths when transmitted over public networks. Clear text (e.g., ftp, telnet) protocols will not be used to access or transfer Ascension Health Data. Ascension Health Data will be encrypted when at rest and stored, including backups and storage on portable media (e.g., USB sticks, portable hard drives, laptops, DVD/CDs).

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(viii)
For any copy machine, scanner or printer (or similar equipment that serves a similar function) that Supplier provides to perform the Services and uses that may contain Ascension Health Data stored on a temporary or permanent basis (e.g., stored on an internal drive), Supplier will ensure that [**], Supplier will permanently erase any and all of the Ascension Health Data from such equipment. In addition, Supplier will prevent unauthorized access to or “recall” of any such Ascension Health Data on such equipment after the processing of such Ascension Health Data.

(c)
Correction of Ascension Health Data. The correction of any errors or inaccuracies in or with respect to Ascension Health Data shall be performed by Supplier [**] if (i) Supplier is operationally responsible for inputting such data, or (ii) such errors or inaccuracies are attributable to the failure of Supplier or Supplier Personnel to comply with Supplier’s obligations under this Agreement.

(d)
Restoration of Ascension Health Data. The restoration of any destroyed, lost or altered Ascension Health Data shall be performed by the Party that has operational responsibility for maintaining the System on which such Ascension Health Data resides and for creating and maintaining backup copies of such Ascension Health Data. To the extent (i) Supplier is operationally responsible for performing such restoration or (ii) such destruction, loss or alteration is attributable to the failure of Supplier or Supplier Personnel to comply with Supplier’s obligations under this Agreement, Supplier shall bear the cost of restoring such data.

(e)
Cardholder Data. To the extent applicable to the Services provided by Supplier under a Supplement, Supplier shall comply with the Payment Card Industry Data Security Standard (“PCI DSS”). Supplier shall use Cardholder Data only for assisting in completing a card transaction, for fraud control services, or as specifically agreed to by Visa, MasterCard, American Express, and/or Discover (collectively, the “Issuers”), Ascension Health, or as required by applicable Law. In the event of a breach or intrusion of or otherwise unauthorized access to Cardholder Data stored by or for Supplier, Supplier shall immediately notify Ascension Health, in writing, and provide Ascension Health or its designee, the Issuers, and the acquiring financial institution and their respective designees access to Supplier’s facilities and all pertinent records to conduct a review of Supplier’s compliance with these requirements. Supplier shall maintain appropriate business continuity procedures and systems to ensure security of Cardholder Data in the event of a disruption, disaster or failure of Supplier’s primary data systems which involve a risk to Cardholder Data. Supplier shall provide access to its security systems and procedures, as reasonably requested by Ascension Health or its designee. Supplier shall cooperate fully with any reviews of their facilities and records provided for in this Section 13.2(e).

(f)
Use of Ascension Health Data. Under no circumstances shall Supplier use Ascension Health Data or information provided by Ascension Health specifically or in the aggregate to advertise or market itself or others. In addition, Supplier shall not, without the advanced consent and approval of Ascension Health or the applicable Eligible Recipient, use or access Ascension Health Data, Ascension Health Confidential Information, Personal Data or metadata for any secondary uses beyond the limited extent necessary to provide the Services to Ascension Health and the other Eligible Recipients. For the avoidance of doubt, Supplier shall not use any such information for marketing or market research purposes. Notwithstanding the foregoing, the Parties agree that Supplier may use the Ascension Health Data for benchmarking, quality control, and internal business purposes, including improvements to the Services for the benefit of Ascension Health and the Eligible Recipients and its other customers. Supplier represents and warrants that it will not provide any of the Ascension Health Data to any third parties, agrees that all Ascension Health Data is owned by Ascension Health, and agrees that it will not use the Ascension Health Data for any other purpose without Ascension’s prior written approval.

If Ascension Health decides in its sole discretion to allow the use and commercialization of any Ascension Health Data by Supplier, Supplier shall ensure that: (i) such use shall comply with all applicable Laws; (ii) Supplier shall not use or disclose such data, which it acknowledges is highly confidential, except as specifically approved by Ascension Health; (iii) such use does not breach any Ascension Health or Eligible Recipient Third Party Contract; and (iv) any Ascension Health Data so used by Supplier has been made completely anonymous and is De-identified, including the removal of any personally identifiable data, including with respect to patients, provider, payors and any other third party. Supplier shall indemnify, defend and hold Ascension Health and the Eligible Recipients harmless against any and all claims related to Supplier’s use or disclosure of such Ascension Health Data. As used in this Agreement, “De-identified” means de-identified Ascension Health Data which has had direct and indirect patient, provider and or provider group identifiable health information removed by Supplier in accordance with HIPAA, 45 C.F.R. 164.514(b)(2) and 45 C.F.R. 164.514(b)(1), provided that if Supplier is relying on statistical de-identification pursuant to 45 C.F.R. 164.514(b)(1) then such de-identification shall only ne used with respect to the fields set forth below and all other fields remaining subject to HIPAA, 45 C.F.R. 164.514(b)(2). The fields that Supplier may de-identify pursuant to 45 C.F.R. 164.514(b)(1) are as follows: account number, medical record number, admission/discharge date(s), procedure date(s), visit date(s), payor plan/group id, zip code, birth month/year, death month/year, derived age below 90.

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13.3	PERSONAL DATA.

(a)
Privacy Laws. Supplier acknowledges that the Ascension Health Data is subject to Laws, in multiple jurisdictions worldwide, restricting collection, use, processing and free movement of personal data. Supplier represents, warrants and covenants that it adheres to, and during the Term shall continue to adhere to, the United States Department of Commerce Safe Harbor Principles. In addition to its other obligations under this Agreement, subject to Section 15.7, Supplier will comply with all applicable Laws with respect to the Ascension Health Data and the Services. Supplier also shall hold any Personal Data that it receives in confidence and in compliance with (1) Supplier’s obligations under this Agreement, the Supplements, Exhibits and Attachments hereto, the Policy and Procedures Manual and the data privacy policy of Ascension Health and (2) the global data privacy policies of any self-regulatory organizations to which any Eligible Recipient belongs and which are applicable to Supplier in its role as a third party supplier to the Eligible Recipients in relation to Ascension Health Data. In addition, and without limiting the foregoing, Supplier shall provide Ascension Health with all assistance as Ascension Health may reasonably require to fulfill the responsibilities of Ascension Health and the other Eligible Recipients under data privacy Laws. Supplier will indemnify the Eligible Recipients for any Losses suffered by the Eligible Recipients as a result of Supplier’s failure to comply with Privacy Laws. Supplier shall not use terms of use or privacy statements that vary from this Agreement or enter into separate agreements between Supplier and Authorized Users or other individuals of Eligible Recipients that offer less protection with respect to the Personal Data of Authorized Users or other individuals’ Personal Data than the protections provided in this Agreement.

(b)
Limitations on Use. Supplier agrees that Supplier and Supplier Personnel will not use Personal Data for any purpose or to any extent other than as necessary to fulfill Supplier’s obligations under this Agreement. Supplier and Supplier Personnel shall not process, transfer or disseminate Personal Data without the approval of Ascension Health unless expressly provided for in this Agreement. Supplier shall take appropriate action to ensure that Supplier Personnel having access to Personal Data are advised of the terms of this Section and trained regarding their handling of Personal Data. All such Supplier Personnel’s access to Personal Data must be governed by a non-disclosure agreement that prohibits the personnel from using, disclosing or copying the Personal Data for any purpose except as required for the performance of this Agreement. Supplier is and Supplier shall be responsible for any failure of Supplier Personnel to comply with the terms and conditions regarding Personal Data.

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(c)
Limitations on Disclosure. When interfacing with the applicable Eligible Recipient regarding Personal Data, Supplier shall only disclose or transmit Personal Data to those Eligible Recipient employees and Third Party Contractors authorized by the Ascension Health Relationship Manager or his or her designee or identified in the Policy and Procedures Manual.

(d)
HIPAA. Supplier shall execute a Business Associate Addendum in the form attached hereto as Annex 3, and further agrees to execute any amendments thereto reasonably requested by Ascension Health or any other Eligible Recipient to meet Ascension Health’s and/or the other Eligible Recipients’ regulatory obligations. In the event of a conflict between the Business Associate Addendum, as may be amended (“BAA”), and this Agreement, the BAA shall be given priority. Supplier and Supplier Personnel shall comply with the terms of the BAA in performing the applicable Services. Supplier shall be responsible under this Agreement for any failure of Supplier or Supplier Personnel to comply with the terms of the BAA or the Laws referenced in the BAA applicable to Supplier in the same manner and to the same extent it would be responsible for any failure to comply with its other obligations under this Agreement.

(e)
Unauthorized Disclosure or Access. If Supplier or Supplier Personnel have knowledge of or suspect any unauthorized possession, use, knowledge, loss, disclosure of or access to Personal Data in contravention of this Agreement, Supplier shall, in addition to its obligations with regard to Security Incidents set forth in Section 13.2(b)(iv), (i) immediately report to Ascension Health such possession, use, knowledge, loss, disclosure or access to Personal Data and promptly furnish to Ascension Health all known details; (ii) immediately take steps to mitigate any harmful effects of such possession, use, knowledge, loss, disclosure or access; (iii) cooperate with Ascension Health in any investigation, litigation, or provision of notices that Ascension Health deems appropriate and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure or loss of Personal Data in contravention of this Agreement. To the extent any unauthorized disclosure of or access to Personal Data arises out of or is connected to a breach by Supplier or Supplier Personnel of Supplier’s obligations under this Agreement, Supplier shall bear (A) the [**] incurred by Supplier in complying with its legal obligations relating to such breach, and (B) in addition to any other damages for which Supplier may be liable for under this Agreement, the following [**] incurred by the Eligible Recipient in responding to such breach, to the extent applicable: (1) [**] of providing notice to affected individuals; (2) [**] of providing notice to government agencies, credit bureaus, and/or other required entities; (3) [**] of providing affected individuals with credit monitoring services for a specific period not to exceed twelve (12) months or the minimum time period provided by applicable Law, whichever is longer; (4) call center support for such affected individuals for a specific period not to exceed thirty (30) days; (5) [**] of any other measures required under applicable Law; and (6) any other [**] for which Supplier would be liable under this Agreement.

13.4	SURVIVAL.
The Parties’ obligations under this Article 13 shall survive the expiration or termination of this Agreement and shall be perpetual.
14.OWNERSHIP OF MATERIALS.

14.1	ASCENSION HEALTH OWNED MATERIALS.

(a)
Definition. The term “Ascension Health Owned Materials” means: (i) Materials owned by Ascension Health and the Eligible Recipients prior to the applicable Supplement Effective Date; (ii) Materials developed or acquired by Ascension Health and the Eligible Recipients or their third-party suppliers (other than Supplier) after the applicable Supplement Effective Date; (iii) Derivative Works, modifications and enhancements to any of the foregoing; and (iv) all intellectual property rights subsisting in any of the foregoing. The Parties acknowledge that the performance scorecards prepared for the applicable Eligible Recipients reflecting performance results for them are Ascension Health Owned Materials.

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(b)
Ownership by Ascension; License to Supplier. Supplier acknowledges and agrees that the Ascension Health Owned Materials will be owned exclusively by Ascension Health, and Supplier will and hereby does, without further consideration, assign to Ascension Health any and all right, title or interest that Supplier may now or hereafter possess in or to the Ascension Health Owned Materials. As of the Commencement Date, Ascension Health hereby grants to Supplier (and, to the extent necessary for Supplier to provide the Services, to the Subcontractors) a non-exclusive, worldwide, non-transferable, revocable, fully paid-up, royalty-free right and license, solely during the Term (and to the extent necessary to perform any Disengagement Services requested hereunder by Ascension Health), to access, use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of the Ascension Health Owned Materials provided by Ascension Health to Supplier pursuant to this Agreement for the express and sole purpose of providing the Services. Supplier will not, and will not permit any Supplier Personnel to, use any Ascension Health Owned Materials for the benefit of any person or entity other than Ascension Health or any Eligible Recipient without the prior written approval of Ascension Health, which may be withheld in Ascension Health’s sole discretion. Except as otherwise requested or approved by Ascension Health, Supplier will, and will cause the Supplier Personnel to, cease all use of Ascension Health Owned Materials upon the later of the end of the Term or the completion of any Disengagement Services. Section 10.2 shall apply to Ascension Health’s revocation of Supplier’s license to the Ascension Health Owned Materials set forth above, except where such revocation is based on Supplier’s misuse of the Ascension Health Owned Materials.

(c)
Disclaimer. THE ASCENSION HEALTH OWNED MATERIALS ARE PROVIDED BY ASCENSION HEALTH TO SUPPLIER AND ITS SUBCONTRACTORS ON AN AS-IS, WHERE-IS BASIS. ASCENSION HEALTH EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AS TO SUCH MATERIALS, OR THE CONDITION OR SUITABILITY OF SUCH MATERIALS FOR USE BY SUPPLIER OR ITS SUBCONTRACTORS TO PROVIDE THE SERVICES, INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.2	DEVELOPED MATERIALS.

(a)
General Developed Materials. Subject to Sections 14.1(a), 14.2(d) and 14.6, Supplier will own exclusively all Materials which are conceived, originated or prepared by Supplier within the scope of the Services using resources provided under this Agreement (“General Developed Materials”), without regard to where such Materials are prepared, first conceived, published or developed. Upon Supplier’s reasonable request, Ascension Health shall provide Supplier with reasonable assistance required to perfect such right, title and interest, including executing a confirmation of assignment with respect to the General Developed Materials.

(b)
License to Ascension Health and the Eligible Recipients to General Developed Materials. Supplier hereby grants to Ascension Health and the Eligible Recipients (and any designees) a limited, non-exclusive, worldwide, perpetual non-transferable, irrevocable, fully paid-up, royalty-free right and license to use, execute, reproduce, display, perform, modify, and enhance the General Developed Materials, including Supplier Owned Materials referenced in Section 14.3 below that are embedded in the General Developed Materials solely for the purpose of providing Services on an uninterrupted basis.

(c)
Source and Object Code of Software to General Developed Materials. If any General Developed Materials that are the subject of Section 14.2(a) includes Software, Supplier will provide Ascension Health with the object code, source code and documentation necessary to allow the Eligible Recipient to exercise its licensing rights for such Software when such Software is completed or otherwise made available by Supplier.

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(d)
Commissioned Developed Materials. Except with respect to the RC Tools (unless otherwise agreed by Supplier), Ascension Health will own exclusively all Materials that are designed, prepared or created by Supplier within the scope of the Services using resources provided under this Agreement and specifically requested by Ascension Health or an Eligible Recipient for its specific use (“Commissioned Developed Materials”). Such work shall be work made for hire. Upon Ascension Health’s reasonable request, Supplier shall provide Ascension Health with reasonable assistance required to perfect such right, title and interest, including executing a confirmation of assignment with respect to the Commissioned Developed Materials.

(e)
License to Supplier to Commissioned Developed Materials. Except as otherwise agreed by the Parties, Ascension Health hereby grants to Supplier (and any designees) a non-exclusive, worldwide, perpetual, transferable, irrevocable, fully paid-up, royalty-free right and license to use, execute, reproduce, display, perform, modify, and enhance the Commissioned Developed Materials.

(f)
Third Party Materials. The ownership of Derivative Works of Third Party Materials created by Supplier in connection with the Services shall, as between Supplier and Ascension Health, be considered developed Materials owned by the Party that is the licensee of such Third Party Materials or, if both Parties are the licensee of such Third Party Materials, owned by Supplier. For purposes of the foregoing, Supplier shall be deemed the licensee of Third Party Materials licensed by its Subcontractors or Affiliates and Ascension Health shall be deemed the licensee of Third Party Materials licensed by Ascension Health Affiliates or any other Eligible Recipients. Each Party acknowledges and agrees that its ownership of such Derivative Works may be subject to or limited by the terms of the underlying agreement with the owner of the underlying Third Party Materials.

14.3	SUPPLIER OWNED MATERIALS.

(a)
Supplier will be the sole and exclusive owner of (i) all Materials owned by it as of the Effective Date, (ii) all Materials developed by Supplier, including domestic and foreign Intellectual Property Rights embodied therein, and (iii) Derivative Works of the foregoing (other than Commissioned Developed Materials) (collectively, “Supplier Owned Materials”).

(b)
Except with respect to the RC Tools, Supplier hereby grants Ascension Health and the Eligible Recipients a non-exclusive, worldwide, fully paid-up, license, with the right to grant sublicenses, during the Term to use, execute, reproduce, display, perform, modify, enhance, distribute and create Derivative Works of Supplier Owned Materials for the benefit of Ascension Health and the Eligible Recipients for the continuation or receipt of the Services.

(c)
Except with respect to the RC Tools and the Supplier Owned Materials set forth on Exhibit 16 (Excluded Supplier Owned Materials), Supplier hereby grants the following rights and licenses to Ascension Health with respect to Supplier Owned Materials that are necessary to permit Ascension Health or its designee to provide services similar to the Services after expiration or termination of the applicable Supplement:

(i)
a perpetual, non-exclusive, fully paid-up license, with the right to grant sublicenses, to use, execute, reproduce, display, perform, distribute, modify, enhance and create Derivative Works of such Supplier Owned Materials, for the benefit or use of Ascension Health and the entities which during the Term would have qualified as Eligible Recipients, without charge to Ascension Health or the Eligible Recipients (except to the extent Ascension Health has consented prior to the initial use of such Materials to pay such a charge); and

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(ii)
deliver to Ascension Health a copy of such Supplier Owned Materials and all related documentation which may be necessary to permit Ascension Health or its designee to provide the services similar to the Services for the benefit of any entity that would be deemed an Eligible Recipient under this Agreement after such expiration or termination of the applicable Supplement.

(d)
License to Supplier Third Party Materials during the Term. As of the Commencement Date and subject to Supplier having obtained any Required Consents, Supplier hereby grants to the Eligible Recipients (and at Ascension Health’s request, Third Party Contractors that sign a written agreement with Ascension Health to be bound by terms at least as protective as the terms contained herein applicable to such Third Party Materials), at no additional charge, a non-exclusive, world-wide, royalty-free right and license to access and/or use the Third Party Materials as to which Supplier holds the license or for which Supplier is financially responsible under this Agreement during the Term and any Disengagement Services period, for the benefit of Ascension Health, the Eligible Recipients and their respective Affiliates, solely to (i) receive the full benefit of the Services provided by Supplier, (ii) monitor, access, interface with or use the Materials and Software then being used by Supplier to the extent contemplated by this Agreement, (iii) perform services and functions that are ancillary to the Services provided by Supplier or (iv) perform services or functions previously performed by Supplier in circumstances in which the services or functions in question have not been terminated or taken completely away from Supplier.

(e)
License to Supplier Third Party Materials after Termination. Unless Ascension Health otherwise agrees in advance in accordance with Section 6.5(c), with respect to Third Party Materials licensed by Supplier or Supplier Affiliates or Subcontractors and used by them to provide the Services, provided the Eligible Recipients elect to pay the licensing fee contemplated by Section 6.5(c), Supplier hereby grants to the Eligible Recipients (and, at Ascension Health’s election, to Third Party Contractor(s) that sign a written agreement with Ascension Health to be bound by terms at least as protective as the terms contained herein applicable to such Third Party Materials) a sublicense offering the same rights and warranties with respect to such Third Party Materials available to Supplier (or the applicable Supplier Affiliates or Subcontractors), on terms and conditions that are at least as favorable in all material respects as those applicable to Supplier (or the applicable Supplier Affiliate or Subcontractor), for the benefit of the Eligible Recipients upon the expiration or termination of the Term with respect to the Services for which such Materials were used; provided that, during the Disengagement Services period, Supplier may, with Ascension Health’s approval, substitute one of the following for such sublicense: (i) the assignment to Ascension Health, the other Eligible Recipients and such Third Party Contractor(s), of the underlying license for such Third Party Materials; or (ii) the procurement for Ascension Health, Eligible Recipients and such Third Party Contractor(s) of either a (a) new license (with terms at least as favorable as those in the license held by Supplier or its Affiliates or Subcontractors and with the right to grant sublicenses) to such Third Party Materials for the benefit of the Eligible Recipients, or (b) substitute license for Third Party Materials sufficient to perform, without additional cost, support or resources and at the levels of performance and efficiency required by this Agreement, the functions of the Third Party Materials necessary to enable Ascension Health or its designee to provide the Services for which such Third Party Materials were used.

Unless Ascension Health has otherwise agreed in advance, the Eligible Recipients (and, to the extent applicable, Third Party Contractors) shall not be obligated to pay any license or transfer fees in connection with its receipt of the licenses, sublicenses and other rights specified in this Section 14.3(e). Ascension Health, however, shall be obligated to make monthly or annual payments attributable to periods after the expiration or termination of the Term with respect to the Services for which such Third Party Materials were used, for the right to use and receive maintenance or support related thereto, but only to the extent Supplier would have been obligated to make such payments if it had continued to hold the licenses in question or Ascension Health has agreed in advance to make such payments.

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To the extent Ascension Health has agreed in advance to pay any fees in connection with its receipt of such licenses, sublicenses or other rights, Supplier shall, at Ascension Health’s request, identify the licensing and sublicensing options available to the Eligible Recipients and the license or transfer fees associated with each. Supplier shall reasonably cooperate with Ascension Health's efforts to secure a license to any Third Party Materials. Supplier shall not commit any Eligible Recipient to paying any such fees or expenses without Ascension Health’s prior approval. If the licensor offers more than one form of license, Ascension Health (not Supplier) shall select the form of license to be received by Ascension Health, the other Eligible Recipients or their designee(s).

14.4	THIRD PARTY MATERIALS IN DEVELOPED MATERIALS.

(a)
Restrictions. Supplier will not incorporate any third party Materials into the Developed Materials without Ascension Health’s prior written consent. Supplier will inform Ascension Health of any license restrictions and costs associated with the use of Third Party Materials prior to obtaining Ascension Health’s consent, and Ascension Health’s rights will be subject to such restrictions and/or costs if Ascension Health consents in writing to its use.

(b)
License. In addition to any other rights or remedies that Ascension Health may have, if Third Party Materials are incorporated into any Developed Materials without Ascension Health’s prior written approval, Supplier will obtain on behalf of Ascension Health license rights with respect to such Third Party Materials that are the same as the license rights granted by Supplier to Ascension Health pursuant to Section 14.3(c).

14.5	GENERAL RIGHTS.

(a)	Copyright Legends. Each Party agrees to reproduce copyright legends which appear on any portion of the Materials which may be owned by the other Party or third parties.

(b)
No Implied Licenses. Except as expressly specified in this Agreement, nothing in this Agreement shall be deemed to grant to one Party, by implication, estoppel or otherwise, license rights, ownership rights or any other intellectual property rights in any Materials owned by the other Party or any Affiliate of the other Party (or, in the case of Ascension Health, any Eligible Recipient).

(c)
Incorporated Materials. Should either Party incorporate into Developed Materials any intellectual property subject to third party patent, copyright or license rights, any ownership or license rights granted herein with respect to such Materials shall be limited by and subject to any such patents, copyrights or license rights; provided that, prior to incorporating any such intellectual property in any Materials, the Party doing so discloses this fact and obtains the prior approval of the other Party.

14.6	RC TOOLS.
As of the Commencement Date, Supplier hereby grants to the Eligible Recipients (and at Ascension Health's request, Third Party Contractors that sign a written agreement with Ascension Health to be bound by terms at least as protective as the terms contained herein applicable to such Materials), [**], a non-exclusive, world-wide, royalty-free right and license, to access, use, execute, and display the RC Tools (including all modifications, replacements, Upgrades, enhancements, methodologies, tools, documentation, materials and media related), during the Term and any Disengagement Services period, for the benefit of the Eligible Recipients, solely to (i) receive the full benefit of the Services provided by Supplier, (ii) monitor, access, interface with or use the Materials and Software then being used by Supplier to the extent contemplated by this Agreement, and (iii) perform or have performed services and functions that are ancillary to the Services provided by Supplier. The rights and obligations of the Eligible Recipients with respect to such RC Tools following the expiration or termination of this Agreement or termination of any Service are set forth in Section 6.5(c)(iii).

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15.REPRESENTATIONS, WARRANTIES AND COVENANTS.

15.1	WORK STANDARDS.
Supplier represents, warrants and covenants that: (i) the Services shall be rendered with promptness, due care, skill and diligence; (ii) the Services shall be executed in a workmanlike manner, in accordance with the Service Levels; (iii) Supplier shall use adequate numbers of qualified individuals with suitable training, education, experience, know-how, competence and skill to perform the Services; (iv) Supplier shall provide such individuals with training as to new products and services prior to their implementation in Ascension Health’s and/or the Eligible Recipients’ environment; and (v) Supplier shall have the resources, capacity, expertise and ability in terms of Equipment, Materials, know-how and personnel to provide the Services.

15.2	MATERIALS.

(a)
Ownership and Use. Supplier represents, warrants and covenants that it is either the owner of, or authorized to use, any and all Materials provided and used by Supplier in providing the Services. As to any such Materials that Supplier does not own but is authorized to use, Supplier shall advise Ascension Health and the Eligible Recipients as to the ownership and extent of Supplier’s rights with regard to such Materials to the extent any limitation in such rights would impair Supplier’s performance of its obligations under this Agreement.

(b)
Performance. Supplier represents, warrants and covenants that any Supplier Owned Materials will perform in Compliance with its Specifications and will provide the functions and features and operate in the manner described in its Specifications.

(c)
Functionality. With respect to General Developed Materials, Commissioned Developed Materials and products accepted in accordance with Section 6.3(f), Supplier warrants that the applicable product shall meet the functionality and performance characteristics described in the Supplement, and that the applicable product shall be capable of running at full load, on a repetitive basis, using a variety of Eligible Recipient’s actual data, without failure. In the event that such product fails to meet such specified functionality, performance characteristics or run-time functionality, Supplier shall use its best efforts to correct such product so that it meets and is in compliance with all applicable Acceptance Tests.

(d)
Nonconformity of Supplier Owned Software. In addition to the foregoing, if Supplier Owned Materials (excluding General Developed Materials and Commissioned Developed Materials which are addressed in Section 15.2(c)) do not Comply with the criteria set forth in this Agreement or the applicable Supplement, and/or adversely affect the Services provided hereunder, Supplier shall expeditiously repair or replace such Supplier Owned Materials with conforming Materials.

15.3	NON-INFRINGEMENT.

(a)
Performance of Responsibilities. Except as otherwise provided in this Agreement, each Party represents, warrants and covenants that it shall perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party; provided, however, that the performing Party shall not have any obligation or liability to the extent any infringement or misappropriation is caused by (i) modifications made by the other Party or its contractors or subcontractors, without the knowledge or approval of the performing Party, (ii) the other Party’s combination of the performing Party’s work product or Materials with items not furnished, specified or reasonably anticipated by the performing Party or contemplated by this Agreement, (iii) a breach of this Agreement by the other Party, (iv) the failure of the other Party to use corrections or modifications provided by the performing Party offering equivalent features and functionality, or (v) Third Party Software, except to the extent that such infringement or misappropriation arises from the failure of the performing Party to obtain the necessary licenses or Required Consents or to abide by the limitations of the applicable Third Party Software licenses.

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Each Party further represents, warrants and covenants that it will not use or create materials in connection with the Services which are libelous, defamatory, obscene or otherwise infringe another individual’s privacy rights.

(b)
Third Party Software Indemnification. In addition, with respect to Third Party Software provided by Supplier pursuant to this Agreement, Supplier covenants that it shall obtain and provide intellectual property indemnification for the Eligible Recipients (or obtain intellectual property indemnification for itself and enforce such indemnification on behalf of the Eligible Recipients) from the suppliers of such Software. Unless otherwise approved in advance by Ascension Health, such indemnification shall be (i) comparable to the intellectual property indemnification provided by Supplier to the Eligible Recipients under this Agreement, or (ii) the indemnification available in the industry for the same or substantially similar types of software products.

15.4	AUTHORIZATION.
Each Party represents, warrants and covenants to the other that:

(a)	Corporate Existence. It is a corporation duly incorporated, validly existing and in good standing under the Laws of its state of incorporation;

(b)	Corporate Power and Authority. It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)
Legal Authority. It has obtained and shall maintain all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable Laws of all authorities having jurisdiction over the Services, except to the extent the failure to obtain any such license, authorizations, approvals, consents or permits is, in the aggregate, immaterial;

(d)
Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party; and

(e)
No Violation or Conflict. The execution, delivery, and performance of this Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default.

15.5	ASCENSION HEALTH STANDARDS OF CONDUCT.
Supplier represents, warrants and covenants that, in the performance of the Services and its other contractual obligations hereunder, it shall comply, and shall cause Supplier Subcontractors and Supplier Personnel to comply, with the Ascension Health Standards of Conduct as set forth in Exhibit 8, as amended and updated from time to time.

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15.6	DISABLING CODE.
Supplier represents, warrants and covenants that, without the prior written consent of Ascension Health, Supplier shall not insert into the Software any code that could be invoked to disable or otherwise shut down all or any portion of the Services. Supplier further represents, warrants and covenants that, with respect to any disabling code that may be part of the Software, Supplier shall not invoke or cause to be invoked such disabling code at any time, including upon expiration or termination of this Agreement for any reason, without Ascension Health’s prior written consent. Supplier also represents, warrants and covenants that it shall not use Third Party Software containing disabling code without the prior approval of Ascension Health. For purposes of this provision, code that serves the function of ensuring software license compliance (including passwords) shall not be deemed disabling code, provided that Supplier notifies Ascension Health in advance of all such code and obtains Ascension Health’s approval prior to installing such code in any Software, Equipment or System.

15.7	COMPLIANCE WITH LAWS.

(a)
Compliance by Supplier. Subject to Section 15.7(b), (e), (f) and (g), Supplier represents, warrants and covenants that, with respect to the Services and the performance of any of its obligations under this Agreement, it is and shall be in compliance in all material respects with all applicable Laws during the Term and any Disengagement Services period, including identifying, procuring, and maintaining applicable permits, certificates, approvals and inspections required under such Laws. Such compliance shall include Supplier’s obligation to comply with the Emergency Medical Treatment and Active Labor Act (EMTALA), passed in 1986 as part of the Consolidated Omnibus Budget Reconciliation Act (COBRA). If a charge of non-compliance by Supplier with any such Laws occurs and such non-compliance has or would reasonably be expected to have a material adverse impact on the receipt or use of the Services by an Eligible Recipient, Supplier shall promptly notify Ascension Health and the impacted Eligible Recipients of such charge. If Supplier believes that an Ascension Health or Eligible Recipient policy is inconsistent with applicable Law, then Supplier shall notify Ascension Health and the applicable Eligible Recipient in accordance with the requirements of the annual Corporate Compliance Program and policy. Notwithstanding the foregoing, during the period that Supplier is transitioning a Service Category (as defined in Exhibit 1) as set forth in an applicable Transition Plan, Supplier shall use commercially reasonably efforts to determine if existing Eligible Recipient practices with respect to such Service Category are in compliance with applicable Law. If Supplier determines that an existing practice is not in compliance with applicable Law, Supplier shall notify the Eligible Recipient in accordance with the requirements of the annual Corporate Compliance Policy and Program. Subject to the foregoing, until Supplier takes over responsibility for the Service Category consistent with the timing in the Transition Plan, Supplier shall not be responsible for non-compliance with Law resulting from historical Eligible Recipient practices. In addition to the training requirement set forth in Exhibit 8, Supplier will provide Supplier Personnel and Contract Employees with training on compliance with the foregoing, including EMTALA.

(b)
Compliance by Ascension Health. Subject to Section 15.7(a), (e) and (f), Ascension Health represents and warrants that, with respect to the performance by the Eligible Recipients of Ascension Health’s legal and contractual obligations under this Agreement, it is and shall be in compliance in all material respects with all applicable Laws for the Term and any Disengagement Services period. If a claim or assertion of non-compliance by Ascension Health or any Eligible Recipient with any such Laws occurs and such non-compliance has or would reasonably be expected to have a material adverse impact on the delivery of the Services by Supplier to an Eligible Recipient, Ascension Health or the Eligible Recipient shall promptly notify Supplier of such claim or assertion.

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(c)
Compliance Data and Reports. At no additional charge, upon reasonable request, each Party shall provide the other Party with requested data and/or reports in such Party’s possession necessary for such Party to comply with Laws applicable to the Services.

(d)
Notice of Laws. Ascension Health shall be and remain familiar with the Laws and changes in Laws applicable specifically to the principal businesses of the Eligible Recipients (excluding Laws applicable to the provision of information technology, the Services and other business process products and services) and shall notify Supplier of such Laws and changes in Laws to the extent they relate to Supplier’s performance of the Services or Supplier’s performance of its other obligations under this Agreement (collectively, “Ascension Health Laws”). Supplier shall be and remain familiar with all other Laws and changes in Laws applicable to the Services or the performance of Supplier’s obligations under this Agreement and shall notify Ascension Health of such Laws and changes in Laws to the extent they relate to Ascension Health’s or the other Eligible Recipients’ receipt or use of the Services and to the extent that such Laws require a change to the policies and/or conduct of the Eligible Recipients (collectively, “Supplier Laws”). For the avoidance of doubt, Supplier Laws shall include Laws applicable to (i) the technical, organizational and security measures to be implemented and maintained by Supplier and/or at Supplier Facilities to safeguard Personal Data, (ii) the restrictions or prohibitions on the use or disclosure of Personal Data by Supplier and/or Supplier Personnel, and (iii) particular compliance functions to the extent set forth in the applicable Supplement.

Supplier shall, through the Supplier Personnel, maintain general familiarity with Ascension Health Laws, and shall bring additional or changed requirements to Ascension Health’s attention. Subject to Supplier’s non-disclosure obligations under Supplier’s other customer contracts, Supplier also shall make commercially reasonable efforts to obtain information regarding such requirements from Supplier’s other outsourcing customer engagements and to communicate such information to Ascension Health in a timely manner. At Ascension Health’s request, Supplier Personnel shall participate in Ascension Health -provided compliance training programs.

(e)
Interpretation of Laws or Changes in Laws. Ascension Health shall be responsible, with Supplier’s cooperation and assistance, for interpreting Ascension Health Laws or changes in Ascension Health Laws and for identifying the impact of Ascension Health Laws or changes in Ascension Health Laws on Supplier’s performance and Eligible Recipients’ receipt and use of the Services. Supplier shall be responsible, with Ascension’s cooperation and assistance, for interpreting Supplier Laws or changes in Supplier Laws and for identifying the impact of Supplier Laws or changes in Supplier Laws on Supplier’s performance and any Eligible Recipients’ receipt and use of the Services. To the extent the impact of any Supplier Law or change in Supplier Law cannot be readily identified by Supplier, the Parties shall cooperate in interpreting such Law or change in Law and shall seek in good faith to identify and agree upon the impact on Supplier’s performance and the Eligible Recipients’ receipt and use of the Services. If the Parties are unable to agree upon such impact, Ascension Health shall retain the right, in its sole discretion, to interpret such Supplier Law or change in Supplier Law and determine its impact. In addition, if Supplier reasonably concludes, after due inquiry, that the compliance obligations associated with any Supplier Law or change in Supplier Law are unclear or that there is more than one reasonable approach to achieving compliance, Supplier may escalate the issue to Ascension Health for a final decision.

(f)
Implementation of Changes in Laws. Each Party shall be operationally responsible for any changes to its own Systems and processes required by any change in Laws. Supplier shall be financially responsible for the costs of compliance with that change in Laws if (i) Supplier would have had to bear the cost of complying with that change in Law even if Ascension Health had not entered into this Agreement or (ii) Ascension Health is required to comply with the change in Law as a direct result of the service delivery model employed by Supplier. If a Party is operationally but not financially responsible for a change in Laws, the financially responsible Party shall reimburse the operationally responsible Party for the reasonable cost of making the required operational changes.

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(g)	Export Control.

(i)
The Parties acknowledge that certain products, technology, technical data and software (including certain services and training) and certain transactions may be subject to export controls and/or sanctions under the Laws of the United States and other countries and jurisdictions (including the Export Administration Regulations, 15 C.F.R. §§730-774, the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, and sanctions programs implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury). No Party shall directly or indirectly export or re-export any such items or any direct product thereof or undertake any transaction or service in violation of any such Laws.

(ii)
For any products, technology, technical data or software provided by any Eligible Recipient to Supplier (“Ascension Health Export Materials”), Supplier shall be responsible for obtaining all necessary export authorizations, consents and licenses for the export of such Ascension Health Export Materials (a) within Supplier’s enterprise, (b) from Supplier to Supplier Subcontractors, (c) from Supplier Subcontractors to Supplier or (d) where Supplier has directed, this Agreement provides, or the Parties have agreed that Ascension Health will export such Materials directly to a member of Supplier’s enterprise or a Supplier Subcontractor.

(iii)
Supplier shall identify the specific export control status of, and be responsible for obtaining all necessary export authorizations and licenses for the “export” or “re-export” of products, technology, technical data or software provided by Supplier or its Affiliates or Subcontractors to any Eligible Recipient.

(h)
Compliance with Anti-Corruption Laws. Supplier represents, warrants and covenants that it is fully aware of and will comply with, and in the performance of its obligations to Ascension Health will not take any action or omit to take any action that would cause either Party to be in violation of, (i) U.S. Foreign Corrupt Practices Act, (ii) any other applicable anti-corruption laws, or (iii) any regulations promulgated under any such laws. Supplier represents and warrants that neither it nor any of the Supplier Personnel is an official or employee of any government (or any department, agency or instrumentality of any government), political party, state owned enterprise or a public international organization such as the United Nations, or a representative or any such person (each, an “Official”). Supplier further represents, warrants and covenants that, to its knowledge, neither it nor any of the Supplier Personnel has offered, promised, made or authorized to be made, or provided any contribution, thing of value or gift, or any other type of payment to, or for the private use of, directly or indirectly, any Official for the purpose of influencing or inducing any act or decision of the Official to secure an improper advantage in connection with, or in any way relating to, (i) any government authorization or approval involving Ascension Health, or (ii) the obtaining or retention of business by Ascension Health. Supplier further represents and warrants that it will not in the future offer, promise, make or otherwise allow to be made or provide any payment and that it will take all lawful and necessary actions to ensure that no payment is promised, made or provided in the future by any of the Supplier Personnel. Any violation of this Section 15.7(h) will be deemed to be a material breach of this Agreement.

(i)
Responsibility. Subject to Section 15.7(e), Supplier shall be responsible for any liability imposed on Supplier or any Eligible Recipient resulting from any failure of Supplier or its Subcontractors or third party product or service providers to comply with Supplier’s obligations under this Section 15.7, unless and to the extent such failure directly results from the sole acts or omissions of Ascension Health, an Eligible Recipient or a Third Party Contractor in contravention of Ascension Health’s obligations under this Section 15.7.

(j)
Compliance with Immigration Laws. Supplier shall not assign Services to be performed to any Supplier Personnel who are unauthorized aliens in the jurisdiction where such Supplier Personnel are providing Services, and if any Supplier Personnel performing any of the Services is discovered to be an unauthorized alien in such jurisdiction, Supplier will immediately remove such Supplier Personnel from performing Services hereunder and replace such Supplier Personnel with personnel who is not an unauthorized alien in such jurisdiction.

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15.8	INTEROPERABILITY.
Supplier represents, warrants and covenants that the Software, Equipment and Systems used by Supplier to provide the Services and for which Supplier is financially or operationally responsible under this Agreement, are and, subject to Sections 4.3 and 9.6, will remain during the Term and any Disengagement Services period, compatible and interoperable with the Retained Systems and Business Processes (including the software, equipment and systems used by the Eligible Recipients to provide the same or similar services and/or which may deliver records to, receive records from, or otherwise interact with the Software, Equipment and/or Systems used by Supplier to receive the Services) as and to the extent necessary to provide the Services.

15.9	DISCLAIMER.
EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, CONDITIONS OR WARRANTIES TO THE OTHER PARTY, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
16.INSURANCE AND RISK OF LOSS.

16.1	INSURANCE.
During the Term, Supplier, Ascension Health and each Eligible Recipient shall each keep in full force and effect and maintain at its sole cost and expense the policies of insurance set forth in Exhibit 9, with the specified minimum limits of liability specified therein.

16.2	RISK OF LOSS.

(a)
General. Subject to Section 17.3, Supplier and Ascension Health each shall be responsible for damage, destruction, loss, theft or governmental taking of their respective tangible property or real property (whether owned or leased) and each Party agrees to look only to its own insuring arrangements with respect to such damage, destruction, loss, theft, or governmental taking, except to the extent such loss is caused by the other Party. Each Party shall promptly notify the other Party of any such damage, destruction, loss, theft, or governmental taking of such other Party’s tangible property or real property (whether owned or leased) in the possession or under the control of such Party.

(b)
Death, Bodily Injury and Property Damage. Supplier and Ascension Health each shall be responsible for: (a) except as otherwise provided in Article 17, the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of such Party or the failure of such Party to comply with its obligations under this Agreement; and (b) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of such Party or the failure of such Party to comply with its obligations under this Agreement.

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17.INDEMNITIES.

17.1	INDEMNITY BY SUPPLIER.
Supplier agrees to indemnify, defend and hold harmless the Eligible Recipients and their respective officers, directors, employees, agents, representatives, successors, and assigns from any and all Losses and threatened Losses due to non-Party claims arising from or in connection with any of the following:

(a)	Representations, Warranties and Covenants. Supplier’s breach of any of the representations, warranties and covenants set forth herein.

(b)
Assigned Contracts. Supplier’s decision to terminate or failure to observe or perform any duties or obligations to be observed or performed on or after the Commencement Date by Supplier under any of the Third Party Software licenses, Equipment leases or Third Party Contracts assigned to Supplier or for which Supplier has assumed financial or operational responsibility pursuant to this Agreement.

(c)
Licenses, Leases and Contracts. Supplier’s failure to observe or perform any duties or obligations to be observed or performed on or after the Commencement Date by Supplier under Third Party Contracts used by Supplier to provide the Services to the extent Supplier is financially or operationally responsible under this Agreement.

(d)	Ascension Health Data or Confidential Information. Supplier’s breach of its obligations with respect to Ascension Health Data, Personal Data or Ascension Health Confidential Information.

(e)
Infringement. Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights in contravention of Supplier’s representations, warranties and covenants in Sections 15.2 and 15.3.

(f)
Compliance with Laws. Losses, including government fines, penalties, sanctions, interest, legal fees or other costs incurred in connection with any request for information, subpoena or CID, or other remedies resulting from any governmental or regulatory inquiry into Supplier’s compliance with applicable Laws or Supplier’s failure to perform its responsibilities under this Agreement in compliance with applicable Laws as required by this Agreement, including the exclusion of Supplier or any Supplier Personnel from any Federal Health Care Program (as such term is defined in Exhibit 11).

(g)	Taxes. Taxes, together with interest and penalties, that are the responsibility of Supplier under Section 11.3.

(h)
Shared Facility Services. Services, products or systems provided by Supplier to a third party from any shared Supplier facility or using any shared Supplier resources and not constituting Services provided to an Eligible Recipient or consumer pursuant to this Agreement.

(i)
Affiliate, Subcontractor or Assignee Claims. Any claim, other than an indemnification claim under this Agreement, initiated by (i) a Supplier Affiliate or Subcontractor asserting rights under this Agreement or (ii) any entity to which Supplier assigned, transferred, pledged, hypothecated or otherwise encumbered its rights to receive payments from Ascension Health under this Agreement.

(j)	Supplier Personnel Injury Claims. Any claim by Supplier Personnel for death, bodily injury, or illness, except to the extent caused by Ascension Health’s gross negligence or willful misconduct.

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(k)
Employment Claims. Any claim relating to any: (i) violation by Supplier, Supplier Affiliates or Subcontractors, or their respective officers, directors, employees, representatives or agents, of any Laws or any common law protecting persons or members of protected classes or categories, including Laws prohibiting discrimination or harassment on the basis of a protected characteristic; (ii) liability arising or resulting from the employment of Supplier Personnel by Supplier, Supplier Affiliates or Subcontractors (including liability for any social security or other employment taxes, workers’ compensation claims and premium payments, and contributions applicable to the wages and salaries of such Supplier Personnel); (iii) payment or failure to pay any salary, wages, pensions, benefits or other compensation due and owing to any Supplier Personnel, (iv) employee pension or other benefits of any Supplier Personnel; (v) other aspects of the employment relationship of Supplier Personnel with Supplier, Supplier Affiliates or Subcontractors or the termination of such relationship, including claims for wrongful discharge, claims for breach of express or implied employment contract and claims of co-employment or joint employment; (vi) liability resulting from representations (oral or written) to any Affected Employees by Supplier, Supplier Affiliates or Subcontractors (or their respective officers, directors, employees, representatives or agents), or other acts or omissions with respect to any Affected Employees by such persons or entities, including any act, omission or representation made in connection with the interview, selection, hiring and/or transition process, the offers of employment made to such employees, the failure to make offers to any such employees or the terms and conditions of such offers (including compensation and employee benefits), (vii) liability resulting from Supplier’s failure to maintain a safe, healthy and non-discriminatory working environment in compliance with all applicable laws and regulations, and/or (viii) liability resulting from Supplier’s failure to honor and observe all obligations of a respective Eligible Recipient provided for in any collective bargaining agreement which govern the employment of any Contract Employees as it relates to the employees covered by the particular collective bargaining agreement, except, in each case, to the extent resulting from the wrongful actions of the Eligible Recipients or Third Party Contractors

17.2	INDEMNITY BY ASCENSION.
Ascension Health agrees to indemnify, defend and hold harmless Supplier and its officers, directors, employees, agents, representatives, successors, and assigns, from any Losses and threatened Losses due to non-Party claims arising from or in connection with any of the following:

(a)	Representations, Warranties and Covenants. Ascension Health’s breach of any of the representations, warranties and covenants set forth herein.

(b)
Assigned Contracts. Ascension Health’s failure to observe or perform any duties or obligations to be observed or performed prior to the Commencement Date by Ascension Health under any of the Third Party Software licenses, Equipment leases or Third Party Contracts assigned to Supplier by Ascension Health pursuant to this Agreement.

(c)
Licenses, Leases or Contracts. Ascension Health’s failure to observe or perform any duties or obligations to be observed or performed by Ascension Health under any of the applicable Third Party Software licenses, Equipment leases or Third Party Contracts to the extent Ascension Health is financially or operationally responsible under this Agreement.

(d)	Supplier’s Confidential Information. Ascension Health’s breach of its obligations with respect to Supplier’s Confidential Information.

(e)
Infringement. Infringement or misappropriation or alleged infringement or alleged misappropriation of a patent, trade secret, copyright or other proprietary rights in contravention of Ascension Health’s representations, warranties and covenants in Section 15.3.

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(f)
Compliance with Laws. Losses, including government fines, penalties, sanctions, interest or other remedies resulting from Ascension Health’s failure to perform its responsibilities under this Agreement in compliance with applicable Laws as required by this Agreement.

(g)	Taxes. Taxes, together with interest and penalties, that are the responsibility of Ascension Health under Section 11.3.

(h)
Ascension Health Affiliate, Eligible Recipient or Third Party Contractor Claims. Any claim, other than an indemnification claim or insurance claim under this Agreement, initiated by an Ascension Health Affiliate, an Eligible Recipient (other than Ascension Health) or an Ascension Health Third Party Contractor asserting rights under this Agreement.

(i)
Non-Discrimination. Subject to the Eligible Recipient’s compliance with the Ethical and Religious Directives, the failure of such Eligible Recipient to maintain a safe, healthy and non-discriminatory working environment in compliance with the applicable laws and regulations.

17.3	ADDITIONAL INDEMNITIES.
Supplier and Ascension Health each agree to indemnify, defend and hold harmless the other (including, with respect to Ascension Health, the Eligible Recipients) and their respective Affiliates, officers, directors, employees, agents, representatives, successors, and assigns, from any and all Losses and threatened Losses to the extent they arise from or in connection with any of the following non-Party claims: (a) except as otherwise provided in Section 17.1(j), the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other person caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement; and (b) except as otherwise provided in Section 16.2, the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of the indemnitor or the failure of the indemnitor to comply with its obligations under this Agreement.

17.4	INFRINGEMENT.
In the event that (a) any Materials, Equipment, or Services provided by Supplier or its Affiliates or Subcontractors pursuant to this Agreement or used by them in the performance of the Services are found, or in Ascension Health’s reasonable opinion are likely to be found, to infringe upon the patent, copyright, trademark, trade secrets, intellectual property or proprietary rights of any third party in any country in which Services are to be performed or received under this Agreement, or (b) the continued use of such Materials, Equipment, Software or Services is enjoined, Supplier shall, in addition to defending, indemnifying and holding harmless Ascension Health as provided in Section 17.1(e) and to the other rights Ascension Health may have under this Agreement, promptly and at its own cost and expense and in such a manner as to minimize the disturbance to the Eligible Recipients, do one of the following: (i) obtain for the Eligible Recipients the right to continue using such Materials, Equipment, or Services; (ii) modify such Materials, Equipment, or Services so as to no longer be infringing without degrading the performance or quality of the Services or adversely affecting Ascension Health’s and the Eligible Recipients’ intended use; or (iii) replace such item(s) with a non-infringing functional equivalent acceptable to Ascension Health.

17.5	INDEMNIFICATION PROCEDURES.
With respect to non-Party claims which are subject to indemnification under this Agreement (other than as provided in Section 17.6 with respect to claims covered by Section 17.1(f) or (g)), the following procedures shall apply:

(a)
Notice. Promptly after receipt by any person or entity entitled to indemnification under this Agreement of notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification hereunder, the indemnitee shall notify the indemnitor of such claim. No delay or failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that such indemnitor has suffered actual prejudice by such delay or failure. Within fifteen (15) days following receipt of notice from the indemnitee relating to any claim, but no later than five (5) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee that the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

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(b)
Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election within the required notice period, the indemnitor shall assume sole control over the defense and settlement of the claim; provided, however, that (i) the indemnitor shall keep the indemnitee fully apprised at all times as to the status of the defense, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim imposing financial or non-financial obligations or restrictions on the indemnitee or constituting an admission of guilt or wrongdoing by the indemnitee or ceasing to defend against such claim. The indemnitor shall not be liable for any legal fees or expenses incurred by the indemnitee following the delivery of a Notice of Election; provided, however, that (i) the indemnitee shall be entitled to employ counsel at its own expense to participate in the handling of the claim, and (ii) the indemnitor shall pay the fees and expenses associated with such counsel if there is a conflict of interest with respect to such claim which is not otherwise resolved or if the indemnitor has requested the assistance of the indemnitee in the defense of the claim or the indemnitor has failed to defend the claim diligently and the indemnitee is prejudiced or likely to be prejudiced by such failure. The indemnitor shall not be obligated to indemnify the indemnitee for any amount paid or payable by such indemnitee in the settlement of any claim if (x) the indemnitor has delivered a timely Notice of Election and such amount was agreed to without the written consent of the indemnitor, (y) the indemnitee has not provided the indemnitor with notice of such claim and a reasonable opportunity to respond thereto, or (z) the time period within which to deliver a Notice of Election has not yet expired.

(c)
Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim for which it is obligated to indemnify the other Party hereunder within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate. The indemnitor shall promptly reimburse the indemnitee for all such reasonable costs and expenses incurred by the indemnitee, including reasonable attorneys’ fees.

17.6	INDEMNIFICATION PROCEDURES – GOVERNMENTAL AND OTHER CLAIMS.
With respect to claims covered by Section 17.1(f) or (g), the following procedures shall apply:

(a)
Notice. Promptly after receipt by Ascension Health of notice of the commencement or threatened commencement of any action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to Section 17.1(f) or (g), or any claim by a current or former Ascension Health employee, Ascension Health shall notify Supplier of such claim. No delay or failure to so notify Supplier shall relieve Supplier of its obligations under this Agreement except to the extent that Supplier has suffered actual prejudice by such delay or failure.

(b)
Procedure for Defense. Ascension Health shall be entitled, at its option, to have the claim handled pursuant to Section 17.5 or to retain sole control over the defense and settlement of such claim; provided that, in the latter case, Ascension Health shall (i) consult with Supplier on a regular basis regarding claim processing (including actual and anticipated costs and expenses) and litigation strategy, (ii) reasonably consider any Supplier settlement proposals or suggestions, and (iii) use commercially reasonable efforts to minimize any amounts payable or reimbursable by Supplier.

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17.7	SUBROGATION.
Except as otherwise provided in Section16.1 or 16.2, if an indemnitor shall be obligated to indemnify an indemnitee pursuant to any provision of this Agreement, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

17.8	COMPARATIVE FAULT.
Supplier and the applicable Eligible Recipient shall be liable under Sections 17.1 through 17.4, respectively, only to the extent of the respective obligations specifically imposed upon them by such Sections; provided, however, nothing herein shall be interpreted as relieving or limiting the indemnifying party’s defense obligations hereunder, the parties hereby agreeing that the resolution of each party’s respective level of fault shall be delayed until after the resolution of the underlying third party claim (whether by settlement, final non-appealable judgment or binding arbitration).  In the event both parties bear fault for a matter, each party’s liability (including liability for defense costs and deductible amounts and self-insured retentions under insurance policies) shall be equal to the percentage determined to be due to the fault of such party as agreed upon by the parties or as fixed by settlement agreement approved by the parties or set forth in a final judgment of a court of competent jurisdiction or the decision of the arbitrator or arbitration panel in a binding arbitration proceeding. The parties agree that the provisions of this Section 17.8 shall only apply in the event of a third party claim.
18.LIABILITY.

18.1	GENERAL INTENT.
Subject to the specific provisions and limitations of this Article 18, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the non-breaching Party as a result of the breaching Party’s failure to perform its obligations in the manner required by this Agreement.

18.2	LIMITATION OF LIABILITY.

(a)
Exclusions from Limitations. EXCEPT AS PROVIDED IN THIS SECTION 18.2, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL, COLLATERAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)
Liability Cap. Except as provided in this Section 18.2, the total aggregate liability of either Party, for claims asserted by the other Party under or in connection with this Agreement, regardless of the form of the action or the theory of recovery, shall be limited to $25,000,000 per calendar year. For avoidance of doubt, this liability cap is an aggregate liability cap for this Agreement and all Supplements.

(c)	Exceptions to Limitations of Liability. The limitations of liability set forth in Sections 18.2(a) and (b) shall not apply with respect to:

(i)	Losses occasioned by the fraud, willful misconduct, or gross negligence of a Party.

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(ii)	Losses that are the subject of indemnification under this Agreement.

(iii)
Losses occasioned by Supplier’s refusal to provide Services or Disengagement Services. For purposes of this provision, “refusal” shall mean the intentional cessation by Supplier, in a manner impermissible under this Agreement, of the performance of all or a material portion of the Services or Disengagement Services then required to be provided by Supplier under this Agreement.

(iv)
Amounts paid under Section 17.3 with respect to death or bodily injury of an agent, employee, customer, business invitee, business visitor or other person or damage, loss or destruction of real or tangible personal property.

(v)	Losses occasioned by any breach of a Party’s representations or warranties under this Agreement.

(vi)	Losses occasioned by any breach of a Party’s obligations under Article 13.

(vii)	Losses occasioned by Supplier’s failure to deliver an unqualified SSAE 16 SOC 1 Type II report in accordance with the requirements of Section 9.10(h).

(viii)	Losses occasioned by Supplier’s breach of any provision of the BAA.

(d)	Items Not Considered Damages. The following shall not be considered damages subject to, and shall not be counted toward the liability exclusion or cap specified in, Section 18.2(a) or (b):

(i)
Amounts withheld by Ascension Health or an Eligible Recipient in accordance with this Agreement or paid by Ascension Health or an Eligible Recipient but subsequently recovered from Supplier due either to incorrect Charges by Supplier or non-conforming Services.

(ii)	Invoiced Charges and other amounts that are due and owing to Supplier for Services under this Agreement.

(e)	Liquidated Damages and Limitations on Damages Resulting from Termination.

(i)
General. The Parties acknowledge and agree that if Ascension Health or an Eligible Recipient (with Ascension Health’s consent) (A) terminates any Supplement for cause and a court of competent jurisdiction (or arbitration panel if the Parties agree to arbitrate) determines that cause did not exist for termination, (B) terminates a Supplement in a manner not provided for in this Agreement or a Supplement, or (C) wrongfully terminates a Supplement (“Unauthorized Termination”); then Ascension Health or the applicable Eligible Recipient shall pay to Supplier the amount set forth in Section 18.2(e)(ii) below as liquidated damages (and, in any event, no more than such amount if the court or arbitration panel refuses to enforce liquidated damages) for each such terminated Supplement and such payment shall be Supplier’s sole remedy with respect to Ascension Health’s or the Eligible Recipient’s termination of each such Supplement. Both Parties agree that a termination of a Supplement as set forth in Subsections (A), (B) and (C) above will not constitute willful misconduct or gross negligence, that the limitations above fail their essential purpose, or that the liquidated damages provision constitutes a penalty and should not be enforced, and the Parties further agree that they will not assert any of the foregoing in an action seeking damages for termination. In the event of the termination of a Supplement as set forth above, Supplier shall provide Disengagement Services in accordance with Section 20.7 and the applicable Eligible Recipient shall be obligated to pay for such Disengagement Services in accordance with Section 20.7.

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(ii)
Liquidated Damages. The table below shows the percentage to be applied to the amount of prior twelve (12) months of Cash Collections ending on the effective date of the Unauthorized Termination to determine the amount of liquidated damages. The table assumes that no advance notice of termination is provided (e.g., termination is effective immediately).

Liquidated Damages
Remaining Contract Years at time of notice	5.0	4.5	4.0	3.5	3.0	2.5	2.0	1.5	1.0	0.5	—
% of Prior Twelve (12) Months Cash Collections	1.00%	1.00%	0.95%	0.90%	0.85%	0.80%	0.75%	0.60%	0.40%	0.20%	—%
With respect to an Unauthorized Termination, for every three (3) months of notice of termination that is provided to Supplier, the percentage to be applied to Cash Collections to calculate the liquidated damages will be reduced by 0.1% from the specified percentage in the above table, up to a maximum of twelve (12) months notice (e.g., the reduction to the percentage set forth in the table above cannot be greater than 0.4%). If notice of such termination is provided between one of the six (6) month specified periods, the percentage to apply to Cash Collections will be extrapolated on a straight-line basis (e.g., if notice of such termination is provided with 3.25 years remaining in the Supplement Term, then the percentage to be applied would be 0.875%).
(iii)    Example of Liquidated Damages Calculation. For example, if an Eligible Recipient provides six (6) months notice of termination, with 3.25 years remaining in the Supplement Term, and such termination is an Unauthorized Termination, the percentage to be applied to Cash Collections to calculate the liquidated damages will be 0.675% (0.875% minus 0.2% (because of the six month notice)). If the prior twelve (12) months Cash Collections is five hundred million dollars ($500,000,000), then the liquidated damages will be $3,375,000 ($500,000,000 multiplied by 0.675%).

(f)
Eligible Recipient Damages. The Parties acknowledge and agree that, to the extent an Eligible Recipient has suffered Losses for which Supplier may be liable under this Agreement, Ascension Health may seek recovery of such Losses on behalf of such Eligible Recipient in the same manner and to the same extent it would be entitled to do so on its own behalf if it had suffered such Losses.

(g)
Acknowledged Direct Damages. The following categories of expense shall be considered direct damages and neither Party shall assert that they are indirect, incidental, collateral, consequential or special damages or lost profits to the extent they result from either Party’s failure to perform in accordance with this Agreement:

(i)	Costs and expenses of recreating or reloading a Party’s information which is lost, stolen or damaged as a result of a Party’s breach of its obligations under this Agreement.

(ii)	Costs and expenses of implementing a work-around in respect of a failure to provide the Services or any part thereof as required by this Agreement.

(iii)	Costs and expenses of replacing lost, stolen or damaged Equipment, Software, and Materials.

(iv)
Costs and expense incurred to procure the Services, including lost incentives and hiring costs and costs and expenses associated with the retention of external consultants and legal counsel, if the Services are wrongfully terminated.

(v)
Incremental costs and expenses incurred to bring the Services in-house or procure the Services from an alternate source, including the costs and expenses associated with the retention of external consultants and legal counsel to assist with any re-sourcing, when the Agreement provides such right.

(vi)	Straight time, overtime or related expenses incurred by either Party for employees, wages and salaries of additional employees, travel expenses, and overtime expenses.

(vii)	Damages, fines, and penalties imposed by a regulatory agency for a Party’s failure to comply with deadlines which is not the result of a Force Majeure Event.

(viii)
Unrecoverable amounts resulting from claims denied by a payor and costs associated with the mitigation of Losses associated with such denied claims resulting from a change in process or location initiated by Supplier which causes

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a negative material change in denial rate from the measured denial rate prior to such change in process or location. For the purposes of this paragraph, a “change in denial rate” shall be measured based on date of service, not posting.
The absence of a direct damage listed in this Section 18.2(g) shall not be construed or interpreted as an agreement to exclude it as a direct damage under this Agreement.
19.DISPUTE RESOLUTION.

19.1	DISPUTE RESOLUTION PROCEDURES.
Prior to the initiation of formal dispute resolution procedures with respect to any dispute, other than as provided in Sections 19.1(d) or 19.5, the Parties shall first attempt to resolve such dispute informally, as follows:

(a)
Initial Effort.  The Parties agree that the Ascension Health Relationship Manager and the Supplier Executive Sponsor shall attempt in good faith to resolve all disputes (other than those described in Sections 19.1(d) or 19.5). In the event the Ascension Health Relationship Manager and the Supplier Executive Sponsor are unable to resolve a dispute in an amount of time that either Party deems reasonable under the circumstances, such Party may refer the dispute for resolution to the senior corporate executives specified in Section 19.1(b) below upon written notice to the other Party.

(b)
Escalation.  Within [**] business days of a notice under Section 19.1(a) above referring a dispute for resolution by senior corporate executives, the Ascension Health Relationship Manager and the Supplier Executive Sponsor will each prepare and provide to the Supplier Senior Vice President/Chief People Officer and the Ascension Health Chief Financial Officer, respectively, summaries of the non-privileged relevant information and background of the dispute, along with any appropriate non-privileged supporting documentation, for their review.  The designated senior corporate executives will confer as often as they deem reasonably necessary in order to gather and furnish to the other all non-privileged information with respect to the matter in issue which the Parties believe to be appropriate and germane in connection with its resolution.  The designated senior corporate executives shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without the necessity of any formal proceeding.  The specific format for the discussions will be left to the discretion of the designated senior corporate executives, but may include the preparation of agreed-upon statements of fact or written statements of position. If the senior executives reach an impasse or are otherwise unable to resolve the issue, such dispute shall be referred to the Joint Review Board for its consideration and input.

(c)
Provision of Information.  During the course of negotiations under Sections 19.1(a) or (b) above, all reasonable requests made by one Party to another for non-privileged information, reasonably related to the dispute, will be honored in order that each of the parties may be fully advised of the other’s position.  All negotiation shall be strictly confidential and used solely for the purposes of settlement.  Any materials prepared by one Party for these proceedings shall not be used as evidence by the other Party in any subsequent arbitration or litigation; provided, however, the underlying facts supporting such materials may be subject to discovery.

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(d)	Prerequisite to Formal Proceedings. Formal proceedings for the resolution of a dispute may not be commenced until the earlier of:

(i)	the Joint Review Board under Section 19.1(b) above concluding in good faith that amicable resolution through continued negotiation of the matter does not appear likely; or

(ii)	[**] days after the notice under Section 19.1(a) above referring the dispute to the Joint Review Board.

(e)
The provisions and time periods specified in this Section 19.1 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier to (A) avoid the expiration of any applicable limitations period, (B) preserve a superior position with respect to other creditors, or (C) address a claim arising out of the breach of a Party’s obligations under Article 13 or a dispute subject to Section 19.5.

19.2	JURISDICTION.
Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this Agreement must be brought solely and exclusively in state or federal courts located in the State of Missouri, and each Party irrevocably submits to the sole and exclusive jurisdiction of these courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party. Notwithstanding the foregoing, any Party may seek injunctive or other equitable relief or seek to enforce a judgment in any court of competent jurisdiction.

19.3	CONTINUED PERFORMANCE.

(a)
General. Each Party agrees that it shall, unless otherwise directed by the other Party, continue performing its obligations under this Agreement while any dispute is being resolved; provided that this provision shall not operate or be construed as extending the Term or prohibiting or delaying a Party’s exercise of any right it may have to terminate the Term as to all or any part of the Services. For purposes of clarification, Ascension Health Data may not be withheld by Supplier pending the resolution of any dispute.

(b)
Non-Interruption of Services. Supplier acknowledges and agrees that any interruption to the Service may cause irreparable harm to the Eligible Recipients, in which case an adequate remedy at law may not be available. Supplier expressly acknowledges and agrees that, pending resolution of any dispute or controversy, it shall not deny, withdraw, or restrict Supplier’s performance of the Services to the Eligible Recipients under this Agreement, except as specifically and expressly agreed in writing by the Parties.

19.4	GOVERNING LAW.
This Agreement and performance under it shall be governed by and construed in accordance with the applicable Laws of the State of Missouri, without giving effect to any choice-of-law provision or rule (whether of such State or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction. The Parties expressly opt out of the application of the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Computer Information Transactions Act.

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19.5	INJUNCTIVE RELIEF.
The Parties agree that the Parties may be irreparably harmed by the disclosure of Confidential Information in violation of this Agreement and that such disclosure could cause irreparable harm to the non-disclosing Party, the amount of which may be extremely difficult to estimate, thus possibly and to such extent making any remedy at law or in damages inadequate, the Parties therefore agree that in addition to any other remedies available at law or in equity, the non-disclosing Party may seek an injunction to prevent or stop such disclosure. If a court of competent jurisdiction finds that the disclosing Party has breached (or attempted or threatened to breach) any of the confidentiality obligations under this Agreement, the disclosing Party agrees that, without any additional findings of irreparable injury or other conditions to injunctive relief, it will not oppose the entry of an appropriate order compelling performance by the disclosing Party and restraining it from any further breaches (or attempted or threatened breaches).
19.6    COSTS.
Each Party shall bear its own costs of resolving a dispute, including attorneys' fees; provided however, if a judge or arbitrator(s) determines that a Party acted in bad faith, then the judge or arbitrator(s) may award attorneys' fees to the other Party.
20.TERMINATION.
20.1    TERMINATION FOR CAUSE.

(a)	By Ascension Health. If Supplier:

(i)
commits a material breach of this Agreement or a Supplement, which breach is not cured within thirty (30) days after notice of the breach from Ascension Health, which includes, but is not limited to, Supplier’s breach of its confidentiality obligations, including data protection obligations, and failure by Supplier to comply with Laws;

(ii)	commits a material breach of this Agreement or a Supplement, which is not capable of being cured within the period specified pursuant to Section 20.1(a)(i);

(iii)
fails to perform in accordance with a Service Level for the same Service Level for [**] or has more than [**] Service Level Failures of [**] Service Levels over a [**] period for the applicable Eligible Recipient;

(iv)
becomes liable for or incurs Service Level Credits under a Supplement that, in the aggregate, exceed [**] of the cumulative at risk amount (as set forth in Section 7.4 of Exhibit 3) under a Supplement during any [**] period, for the applicable Eligible Recipient;

(v)	fails to complete all elements of the Transition Services in accordance with the Transition Plan under a Supplement by the Termination Transition Date, for the applicable Eligible Recipient;

(vi)	fails to perform any of its duties or obligations under this Agreement on more than one (1) occasion to the extent it creates a pattern of non-performance; or

(vii)
causes, has caused, or will cause, a material negative impact to Ascension Health’s brand, reputation or operations, in Ascension Health’s good faith estimation, as a result of the Services being provided pursuant to a Supplement, but specifically excluding a material negative impact resulting solely from Authorized Actions. For the purposes of this paragraph, an Authorized Action shall be a policy or practice which is required by the Ascension Health Standards or which is specifically approved in writing by the Eligible Recipient that is a party to the Supplement. The Parties agree that upon the occurrence of any of the following events, a decision by Ascension Health to terminate the applicable Supplement(s) and/or this Agreement shall be deemed to have been exercised with a good faith belief of material negative impact and that as a result, cause exists for Ascension Health to terminate the applicable Supplement(s) or this Agreement: (A) any publicity regarding the Services that Ascension Health reasonably believes has the potential to negatively impact or damage the reputation of an Eligible Recipient, Ascension Health or Ascension Health Alliance as a result of the association with Supplier, including publicity that calls into question the mission, ethics, principles or values of an Eligible Recipient, Ascension Health or Ascension Health Alliance; (B) investigation or public allegation involving Supplier, an Eligible Recipient, Ascension Health or this Agreement and related to the Services, or services similar to the Services, provided by Supplier to other customers of Supplier, by a state’s attorney general, United States Congress or committee thereof, a state or federal regulatory agency or other governmental authority, including receipt by an Eligible Recipient of a civil investigative demand or other judicial or regulatory order from any regulatory authority; (C) Supplier reports an investigation or public allegation involving Supplier that is related to the Services, or services similar to the Services, provided

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by Supplier to other customers of Supplier, in an 8-K, 10-K, 10-Q or similar public disclosure document; and (D) Supplier’s failure to comply with Laws.
then Ascension Health may, by giving notice to Supplier, terminate the applicable Supplement(s), as of a date specified in the notice of termination.

(b)	By Supplier. If Ascension Health or another Eligible Recipient:

(i)
fails to pay undisputed Charges then due and owing under a Supplement by the specified due date, and the total of all such overdue undisputed Charges exceeds, in the aggregate, two times the average monthly Charges;

(ii)	commits a material breach of its duties or obligations with respect to Supplier Confidential Information as set forth in Section 13.1; or

(iii)
misuses or otherwise infringes on Supplier’s intellectual property rights with respect to General Developed Materials, Supplier Owned Materials, or the RC Tools, and such misuse or infringement constitutes a material breach of the Agreement;

then, if Ascension Health or the applicable Eligible Recipient fails to cure such default within thirty (30) days of notice from Supplier of its intention to terminate, Supplier may, by notice to Ascension Health and the Eligible Recipient, terminate the applicable Supplement. Supplier acknowledges and agrees that this Section 20.1(b) and Section 20.4 describe Supplier’s only rights to terminate a Supplement and Supplier hereby waives any other rights it may have to terminate this Agreement or any Supplements under this Agreement.

20.2	TERMINATION FOR CONVENIENCE.
Upon mutual agreement of Ascension Health and Supplier, the Parties may terminate a Supplement for convenience and, unless otherwise agreed by the Parties.

20.3	TERMINATION UPON SUPPLIER CHANGE OF CONTROL.
In the event of a change in Control of Supplier (or that portion of Supplier providing all or any material portion of the Services under this Agreement) or the Entity that Controls Supplier (if any), where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Supplier (or that portion of Supplier providing all or any material portion of the Services under this Agreement) are acquired by any entity, or Supplier (or that portion of Supplier providing all or any material portion of the Services under this Agreement) is merged with or into another entity to form a new entity and such change in Control of Supplier involves a Direct Ascension Health Competitor, Ascension Health may terminate this Agreement by giving Supplier at least ten (10) days prior notice, and such Direct Ascension Health Competitor shall be prohibited from any contact with Ascension Health Data, Ascension Health Confidential Information and any and all other information about the Ascension Health account, including discussions with Supplier Personnel regarding specifics relating to the Services.

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20.4	TERMINATION FOR INSOLVENCY.
If any Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for it, (iii) passes a resolution for its voluntary liquidation, (iv) has a receiver or manager appointed over all or substantially all of its assets, (v) makes an assignment for the benefit of all or substantially all of its creditors, (vi) enters into an agreement or arrangement for the composition, extension, or readjustment of substantially all of its obligations or any class of such obligations, (vii) fails or becomes incapable of paying its debts as they become due or is otherwise in default under material contracts and fails to promptly cure such defaults, or (viii) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated, then the other Party may terminate this Agreement as of a date specified in a termination notice; provided, however, that Supplier will not have the right to terminate under this Section so long as Ascension Health or the applicable Eligible Recipient pays for the Services to be received hereunder in advance on a month-to-month basis. If any Party elects to terminate this Agreement due to the insolvency of the other Party, such termination will be deemed to be a termination for cause hereunder.

20.5	ASCENSION HEALTH RIGHTS UPON SUPPLIER’S BANKRUPTCY.

(a)
General Rights. In the event of Supplier’s bankruptcy or other formal procedure referenced in Section 20.4 or the filing of any petition under bankruptcy laws affecting the rights of Supplier which is not stayed or dismissed within thirty (30) days of filing, in addition to the other rights and remedies set forth herein, to the maximum extent permitted by Law, Ascension Health will have the immediate right to retain and take possession for safekeeping all Ascension Health Data, Ascension Health Confidential Information, Ascension Health licensed Third Party Software, Ascension Health owned Equipment, Ascension Health Owned Materials, and all other Software (including all source code), Equipment, Systems or Materials to which the Eligible Recipients are or would be entitled during the Term or upon the expiration or termination of this Agreement. Supplier shall cooperate fully with the Eligible Recipients and assist the Eligible Recipients in identifying and taking possession of the items listed in the preceding sentence. Ascension Health will have the right to hold such Ascension Health Data, Ascension Health Confidential Information, Software (including all source code), Equipment, Systems and Materials until such time as the trustee or receiver in bankruptcy or other appropriate insolvency office holder can provide adequate assurances and evidence to Ascension Health that they will be protected from sale, release, inspection, publication, or inclusion in any publicly accessible record, document, material or filing. Supplier and Ascension Health agree that without this material provision, Ascension Health would not have entered into this Agreement or provided any right to the possession or use of Ascension Health Data, Ascension Health Confidential Information, or Ascension Health Software covered by this Agreement.

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(b)
Ascension Health Rights in Event of Bankruptcy Rejection. Notwithstanding any other provision of this Agreement to the contrary, if Supplier becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar Law in any other country (the “Bankruptcy Code”)) and rejects this Agreement pursuant to Section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) any and all of the licensee and sublicensee rights of the Eligible Recipients arising under or otherwise set forth in this Agreement, including the rights of the Eligible Recipients referred to in Section 14.3 and 14.6, shall be deemed fully retained by and vested in the Eligible Recipients as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Supplier is the debtor; (ii) Ascension Health shall have all of the rights afforded to non-debtor licensees and sublicensees under Section 365(n) of the Bankruptcy Code; and (iii) to the extent any rights of the Eligible Recipients under this Agreement which arise after the termination or expiration of this Agreement are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n), all of such rights shall remain vested in and fully retained by the Eligible Recipients after any Bankruptcy Rejection as though this Agreement were terminated or expired. Ascension Health shall under no circumstances be required to terminate this Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this Agreement, including without limitation any of the rights of Ascension Health referenced in Section 14.3 and 14.6.

20.6	TERMINATION FOR SUPPLIER DEGRADED FINANCIAL CONDITION.
If Supplier receives a “going concern” explanation or qualification from its external auditor, then Ascension Health may, in its sole discretion, terminate this Agreement by giving Supplier at least ninety (90) days prior notice.

20.7	DISENGAGEMENT SERVICES.

(a)
Availability. As part of the Services, and for the Charges set forth in Sections 20.7(b)(2) and 20.7(d) and the applicable Supplement, Supplier shall provide to Ascension Health, the applicable Eligible Recipients and their designee(s) the Services described in Section 20.7(b) and any disengagement services described in the applicable Supplement (collectively, the “Disengagement Services”) with respect to any Services that Supplier will no longer be performing for Ascension Health or the applicable Eligible Recipient (whether as a result of termination, expiration or removal) (the “Affected Services”).

(1)
Period of Provision. Supplier shall provide Disengagement Services to Ascension Health, the applicable Eligible Recipients and their designee(s), commencing upon a request for Disengagement Services, and, at Ascension Health’s request, continuing for up to twelve (12) months following the effective date of the notice of removal of the Services, or, if applicable, the expiration or termination of the Term of with respect to Affected Services.

(2)
Firm Commitment. Supplier shall provide Disengagement Services regardless of the reason for removal of the Affected Services; provided, that if this Agreement is terminated by Supplier for failure to pay undisputed amounts, subject to Section 12.3, Supplier may require payment in advance at the beginning of each month for Disengagement Services to be provided or performed under this Section 20.7. Such advance payments shall be based on an estimate provided by Supplier at least [**] days in advance of such month with any additional Charges or credits to be reflected on the next invoice. In addition, if this Agreement is terminated by Supplier for breach of Supplier’s Confidential Information or misuse of Supplier’s intellectual property, then Supplier may require that the applicable Eligible Recipient provide adequate assurance of protection of Supplier’s Confidential Information or intellectual property as applicable.

(3)
Performance. All Disengagement Services shall be provided subject to and in accordance with the terms and conditions of this Agreement. Without limiting the foregoing, Supplier shall perform the Disengagement Services with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and resource efficiency as it was required to provide the same or similar Services during the Term, including compliance with the Service Levels, and if the Disengagement Services occur during the Sarbanes-Oxley reporting period, delivery of the Controls Audit report in accordance with Section 9.11(h). Supplier Personnel (including all Key Supplier Personnel) reasonably considered by Ascension Health to be critical to the performance of the Services and Disengagement Services shall be listed in the applicable Disengagement Plan and retained on the Ascension Health account, unless reassignment is necessary for the retention of the employee by Supplier. Subject to the foregoing, such assignment shall be consistent with the periods set forth in the Disengagement Plan.

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(b)
Scope of Disengagement Services. At Ascension Health’s request, the Disengagement Services provided by Supplier shall include the services, functions and responsibilities described below (in addition to any Disengagement Services described in the applicable Supplement).

(1)
General Support. To the extent requested by Ascension Health, Supplier shall (i) assist Ascension Health, the applicable Eligible Recipient or their designee(s) in developing a written disengagement plan (“Disengagement Plan”) to effect the disengagement, (ii) perform programming and consulting services to assist in implementing the Disengagement Plan, (iii) train personnel designated by Ascension Health, the applicable Eligible Recipient or their designee(s) in the use of any business processes, work instructions and work procedures and if applicable, if the Eligible Recipient elects to in-source functions and license the RC Tools then Supplier will train the Eligible Recipient personnel on use of the RC Tools and any associated business processes and any Equipment, Software, Systems, Materials and tools used in connection with the performance of the Affected Services, (iv)  catalog all Eligible Recipient policies and procedures affecting the Services, Software, Ascension Health Data, Equipment, Materials, Third Party Contracts and tools used to provide the Affected Services, (v) provide machine readable and printed listings and associated documentation for source code for Software owned by any Eligible Recipient and source code to which any Eligible Recipient is entitled under this Agreement or the applicable Supplement and assist in its re-configuration, (vi)  assist in the execution of a parallel operation, data migration and testing process until the successful completion of the transition of the Affected Services to Ascension Health, another Eligible Recipient or their designee(s), (vii) create and provide copies of the Ascension Health Data related to the Affected Services in the format and on the media reasonably requested by Ascension Health, another Eligible Recipient and/or their designee(s), (viii) provide a complete and up-to-date, electronic copy of the Policy and Procedures Manual and applicable business processes, work instructions and work procedures in the format and on the media reasonably requested by Ascension Health, and (ix) provide other technical assistance requested by Ascension Health that is reasonably related to the disengagement with respect to the Affected Services.

(2)
Continuation of the Affected Services. At Ascension Health’s request, Supplier shall continue providing to the Eligible Recipient(s) any or all of the Affected Services after their anticipated removal, expiration or termination date. Supplier shall provide any such Affected Services subject to and in accordance with the terms and conditions of this Agreement and the applicable Eligible Recipient shall pay Supplier the Charges specified in the applicable Supplement that such Eligible Recipient would have been obligated to pay Supplier for such Affected Services if the Agreement had not yet expired or been terminated or had the Affected Services not been removed. To the extent Ascension Health requests a portion of the Services included in a particular Charge, the amount to be paid by such Eligible Recipient will be equitably adjusted to reflect the portion of the Affected Services included in such Charge that Supplier will not be providing or performing.

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(3)
Hiring. Ascension Health and the applicable Eligible Recipient shall be permitted to undertake, without interference from Supplier, to hire, effective after the date when Supplier ceases provision of the Affected Services, any Supplier employees (e.g., the line level operators) exclusively assigned to the performance of Affected Services during the twelve (12) months preceding such date in a facility-based role (e.g., excluding Shared Service Centers) (and may transfer such hired Supplier employee to a third party vendor that provides services to such Eligible Recipient after twelve (12) months after such hire date). Supplier shall waive its rights, if any, under contracts with such personnel restricting the ability of such personnel to be recruited or hired by Ascension Health. Supplier shall provide Ascension Health and the applicable Eligible Recipient with reasonable assistance in their efforts to hire such Supplier Personnel, and shall give Ascension Health and the applicable Eligible Recipient reasonable access to such Supplier Personnel for interviews, evaluations and recruitment. Ascension Health and the applicable Eligible Recipient shall endeavor to conduct the above-described hiring activity in a manner that is not unnecessarily disruptive of the performance by Supplier of its obligations under this Agreement.

(4)
Software. As provided in Article 14, Supplier shall provide, and hereby grants certain license, sublicense and/or other rights to certain Software and other Materials used by Supplier, Supplier Affiliates or Subcontractors in performing the Affected Services except with respect to RC Tools which are governed by Section 6.5(c)(iii) and the RC Tools ASP Agreement, a form of which is included as Annex 4.

(5)
Equipment. Except as otherwise agreed by the Parties, Ascension Health, the applicable Eligible Recipient and their designee(s) shall have the right (but not the obligation) to purchase, or assume the lease for, any Equipment owned or leased by Supplier that is exclusively used by Supplier, Supplier Subcontractors or Supplier Affiliates to perform the Affected Services. Such Equipment shall be transferred in good working condition, reasonable wear and tear excepted, as of the completion of any Affected Services requiring such Equipment. Supplier shall maintain such Equipment through the date of transfer so as to be eligible for the applicable manufacturer’s maintenance program at no additional charge to Ascension Health, another Eligible Recipient or their designee(s). In the case of Supplier-owned Equipment, Supplier shall grant to Ascension Health, the applicable Eligible Recipient or their designee(s) a warranty of title and a warranty that such Equipment is free and clear of all liens and encumbrances. Such conveyance by Supplier to Ascension Health, the applicable Eligible Recipient or their designee(s) shall be at the [**] calculated in accordance with generally accepted accounting principles. At Ascension Health’s request, the Parties shall negotiate in good faith and agree upon the form and structure of the purchase. In the case of Supplier leased Equipment, Supplier shall (i) represent and warrant that the lessee is not in default under the lease and that all lease payments have been made through the date of transfer, and (ii) notify Ascension Health of any lessor defaults of which it is aware at the time.

(6)
Ascension Health Facilities, Equipment and Software. Supplier shall vacate the Ascension Health Facilities and return to Ascension Health, if not previously returned, any Ascension Health owned Equipment (including Ascension Health Provided Equipment), Ascension Health leased Equipment, Ascension Health Owned Materials and Ascension Health licensed Third Party Materials (including Software), in condition at least as good as the condition when made available to Supplier, ordinary wear and tear excepted. Supplier shall vacate such Ascension Health Facilities and return such Equipment, Materials and Software to the extent that the Services requiring such Ascension Health Facilities, Equipment, Materials and Software are no longer being provided by Supplier.

(7)	Supplier Subcontractors and Third Party Contracts.

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(i)
Supplier will use commercially reasonable efforts to make available to Ascension Health, the applicable Eligible Recipient or their designee on reasonable terms and conditions third party services then being utilized by Supplier in the performance of the Services under shared agreements (e.g., agreements that Supplier uses for multiple clients).

(ii)
Ascension Health or the applicable Eligible Recipient may, in its sole discretion, assume any third party license and service agreements used by Supplier to provide the Services that are dedicated exclusively to Ascension Health or the applicable Eligible Recipient (e.g., agreements that are only used for Ascension Health or the applicable Eligible Recipient).

(iii)
At Eligible Recipient’s request, Supplier shall reassign to the Eligible Recipient any Third Party Contract that has been assigned to Supplier pursuant to, and in accordance with, this Agreement and is still in effect at the time of the termination of this Agreement, to the extent legally permitted and commercially practicable.

(iv)
It is understood and agreed that, in all events, the Eligible Recipients retain the right to contract directly with any Subcontractor or third party utilized by Supplier, Supplier Subcontractors or Supplier Affiliates to perform any Services.

(c)	Intentionally Omitted.

(d)
Rates and Charges. Except as provided below and in Section 20.7(b)(2), to the extent the Disengagement Services requested by Ascension Health can be provided by Supplier using personnel and resources already assigned to Ascension Health and where Supplier is being compensated for such personnel or resource, there will be [**] to Ascension Health or another Eligible Recipient for such Disengagement Services provided by such personnel or resource. If material Disengagement Services requested by Ascension Health cannot be provided by Supplier using [**] without adversely affecting Supplier’s ability to meet its performance obligations, Ascension Health, in its sole discretion, may forego or delay any work activities or temporarily or permanently adjust the work to be performed by Supplier, the schedules associated with such work or the Service Levels to permit the performance of such Disengagement Services using such personnel. To the extent Ascension Health or the applicable Eligible Recipient authorizes Supplier to use additional Supplier Personnel to perform material Disengagement Services requested by Ascension Health or the applicable Eligible Recipient, such Eligible Recipient shall pay Supplier the rates and charges specified in the applicable Supplement, or, if no such rates and charges are specified in the applicable Supplement, a negotiated fee which shall be no less favorable to the Eligible Recipient than the effective discount to Supplier’s standard rates reflected by the rates in the applicable Supplement less any discounts in the applicable Supplement.

20.8
TERMINATION FOR A FORCE MAJEURE EVENT. If any Force Majeure Event prevents the performance by Supplier or one of its Subcontractors of critical Services for more than fifteen (15) business days, Ascension Health, at its option, may terminate any applicable Supplement so affected. If the applicable Eligible Recipient elects to terminate less than all Services, the Charges payable under this Agreement shall be equitably adjusted, in accordance with the pricing methodology set forth in this Agreement, to reflect such partial termination.

21.GENERAL.

21.1	BINDING NATURE, ASSIGNMENT.

(a)	Binding Nature. This Agreement will be binding on the Parties and their respective successors and permitted assigns.

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(b)	Assignment. Neither Party may, or will have the power to, assign this Agreement without the prior written consent of the other, except in the following circumstances:

(i)
Ascension Health may assign its rights or obligations under this Agreement or any Supplement, without the approval of Supplier, to an Affiliate who expressly assumes Ascension Health’s obligations and responsibilities hereunder, provided that Ascension Health remains fully liable for and is not relieved from the full performance of its obligations under this Agreement; and

(ii)
Ascension Health may assign its rights and obligations under this Agreement or any Supplement, without the approval of Supplier, to an Entity acquiring, directly or indirectly, Control of Ascension Health, an Entity into which Ascension Health is merged, or an Entity acquiring all or substantially all of Ascension Health’s assets, provided that the acquirer or surviving Entity agrees in writing to be bound by the terms and conditions of this Agreement.

(c)	Impermissible Assignment. Any attempted assignment that does not comply with the terms of this Section shall be null and void.

21.2	ENTIRE AGREEMENT; AMENDMENT.
This Agreement, including any Exhibits, Annexes and Attachments referred to herein and attached hereto as well as any Supplements and Work Orders entered into from time to time, each of which is incorporated herein for all purposes, constitutes the entire agreement between the Parties with respect to the subject matter hereof. The Exhibits and Attachments to any Supplements or Work Orders are incorporated into such Supplement or Work Order by this reference. There are no agreements, representations, warranties, promises, covenants, commitments or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, representations, warranties, promises, covenants, commitments or undertaking, whether written or oral, with respect to the subject matter contained in this Agreement. No amendment, modification, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, modification, change, waiver, or discharge is sought to be enforced. In accordance with Section 1.1(c), any amendment to the terms and conditions of this MPSA shall automatically, as of the amendment effective date, be incorporated into all Supplements then in effect, unless otherwise specifically set forth in such amendment.

21.3	NOTICES.

(a)	Primary Notices. Any notice, notification, request, demand or determination provided by a Party pursuant to the following:
Section 4.5(a) (Right to In-Source or Use of Third Parties; Cooperation – Right of Use);
Section 6.7 (Notice of Defaults);
Section 9.13 (Notice of Adverse Impact);
Section 10.2 (Supplier Excused Performance);
Section 13.1(d) (Loss of Confidential Information);
Article 16 (Insurance and Risk of Loss);
Sections 17.5 (Indemnification Procedures);
Section 17.6 (Indemnification Procedures – Governmental and Other Claims);
Section 19.1 (Dispute Resolution Procedures);
Article 20 (Termination);
Section 20.7 (Disengagement Services); and
Section 21.1 (Binding Nature, Assignment);

shall be in writing and shall be delivered in hard copy using one of the following methods and shall be deemed delivered upon receipt: (i) by hand, (ii) by an express courier with a reliable system for tracking delivery, or (iii) by registered or certified mail, return receipt requested, postage prepaid.

ASCENSION HEALTH CONFIDENTIAL    MPSA    Page 75

Unless otherwise notified, the foregoing notices shall be delivered as follows:

In the case of Ascension Health:	In the case of Supplier:

Ascension Health	Accretive Health, Inc.
4600 Edmundson Road	401 N. Michigan Avenue, Suite 2700
St. Louis, Missouri 63134	Chicago, Illinois 60611
Attention: Katherine Arbuckle Chief Financial Officer	Attention: Mary Tolan Founder and Chief Executive Officer

With a copy to:

Ascension Health	Accretive Health, Inc.
4600 Edmundson Road	401 N. Michigan Avenue, Suite 2700
St. Louis, Missouri 63134	Chicago, Illinois 60611
Attention: Office of the General Counsel	Attention: Office of the General Counsel

(b)
    Other Notices. All notices, notifications, requests, demands or determinations required or provided pursuant to this Agreement, other than those specified in Section 21.3(a), shall be in writing and may be sent in hard copy in the manner specified in Section 21.3(a), or by e-mail transmission (where receipt is affirmatively acknowledged by the recipient, excluding auto-receipts) or facsimile transmission (with acknowledgment of receipt from the recipient’s facsimile machine) to the addresses set forth below:

In the case of Ascension Health:	In the case of Supplier:

Ascension Health	Accretive Health, Inc.
4600 Edmundson Road	401 N. Michigan Avenue, Suite 2700
St. Louis, Missouri 63134	Chicago, Illinois 60611
Attention: Bob Smith	Attention: Greg Kazarian
E-mail Address: BobSmith@ascensionhealth.org	E-mail Address: GKazarian@accretivehealth.com
Facsimile Number: (314) 733-8002	Facsimile Number: (312) 755-0492

(c)
    Notice of Change. A Party may from time to time change its address or designee for notification purposes by giving the other prior notice of the new address or designee and the date upon which it shall become effective.

21.4	COUNTERPARTS, HEADINGS, LANGUAGE.
This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the Parties hereto. The Article and Section headings and the table of contents used in this Agreement are for reference and convenience only and shall not be considered in the interpretation of this Agreement. All Schedules, Annexes, Exhibits, Attachments, documents, materials, deliverable items, notices and communications of any kind between the Parties and their representatives relating to the Services or this Agreement shall be made in the English language.

21.5	RELATIONSHIP OF PARTIES.
Supplier, in furnishing services to the Eligible Recipients hereunder, is acting as an independent contractor, and Supplier has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Supplier or Supplier Personnel under this Agreement. The relationship of the Parties under this Agreement shall not constitute a partnership or joint venture for any purpose. Except as expressly provided in this Agreement, Supplier is not an agent of the Eligible Recipients and has no right, power or authority, expressly or impliedly, to represent or bind the Eligible Recipients as to any matters.

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21.6	SEVERABILITY.
If any provision of this Agreement conflicts with applicable Law or is held void, invalid or unenforceable by a court with jurisdiction over the Parties, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable Law. The remaining provisions of this Agreement and the application of the challenged provision to persons or circumstances other than those as to which it is void, invalid or unenforceable shall not be affected thereby, and each such provision shall be valid and enforceable to the full extent permitted by applicable Law.

21.7	CONSENTS AND APPROVAL.
Except where expressly provided as being in the sole discretion of a Party, where agreement, approval, acceptance, consent, confirmation, notice or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed or withheld. An approval or consent given by a Party under this Agreement shall not relieve the other Party of responsibility for complying with the requirements of this Agreement, nor shall it be construed as a waiver of any rights under this Agreement, except as and to the extent expressly provided in such approval or consent.

21.8	WAIVER OF DEFAULT; CUMULATIVE REMEDIES.

(a)
Waiver of Default. A delay or omission by either Party hereto to exercise any right under this Agreement shall not be construed to be a waiver thereof. A waiver by either of the Parties hereto of any of the obligations to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other obligation. All waivers must be in writing and signed by the Party waiving its rights.

(b)
Cumulative Remedies. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise. The election by a Party of any remedy provided for in this Agreement or otherwise available to such Party shall not preclude such Party from pursuing any other remedies available to such Party at law, in equity, by contract or otherwise.

21.9	SURVIVAL.
Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect. Additionally, all provisions of this Agreement will survive the expiration or termination of this Agreement to the fullest extent necessary to give the Parties the full benefit of the bargain expressed herein.

21.10	PUBLICITY.
Neither Party shall use the other Party’s names, logos, service marks, trade names or trademarks or refer to the other Party directly or indirectly in any press release, public announcement, or public disclosure relating to this Agreement, including in any promotional, advertising or marketing materials, customer lists or business presentations without the prior written consent of the other Party prior to each such use or release. Supplier shall not make any public statements about this Agreement, the Services or its relationship with the Eligible Recipients without the prior written consent of Ascension Health’s Office of the General Counsel in each instance, provided that Supplier may make disclosures, to the extent required by rules or regulations promulgated by the Securities and Exchange Commission (“SEC”) or any similar governmental or regulatory body having jurisdiction over Supplier in any country or jurisdiction, provided further that Supplier provides prior notice and a summary of such disclosure to Ascension Health. Supplier shall seek to minimize such disclosure consistent with such rules and regulations. Notwithstanding the foregoing, Ascension Health and the other Eligible Recipients may include Supplier’s name, website address, trademark, logos and/or icon on Ascension Health’s or another Eligible Recipient’s intranet for the purpose of providing a link from Ascension Health’s or an Eligible Recipient’s intranet to the homepage of Supplier’s website (the “Link”). Supplier hereby grants to Ascension Health and the other Eligible Recipients a limited, revocable right and license to use, display and reproduce Supplier’s name, website address, trademark, logos and other related intellectual property in connection with the establishment and maintenance of the Link.

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21.11	THIRD PARTY BENEFICIARIES.
Except as expressly provided in this Agreement, this Agreement is entered into solely between, and may be enforced only by, Ascension Health and Supplier. This Agreement shall not be deemed to create any rights or causes of action in or on behalf of any third parties (other than the right of Eligible Recipients to receive Services), including employees, supplier and customers of a Party, or to create any obligations of a Party to any such third parties.

21.12	COVENANT AGAINST PLEDGING.
Supplier agrees that, without the prior written consent of Ascension Health, it shall not assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from Ascension Health or another Eligible Recipient under this Agreement for any reason whatsoever. To the extent Ascension Health permits Supplier to assign, transfer, pledge, hypothecate or otherwise encumber its rights to receive payments from Ascension Health or another Eligible Recipient under this Agreement, Supplier shall continue to be Ascension Health’s sole point of contact with respect to this Agreement, including with respect to payment. The person or Entity to which such rights are assigned, transferred, pledged, hypothecated or otherwise encumbered shall not be considered a third party beneficiary under this Agreement and shall not have any rights or causes of action against Ascension.

21.13	ORDER OF PRECEDENCE.

(a)
In the event of any conflict or inconsistency among the terms of the various documents that collectively comprise the Agreement, then to the maximum extent that the conflicting or inconsistent terms can reasonably be interpreted so that such terms are consistent with and supplemental to one another and do not conflict with each other, such consistent, non conflicting and supplemental interpretation shall prevail, in a manner that gives effect to all of such terms, absent an express statement of exclusion of a particular provision, term, Article or Section of another document constituting part of the Agreement, or an express statement that one provision or term in another document constituting part of the Agreement takes precedence over another or applies notwithstanding the other (in which case, that express statement of exclusion, precedence or application shall first be given effect).

(b)
If and to the extent that clause (a) does not resolve any interpretive questions or issues among terms that cannot be read as non-conflicting, consistent and supplemental, the following general order of precedence shall apply (with lower numbered items having priority over higher numbered items):

(i)	MPSA;

(ii)	the Exhibits to the MPSA;

ASCENSION HEALTH CONFIDENTIAL    MPSA    Page 78

(iii)	each Supplement;

(iv)	the schedules, exhibits, attachments, appendices or annexes to each Supplement;

(v)	the Policy and Procedures Manual;

(vi)	to the extent incorporated by specific reference in this Agreement, any third party or industry standards; and

(vii)	any other document that makes specific reference to this Agreement.

(c)
No Supplement can modify the requirements of this MPSA without specific reference to the section that is being modified. If Supplier submits Work Orders, change orders, Services requests, invoices or other similar documents or Eligible Recipient submits purchase orders or other similar documents for accounting or administrative purposes or otherwise, no pre-printed or similar terms and conditions contained in any such form shall be deemed to supersede any of the terms and conditions of this Agreement without express written approval (making specific reference to the changed sections of this Agreement and complying with the notice requirements in Section 21.3) by the Party to be charged.

21.14	HIRING.

(a)
Solicitation and Hiring. During the Term, and for a [**] month period following the last date Supplier performs any Services hereunder Supplier, Ascension Health and Eligible Recipient shall be prohibited from soliciting, recruiting or employing the employees of the other without the consent of the employee’s then current employer during the employee’s term of employment and for a period of [**] months following the employee’s final service date and subject to the provisions of Section 20.7(b)(3).

(b)
Publications. Neither the publication of classified advertisements in newspapers, periodicals, Internet bulletin boards, or other publications of general availability or circulation nor the consideration and hiring of persons responding to such advertisements shall be deemed a breach of this Section 21.14, unless the advertisement and solicitation is undertaken as a means to circumvent or conceal a violation of this provision and/or the hiring party acts with knowledge of this hiring prohibition.

21.15	SUPPLIER AFFILIATES.
Supplier shall be fully responsible and liable for all obligations of itself or any Supplier Affiliate and Supplier to the same extent as if such failure to perform or comply was committed by Supplier, and Ascension Health shall have the same rights under this Agreement if an event or circumstance (e.g., bankruptcy) occurs with respect to a Supplier Affiliate, that it would have if such party were Supplier.

21.16	LIENS.
Neither Party shall file, or by its action or inaction permit, any liens to be filed on or against property or realty of the other Party or an Eligible Recipient. If any such liens arise as a result of a Party’s action or inaction, such Party shall obtain a bond to fully satisfy such liens or otherwise remove such liens at its sole cost and expense within [**] business days.

21.17	COVENANT OF COOPERATION AND GOOD FAITH.
Each Party agrees that, in its respective dealings with the other Party under or in connection with this Agreement, it shall act in good faith.

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21.18	ACKNOWLEDGMENT, FURTHER ASSURANCES.
The Parties each acknowledge that the terms and conditions of this Agreement have been the subject of active and complete negotiations, and that such terms and conditions should not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement. Each Party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, upon the request of a Party, the other Party shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate the purposes of this Agreement.

21.19	INTENTIONALLY OMITTED.

21.20	TAX-EXEMPT BOND FINANCING.
The Parties acknowledge that some of the Equipment, Systems and Ascension Health Facilities to be used pursuant to this Agreement may have been financed with tax-exempt bond proceeds. This Agreement is intended to cover services that are “incidental”, pursuant to 26 C.F.R. Section 1.141-3(b)(4)(iii)(A), or otherwise not to give rise to private business use, as defined in 26 U.S.C. Section 141. In the event that Ascension Health’s legal and/or bond counsel determines that this Agreement or a Supplement executed hereunder may give rise to private business use, whether due to a change in law, regulations, or for any other reason, the Parties shall meet and in good faith negotiate an amendment to this Agreement or a Supplement executed hereunder, as applicable, to ensure that neither this Agreement, nor any Supplement executed hereunder gives rise to private business use. If the Parties are unable, after one hundred and twenty (120) days, to reach such an agreement, then Ascension Health shall have the right to terminate this Agreement or the Supplement executed hereunder, as applicable, and any such termination shall be deemed a termination for cause under Section 20.1.
[Signature Page Follows]

ASCENSION HEALTH CONFIDENTIAL    MPSA    Page 80

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

ASCENSION HEALTH	ACCRETIVE HEALTH, INC.

By:    /s/ Katherine Arbuckle        By:    /s/ Mary Tolan
Title:    Senior VP and CFO        Title:    CEO
Date:     August 6, 2012        Date:    August 6, 2012

ASCENSION HEALTH CONFIDENTIAL    MPSA    Page 81

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 1

DEFINITIONS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 1
Definitions

1.	INTRODUCTION.

1.1
Agreement. This Exhibit 1 (this “Exhibit”) is attached to and incorporated by reference in that certain Master Professional Services Agreement by and between Ascension Health, a Missouri nonprofit corporation having a principal place of business at 4600 Edmundson Road, St. Louis, Missouri 63134 (“Ascension Health”), and Accretive Health, Inc. a Delaware corporation having a principal place of business in Chicago, Illinois (“Supplier”) (the “MPSA”).

1.2	References. All references in this Exhibit to articles, sections and exhibits shall be to this Exhibit, unless another reference is provided.

1.3
General. The terms defined in this Exhibit include the plural as well as the singular and the derivatives of such terms. Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision. Article, Section, Subsection and Attachment references refer to articles, sections and subsections of, and attachments to, the MPSA, unless specified otherwise. The words “include” and “including” shall not be construed as terms of limitation and introduce a non-exclusive set of examples. The words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year. As stated in Section 21.3 of the MPSA, the word “notice” and “notification” and their derivatives means notice or notification in writing. Other terms used in this Agreement are defined in the context in which they are used and have the meanings there indicated.

2.	DEFINITIONS.
The following terms, when used in the Agreement, have the meanings specified below.
“Acceptance” means the determination, in Ascension Health’s reasonable discretion, and in accordance with the Policy and Procedures Manual or other criteria agreed to by the Parties, following implementation, installation, testing and execution in the production environment for an agreed upon number of business cycles that Software, Equipment, Systems and/or other contract deliverables are in Compliance in all material respects with the Specifications.
“Acceptance Date” has the meaning given in Section 6.3(f)(iii).
“Acceptance Testing” has the meaning given in Section 6.3(f).
“Acceptance Tests” has the meaning given in Section 6.3(f)(ii).
“Access Code” means a user identification number, a code or a password (or some combination of the foregoing) permitting access to the Ascension Health Network.
“Accretive PAS®” means the Physician Advisory Services provided by Supplier.
“Accretive PAS® Lead Physician Advisor” means the lead physician Supplier assigns to a particular Supplier Facility. The Accretive PAS® Lead Physician Advisor will act as the point physician for clinical questions and ongoing training.
“Accretive PAS® Web Portal” or “Portal” has the meaning given to it in Exhibit 4-D (Optional Services).
“Act” has the meaning given in Exhibit 11.
“Actual Performance” has the meaning given to it in Exhibit 4-B, Section 6.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 1    Page 1

“Administered Expenses” means the expenses identified as “Administered Expenses” in the applicable Supplement.
“Administrative Adjustments” means non-contractual adjustments or write-offs of charges taken in accordance with eligible participant policies.
“Affected Employees” has the meaning given in Exhibit 13.
“Affected Services” has the meaning given in Section 20.7(a).
“Affiliate” means, generally, with respect to any Entity, any other Entity Controlling, Controlled by or under common Control with such Entity.
“Affiliate Schedules” means those certain agreements by and among Ascension Health, Supplier and certain Eligible Recipients that amended and supplemented the Legacy Agreement as to the services to be provided by Supplier to the applicable Eligible Recipients thereunder.
“Aged Trial Balance Report” means the report of accounts receivables prepared in connection with the metric calculations described in Appendix A to Exhibit 4-B.
“Agreement” has the meaning given in Section 1.1(c).
“Agreement Terms” has the meaning given in Section 13.1(b)(v).
“AHtoCharge/Charge Capture” means a software and data mining tool utilized to identify missing charges.
“ALJ” means Administrative Law Judge.
“Anti-Kickback Statute” has the meaning given in Exhibit 11.
“Appeal Management” means an optional component of Accretive PAS® as described in Appendix D of Exhibit 4-C.
“Applications Software” or “Applications” means those software application programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) used to support day-to-day business operations and accomplish specific business objectives to the extent Supplier has financial or operational responsibility for such programs or programming under the applicable Supplement. Applications Software shall include all such programs or programming in use as of the Supplement Effective Date, including those (i) that are set forth in the applicable Supplement, (ii) that are included in the applicable Base Case, or (iii) as to which Supplier received notice and/or access prior to the Supplement Effective Date. Applications Software also shall include all such programs or programming developed and/or introduced on or after the Supplement Effective Date to the extent a Party has financial or operational responsibility for such programs or programming under the applicable Supplement.
“AR” means accounts receivable.
“Arbitrator” has the meaning given in Section 19.6(b).
“Ascension Health” has the meaning given in preamble of the Agreement.
“Ascension Health Data” means any data or information of Ascension Health or any Eligible Recipient that is provided to or obtained by Supplier in connection with the negotiation and execution of this Agreement or the performance of its obligations under this Agreement, including data and information with respect to the businesses, past current and prospective customers, operations, facilities, products, insurance policies, policy holders, applicants or other prospective customers, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of Ascension Health or any Eligible Recipient. Ascension

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Health Data also means any data or information of Ascension Health or an Eligible Recipient (i) created, generated, collected or processed by Supplier in the performance of its obligations under this Agreement, including data processing input and output, asset information, Reports, third party service and product agreements of Ascension Health or an Eligible Recipient, retained expenses and Administered Expenses or (ii) that resides in or is accessed through Software, Equipment or Systems provided, operated, supported, or used by Supplier in connection with the Services, as well as information derived from this data and information. Ascension Health Data shall not include any Supplier Confidential Information.
“Ascension Health Export Materials” has the meaning given in Section 15.7(g)(ii).
“Ascension Health Facilities” has the meaning given to it in Section 6.2.
“Ascension Health Laws” has the meaning given in Section 15.7(d).
“Ascension Health Network” has the meaning given in Section 6.3(a).
“Ascension Health Owned Materials” has the meaning given in Section 14.1(a).
“Ascension Health Personnel” means the employees, agents, contractors or representatives of Ascension Health employed or contracted by Ascension Health or its Affiliates or Eligible Recipients as of the applicable Supplement Effective Date who performed, in the ordinary course of business, any of the services to be provided by Supplier during the [**] months preceding the applicable Commencement Date.
“Ascension Health Privacy Policy” means Ascension Health’s privacy policy listed in Exhibit 8.
“Ascension Health Provided Equipment” has the meaning given in Section 6.5(e).
“Ascension Health Relationship Manager” has the meaning given in Section 10.1(a).
“Ascension Health Rules” has the meaning given in Section 6.2(b).
“Ascension Health Special Circumstances” has the meaning given in Section 4.5(a).
“Ascension Health Standards” has the meaning given in Section 9.5(a).
“Audit Period” has the meaning given in Section 9.10(a).
“Authorized User(s)” means, individually and collectively, the employees, business units, contractors, subcontractors, customers, agents, representatives, and joint ventures of Ascension Health and the Eligible Recipients (other than Supplier and its Subcontractors) designated by Ascension Health or an Eligible Recipient to receive or use the Systems or Services provided by Supplier.
“Auto/Workers Com/ Other” means one of the criteria for Conversions as described in Section 15.7(g) of Exhibit 4-B.
“BAA” has the meaning given in Section 13.2(d).
“Back” means those Dependent Services that are referred to as “Back End” in Exhibit 2 (Services).
“Balance Sheet Metric” means Operating Metrics [**] as described in the table in Section 2.b of Exhibit 4-B.
“Bankruptcy Code” has the meaning given in Section 20.6(b).
“Bankruptcy Rejection” has the meaning given in Section 20.6(b).

ASCENSION HEALTH CONFIDENTIAL    Exhibit 1    Page 3

“Base Case” means the financial base case consisting of the historical spend for the Services, functions and responsibilities that Supplier is assuming pursuant to a Supplement, including actual and planned expenditures for the [**] month period immediately preceding the applicable Supplement Effective Date.
“Base Fee” means the annual amount of the fees paid to Supplier by Eligible Recipient as compensation for the Supplier’s outsourcing and management of the Eligible Recipient’s full end to end patient revenue cycle. The calculation of the Base Fee for Eligible Recipients is detailed in Exhibit 4-A.
“Base Fee Cash Percentage” has the meaning given in Section 1.1 of Exhibit 4-A.
“Base Incentive Fee” means those Incentive Fees described in Section 1.1 of Exhibit 4-B.
“Benefit Plan” has the meaning given in Exhibit 13.
“Benefits Uplift” has the meaning given in Section 1.1 of Exhibit 13.
“Business Associate” has the meaning given in Annex 4.
“Cardholder Data” means all data designated as “Cardholder Data” or “Sensitive Authentication Data” in PCI DSS.
“Cash Collection Factor” means the component of Base Incentive Fees described in Section 1.2(a)(ii) of Exhibit 4-B.
“Cash Collections” means, unless otherwise agreed by the Parties, the amounts adjudicated and posted against individual patient accounts as payments. Sources of payments typically include payments from third-party Payers and patients. Payments from patients include direct payments, cash collected through third-party collection agencies, legal collections, early out vendors and other contracted third-party service providers before deductions of fees for in-scope revenue cycle facilities. In the event that collections related to specific patient activity are not posted/adjudicated at the patient account level, these payments are also included as part of Cash Collections (e.g., lump-sum underpayment settlements or take-backs). For payers that have periodic interim payments, vouchered remittances will be considered cash.
“Cash to Best Possible Methodologies” means the measurement methodology utilized to measure net revenue yield improvement prior to 7/1/2012 for Eligible Recipient facilities pursuant to the Legacy Agreement.
“Change Control Procedures” has the meaning given in Section 9.6(a).
“Charges” means the amounts set forth in a Supplement, including in Exhibit 4 to the MPSA, as charges for the Services under that Supplement, excluding Administered Expenses, Service Taxes and Ascension Health retained expenses.
“Charity Policy” means charity write offs taken in accordance with Eligible Recipient policies.
“Claimant” has the meaning given in Section 19.6(b).
“Client Utilization Review” or “UR” means the committee that reviews utilization issues brought to it by the medical director, often approving or reviewing policy regarding coverage and specifically charged with making Code 44 decision.
“Clinical Denials Team” has the meaning given in Exhibit 4-C, Appendix D.
“Clinical Documentation” consists of certain services detailed in Exhibit 4-C, Appendix F.
“CMS” means Centers for Medicare & Medicaid Services.

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“COB” means coordination of benefits.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.
“Code 44” means the National Uniform Billing Committee Conditon Code relating to Inpatient admission changed to outpatient, which is for use on outpatient claims only, when the physician ordered inpatient services, but upon internal review performed before the claim was initially submitted, the hospital determined the services did not meet its inpatient criteria.
“Commencement Date” means, for each Service, the date set forth in the applicable Supplement designated for the commencement of such Service or, if no such date is set forth in the applicable Supplement, the Supplement Effective Date.
“Commissioned Developed Materials” has the meaning given in Section 14.2(d).
“Companion Agreement” has the meaning given in Section 2.2(a).
“Compensation Plan” has the meaning given in Exhibit 5, Section 4.
“Compliance” and “Comply” means, with respect to Software, Equipment, Systems or other contract deliverables to be implemented, designed, developed, delivered, integrated, installed and/or tested by Supplier, compliance in all material respects with the Specifications.
“Concurrent and Retrospective Appeals Management” means the act of writing appeal letters on cases being denied full or part payment for a number of reasons, including medical necessity, level of care, and number of days.
“Confidential Information” has the meaning given in Section 13.1(a).
“Contract Changes” has the meaning given in Section 11.1(d).
“Contract Employee Roster” has the meaning given in Exhibit 5.
“Contract Employees” has the meaning given in Exhibit 5.
“Contract Records” has the meaning given in Section 9.10(a).
“Contract Year” means, for the first Contract Year, a period commencing on the first Commencement Date under the applicable Supplement and ending on June 30 of the next calendar year and, for each ensuing Contract Year, a twelve (12) month period commencing on July 1 and ending on June 30 (or, if earlier, on the last day of the Term). If any Contract Year is less than twelve (12) months, the rights and obligations under this Agreement that are calculated on a Contract Year basis will be proportionately adjusted for such shorter period.
“Contractual Adjustments” means adjustments or write off of charges taken in accordance with third party payer contracts.
“Control” and its derivatives means: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least fifty percent (50%) of the aggregate of all voting equity interests in an Entity or (ii) equity interests having the right to at least fifty percent (50%) of the profits of an Entity or, in the event of dissolution, to at least fifty percent (50%) of the assets of an Entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors; (c) the right to control, directly or indirectly, the management or direction of the Entity by contract or corporate governance document; or (d) in the case of a partnership, the holding by an Entity (or one of its Affiliates) of the position of sole general partner.
“Controls Audit” has the meaning given in Section 9.10(h)(i).

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“Conversions” has the meaning given in Section 15.1 of Exhibit 4-B.
“Corporate Compliance Program” means a program established by Supplier, Ascension Health or the applicable Eligible Recipients which has as its goal to ensure that such Entity complies with federal, state and local laws and regulations and is further described in Exhibit 11.
“Covered Entities” has the meaning given in Annex 4.
“CPOE” means computerized physician order entry.
“Credit AR” means negative balance open AR.
“Crowe” means Crowe Horwath, LLP.
“Crowe RCA System” means a database and financial decision support tool deployed by Ascension Health for all Eligible Recipients.
“Debit AR” means positive balance open AR.
“Deficient Service” has the meaning given in Section 4.4(a).
“De-identified” has the meaning set forth in Section in Section 13.2(f).
“Deliverable” means a Developed Material that is identified as a deliverable in the Agreement, or in a statement of work, project plan, or other writing by or between the Parties.
“Denials” means non-contractual adjustments or write off of charges taken in accordance with eligible participant policies and/or payer denials.
“Dependent Services” means those Services that are specified as “Dependent Services” in Exhibit 2.
“Derivative Work” means a work based on one or more preexisting works, including a condensation, transformation, translation, modification, expansion, or adaptation, that, if prepared without authorization of the owner of the copyright of such preexisting work, would constitute a copyright infringement under applicable Law, but excluding the preexisting work.
“Designated Sponsor” means the individual designated by an Eligible Recipient to be responsible for oversight and decision-making on behalf of that Eligible Recipient relating to a Supplement.
“Detailed Transition Plan” has the meaning given in Section 4.2(b).
“Developed Materials” means both Commissioned Developed Materials and General Developed Materials.
“Development Tools” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used in the development, testing, deployment and maintenance of Applications to the extent a Party has financial or operational responsibility for such programs or programming under a Supplement. Development Tools shall include all such products in use or required to be used as of the Commencement Date, including those set forth in the applicable Supplement, those as to which the license, maintenance or support costs are included in the applicable Base Case, and those as to which Supplier received reasonable notice and/or access prior to the Commencement Date. Development Tools also shall include all such products selected and/or developed by or for Ascension Health or the other Eligible Recipients on or after the Commencement Date to the extent a Party has financial or operational responsibility for such programs or programming under a Supplement.

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“Direct Ascension Health Competitors” means the Entities identified in Exhibit 10 of the Agreement, as well as their Affiliates, successors and assigns, as such list of Entities may reasonably be modified by Ascension Health from time to time.
“Direct Costs” has the meaning given in Exhibit 4-A, Section 8(a).
“Direct Costs of Collection” has the meaning given in Exhibit 4-C, Appendix E.
“Directives” has the meaning given in Exhibit 11.
“Discrete Initiatives”, as of the Effective Date” include those discrete initiatives that are set forth in Section 14.1 of Exhibit 4-B.
“Discretionary Transition Employee” has the meaning given in Exhibit 13.
“Disengagement Plan” has the meaning given in Section 20.7(b)(1).
“Disengagement Services” means the termination/expiration assistance requested by Ascension Health to allow the Services to continue without interruption or adverse effect and to facilitate the orderly transfer of the Services to Ascension Health or its designee, as such assistance is further described in Section 20.7 and the applicable Supplements.
“Dormant Receivables” has the meaning given in Exhibit 4-C, Sections Appendix E.
“Earnback” has the meaning given in Section 7.5 of Exhibit 3.
“Effective Date” has the meaning given in the preamble to the MPSA.
“Eligible Recipients” means, collectively, the following:
(a)    Ascension Health or Ascension Health Care Network;
(b)    any Entity that is an Affiliate of Ascension Health or Ascension Health Care Network on the Supplement Effective Date, or thereafter becomes an Affiliate of Ascension Health;
(c)    any Entity that purchases after the Supplement Effective Date from Ascension Health or any Affiliate of Ascension Health, all or substantially all of the assets of Ascension Health or such Affiliate, or of any division, marketing unit or business unit thereof, provided that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;
(d)    any Entity that after the Supplement Effective Date is created using assets of Ascension Health or any Affiliate of Ascension Health, provided that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;
(e)    any Entity into which Ascension Health or any Affiliate of Ascension Health merges or consolidates, provided that such Entity has assumed Ascension Health’s obligations under this Agreement, and provided further that such Entity agrees in writing to be bound by the terms and conditions of this Agreement;
(f)    any Entity which merges into or consolidates with Ascension Health or any Affiliate of Ascension Health;
(g)    any Entity, including any corporation, joint venture, partnership or manufacturing or retail facility, in which on or after the Supplement Effective Date, Ascension Health or any Affiliate of Ascension Health has an ownership interest and as to which Ascension Health or such Affiliate has management or operational responsibility;

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any person or Entity engaged in the provision of products or services to Ascension Health or another Eligible Recipient identified in clauses (a) through (g) (e.g., contract personnel working at a Ascension Health site), but only in connection with the provision of such products or services to Ascension Health or such other Eligible Recipient;
any customer of an Eligible Recipient identified in clauses (a) through (g) above, or an Entity to which such an Eligible Recipient is a subcontractor, but only in connection with the provision of products or services (other than the Services provided hereunder) by such Eligible Recipient to such customer; and
other entities to which the Parties agree.
“Eligible Recipient Relationship Manager” has the meaning given in Section 10.1(b).
“Employment Effective Date” has the meaning given in Exhibit 13.
“EMR” means Electronic Medical Records.
“Enrollment Form” means a form which is included in the RC Tools ASP form of agreement (Annex 4).
“Entity” means a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity.
“Equipment” means all computing, networking and communications equipment procured, provided, operated, supported, or used by an Eligible Recipient, Supplier or an Authorized User in connection with the Services, including (i) mainframe, midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices, and cabling, (ii) personal computers, laptop computers, terminals, workstations and personal data devices and associated attachments, features, accessories, printers, multi-functional printers, peripheral or network devices, and cabling, and (iii) voice, data, video and wireless telecommunications and network and monitoring equipment and associated attachments, features, accessories, peripheral devices, cell phones and cabling.
“Equipment Leases” means all leasing arrangements whereby Ascension Health, another Eligible Recipient or a Third Party Contractor leases Equipment as of the Commencement Date which will be used by Supplier (or Subcontractors or Affiliates of Supplier) in connection with the provision of the Services after such Commencement Date. Equipment Leases include those leases identified in the applicable Supplement, those leases as to which the lease, maintenance and support costs are included in the applicable Base Case and all other leases as to which Supplier received notice and/or access prior to the Supplement Effective Date.
“Ethical and Religious Directives” means the Ethical and Religious Directives for Catholic Health Care Services, as promulgated by the United States Conference of Catholic Bishops, Washington, D.C., of the Roman Catholic Church or its successor located at http ://www.usccb.org/issues-and-action/human-life-and-dignity/health-care/upload/Ethical-Religious-Directives-Catholic-Health-Care-Services-fifth-edition-2009.pdf
“FC” means “financial class”.
“Federal Health Care Program” has the meaning given in Exhibit 11.
“Financial Clearance” has the meaning given in Section 3.2 of Exhibit 3.
“Financial Clearance Center of Excellence” means the Supplier Facilities dedicated to performing a variety of the revenue cycle procedures typically performed as part of the patient access process such as registration and eligibility review for multiple Supplier customers some of which may be Eligible Recipients.
“Financial Clearance Services” means those Services that are typically performed as part of the patient access process such as registration and eligibility review.

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“First Level Review by Nurse” means the first chart review by a case manager against a standardized screening criteria to assess whether a chart has medical necessity of admission to a hospital.
“Fixed Employee and Fixed Overhead Costs” shall be calculated in accordance with Exhibit 4-A, Section 6.
“Force Majeure Event” has the meaning given in Section 9.14(a).
“Front” means those Dependent Services that are referred to as “Front End” in Exhibit 2 (Services).
“Functional Service Area” means each of the service areas identified in the applicable Supplement as a “Functional Service Area.”
“GAAP” means generally accepted accounting principles, consistently applied.
“General Developed Materials” has the meaning given in Section 14.2(a).
“GPSR” means Gross Patient Service Revenue for Supplier In-Scope Operations; GPSR should be calculated by post-date (the date charges posted on the patient account) such as in a given month, the GPSR is equal to the charges posted on patient accounts during the same month.
“Gross Accounts Receivables” means totals accounts receivable at gross, debits AR only.
“Gross Base Fee” means the total Base Fees charged by Supplier to an Eligible Recipient prior to [**] before any reductions for [**] (both as defined in the Legacy Agreement).
“Gross Proceeds from the collection of Dormant Receivables” has the meaning given to it in Exhibit 4-C, Appendix E.
“Health Information Management” or “HIM” is the practice of acquiring, analyzing, and protecting digital and traditional medical information vital to providing quality patient care, typically HIM functions include medical transcription, medical coding, and medical records management and retention.
“High Risk” shall have the meaning as defined by each individual affiliate in their Crowe RCA System. High Risk should be defined consistently in periods before and after the contract start date.
“HIPAA Privacy Rule” means the Health Insurance Portability and Accountability Act of 1996 and regulations thereunder (45 C.F.R. Parts 160-164), as the same may be amended from time to time.
“HITECH” means the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009) and regulations thereunder, as the same may be amended from time to time.
“Historical Base Fee” has the meaning given in Exhibit 4-A, Section 1.2.
“Historical Cash Collections” has the meaning given in Exhibit 4-A, Section 1.1.
“Historical Performance” means the actual results for an Eligible Recipient based on the twelve (12) month period immediately prior to the applicable Supplement Effective Date, unless otherwise agreed by the parties (as used in Section 8.1 of Exhibit 4-B).
“Historical Period” means the 12 months ending June 30th, 2012, unless otherwise stated.
“ICD-10” means the International Statistical Classification of Diseases and Related Health Problems, 10th Revision.
“Illicit Code” has the meaning given in Section 9.9(b).

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“Incentive Fees for Intra Stay Quality” has the meaning given in Appendix B of Exhibit 4-C.
“Income Statement Metrics” means, unless otherwise agreed by the Parties, the following metrics:  [**].
“Increases to Net Revenue” means initiatives which increase the amount of revenue due from third party payers.
“Indirect Costs” has the meaning given in Exhibit 4-A, Section 8(b).
“Infused Cost Recovery Fee” has the meaning given in Appendix B of Exhibit 4-C).
“Inpatient and Observation Status” means two different possible status of a number of status categories that a patient may be placed in for billing purposes. Observation or inpatient status is based on the patient's severity of illness and the intensity of service provided.
“Inpatient” means a patient who is admitted to a hospital or clinic for treatment with an inpatient status.
“Inpatient Conversions” means a Conversion associated with a patient that has an Inpatient status.
“In-Scope Base Services” has the meaning given in Exhibit 4-B, Section 1.1.
“In-Scope Operations” means the departments and areas of operation at an Eligible Recipient for which Supplier will provide the Services.
“Insurance Activity” has the meaning given in Exhibit 4-B, Appendix A.
“Insurance Payments” means payments made by a third party payer.
“Insured Patient Cash” means cash collected from the patient on accounts with insurance coverage.
“Intra-Stay Quality” consists of certain Optional Services detailed in Exhibit 4-C, Appendix B.
“Joint Review Board” or “JRB” has the meaning given to it in Exhibit 6.
“Income Taxes” means any tax on or measured by the net income of a Party (including taxes on capital or net worth that are imposed as an alternative to a tax based on net or gross income), or taxes which are of the nature of excess profits tax, minimum tax on tax preferences, alternative minimum tax, accumulated earnings tax, personal holding company tax, capital gains tax or franchise tax for the privilege of doing business.
“Issuers” has the meaning given in Section 13.2(e).
“Key Supplier Personnel” has the meaning given to it in Section 8.2(a).
“Laws” means all federal, state, provincial, regional, territorial and local laws, statutes, regulations, rules, executive orders, supervisory requirements, directives, circulars, opinions, interpretive letters and official releases of or by any government, or any authority, department or agency thereof or self regulatory organization (“SRO”), including Privacy Laws. The definition of Laws shall include Privacy Laws. For purposes of this Agreement, Laws shall also include all generally accepted accounting principles (“GAAP”), as such principles may be modified during the Term by the Public Company Accounting Oversight Board or other applicable authorities.
“Legacy Agreement” means, collectively, the MSA and the Affiliate Schedules.
“Legacy Practices” has the meaning given in Section 4.1(c).

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“Level of Care Compliance Services” means the services provided to a client to aid in making appropriate status decisions for billing purposes.
“Link” has the meaning given in Section 21.10.
“Losses” means all losses, liabilities, damages (including punitive and exemplary damages), fines, penalties, interest and claims (including taxes), and all related costs and expenses (including reasonable legal fees and disbursements and costs of investigation, litigation, experts, settlement, judgment, interest and penalties). Losses shall not include refunds, take-backs, unpaid claims or other similar forms of losses which relate to the payment made to Supplier for Services which it provides to patients.
“Lower Bound Target” means [**], unless otherwise agreed by the Parties.
“M&T” means management and technology.
“Major Release” means a new version of Software that includes changes to the architecture and/or adds new features and functionality in addition to the original functional characteristics of the preceding software release. These releases are usually identified by full integer changes in the numbering, such as from “7.0” to “8.0,” but may be identified by the industry as a major release without the accompanying integer change.
“Malicious Code” means (i) any code, program, or sub-program whose knowing or intended purpose is to damage or maliciously interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or maliciously interfere with the operation of the Software, code, program, or sub-program, itself, or (ii) any device, method, or token that permits any person to circumvent the normal security of the Software or the system containing the code.
“Managed Care Contract Negotiations” consists of certain services detailed in Exhibit 4-C, Appendix F.
“Managed Third Parties” has the meaning given in Section 4.5(c).
“Managed Third Party Agreement” has the meaning given in Section 4.5(c).
“Management Tools” means all software products and tools (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are used by Supplier to deliver and manage the Services. Management Tools shall include all such products or tools in use as of the Supplement Effective Date, including those (i) that are listed in a Supplement, (ii) for which the license, maintenance or support costs are included in the applicable Base Case, or (iii) as to which Supplier otherwise received notice and/or access prior to the Supplement Effective Date. Management Tools also shall include all such software products and tools selected and/or developed on or after the Effective Date to the extent a Party has financial or operational responsibility for such programs or programming under the applicable Supplement.
“Mandatory Transition Employee” has the meaning given in Exhibit 13.
“Master Professional Services Agreement” or “MPSA” has the meaning given to it in Section 1.1(a).
“Material Deficiency” has the meaning given in Section 4.5.
“Materials” means, collectively, Software, literary works, other works of authorship, documented specifications, designs, analyses, processes, methodologies, concepts, inventions, know-how, programs, program listings, programming tools, documentation, reports, drawings, databases, spreadsheets, machine-readable text and files financial models and work product, whether tangible or intangible.
“Measurement Period” means any Ascension Health fiscal quarter during the Performance Period.

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“Measurement Window” means the time during, or frequency by, which a Service Level shall be measured.
“Medicaid Pending” means accounts which are still pending approval of coverage from Medicaid.
“Medical Executive Committee” means the Eligible Recipient committee responsible for conveying accurately the views of the medical staff on all issues, including those issues relating to quality and safety.
“Medical Necessity” has the meaning given to such term in Title XVIII of the Social Security Act, Section 1862 (a)(1)(A).
“Medicare/Medicaid/Other Payer Cost Reports and Medicare Bad Debt Logging” consists of certain services detailed in Exhibit 4-C, Appendix F.
“Middle” means those Dependent Services that are referred to as “Middle” in Exhibit 2 (Services).
“Military Leave” has the meaning given in Exhibit 13.
“Minor Release” means a scheduled release containing small functionality updates and/or accumulated resolutions to defects or non-conformances made available since the immediately preceding release (whether Major Release or Minor Release). Minor Releases shall include “Maintenance Releases” which are supplemental to and made available between Major Releases and other Minor Releases, issued and provided under specific vendor service level or maintenance obligations and contain only accumulated resolutions or mandated changes. These releases are usually identified by a change in the decimal numbering of a release, such as “7.12” to “7.13.”
“Monthly Invoice” has the meaning given in Section 12.1(a).
“MS-DRG” means Medicare Severity Diagnosis Related Group. DRG is the system to classify hospital cases into one of originally 467 groups.
“MSA” means that certain Amended and Restated Master Service Agreement by and between Ascension Health and Supplier dated as of December 13, 2007, as amended.
“Net Base Fee” means the total Base Fees charged to an Eligible Recipient prior to [**] after reduction for Cost Savings Sharing and/or Base Fee Reductions (both as defined in the Legacy Agreement).
“Net/Net Revenue” has the meaning given in Appendix A of Exhibit 4-B.
“Net Patient Service Revenue” or “NPSR” means, unless otherwise agreed by the Parties, the estimated realizable amounts from patients, third-party payers, and others for services provided excluding bad debt expense and includes estimated retroactive adjustments under reimbursement agreements with third-party payers.
“Net Proceeds from the collection of Dormant Receivables” has the meaning given in Exhibit 4-C, Appendix E.
“New Advances” has the meaning given in Section 9.12(d).
“New Services” means new services or significant changes to existing Services requested by Ascension Health, (i) that impose materially different obligations on Supplier, (ii) that require materially different levels of effort, resources or expense from Supplier, and (iii) for which there is no current resource baseline or charging methodology.
“Notice of Election” has the meaning given in Section 17.5(a).
“Observation Status” has the meaning given to it by the CMS.
“Official” has the meaning given in Section 15.7(h).

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“On-Leave Mandatory Transition Employee” has the meaning given in Exhibit 13.
“On-Leave Offer Period” has the meaning given in Exhibit 13.
“Operating Budget Fee” has the meaning given in Appendix B of Exhibit 4-C.
“Operating Metrics” means those metrics set forth on the RCA Scorecard as described in Exhibit 4-B (as used in Section 2.2 of Exhibit 4-B).
“Operational Denials” means denials which are associated with revenue cycle activities for In-Scope Operations for Supplier.
“Optional Services” means those Services that are specified as “Optional Services” in Exhibit 2.
“Optional Services Rider” has the meaning given in the preamble of Exhibit 4-C, a form of which is found in Annex 5.
“Out-of-Pocket Expenses” means reasonable and actual out-of-pocket expenses due and payable to a third party by Supplier that are approved in advance by Ascension Health and for which Supplier is entitled to be reimbursed by Ascension Health under this Agreement. Out-of-Pocket Expenses shall not include Supplier’s overhead costs (or allocations thereof), general and/or administrative expenses or other mark-ups and shall be net of all rebates and allowances.
“Outpatient” means patients who present for service to an Eligible Recipient who are not admitted as an Inpatient.
“Outpatient/Emergency Department” means patients who present for service to an Eligible Recipient who are not admitted as an Inpatient.
“Paid Time Off” and “PTO” have the meaning given in Exhibit 4-A, Section 11.3(a).
“Party” and “Parties” means Ascension Health and Supplier.
“Payer” means an organization other than the patient or healthcare provider involved in the financing of personal health services.
“PCI DSS” has the meaning given in Section 13.2(e).
“Pepper Report” means Program for Evaluating Payment Patterns Electronic Report (as used in Appendix D of Exhibit 4-C).
“Performance Category” means a grouping of Service Levels as set forth in Attachment 3-A.
“Performance Period” means the time period commencing as of the applicable Supplement Effective Date for the duration of the applicable Supplement.
“Performance Score” has the meaning given in Section 6(b) of Exhibit 4-B.
“Performance Targets” means the Operating Metric level targets against which actual performance will be measured as described in Section 6 and 8 of Exhibit 4-B.
“Permitted Auditors” has the meaning given in Section 9.10(b).
“Personal Data” means that portion of Ascension Health Data that is subject to any Privacy Laws.

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“PHI” has the meaning given in Annex 4.
“Physician Advisory Services” consists of certain Optional Services detailed in Appendix D of Exhibit 4-C.
“Policy and Procedures Manual” means the Policy & Procedures Manual to be prepared in accordance with Section 9.1.
“Potential Conversions” has the meaning given in Section 15.6 of Exhibit 4-B).
“Pre-hearing Settlement Period” has the meaning given in Section 19.6(d).
“Prior Balance Found Insurance” has the meaning given in Exhibit 4-B, Section 17.1.
“Privacy Laws” means Laws that relate to the confidentiality, security and protection of personally-identifiable information, customer information, electronic data privacy, trans-border data flow or data protection.
“Project” means a discrete unit of work that and (i) is not an inherent, necessary or customary part of the day-to-day (i.e., regular, not daily) Services, (ii) is not required to be performed by Supplier to meet the existing Service Levels (other than Service Levels related to Project performance), (iii) is not otherwise part of the Services to be provided within the Charges, as provided in a Supplement, and (iv) requires more than a minimum number of hours of effort (excluding hours for Project management of the work) if so specified in a Supplement.
“Prompt Pay Discounts” means discounts taken, usually on patient residual balances, in accordance with Eligible Recipient policies.
“Quality Assurance” means the actions, planned and performed, to provide confidence that all business processes, Systems, Equipment, Software and components that influence the quality of the Services are working as expected, both individually and collectively.
“Quality Scorecard” has the meaning given in Appendix B of Exhibit 4-C.
“Quarterly Base Fee” has the meaning given in Section 3.1 of Exhibit 4-A.
“RC Tools” or “Revenue Cycle Tools” means AHtoAccess, AHtoCharge, YBFU (Yield Based Follow Up), AHtoContract, AHtoRemit, and AHtoAnalytics and all functionality supported in the various tabs, forms, extensions and reports associated with these tools.
“RC Tools ASP Agreement” means the form of agreement found in Annex 4 to the MPSA.
“RCA” means Revenue Cycle Analytics.
“RCA Scorecard” means a balanced scorecard which will use the metrics described in Exhibit 4-B to measure revenue cycle operating performance. The RCA Scorecard will be based on data and reports from the Crowe RCA system.
“Readmission” means any readmission of the same patient within a 30 day period.
“Recommendation” has the meaning given to it in Exhibit 4-C, Appendix D.
“Reconsideration” means second level of the appeals process for a Medicare claim where a provider does not agree with the first claim decision.
“Recoverable Taxes” means any tax on goods or services where the payer of the tax is able to claim a credit for that tax from a tax authority, and includes goods and services taxes, harmonized sales taxes, value added taxes and other similar taxes.

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“Recovery Audit Contractor” or “RAC” has the meaning given to it in Exhibit 4-C, Appendix D.
“Redetermination” means first level of the appeals process for a Medicare claim where a provider does not agree with the initial claim decision by Medicare.
“Reports” has the meaning set forth in Section 9.2(a).
“Required Consents” means the consents (if any) required to be obtained: (i) to assign or transfer to Supplier, or obtain for Supplier the right to use and/or access, any Ascension Health licensed Third Party Software, Third Party Contracts or Equipment Leases; (ii) to grant Supplier the right to use and/or access the Ascension Health licensed Third Party Software in connection with providing the Services; (iii) to grant Ascension Health and the Eligible Recipients the right during the Term, the applicable Supplement Term and any Disengagement Services period to use and/or access the Supplier Owned Software, Third Party Software and Equipment acquired, operated, supported or used by Supplier in connection with providing the Services; (iv) to assign or transfer to Ascension Health, the Eligible Recipients or their designee any Developed Materials, Supplier Owned Software, Third Party Software, Third Party Contracts, Equipment leases or other rights following the Term or the applicable Supplement Term to the extent provided in this Agreement; and (v) all other consents required from third parties in connection with Supplier’s provision of the Services or performance of its obligations hereunder.
“Required Subcontractor” has the meaning given in Section 9.11(d).
“Respondent” has the meaning given in Section 19.6(b).
“Retained Resource Vendor” means a party obligated to provide resources or services to an Eligible Recipient under a Retained Resources Agreement.
“Retained Resources” means those assets or obligations retained by an Eligible Recipient, and for which Supplier will have responsibility for managing, administering, and maintaining.
“Retained Resources Agreements” means those agreements for the Retained Resources, copies of which shall be provided to Supplier by the respective Eligible Recipient (e.g. unassigned equipment leases and third party services agreements).
“Retained Revenue Cycle Operations” means the portions of an Eligible Recipient’s revenue cycle operations where the individuals completing the day to day operating activities remain the employees of the Eligible Recipient.
“Retained Systems and Business Processes” means those Systems and business processes of Ascension Health or an Eligible Recipient for which Supplier has not assumed responsibility under this Agreement (including those provided, managed, operated, supported and/or used on their behalf by Third Party Contractors).
“Root Cause Analysis” is the formal process, specified in the Policy and Procedures Manual, to be used by Supplier to diagnose problems at the lowest reasonable level so that corrective action can be taken that will eliminate, to the extent reasonably possible, repeat failures. Supplier shall implement a Root Cause Analysis as specified in Exhibit 3 or as reasonably requested by Ascension Health.
“Revenue Cycle Cost Center” has the meaning given in Exhibit 4-A, Section 8.
“Rolling Average Cash Collections” has the meaning given in Exhibit 4-A, Section 2.1.
“Revenue Cycle Operations” means the departments and areas of operations identified in Exhibit 2 for which Supplier takes responsibility.
“Revenue Procedure 97-13” means the United States Department of the Treasury Internal Revenue Service Revenue Procedure 97-13.

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“Reviewer” has the meaning given in Section 11.5(c).
“Reviewing” has the meaning given in Section 11.5(c).
“SEC” has the meaning given in Section 13.1(b)(v).
“Second Level Review by Physician” means the additional physician review of the orders written by a physician to decide as to whether to admit, retain, or discharge a patient in accordance with the HPMP Compliance Manual as prepared by TMF Health Quality Institute, the Quality Improvement Organization Support Center for the Hospital Payment Monitoring Program, under contract with the Centers for Medicare & Medicaid Services (CMS), an agency of the U.S. Department of Health and Human Services.
“Security Incident” has the meaning given to it in Section 13.2(b)(iv).
“Self Pay” means uninsured patients.
“Self Pay Discounts” means discounts taken on Self Pay accounts in accordance with Eligible Recipient policies.
“Service Category” has the meaning given in Exhibit 4.
“Service Level(s)” has the meaning given in Section 7.1.
“Service Level Credits” has the meaning given in Section 7.1 of Exhibit 3.
“Service Level Defaults” has the meaning given in Exhibit 3.
“Service Level Failure” means Service Level Default.
“Service Taxes” means all sales, use, excise, and other similar taxes that are assessed against either Party on the provision of the Services as a whole, or on any particular Service received by Ascension Health or the Eligible Recipients from Supplier, excluding Recoverable Taxes and Income Taxes.
“Services” has the meaning given in Section 4.1(a).
“Shared Service Centers” means the Supplier Facilities where Supplier Personnel perform revenue cycle activities for one or more Supplier clients and one or more Eligible Recipients, and data centers where data is stored on behalf of one or more Eligible Recipients.
“Shared Services” means those Services that are provided to an Eligible Recipient and are performed by Supplier Personnel out of a Shared Service Center.
“Shared Service Blended Shore Patient Financial Services” means the delivery of patient financial service functions through the use of on-shore and off-shore Supplier Facilities.
“Shared Services Operating Model” has the meaning given in Section 1.2(a) of Exhibit 4-B).
“SIPG” means System Insurance Provider Group as defined by Crowe.
“Site Lead” means the Key Supplier Personnel who is identified in the applicable Supplement as the “Site Lead” and whose responsibilities are further described in Section 9.7.
“Socially Just Wage and Benefits Policy” has the meaning given in Exhibit 13.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 1    Page 16

“Software” means all software programs and programming for which a Party is financially or operationally responsible under the applicable Supplement (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto), including Applications, Development Tools, Management Tools, and Systems Software, unless a more specific reference is required by the context.
“Specialized Services” has the meaning given in Section 9.15.
“Specially Designated Nationals List” has the meaning given in Section 8.5(e).
“Specifications” means, with respect to Software, Equipment, Systems or other contract deliverables to be designed, developed, maintained, modified, enhanced, delivered, integrated, installed and/or tested by Supplier, the technical, design and/or functional specifications set forth in this Agreement including the applicable Supplement, in third party vendor standard documentation, in a New Services or Project description requested and/or approved by Ascension Health or otherwise agreed upon in writing by the Parties.
“SRO” means a self-regulatory organization.
“SSAE” has the meaning given in Section 9.10(h)(i).
“Standards of Conduct” means the standards, policies and rules established by Ascension Health and identified as the “Standards of Conduct” that are set forth in Exhibit 8.
“Strategic Plan” means the plans periodically developed by Ascension Health that set forth Ascension Health’ key business objectives and requirements and outline its strategies for achieving such objectives and requirements. Ascension Health may revise the Strategic Plan from time to time. The Strategic Plan is likely to include both annual and multi-year strategies, objectives and requirements.
“Strategic Pricing” consists of certain services detailed in Exhibit 4-C, Appendix C.
“Subcontractors” means subcontractors (of any tier) of Supplier, including Affiliates of Supplier.
“Supplement” has the meaning given in Section 1.1(b).
“Supplement Effective Date” means, with respect to an individual Supplement, the meaning given in the preamble to such Supplement.
“Supplement Term” has the meaning given in Section 3.2.
“Supplemental Services” has the meaning given in Section 4.4(a).
“Supplier” has the meaning given in the preamble of the MPSA.
“Supplier Executive Sponsor” has the meaning given in Section 8.3.
“Supplier Facilities” means, individually and collectively, the facilities owned, leased or used by Supplier or its Affiliates or Subcontractors from which any Services are provided or performed (other than Ascension Health Facilities). Supplier Facilities are listed on Exhibit 7 and the applicable Supplements.
“Supplier Laws” has the meaning given in Section 15.7(d).
“Supplier Owned Materials” has the meaning given in Section 14.3(a).
“Supplier Owned Software” means any Software owned by Supplier or its Affiliates and used to provide the Services.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 1    Page 17

“Supplier Personnel” means those employees, representatives, contractors, subcontractors and agents of Supplier, Subcontractors and Supplier Affiliates who perform any Services under this Agreement or a Supplement. Supplier Personnel shall include Transitioned Employees, if applicable.
“Supplier Staff” means the Supplier Personnel and Contract Employees who are performing Services under this Agreement.
“System” means an interconnected grouping of manual or electronic processes, including Equipment, Software and associated attachments, features, accessories, peripherals and cabling, and all additions, modifications, substitutions, Upgrades or enhancements to such System, to the extent a Party has financial or operational responsibility for such System or System components under the applicable Supplement. System shall include all Systems in use as of the Supplement Effective Date, all additions, modifications, substitutions, Upgrades or enhancements to such Systems and all Systems installed or developed by or for Ascension Health or Supplier following the Supplement Effective Date.
“Systems Software” means all software programs and programming (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that perform tasks basic to the functioning of the Equipment and are required to operate the Applications Software or otherwise support the provision of Services by Supplier, including operating systems, systems utilities, data security software, compilers, performance monitoring and testing tools and database managers, to the extent a Party has financial or operational responsibility for such programs or programming under the applicable Supplement. Systems Software shall include all such programs or programming in use as of the Supplement Effective Date, including those (i) that are set listed in such Supplement, (ii) for which the license, maintenance or support costs are included in the applicable Base Case, or (iii) as to which Supplier otherwise received notice and/or access prior to the Supplement Effective Date. Systems Software also shall include all such programs or programming developed and/or introduced after the Supplement Effective Date to the extent a Party has financial or operational responsibility for such programs or programming under the applicable Supplement.
“Target” means the values given to each of the metrics described in Exhibit 4-B for the Performance Period against which performance will be measured; target values are the value associated with achieving a performance score of 100%.
“Tax Authority” means any federal, state, provincial, regional, territorial, local or other fiscal, revenue, customers or excise authority, body or official competent to impose, collect or asses tax.
“Technology and Business Process Evolution” means any improvement, upgrade, addition, modification, replacement, or enhancement to the standards, policies, practices, processes, procedures, methods, controls, scripts, product information, technologies, architectures, standards, Applications, Equipment, Software, Systems, tools, products, transport systems, interfaces and personnel skills associated with the performance of the in-scope business process products and services in line with the accepted practices of first tier providers of such products and services, as determined by Ascension Health. Supplier’s obligations with respect to Technology and Business Process Evolution apply not only to the Services performed by Supplier, but also to its support of the finance, accounting, customer service and related business processes and functions performed by or for Ascension Health and the Eligible Recipients. Technology and Business Process Evolution includes: (i) higher capacity, further scaling and commercializing of business processes, more efficient and scalable business processes, new versions and types of applications and systems/network software, new business or IT processes, and new types of hardware and communications equipment that will enable Supplier to perform the Services more efficiently and effectively as well as enable Ascension Health and the Eligible Recipients to meet and support their business requirements and strategies and (ii) any change to the Equipment, Software or methodologies used to provide the Services that is necessary to bring that function, Equipment or Software or those methodologies into line with the Ascension Health Standards and/or current industry standards.
“Technology and Business Process Plan” has the meaning given in Section 9.5(c).
“Term” has the meaning given in Section 3.1.
“Termination Event” has the meaning given in Exhibit 3.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 1    Page 18

“Termination Transition Date” means the date specified in each Supplement as the “Termination Transition Date.”
“Third Party Contractor” has the meaning given in Section 4.5(a).
“Third Party Contracts” means all agreements between third parties and an Eligible Recipient or between third parties and Supplier (or Subcontractors or Affiliates of Supplier) that have been or will be used in connection with the provision of the Services, including Equipment Leases and Software licenses.
“Third Party Materials” means intellectual property or other Materials that are owned by third parties and provided under license to Supplier (or Supplier Affiliates or Subcontractors) or an Eligible Recipient and that have been or will be used or required to be used in connection with the provision of, or receipt of us of, the Services. Third Party Materials include Materials owned by Subcontractors and used in the performance of the Services.
“Third-Party Reviewer” has the meaning given in Section 11.6 (a).
“Third Party Software” means all Software products (and all modifications, replacements, Upgrades, enhancements, documentation, materials and media related thereto) that are provided under a Third Party Contract (e.g., a license or lease) to Supplier (or Supplier Affiliates or Subcontractors) or an Eligible Recipient and that have been or will be used or required to be used in connection with the provision of, or receipt of us of, the Services. Third Party Software shall include all such programs or programming in use as of the Supplement Effective Date, including those (i) that are identified as such in such Supplement, (ii) for which the acquisition, license, maintenance or support costs are included in the applicable Base Case, or (iii) as to which Supplier received notice and/or access prior to the Supplement Effective Date. Third Party Software also shall include all such programs or programming licensed and/or leased after the Supplement Effective Date.
“Total Charges” means total charges posted on a patient account.
“Transcription” has the meaning given in Exhibit 2 (Services).
“Transcription Center of Excellence” means the Supplier Facilities dedicated to performing transcription procedures for multiple Supplier customers some of which may be Eligible Recipients.
“Transfer DRG” has the meaning given in Exhibit 4-B, Section 18.
“Transition Milestone” has the meaning given in Section 4.2(c).
“Transition Period” means the period that commences on the Supplement Effective Date and expires 12:00:01 a.m., Eastern Time, on the date specified for the completion of the Transition Services as specified in the Transition Plan, unless expressly extended in writing by Ascension Health.
“Transition Plan” has the meaning given in Section 4.2(a).
“Transition Principles” has the meaning given in Exhibit 15.
“Transition Services” has the meaning given in Section 4.2(a).
“Transitioned Employees” has the meaning given in Exhibit 13.
“Unauthorized Termination” has the meaning given in Section 18.2(e).
“Uninsured Patient Cash” means cash collected from the patient on accounts without insurance coverage.
“United States Department of Commerce Safe Harbor Principles” means the safe harbor principles issued by the United States Department of Commerce.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 1    Page 19

“Upgrade” and its derivatives means updates, renovations, enhancements, additions and/or new versions or releases of Software or Equipment by Supplier. Unless otherwise agreed, financial responsibility for the costs, fees and expenses associated with an Upgrade of Software or Equipment shall be allocated between the Parties in accordance with the MPSA or as set forth in the applicable Supplement.
“Upper Bound Target” means [**], unless otherwise agreed by the Parties.
“Vendor Affected Employee” has the meaning given in Exhibit 13.
“Vendor Transitioned Employee” has the meaning given in Exhibit 13.
“Warranty Period” has the meaning given in Section 15.2(c).
“Weighted Score” has the meaning given to it in Exhibit 4-B, Section 6(c).
“Welfare Plans” has the meaning given in Exhibit 13.
“Work Order(s)” has the meaning given in Section 1.1(b).

ASCENSION HEALTH CONFIDENTIAL    Exhibit 1    Page 20

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 2

SERVICES

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 2
Services

The Services described below are being undertaken for the purpose of optimizing the Revenue Cycle Operations process to maximize compliant collections from the amounts billable as a result of operations of the Eligible Recipient. None of the Services described below are being undertaken to manage medical decisions or business operations of any Eligible Recipient, nor are any of the Services intended to increase the volume of operations of the Eligible Recipient.

In accordance with Section 4.1 of the MPSA, Supplier shall provide the following Services:

1.	Dependent Services.

a.	Functional Areas. The Services shall include the following functional areas:

i.	Front End - Provide leadership, management oversight and technical expertise of:
•    Scheduling – In accordance with Ascension Health Standards and each individual hospital’s technical systems, policies, and practices ensure that critical information is obtained from either the patient or the referring physician practice to enable successful subsequent front end processes.
•    On-site process of pre-registration – As a result of a scheduled service or a last minute add-on to the next day or current day’s schedule, gather as much information from the patient or a prior visit as possible to allow (as a minimum) verification of current insurance and potential need for an authorization. If time or situation permits, complete entire registration prior to patient arriving at the hospital.
•    Registration – Obtaining all required information from patients that was not obtained during scheduling or pre-registration when the patient is present for service regardless of status (Emergency Department, outpatient services or inpatient). This process is highly dependent on the Patient Accounting system used at the individual hospital and the physical layout driving patient arrivals.
•    Insurance eligibility verification - Obtain verification from insurance (governmental or commercial) that the patient reported insurance for the applicable service is still in force and will reimburse the provider for the service. Every effort will be made to do this verification prior to services rendered.
•    Authorization - Communicate and coordinate with referring physician practice and patient’s insurance (governmental or commercial) to obtain necessary authorization prior to service to ensure reimbursement and to minimize denials.
•    Self-pay financial advocacy and eligibility of services (e.g., self-pay conversions) – For those patients that are unaware of what insurance they have, or declare they have no insurance, work diligently and use proprietary tools to gather information from the patient to understand what might be an acceptable source of reimbursement for the hospital (e.g., Public aid, COBRA, crime victim, third party liability, etc.).
•    Prior balance found insurance – Continue to retroactively identify and pursue possible means for paying for services that were previously provided.
•    Admitting – Provide leadership and oversight of all activities involved in point of service operations to include greeting patients and collecting final information required for an accurate and complete registration in accordance with individual hospital policies and practices.

ii.	Middle - Provide leadership, management oversight and technical expertise of:

ASCENSION HEALTH CONFIDENTIAL        Exhibit 2

•    Chart analysis and assembly - Whether electronic or paper based, ensure processes exist and are followed to ensure medical records are complete in accordance with all applicable local and regulatory policies and practices.
•    Coding/coding audits - Ensuring that once a medical record of service is completed, certified coders use appropriate codes to create billable charges. In accordance with individual hospital compliance requirements and other compliance requirements set forth in the Agreement, ensure coding audits are completed as required and identified deficiencies are remedied.
•    Record retention/record management – Whether electronic or paper based, ensure that processes are in place to meet the policies and practices in place at a local level.
•    Transcription –Ensure that physician dictation of required reports is accurately transcribed into paper or electronic reports to become an official part of the medical record. Ensure this process if cost effective and uses the latest technology reasonably available.
•    Lost charges/charge capture - Use automated and manual methods to ensure all applicable and authorized charges have been captured by clinical departments and are present before the bill is sent to the payer /patient or re-billed subject to parameters agreed upon by the clinical departments.
•    Transfer Diagnosis Related Group (DRG) reconciliation and follow-up – Based on current Medicare reimbursement policies, identify, investigate and appeal claims (specific DRGs) that were paid at a lower level based on subsequent services (e.g., skilled nursing facility, home health, etc.) that did not subsequently occur.

iii.	Back End - Provide leadership, management oversight and technical expertise of:
•    Billing (patient and payer) - Send all required information to the billing editor application or system so that a claim proceeds to the applicable payer. Though the goal is to have no bill editor rejects, Supplier shall resolve all discrepancies in a timely manner for resubmission of the bill to the applicable payer. Once the insurance balance is resolved, use the applicable patient billing system to send a bill for the residual patient responsibility.
•    Cash posting and processing - Electronically and manually post cash from both payers and patients accounts and reconcile outstanding accounts receivable in a timely and accurate manner.
•    Denial management - Attempt to resolve all issues (e.g., registration, coding, billing, clinical, etc.) which have caused a partial or full denial. Resubmit the applicable bill to the payer as necessary and make systemic improvements to reduce or eliminate re-occurrence.
•    Underpayment review/ recovery – Use a contract management system and other tools to identify claims that were not technically paid correctly (commonly due to a payer mistake or a misinterpretation of or a vague contractual term). Once such claims have been identified, appeal such claims and follow-up until either the claim is paid correctly or the contract is clarified for re-modeling or changed.
•    Patient billing customer service/patient financial services – Provide an inbound call center-like capability for patient enquires and possible payment via a phone number on the patient bill. Customer service agent shall handle and resolve a wide range of questions or issues to include disputes.
•    Release of information – Follow all applicable Ascension Health Standards, HIPPA and privacy rules and Laws in properly providing copies of records or other information from a medical record to authorized person or parties.

ASCENSION HEALTH CONFIDENTIAL        Exhibit 2

•    Secondary billing – Identified as part of the registration process (preferred) or subsequently from the patient at time of patient billing. Send a secondary payer bill for the patient responsibility portion of such bill after the primary insurance is settled to gain reimbursement from a secondary insurance payer.
•    Third party collections and self-pay follow-up (internal and external collection activities) - Manage the collection process in accordance with Ascension Health Standards, federal, state and local hospital policies and practices. Coordinate with third party collectors for debt in default.
•    Finance and managed care analytical support as appropriate to support general operations – Provide payer yield and other accounts receivable and operational data that will assist the managed care team with strengthening their interaction with payers and will allow finance to have better visibility into their reserving processes.

b.	Record keeping.
Supplier will supervise the preparation and maintenance of all files and Contract Records related to the Services provided to the Eligible Recipients including, but not limited to, patient accounting, billing, patient records and collection records. The preparation and management of the foregoing files and Contract Records shall comply with applicable state and federal statutes and with all applicable policies and procedures of the applicable Eligible Recipients.

2.	Optional Services.
Other additional services shall be considered “Optional Services” if agreed to in writing by the applicable Eligible Recipients. These include but are not limited to the following:

•
Clinical documentation - Ensure continued quality improvement for accurate and complete coding, resulting in increase in revenue and careful compliance with effective documentation. Provide pre-billing audit of DRG change, Physician/ CDS/ Coder Training Program or CDI comprehensive program implementation that includes a DRG Integrity tool and interim CDI roles performed by AH specialist team.

•	Dormant receivables – Collection of late stage receivables which have been attempted by a third party collection agency and remain unresolved.

•
Strategic charge description master (CDM) data set review - Ensure a compliant, defendable, accurate CDM that provides additional financial benefit by capturing all appropriate services and the correct acuity of services through provision of a detailed line item review of the hospital’s CDM. Provided detailed reports to assist client with implementation and provide support during the implementation phase to ensure desired outcomes are obtained.

•
Charge description master maintenance/revenue integrity – Communicate and coordinate with hospital CDM resources to gain an understanding of their processes, operating systems, policies and procedures to evaluate effectiveness and determine if controls are in place. Provide OPPS regulatory updates related to hospital CDM activity through pre-scheduled calls, to include the AMA CPT coding updates at year end. Act as a conduit for compliance issues related to the CDM, linking CDM associates to the appropriate hospital resource.

•
Strategic pricing - Develop comprehensive pricing recommendations that balance rational and defensible prices, market positioning, and revenue capture opportunities both in the short-term and long-term. Deploy an iterative data driven process that focuses on selective price adjustments that yield greater net revenue potential than a standard across-the-board rate increase.

ASCENSION HEALTH CONFIDENTIAL        Exhibit 2

•
Intra-stay quality (length of stay) – Develop and implement analytics and operating protocols designed to address practice variation and procedural and operating issues which result in prolonging a patient’s length of stay for reasons that are not clinically necessary.

•
Managed care contract negotiation - Identify gaps in existing contractual agreements by comparing net to gross ratios across commercial payers against relevant benchmarks. Provide insights and recommendations to support payer negotiations using detailed modeling of contract terms.

o	Medicare cost reporting – Assist in identification of costs associated with categories eligible for reimbursement under a Medicare cost report.

o	Medicare bad debt logging – Assist in identification of accounts eligible for reporting and reimbursement as Medicare bad debt.

•
Physician advisory services - Assist in determining inpatient versus observation status through case submissions via web-based portal and written assessments by physicians supported by medical literature. Supplier shall provide recommendations that are supported by documentation in accordance with payer rules and regulations.

3.	Shared Services.
Supplier shall provide the following Services as part of the shared service blended shore operating model (“Shared Service Blended Shore Operating Model”):

a.	Financial Clearance (scheduled volumes)
•    Processes for patients scheduled more than 24 hours before service.

o
Insurance eligibility verification - Obtain verification from insurance (governmental or commercial) that the patient reported insurance for the applicable service is still in force and will reimburse the provider for the service. Every effort will be made to complete this verification prior to services rendered.

o
Patient education on coverage and patient obligation – Communicate with patients to ensure they understand not only how much their insurance will cover, but also the estimated and possible deductible, co-pay or coinsurance, as applicable.

o
Pre-certification and authorization - Communicate and coordinate with a referring physician practice and patient’s insurance (governmental or commercial) to obtain necessary authorizations and certifications prior to service to ensure reimbursement and minimize denials. Supplier shall implement processes to notify the hospital prior to service for case that this is not achieved whenever possible.

o
Collection of residuals – As part of the patient education and communication process, present the opportunity for patients to pay their estimated residual prior to service as both a convenience and improvement to patient flow at the point of service.

b.	Transcription
•    Processes shall be completed either on site or off site in an automated and blended shore model.

o	Supplier shall maximize the use of voice recognition software which is capable of producing highly accurate drafts.

o
Supplier shall use trained transcriptionists and error proofing software to review and correct selected drafts of completed products prior to insertion of such draft into paper or electronic health records.

ASCENSION HEALTH CONFIDENTIAL        Exhibit 2

o	Supplier shall feed back corrections to transcripts into software so that the applicable physician specific voice logic is continually refined for ever increasing accuracy.

c.	Patient Financial Services
•    Processes

o
All payer billing and follow up - Send all required information to the billing editor so that a claim proceeds to the applicable payer. Though the goal is to have no bill editor rejects, Supplier shall resolve all discrepancies in a timely manner for resubmission of the bill to the applicable payer. Continuously monitor and use proprietary tools and models to follow-up on aging receivable accounts when necessary when there has been no action or resolution.

o	Cash posting and processing - Electronically and manually post cash from both payers and patients and reconcile outstanding accounts receivable in a timely and accurate manner.

o	Credit balance processing - Evaluate and, as part of Supplier’s validation of the credit balances, ensure credit balances are processed for reimbursement or resolved via local policies and practices.

o	Small balance processing – Process and follow up on outstanding balances on often overlooked and/or underworked small aged account balances using an effective blended shore operational model.

o
Denial management - Attempt to resolve all issues (e.g., registration, coding, billing, clinical, etc.) which have caused a partial or full denial. Resubmit the applicable bill to the payer as necessary and make systemic improvements to reduce or eliminate re-occurrence. Requires strong communication and teamwork with on site leaders and departments.

ASCENSION HEALTH CONFIDENTIAL        Exhibit 2

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 3

SERVICES LEVELS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 3

1.	Definitions.

•	“Go-Live Date” has the meaning given in Section 2.1.

•	“Measurement Window” means the time during, or frequency by, which a Service Level shall be measured. The Measurement Window shall be quarterly, unless otherwise specified.

•
“Root Cause Analysis” is the formal process, specified in the Policy and Procedures Manual, to be used by Supplier to diagnose problems at the lowest reasonable level so that corrective action can be taken that will eliminate, to the extent reasonably possible, repeat failures.

•	“Service Level Default” means Supplier's level of performance for a particular Service Level fails to meet the applicable Target Level during the applicable Measurement Window.

•	“Service Level Effective Date” means the date that a specific Service Level will be effective, measured and enforced.

2.	General.
2.1As of the commencement of Services by Supplier for an applicable Eligible Recipient (“Go-Live Date”) (or as otherwise specified in this Exhibit), Supplier will perform the Services so as to meet or exceed the Target Levels (as defined below) for the Service Levels.

2.2     Supplier shall monitor, measure, collect, record and report to Ascension Health and the applicable Eligible Recipients its performance of the Services beginning on each applicable Service Level Effective Date and continuing for the period during which Supplier is providing the Services, to which the Service Levels are applicable.

2.3     Supplier shall report to Ascension Health and the applicable Eligible Recipient its performance against such Service Levels for each Measurement Window.

2.4     The Eligible Recipients will have the right to receive Service Level Credits in accordance with Section 7 below.

2.5     Supplier shall provide Ascension Health and the applicable Eligible Recipient with the performance reporting for the Services as specified in Section 6 below and as set forth in Section 9.2 of the MPSA.

2.6     For Service Levels 4-7, Supplier will be responsible for project management regarding the development and deployment of appropriate metrics, survey processes or other mechanisms to support these Service levels. Service Levels 4-7 shall be implemented and monitored by no later than [**].

3.	Service Level Criteria - Supplier will measure Supplier's performance against the following Service Levels and report such results to the applicable Eligible Recipient.

3.1     Service Level 1 - Mean Speed to Answer (Customer service, average wait time, in seconds, to answer calls at Supplier Shared Service Centers). This Service Level shall mean for a given Measurement Window for each Eligible Recipient, (a) the Aggregate Hold Time for each Eligible Recipient divided by (b) the number of calls to the financial clearance service center for each Eligible Recipient for which the caller requested to speak with a Supplier representative during the Measurement Window.  For purposes of calculating this Service Level, “Aggregate Hold Time” means the aggregated total amount of time during the Measurement Window that all callers to the customer service center, including “hang-ups”, remained on hold or in the interactive voice response unit after such callers requested to speak with a Supplier representative.

3.2     Service Level 2 - Percentage of schedule patients who have 100% Financial Clearance completion. This Service Level shall mean for a given Measurement Window (a) the number of patients (both inpatient

ASCENSION HEALTH CONFIDENTIAL    Exhibit 3

and outpatient) who had an appointment at a facility which appointment (1) was scheduled 48 hours or more prior to such patient's appointment, and (2) occurs during such Measurement Window and who had 100% Financial Clearance divided by (b) the number of patients, both inpatient and outpatient, who had an appointment at a facility which appointment (1) was scheduled 48 hours or more prior to such patient's appointment, and (2) occurs during such Measurement Window, expressed as a percentage. “Financial Clearance” shall mean that (i) contact has been made with the patient, (ii) the patient's demographics have been confirmed and updated, (iii) the patient's eligibility has been identified, and (iv) the requisite insurance authorization has been obtained.

3.3     Service Level 3 - Percentage of inpatients who presented as uninsured, were admitted, and were screened for a third party paying solution. This Service Level shall mean for a given Measurement Window (a) the number of inpatients, who (1) were admitted as inpatients, (2) had their stay at a facility commence during such Measurement Window, (3) presented themselves as uninsured at or prior to the time of registering/checking-in, and (4) were screened for a third party paying solution divided by (b) the number of inpatients who (1) had their stay at a facility commence during such Measurement Window, and (2) presented themselves as uninsured. This Service Level will be measured at the Eligible Recipient level. If a change in Ascension Health or Eligible Recipient policy impedes or alters the ability of Supplier to perform the applicable Services, the Parties shall meet to change the this Service Level measurement and/or Target Level as applicable.

3.4     Service Level 4 - Associate Engagement. Ascension Health and Supplier will develop an appropriate survey mechanism working with Ascension Health's current provider, or such other provider as may be mutually acceptable. The survey will be designed to capture and measure feedback and insight regarding associate engagement. This metric will be measured at the Eligible Recipient level. The timing and deployment of the survey will be coordinated with other Ascension Health associate survey activities to avoid conflict and overlap.

3.5     Service Level 5 - Patient Satisfaction survey. Ascension Health and Supplier will develop an appropriate survey mechanism working with Ascension Health's current provider, or such other provider as may be mutually acceptable. The survey will be designed to capture feedback and insight regarding patient experience with a focus on billing accuracy and customer service. This metric will be measured at the Eligible Recipient level.

3.6     Prior to [**], Ascension Health and Supplier will mutually agree on up to two (2) additional back end Service Level metrics related to billing and follow-up.

4.	Target Levels.

The target level for each of the Service Level (“Target Level”) will be set as follows:

a)
Service Level 1 - Mean Speed to Answer (Customer service, average wait time, in seconds, to answer calls). The Target Level for the Mean Speed to Answer shall be deemed met if the Mean Speed to Answer is less than or equal to [**].

b)	Service Level 2 - [**]% of percentage of scheduled patients who received 100% Financial Clearance.

c)	Service Level 3 - [**]% of the percentage of self-pay inpatients who presented as uninsured.

d)	Service Level 4 - Associate Engagement survey.

e)	Service Level 5 - Patient Satisfaction survey results.

4.1     For Service Levels, where Target Levels are to be defined for specific Eligible Recipients, if such Eligible Recipient and Supplier have not maintained records sufficient to accurately measure its historical experience for such Service Level, then Supplier will commence measurement of the Service Levels. The averaged performance results for the first [**] months multiplied by [**]% will be used to calculate the Target Level. If the historical measurements are not available, the parties shall, where applicable, use mutually acceptable industry-standard measures or third party advisory services (for example, the Gartner Group or the Yankee Group) to assist with establishing the applicable baseline.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 3

4.2     Target Levels may be adjusted, as appropriate, by mutual agreement of Supplier and Eligible Recipient. Target Levels will be reviewed no less than annually.

5.	Changes to Existing Service Levels.
Ascension Health may request that Supplier consider a change or modification to the definition, metrics or measurement standards of any existing Service Level by sending a written notice (which notice may contain multiple changes) to Supplier. The terms and conditions upon which such modifications or additions of definitions, metrics, or measurements are implemented shall be subject to the reasonable and mutual agreement of the Parties; provided that Supplier will use commercially reasonable efforts to meet Ascension Health's proposed effective date. Supplier cannot unreasonably withhold its consent to replace Service Levels or modify the definition, metrics or measurement standards of any existing Service Level, but Supplier may negotiate in good faith the implementation specifics for such requested additions and modifications. Notwithstanding the foregoing, the number of Service Levels will not exceed seven (7).

6.	Measurement and Reporting.
6.1     Supplier's performance against the Service Levels will be measured for each Measurement Window as of the Go-Live Date (or, if later, the date Supplier assumes responsibility for the applicable Services in accordance with the Transition Plan).

6.2     Supplier will implement automated or other measurement and monitoring tools and procedures reasonably acceptable to Ascension Health to measure Supplier's performance against the Service Levels in a manner and at a level of detail approved by Ascension Health. Supplier will provide Ascension Health and the applicable Eligible Recipient with access to up-to-date problem management data and other data reasonably requested by Ascension Health and the applicable Eligible Recipient regarding the status of failures and/or user inquiries.

6.3    If Supplier fails to measure its performance with respect to a Service Level so that it is not possible to confirm whether the level of performance specified for the Service Level has been achieved for a given Measurement Window, then, unless such failure to measure was previously excused in writing by the applicable Eligible Recipient, such failure will be deemed a Service Level Default for the applicable Measurement Window.

6.4    Supplier shall provide to the applicable Eligible Recipient, as part of Supplier's monthly performance reports, a set of hard- and soft-copy reports to verify Supplier's performance and compliance with the Service Levels where data is available monthly.

6.5    Supplier shall provide detailed supporting information for each report to the applicable Eligible Recipient in machine-readable form suitable for use on a personal computer. The data and detailed supporting information shall be Ascension Health Confidential Information, and the applicable Eligible Recipient may access such information online, where technically feasible, at any time.

7.	Service Level Credits.

7.1    If Supplier fails to meet any Service Level, then Supplier will pay or credit Eligible Recipient for the amounts described below (each, a “Service Level Credit”). Service Level Credits are not exclusive remedies and will in no way limit the rights of an Eligible Recipient or Ascension Health at law or in equity. Service Level Credits will be deemed to be reductions in the charges reflecting the impact on the Services as a result of the failure, and not as a penalty.

7.2    If the Supplier's performance relative to any one of the Service Levels does not achieve the Target Level during a particular Measurement Window, such failure shall be deemed a Service Level Default, and Supplier will perform the problem analysis described in Section 8. Supplier will also propose a corrective action plan to improve Supplier's performance in the upcoming Measurement Window, subject to the applicable Eligible Recipient's approval. Unless mutually agreed upon by the Supplier and Eligible Recipient, the

ASCENSION HEALTH CONFIDENTIAL    Exhibit 3

measurement of Supplier's performance for a Measurement Window will be completed no later than [**] days after the completion of such Measurement Window.

7.3    If the Supplier's performance for a Service Level does not achieve the Target Level in a Measurement Window, resulting in a Service Level Default for such Service Level, Supplier shall apply a Service Level Credit for the applicable Eligible Recipient equal to [**] percent ([**]%) of the [**] on the first day of the second month following the applicable Measurement Window (e.g., May 1 for a Service Level Default for the first quarter Measurement Window) for such Service Level Default.

7.4    If more than one Service Level has experienced a Service Level Default for a Measurement Window, Supplier will apply the sum of the Service Level Credit amounts for each of the Service Levels that had Service Level Defaults during such Measurement Window in the same manner as described in Section 7.3 above. There shall be up to [**] percent ([**]%) of the [**] at risk, representing seven (7) Service Levels, with each carrying a weight of one-half percent (0.5%) of the Base Fees.

7.5    If Supplier's performance on the Service Level that experienced a Service Level Default achieves the Target Level in the subsequent Measurement Window, the applicable Eligible Recipient will remit the previously paid applicable Service Level Credit on the first day of the second month following the next Measurement Window (“Earnback”). However, if Supplier's performance on such Service Level fails to achieve the Target Level during the next Measurement Window, Supplier will no longer have an opportunity to earn back the applicable Service Level Credit.

7.6    The mechanism for applying Service Level Credits and Earnback credits to the Base Fee invoice and payment schedule is set forth in Exhibit 4-D.

8.	Problem Analysis and Correction.
Supplier shall promptly investigate and correct each failure to meet a Service Level, by (i) promptly investigating and reporting on the causes of the problem; (ii) providing a Root Cause Analysis of such failure as soon as practicable after such failure or at the Eligible Recipient's request; (iii) correcting the problem as soon as practicable or coordinate the correction of the problem if Supplier does not have responsibility for the cause of the problem; (iv) advising the Eligible Recipient of the status of remedial efforts being undertaken with respect to such problem; (v) demonstrating that the causes of such problem have been or will be corrected on a prospective basis; and (vi) taking corrective actions to prevent any recurrence of such problem. Supplier shall complete the Root Cause Analysis as quickly as possible, but in all events within [**] business days, and shall notify such Eligible Recipient prior to the end of the initial [**] business day period as to the status of the Root Cause Analysis and the estimated completion date.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 3

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 4

PRICING AND FINANCIAL PROVISIONS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 4

Pricing and Financial Provisions
ATTACHMENTS.
The following documents are attached to and incorporated by reference in this Exhibit:

•	Exhibit 4-A – Base Fee for Dependent Services

•	Exhibit 4-B – Incentive Fees for Dependent Services

•	Exhibit 4-C – Optional Services

•	Exhibit 4-D – Payment Terms

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4    Page 1

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 4-A

BASE FEE FOR DEPENDENT SERVICES

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

618257v5

Exhibit 4-A

Base Fee for Dependent Services

1.	Base Fee Cash Percentage

1.1
The initial “Base Fee Cash Percentage” is calculated by dividing an Eligible Recipient’s adjusted Base Fee (as set forth in Section 1.2 below) for a [**] period by the Eligible Recipient’s Cash Collections for the same [**] period (the “Historical Cash Collections”), and shall be adjusted as set forth in Section 5. The Historical Base Fee and the Historical Cash Collections both relate only to the In-Scope Operations and must be for the same [**] period of time.

1.2	Calculation of Historical Base Fee.
(a) Eligible Recipients Who Received Services Under the Legacy Agreement. For Eligible Recipients who received services pursuant to an Affiliate Schedule prior to the Effective Date, the “Historical Base Fee” is equal to the dollar amount of the Net Base Fee for the services under the Legacy Agreement for the period July 1, 2011 to June 30, 2012 less any Fixed Employee and Fixed Overhead Costs. Notwithstanding the foregoing, for the [**] ministry, the Historical Base Fee shall be equal to the annual Base Fee established under its Affiliate Schedule less any Fixed Employee and Fixed Overhead Costs and as modified pursuant to Section 9.
(b) New Eligible Recipients. For Eligible Recipients that have not received services pursuant to an Affiliate Schedule, the “Historical Base Fee” will be determined pursuant to Sections 8 and 9 of this Exhibit.

1.3	Calculation of Historical Cash Collections.
(a) Eligible Recipients Who Received Services Under the Legacy Agreement. For Eligible Recipients who received services pursuant to an Affiliate Schedule prior to the Effective Date, the Historical Cash Collections is equal to the in-scope Cash Collections for the period July 1, 2011 to June 30, 2012. Notwithstanding the foregoing, for the [**] ministry, the Historical Cash Collections shall be equal to the annual in-scope Cash Collections for the period during which the applicable Historical Base Fee was determined.
(b) New Eligible Recipients. For Eligible Recipients that have not received services pursuant to an Affiliate Schedule, the Historical Cash Collections will be equal to the in-scope Cash Collections for the period during which the applicable Historical Base Fee was determined.

1.4	Example of Base Fee Cash Percentage Calculation.
For example, assume that the Eligible Recipient’s Historical Base Fee for the [**] months ending 6/30/2012 was $[**]. Further assume that the Eligible Recipient’s Historical Cash Collections for the same period was $[**]. In this example, the Base Fee Cash Percentage would be [**]%.

2.	Calculation of Rolling Average Cash Collections

2.1
“Rolling Average Cash Collections” means Eligible Recipient’s Cash Collections for the [**] (i.e., the Rolling Average Cash Collections used to determine the Base Fee for the period of January 1, 2013 to March 31, 2013 is the Cash Collections from [**]).

2.2	Example of Rolling Average Cash Calculations

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-A    Page 1
618257v5

For example, the Rolling Average Cash Collections for the quarter beginning July 1, 2012 would be calculated as follows:
Cash Collections for the period of [**]
Rolling Average Cash Collections for the quarter beginning July 1, 2012 is $[**] calculated as [**].

3.	Calculation of Quarterly Base Fee

3.1	The Eligible Recipient’s “Quarterly Base Fee” will be calculated by multiplying the Eligible Recipient’s current Rolling Average Cash Collections by the Base Fee Cash Percentage.

3.2	Example of Quarterly Base Fee Calculation
Continuing the examples from Sections 1.4 and 2.2, the Quarterly Base Fee would be    equal to the Base Fee Percentage ([**]%) multiplied by the Rolling Average Cash Collections for that quarter of $[**]. The Quarterly Base Fee would be $[**] (i.e., [**]).
4.     Partition of Base Fees

4.1
As noted in Exhibit 2, Eligible Recipient Revenue Cycle Operations will be divided into the following Service Categories (a) Front, (b) Middle, and (c) Back. Each Eligible Recipient’s Historical Base Fee will be allocated to these three Service Categories by the proportion of each Service Category’s total costs that were included when calculating the Historical Base Fee.

4.2	Example of Partition of Base Fees
Continuing the examples from Sections 1.4, 2.2, and 3.2, if the Historical Base Fees are partitioned as set forth in the first row below, the resulting Base Fee Cash Percentages for the Service Categories would be calculated as set forth below.

	Front	Middle	Back	Total
Historical Base Fee	[**]	[**]	[**]	[**]
Historical Cash Collections	[**]	[**]	[**]	[**]
Base Fee Cash Percentage	[**]	[**]	[**]	[**]

5.	Base Fee Discounts.
As part of the Services, all Eligible Recipients shall receive a Base Fee discount. Such discount shall be in the form of a reduction to the Base Fee Cash Percentage. Such reduction shall be applied as described below:

5.1
Base Fee Discounts for Eligible Recipients Who Received Services Under the Legacy Agreement. For Eligible Recipients who received services pursuant to an Affiliate Schedule prior to the Effective Date, the Base Fee Cash Percentage shall be reduced by [**]% over the term of the Supplement through application of a [**]% discount per quarter for [**], commencing with the quarter beginning on January 1, 2013. All quarters beginning on or after [**] shall apply the [**]. Discounts will be applied proportionally to the Service Categories.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-A    Page 2
618257v5

5.2	Example of Base Fees Discount for Eligible Recipients Who Received Services Under the Legacy Agreement
Continuing the examples from Sections 1.4, 2.2, 3.2, and 4.2, the discount would be applied as set forth below.

	Historical	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	Remainder of Term
Discount		[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Base fee Cash Percentage
-Front	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
-Middle	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
- Back	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
TOTAL	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]

5.3
Base Fee Discounts for New Eligible Recipients. For Eligible Recipients that have not received services pursuant to an Affiliate Schedule, the Base Fee will be reduced over the term of the Supplement. The amount of the reduction will be determined based on the initial Base Fee Cash Percentage and the Eligible Recipients level of participation in Shared Services as set forth in the following table:

Shared Services Election
Base Fee Cash %	[**]	[**]	[**]
Less than [**]	[**]	[**]	[**]
[**] to [**]	[**]	[**]	[**]
[**] to [**]	[**]	[**]	[**]
Greater than [**]	[**]	[**]	[**]

For New Eligible Recipients participating in at least [**] elements of Shared Services, such Base Fee discount shall be applied to the Base Fee Cash Percentage for the applicable Service Categories in the same manner as described in the table and example set forth in Section 5.2 commencing [**] days after the applicable Supplement Effective Date, provided that the New Eligible Recipient completes a Shared Services Transition Agreement within [**] days of the Supplement Effective Date and continuing for the remainder of the Supplement Term.
For New Eligible Recipients not participating in at least [**] elements of Shared Services such Base Fee discount shall be applied to the Base Fee Cash Percentage for the applicable Service Categories in the same manner as described in the table and example set forth in Section 5.2 but over [**] consecutive quarters (rather than [**] quarters), commencing [**] days after the applicable Supplement Effective Date and continuing for the remainder of the Supplement Term.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-A    Page 3
618257v5

5.4	Additional Base Fee Discount Applied to Eligible Recipients that Transfer to Shared Services
If a New Eligible Recipient completes a Shared Services Transition Agreement more than [**] days after the Supplement Effective Date, the new Eligible Recipient shall be entitled to the applicable Base Fee Discount associated with the transition to Shared Services. The applicable Base Fee discount shall be earned in a manner consistent with the applicable table set forth in Section 5.3 above, or on such alternative schedule as the parties may mutually agree upon.

5.5
All Base Fee discounts will be applied to the applicable quarterly invoice for Base Fees. In the event that Supplier can demonstrate that failure to complete transition to Shared Services on the designated timetable set forth in the Shared Service Transition Plan was caused by the applicable Eligible Recipient, Supplier shall be entitled to adjust the Base Fee discount to reflect that the affected area of service is not being provided in the Shared Services model as provided for in the table set forth in Section 5.3 above.

6.    Fixed Employee and Fixed Overhead Costs

(a)	The “Fixed Employee and Fixed Overhead Costs” shall be set forth in the applicable Supplement and calculated as the sum of:

(i)
The gross costs associated with Contract Employees (excluding Indirect Costs) whose job responsibilities include both (x) Revenue Cycle Operations functions, and (y) non-Revenue Cycle Operations functions; provided that the Revenue Cycle Operations functions are a material portion of such Contract Employee’s responsibilities.

(ii)	Fixed allocations of Indirect Costs for Contract Employees.

(iii)	Other fixed allocations of Indirect Costs that are part of the Historic Base Fee (e.g., module of patient billing system used in Revenue Cycle Operations).

(b)	These costs are fixed for the duration of the Supplement between Eligible Recipient and Supplier and are not eligible for the Base Fee discount percentages described in Section 5 above.
7.    Benefits Uplift

(a)
Each Eligible Recipient will have the option to provide a Benefits Uplift as described in Exhibit 13 in its sole discretion, which shall be paid as an additional Base Fee to Supplier that Supplier will pay to Transitioned Employees, who provide Services to the applicable Eligible Recipient to compensate such Transitioned Employee for receiving reduced benefits from Supplier compared to the benefits formerly received while employed by the applicable Eligible Recipient. The Benefits Uplift will be identified as a credit on each Transitioned Employee’s paycheck.

(b)	Benefits Uplifts are not eligible for the Base Fee discount percentages described in Section 5 above.

8.	Revenue Cycle Costs for New Sites to Determine Historical Base Fees or for Additions to Scope (e.g., Additional Hospitals)
The Historical Base Fee shall consist of the sum of the Direct Costs and Indirect Costs described below for the applicable Eligible Recipient.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-A    Page 4
618257v5

(a)
Direct Costs means those expenses and charges posted to the cost center (accounts) for Eligible Recipient’s Revenue Cycle Operations (“Revenue Cycle Cost Center”) and the responsibility for which Supplier will assume as part of the Services. The Direct Costs include, but are not limited to, the following direct expense categories:

• Wages & salaries
• Contract labor
•    Fringe benefits including earned PTO, earned sick leave, and earned severance
•    Other purchased services
•    Legal collections
•    Consulting fees (on-going third party spend)
•    Supplies
•    Purchased repairs
•    Supplies-small equipment
•    Telephone, internet access
•    Maintenance contracts
•    Coding and documentation (CDI) costs (e.g., documentation specialists)
•    Software licenses (revenue cycle applications)
•    Software maintenance contracts (revenue cycle applications)
•    Collection agency
•    Travel
•    Transcription
•    Postage
•    Dues & subscriptions
•    Reference materials
•    Education & seminars

(b)
The Indirect Costs are costs incurred in support of Revenue Cycle Operations functions which are not directly expensed or charged to a Revenue Cycle Cost Center and the responsibility for which Supplier will assume as part of the Services. Indirect Costs include, but are not limited to, the following categories: employee payroll taxes and benefits (e.g., FICA, Paid Time Off, insurance, retirement, employee assistance programs), human resources expense, and information systems expense. These costs will be allocated to the revenue cycle functions based on the amount of those costs consumed by the revenue cycle function. Employee payroll taxes and benefits and human resources will be allocated on either the proportion of salary expense or FTEs engaged in the revenue cycle function compared to the total salary expense or FTEs associated with the expense item, as appropriate. Information systems will be allocated based on the proportion of computers and telephones utilized in the revenue cycle function compared to the total computers and telephones associated with the expense item. Indirect Costs shall not include fixed expenses such as rent (e.g., costs that do not vary based on the change in the number of personnel or volumes).

9.    True Up’s
The Parties acknowledge that despite doing everything reasonably possible to accurately determine the Historical Base Fee and the Historical Cash Collections it is not uncommon for

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-A    Page 5
618257v5

there to be errors and omissions in calculations of this nature. Supplier and the Eligible Recipient shall meet [**] days and [**] days after the respective Supplement Effective Date to substantiate and verify the accuracy of the Historical Base Fee and the Historical Cash Collections and make mutually agreeable revisions resulting in an amendment of the Base Fee. To the extent that any calculations are adjusted pursuant to this Section, the resulting adjustment to Base Fee will be retroactive to the Supplement Effective Date. To the extent that the Base Fee is increased, the retroactive adjustment will be reflected on the next Base Fee invoice and to the extent the Base Fee is decreased, then the retroactive adjustment will be reflected as a credit on the next Base Fee invoice.
10.    Windfall Situations and Changes in the Environment

10.1
In the event that there is a Force Majeure Event, a material change in the environment in which the Eligible Recipients are operating their revenue cycles, or a material change in the laws and regulations that apply to Ascension Health, Supplier, or an individual Eligible Recipient which significantly impacts the economics of one or more of the Parties or frustrates the ability of a party to perform its obligations hereunder, through no fault of its own, the applicable Party shall have the right to request that the other Party or Parties consider a fair and appropriate adjustment to portions of the Base Fee. Upon such request, the Parties will sit down and discuss the costs associated with the change in circumstance, with the outcome to equitably reflect the incremental change in costs to deliver the Services.

10.2	Examples of matters that could trigger a request to adjust the Base Fee include, but are not limited to the following:

(a)	Material changes in the form of reimbursement by commercial or government payors, including changes to a capitated system.

(b)
Changes in the laws governing portions of provider processes in the revenue cycle such as the way medical treatments are reported. An example is the mandated changes to the medical coding that will result due to CMS’s requirement to implement ICD-10.

(c)
The Eligible Recipient’s investment in or adoption of new technologies that impact the level of, or type of, work conducted in the revenue cycle, e.g., advances in EMR or CPOE technology that reduces the need for transcription services.

11.    Contract Employees

11.1
Contract Employee Reimbursement. Supplier shall pay Eligible Recipient for all employment-related costs, benefits and expenses arising out of the employment by the respective Eligible Recipient of the Contract Employees identified in the Contract Employee Roster of the Supplement as it may be amended from time to time. Payment shall be made by wire transfer or other mutually acceptable means in twenty-six (26) payments per year and shall be received by the applicable Eligible Recipient [**] for the respective Eligible Recipient. Supplier shall not be responsible for any employment related costs not included in the determination of the Base Fee unless required, authorized or approved in advance by Supplier.

11.2
Contract Employee Compensation Adjustments. If a Contract Employee’s compensation is adjusted under the terms of the applicable Compensation Plan, Supplier shall provide Eligible Recipient with an amended Contract Employee Roster reflecting the adjustment at least [**] days prior to the effective date of the compensation adjustment and the reimbursement provided by Supplier pursuant to Section 11.1 above shall be adjusted accordingly. If the average annual increases provided to the Contract Employees exceed the average annual increase for comparable

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-A    Page 6
618257v5

employees of the applicable Eligible Recipient, then the Base Fee shall be adjusted by the difference between such average increase and the increase provided to the Contract Employees.

11.3	Paid Time Off

(a)
“Paid Time Off” or “PTO” shall mean the time for which a Contract Employee would be paid by an Eligible Recipient due to an excused absence, and such amount accrues with each applicable pay period. Unless a different PTO reimbursement methodology is set forth in the applicable Supplement, Supplier will reimburse each Eligible Recipient for PTO earned during each applicable pay period.

(b)
There may be an instance where an employee will have earned PTO but due to the Eligible Recipient’s policy or employee’s actions the employee will have forfeited the right to receive payment or utilize the PTO. This instance most likely will occur when an employee continues to earn PTO after reaching the maximum allowable PTO balance and the Eligible Recipient does not have a payout policy. This scenario is expected to be infrequent; but when it occurs, an adjustment to the payroll reimbursement from Supplier to the Eligible Recipient will be necessary to avoid Supplier reimbursing the Eligible Recipient for an expense that the Eligible Recipient did not incur.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-A    Page 7
618257v5

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 4-B

INCENTIVE FEES FOR DEPENDENT SERVICES

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 4-B

Incentive Fees for Dependent Services

Incentive Fees for Dependent Services include Base Incentive Fees and Fees for Discrete Initiatives which include Fees for Conversions, Prior Balance Found Insurance, Transfer DRGs, and AHtoCharge/Charge Capture.

1.	Base Incentive Fees

1.1.
General. As part of its revenue cycle offering, Supplier will deliver a set of core strategies and management services (In-scope Base Services) designed to improve and optimize Eligible Recipient’s revenue cycle operations. Supplier will have an opportunity to earn a Base Incentive Fee for delivering the In-scope Base Services by measuring Supplier’s actual performance against a pre-determined and mutually agreed set of Operating Metrics and Performance Targets.

The Base Incentive Fee will relate to Supplier’s ability to deliver the In-Scope Base Services more efficiently and in compliance with all applicable rules and regulations. Supplier and Eligible Recipient will mutually agree on the requisite Performance Targets in a manner consistent with Section 8 below or as otherwise agreed by the Supplier and Eligible Recipient.

Supplier will be eligible to receive a Base Incentive Fee each quarter for the term of the Supplement. Supplier will have the opportunity to earn substantially more or less than the quarterly Base Incentive Fee based on Supplier’s actual performance relative to the pre-determined and mutually agreed to Performance Targets.

1.2.	Calculation of Base Incentive Fees

A standard formula and calculation will be used by all Eligible Recipients to determine the Base Incentive Fee that Supplier will earn each quarter. The actual Base Incentive Fee earned by Supplier each quarter will vary based on three variables:

a.
Cash Collection Factor. Eligible Recipient’s level of participation in Supplier’s Shared Services Operating Model. Supplier’s Shared Services Operating Model consists of three (3) core offerings: Financial Clearance Services, Transcription, Shared Service Blended Shore Patient Financial Services.

i.	If an Eligible Recipient is participating in 2 or more of Supplier’s Shared Services offerings the Cash Collection Factor will be: [**]%.

ii.	If an Eligible Recipient is NOT participating in 2 or more of Supplier’s Shared Service offerings the Cash Collection factor will be: [**]%.

iii.	The Cash Collection Factor will be multiplied by [**]% for new Eligible Recipients in their first contract year.

iv.
In the event that the average Incentive Fee payments made to Supplier by an Eligible Recipient for performance on the  RCA Scorecard, as set forth in Section 6 below, are [**]% of target or greater in Year 3, as determined by the average of the quarterly results reflected in the RCA Scorecard for such Eligible Recipient, then the Cash Factor for that Eligible Recipient for years 4 and 5 shall be reduced from [**]% to [**]% (shared services), or from point [**]% to [**]% (non-shared

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 1

services), as appropriate based on the Cash Factor applicable in the third year for that Eligible Recipient.

b.	Quarterly Cash Collections. The amount of Cash Collections that Supplier collects during the measurement quarter

c.
Quarterly Performance. Actual performance against predetermined and mutually agreed Performance Targets for the measurement quarter. Supplier’s performance for the measurement quarter will be determined and expressed as a percent of target (e.g. [**]% of target) using an RCA Scorecard.

[**]	[**]
[**]	[**]
[**]
[**]	[**]
[**]	[**]

2.	RCA Scorecard

2.1.
General. An RCA Scorecard will be utilized to determine the Base Incentive Fee payment earned by Supplier each quarter. The RCA Scorecard will be populated with the requisite financial performance data from the Eligible Recipient’s patient accounting system(s) using Ascension’s RCA database. The Ascension RCA database is a decision support tool that has been deployed in a standard fashion across Ascension Health. The Ascension RCA database will be the sole source of data for the RCA Scorecard unless otherwise agreed to by Supplier and Eligible Recipient.

2.2.
Metrics. There are currently ten (10) revenue cycle Operating Metrics in the RCA Scorecard. It is expected that these Operating Metrics will remain constant for all Eligible Recipients for the Term of the Supplement. Eligible Recipient and Supplier by mutual agreement may decide to change, remove or add to the Operating Metrics in the Operating Metrics Scorecard.

The table below defines the Operating Metrics that are in the Operating Metrics Scorecard

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 2

#	METRIC	Numerator	Denominator
1)	[**]	[**]	[**]
2)	[**]	[**]	[**]
3)	[**]	[**]	[**]
4)	[**]	[**]	[**]
5)	[**]	[**]	[**]
6)	[**]	[**]	[**]
7)	[**]	[**]	[**]
	[**]		[**]
8)	[**]	[**]	[**]
9)	[**]	[**]	[**]
10)	[**]	[**]	[**]

A more detailed definition for each metric is provided in Appendix A.

By mutual agreement, Eligible Recipient and Supplier may elect not to utilize one or more Operating metrics if it is determined that the underlying data is not accurate or available to support the timely calculation of performance.

3.	Target Setting Process

3.1.
General. Eligible Recipient and Supplier will mutually agree on a performance target for each revenue cycle operating metric in the RCA Scorecard. An annual performance target will be set for Income Statement (I/S) metrics. Eligible Recipient will have the option of setting quarterly targets for Balance Sheet (B/S) metrics to account for calendar and seasonal variances that can effect AR management from period to period.

3.2.
Balance Sheet Metrics. Targets for Balance Sheet Metric targets will be established at the payer level and an aggregate weighted target will be calculated. As the payer mix shifts from year to year, the AR targets will be recalculated to reflect the new payer mix. Unless mutually agreed to by Supplier and Eligible Recipient the same payer level targets will be used throughout the Supplement Term.

3.3.
Eligible Recipient Metric Targets. Eligible Recipient Metric Targets will be set for each of the 10 operating metrics at the site level (e.g. for each hospital facility. Metric Targets will be set for each Eligible Recipient at the beginning of the Supplement Term and will remain in effect for the duration of the Supplement Term unless mutually agreed to by Supplier and Eligible Recipient. The calculation of metrics will utilize the same definitions, data sources, and systems during the historical period and all measurement periods for the Supplement Term. Any changes to the calculation or source data, definitions, or systems which the Supplier and Eligible Recipient agree are necessary to assure that the Metric Targets and the method of calculating the Metric Targets and actual metric performance fairly

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 3

reflect operating performance during the Term of the Supplement will be incorporated into the Operating Metrics Scorecard on a timely basis.

4.	Upper and Lower Bound

Once a performance target is set for each metric, Eligible Recipient and Supplier will mutually agree on an Upper Bound target ([**]%) and a Lower Bound target ([**]%) for each metric. Unless Eligible Recipient and Supplier mutually agree to a different range of distribution the Lower Bound target and the Upper Bound target should be at the same distance from the [**]% target.

The [**]% and the [**]% targets define the relative percentage decrease/increase in value that will be assigned to each RCA Scorecard metric based on Supplier’s actual performance relative to target. This concept is illustrated below.

#	Metric	[**]% Target	Target	[**]% Target	Actual		% of Target
5)	[**]	[**]	[**]	[**]	[**]	[**]	[**]
		[**]	[**]	[**]

5.	Eligible Recipient Metric Weighting

5.1.
General. Eligible Recipients will assign a weight to each metric in the RCA Scorecard. Eligible Recipient will assign a weight of at least [**] percent ([**]%) but no more than [**] percent ([**]%) to each metric. The sum of assigned weights for the in-scope metrics in the RCA Scorecard must equal one hundred percent (100%). The metric weights will be assigned at the Eligible Recipient Level (i.e. for an Eligible Recipient with multiple facilities the weights will be the same for all facilities).

5.2.
Timing Requirement. The expectation is that metric weights will be assigned within [**] days after the Supplement Effective Date. The weight assigned by Eligible Recipient to each metric in the RCA Scorecard will remain constant for all Measurement Periods unless Eligible Recipient and Supplier mutually agree to modify the distribution of metric weighting based on unique or unanticipated events.

6.	RCA Scorecard Performance %

A metric report card will be generated at the end of each Measurement Period summarizing Supplier’s overall RCA Scorecard Performance for the Measurement Period. The percentage represents the weighted average of performance against target for each of in-scope metrics on the RCA Scorecard. The performance score for each of the metrics can be no less than [**]% and no more than [**]% during the Measurement Period.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 4

Key Definitions

a)	Actual Performance – The actual result achieved for a metric during the performance perio

b)
Performance Score - Represents the percentage value assigned to the metric based on the relationship of the actual quarterly results for the metric as compared to the target metric value as measured based on the relationship established by the [**]% target and the [**]% target.

c)	Weighted Score – Represents the result of multiplying the Performance Score by the Eligible Recipient assigned weight for each metric.

EXAMPLE HEALTH MINISTRY – QTR 1 METRIC REPORT CARD
#	Metric	Weight – Final	Lower Bound	Target	Upper Bound	Actual Performance	Performance Score	Weighted Score
1)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
2)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
3)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
4)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
5)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
6)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
7)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
8)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
9)	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
10)	[**]	[**]		[**]			[**]	[**]
			OVERALL PERFORMANCE SCORE ON OPERATIONAL METRICS					[**]%

7.	Timing of Calculation

RCA Scorecard metrics will be calculated at the end of each Measurement Period (i.e. quarterly). For Income Statement (I/S) metrics the calculation will be a rolling average effective from the Effective Date of the Supplement Term, and will reset [**] on the [**] of the Effective Date of the Supplement Term (e.g. [**]). For Balance Sheet (B/S) metrics the calculation will reflect active [**] which will be deemed final for each quarter. The table below provides a summary of key concepts outlined above.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 5

#	Metric	Target	Weight	Calculation		Financial Statement
1)	[**]	[**]	[**]	[**]		[**]
2)	[**]	[**]	[**]	[**]	[**]	[**]
3)	[**]	[**]	[**]	[**]	[**]	[**]
4)	[**]	[**]	[**]	[**]	[**]	[**]
5)	[**]	[**]	[**]	[**]	[**]	[**]
6)	[**]	[**]	[**]	[**]	[**]	[**]
7)	[**]	[**]	[**]	[**]	[**]	[**]
8)	[**]	[**]	[**]	[**]	[**]	[**]
9)	[**]	[**]	[**]	[**]	[**]	[**]
10)	[**]	[**]	[**]	[**]	[**]	[**]

An illustrative example of the Income Statement metrics calculation is set forth below to illustrate the cumulative CYTD rolling average metrics calculation for all Income Statement metrics.

Actual Performance – Cummulative CYTD Results thru each Quarter
Quarter	Operational Denials	NPSR	Denials %	Lower	Target	Upper	% of Target	Cash Factor	Invoiced Incentive Fees
Q1	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Q2	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Q3	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
Q4	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
								TOTAL	[**]
Quarter Average	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]	[**]
# Quarters 4
								TOTAL	[**]

8.	Target Setting Guidance

8.1.
General. Unless otherwise agreed by the parties, the target value for each metric shall reflect the actual results based on the [**] month period immediately prior to the applicable Supplement Effective Date (“Historical Performance”). The RCA system shall be the primary source for establishing the Eligible Recipient’s actual revenue cycle performance.

8.2.
Eligible Recipients Who Received Services Under the Legacy Agreement. For Eligible Recipients who received services pursuant to an Affiliate Schedule for more than [**] months as of the Supplement Effective Date, the target value for each metric shall reflect the actual results based on the period [**].

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 6

8.3.
New Eligible Recipients. For Eligible Recipients who have not received services pursuant to an Affiliate Schedule for more than [**] months as of the Supplement Effective Date, the parties will establish targets that are reflective of the improvements implied by the Cash Collection Factor (e.g., [**]).

8.4.
Performance Range. Once a target is established for each metric, Eligible Recipient and Supplier will establish a Lower ([**]%) and Upper ([**]%) performance range for each metric. For most metrics the target should represent the mid-point of the Lower and Upper range values unless Eligible Recipient and Supplier mutually agree otherwise.

8.5.
Principles. The table below summarizes the guiding principles for establishing the target values, and the upper and lower bounds for each metric. The applicable Eligible Recipient and Supplier will review such principles below and shall agree on upper and lower bounds that are applicable to the Eligible Recipient’s circumstances.

#	Metric	[**]% Target	Target	[**]% Target
1	[**]	[**]	[**]	[**]
2	[**]	[**]	[**]	[**]
3	[**]	[**]	[**]	[**]
4	[**]	[**]	[**]	[**]
5	[**]	[**]	[**]	[**]
6	[**]	[**]	[**]	[**]
7	[**]	[**]	[**]	[**]
8	[**]	[**]	[**]	[**]
9	[**]	[**]	[**]	[**]
10	[**]	[**]	[**]	[**]

8.6.
Variances. Eligible Recipient and Supplier may elect to establish a target for one or more metrics at a level that is more aggressive than the performance measured for the preceding [**] month period. In this scenario, Eligible Recipient and Supplier may elect to increase the Base Incentive Fee to reflect the incremental value associated with the more aggressive target(s).

Similarly, Eligible Recipient and Supplier may agree to establish a target for one or more metrics that is more aggressive than Historical Performance without a corresponding increase in the Base Incentive Payment in situations where Eligible Recipient and Supplier mutually agree that Historical Performance is not at a level that reflects acceptable revenue cycle performance.

8.7.
Default. If Eligible Recipient and Supplier are not able to agree on a target and/or Lower/Upper range the metric(s) in question will a) default to the performance level measured for the historical measurement period and b) the Lower/Upper range will default to the established guidelines above.

9.	Timetable for Target Setting

9.1.	General. The applicable Eligible Recipient and Supplier will make a good faith effort to establish the quarterly targets as soon as reasonably possible after the Supplement Effective Date.

9.2.	Eligible Recipients Who Received Services Under A Legacy Agreement. For Eligible Recipients who received services pursuant to an Affiliate Schedule for more than [**] months as of the

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 7

Supplement Effective Date, and whose targets are not set by the last day of the applicable quarter, such Eligible Recipient’s scorecard performance will be [**]% of the scorecard target for such quarter.

9.3.
New Eligible Recipients. For Eligible Recipients who have not received services pursuant to an Affiliate Schedule for more than [**] months as of the Supplement Effective Date, the following shall apply; (i) no incentive fees will be invoiced until targets are established; and (ii) if targets are not established for such Eligible Recipients within [**], then the performance for the initial [**] thereafter for which targets have not been established shall be set to [**]% of the scorecard target. After targets are established, the parties will true-up the actual performance against such targets for all quarters going back to the Supplement Effective Date.

10.	Review and Invoicing Process

Step 1:	Metric Reports will be distributed from the RCA database by Ascension Health or its designee by the [**] calendar day of the month following the end of the quarter.

Step 2:
Eligible Recipient and Supplier will have [**] calendar days to review the Metrics Reports, perform audits of RCA data as appropriate, and work to reach agreement on the scorecard performance for the Measurement Period. In the event that a potential error is identified in the metrics reports, which could have a material impact on the measurement of the scorecard performance for the period, the parties will work to identify the range of impact of the potential error and shall establish a mutually agreed upon plan to review and resolve such potential error. Absent exceptional circumstances, the parties will work to resolve all such issues within [**] days.

Step 3:
Supplier will Invoice Eligible Recipient no later than the [**] calendar days following the end of the Measurement Period (quarter). The invoice shall not include amounts associated with unresolved potential errors identified Step 2 above.

11.	Adjustments to Measurement Metrics

When appropriate Eligible Recipient and Supplier can mutually agree to adjust the calculation of one or more metrics when market events or actions outside of either Party’s control compromise the ability to accurately compare Actual Performance to Performance Targets and/or to Historical Performance.

12.	Governance Principles

12.1.
General. Eligible Recipient(s) agree to promptly notify Supplier of any proposed changes to the Crowe RCA data base that might impact any of the revenue cycle operating metrics including but not limited to the introduction of new transaction codes, changes to the transaction code mapping tables, or the processes and scripts used in calculating the individual metrics. Supplier will have sufficient time to review, discuss and concur with the proposed changes before they are implemented.

12.2.
Notification. Supplier agrees to promptly notify Eligible Recipient(s) of any proposed changes in the processes or technology under their management that might impact any of the revenue cycle operating metrics including but not limited to the use of transaction codes or management of accounts receivables. Eligible Recipient will have sufficient time to review, discuss and concur with the proposed changes before they are implemented.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 8

12.3.
Records. Supplier and Eligible Recipient will maintain a reconciled a record of the key assumptions used to derive targets and/or make decisions to support development and management of the RCA Scorecard.

12.4.
Supplier Access. Supplier will be given access to the RCA database to review, reconcile and validate the data used to populate the RCA Scorecard. Supplier will have the right to audit the RCA database. In the event the Supplier’s auditor requires information regarding or from the database or access to the database in connection with its audit related to Supplier’s financial or operating controls, Ascension Health shall reasonably cooperate with Supplier to secure that information for Supplier’s auditors. Any data or database deficiencies will be addressed by Eligible Recipient in a timely manner.

12.5.
Windfall Situations and Changes in the Environment. In the event that there is a Force Majeure Event, a material change in the environment in which the Eligible Recipients are operating their revenue cycles, or a material change in the laws and regulations that apply to Ascension Health, Supplier, or an individual Eligible Recipient which significantly impacts the economics of one or more of the Parties or frustrates the ability of a party to perform its obligations hereunder, through no fault of its own, the applicable Party shall have the right to request that the other Party or Parties consider a fair and appropriate adjustment to the RCA Scorecard. Upon such request, the Parties will sit down and discuss the impact associated with the change in circumstance, with the outcome to equitably reflect the impact on the RCA Scorecard. Examples of material matters that could affect one or more metrics on the RCA Scorecard performance include, but are not limited to, the following:

•	Payor bankruptcies.

•	Delayed implementation of agreed to rates between insurance company and Eligible Recipient.

•	Payor initiated take backs and/or retrospective changes to previously adjudicated claims.

•	A pattern of services to patients for whom Eligible Recipient is not certified by a payor to bill for such services and thus not entitled to reimbursement.

•	Changes in accounting treatment (e.g., changes in netting policies on individual open patient accounts receivable balances).

•	Changes in Self-Pay Discounts and/or changes in Charity Policy.

•	Material shifts in gross charge pricing.

•	Material growth or decline in self pay population or patient residual balance after insurance.

•	Changes in accounts receivable write-off policies or Medicaid Pending aging policies

•	Changes in calculation method for bad debt reserve modeling.

•	Implementation of new systems outside the control of Supplier (e.g., new patient accounting system).

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 9

13.	Measurement for Periods Prior to July 1, 2012 for Eligible Recipients Who Received Services Under the Legacy Agreement.

13.1.	For Eligible Recipients who received services under an Affiliate Schedule prior to July 1, 2012, unless otherwise agreed to by the Supplier and Eligible Recipient in the Supplement:

a.
For [**]), the Eligible Recipients will be invoiced through June 30th, 2012 using the Legacy Agreement M&T fee. The M&T fee will be considered final measurement for the determination of incentive fees for periods prior to July 1st, 2012.

b.
For [**]) the Eligible Recipient will be invoiced through June 30, 2012 using the prior agreed upon methodology for each respective Eligible Recipient.  The prior agreed upon methodology will be utilized for measurement purposes and determination of incentive fees for periods prior to July 1st, 2012.

13.2.
Unless otherwise agreed to by the Eligible Recipient and Supplier in the Supplement, for Eligible Recipients for whom benefits were measured and invoiced using the Cash to Best Possible Methodology, the Eligible Recipient will be billed under the Cash to Best Possible Methodology as provided for in the Legacy Agreement for all periods prior to and including February 29th, 2012.

For the period of March 1, 2012 through June 30, 2012, unless otherwise agreed to by the Eligible Recipient and Supplier in the Supplement, the Eligible Recipient will have two options for finalizing benefits to be invoiced for the periods prior to July 1st, 2012:

a.
Option 1: Continue to use Cash to Best Possible until June 30th, 2012, allowing measurement to mature for [**] months after June 30th, 2012, with the final scorecard being the scorecard as of [**]. Eligible Recipient will have the opportunity to audit Cash to Best Possible Scorecards prior to [**] before being finalized with the [**] scorecard

b.
Option 2: Use Cash to Best Possible measurement for periods prior to and including February 2012. For the March 2012 to June 2012 period, benefits will be measured utilizing the average benefits delivered for the same [**] month period in [**] as of the February 2012 scorecards

14.	Measurement of Discrete Initiatives

14.1.
General. Supplier can also earn Additional Fees for benefits delivered and measured through Discrete Initiatives. Unless Eligible Recipient and Supplier mutually agree to measure a Discrete Initiative in a different manner, the benefits from Discrete Initiatives will be measured in accordance with this Exhibit. Discrete Initiatives will include:

1.	Conversions and Coverage Upgrades

2.	Transfer DRGs

3.	Prior Balance Found Insurance

4.	AHtoCharge / Charge Capture

14.2.	Invoice. Incentive fees earned from Discrete Initiatives will be measured and added to the Eligible Recipient invoice for each Measurement Period.

15.	Measurement of Conversions

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 10

15.1.
Definition of Conversions. Supplier shall earn incentive fees for benefits delivered and measured when paying sources of coverage are identified and approved for self-pay patients ("Conversions"). Self-pay patients are individuals without insurance coverage at time of service for medical occurrences either via traditional medical insurance products or accident related insurance products. Self-pay is not defined as patients not in possession of their respective insurance coverage credentials at the time of service. Conversions are the population of those patients converted to an insured/covered status as a result of patient financial advocacy efforts. These efforts include, but are not limited to, any patient or payer contact for inquiry to coverage options, any referral to any Medicaid eligibility vendor (after which the account is then approved for Medicaid), or any effort to activate accounts admitted in a pending or otherwise inactive status.

15.2.
Recurring Patients. All dates of service relating to a patient in Medicaid pending or insurance pending status will be treated a Conversion for purposes of measuring Conversion benefits for that patient. All new dates of service for such patient that occur after the date coverage has been approved will not be treated as a Conversion for purposes of measuring Conversion benefits.

15.3.
Measurement of Conversions. The measurement calculation for Conversions is defined as follows: ((payments for self-pay converted accounts during a given month) multiplied by (the effective rate)) minus (the monthly baseline threshold).

15.4.	Rates. Conversions during measurement periods shall be measured using the payment post-date. Incremental conversions above the threshold shall be invoiced at these effective rates:

1.	Monthly Inpatient Conversions - [**]% of the sum of incremental conversion account payments received during a specific monthly measurement period

2.	Monthly Outpatient/Emergency Department – Sum of individual converted account payments received during the measurement month. Individual accounts are calculated as follows:

a.	Payments x [**];

b.	If an application is submitted, but denied, Supplier shall be entitled to a flat payment of $[**].

15.5.
Thresholds. A baseline cost threshold will be determined to account for Eligible Recipient’s historic costs for Conversions reflected in the baseline in a manner to be mutually agreed upon in the Supplement. Generally, this will be done by (i) identifying actual historic costs where such data is available, and/or (ii) imputing a cost for internal conversion efforts using the schedule for conversion payments provided herein.

The cost-to-convert threshold shall be Eligible Recipient and site specific and calculated as follows:

1.	Monthly Inpatient Cost Threshold – [**]% of total payments on third-party converted accounts in the baseline year, divided by 12.

2.	Monthly Outpatient/Emergency Department Cost Threshold – Sum of individual third-party converted accounts in the baseline year, divided by 12. Individual accounts are calculated as follows:

a.	Payments x [**];

b.	If an application was submitted, but denied, there shall be an imputed cost of $[**] per denied application.

15.6.
Potential Conversions. Each month the Supplier will determine accounts eligible for conversion benefits (“Potential Conversions”) and will provide the list of Potential Conversions to the Eligible Recipient for Review. The Eligible Recipient shall have [**] business days to review the list of Potential Conversions and identify any accounts that they do not believe meet the conversion criteria. The parties shall review any accounts where there is a discrepancy regarding the conversion criteria on a timely basis. Each month the Supplier will also provide Eligible Recipient a list of

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 11

converted accounts by identifying payments made during that month on any self pay conversion account with any admission date. Eligible Recipient and Supplier will mutually agree and document in the Supplement the account level reporting that will be provided to support the monthly review process for conversions.

15.7.	Criteria. For the purposes of measuring incremental conversions, accounts shall be considered conversions if and when the following criteria are met:

1.	Confirm patient lacks active medical insurance on date of service.

2.	Perform and document activities to convert to active coverage.

3.	Validate active coverage for date of service.

4.	Receive insurance payment from the insurance for which coverage was obtained.

5.	Any account converted within [**] will be excluded.

15.8.
Categories. The following general categories shall be considered conversions if the above criteria are met. Eligible Recipient and Supplier may agree on additional criteria relating to Conversions, and such additional criteria shall be reflected in the Supplement.

○
Medicaid – Patients with all types of Medicaid accounts are eligible to be counted as conversions; these types include but are not limited to child and family, caretaker, emergency coverage, Section 1011, disability, and out-of-state coverage

○	Medicaid Spend-downs – Patients with spend-down balances remaining such that coverage is not active at time of service

○	Medicaid Pending – Patients who have inactive coverage and are pending at time of service

○	Medicare Disability – Patients who are inactive at time of service and are linked to Social Security Disability

○	COBRA – Patients who are eligible but inactive with COBRA at the time of service

○	Crime Victims –Patients for which crime victim coverage is available at time of service

○	Other county/state programs – Patients who are linked to any other program which provides coverage for uninsured patients

○	Uninsured motorist/assigned claims – Patients who are eligible for uninsured motorist or assigned claims programs

○	Auto/Workers Comp/Other Liability – Patients who have no liability claim number at time of service or no liability coverage at time of service

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 12

16.	Coverage Upgrades

Additionally, Supplier shall earn incentive fees from coverage upgrades. Coverage upgrades are typically accounts which are upgraded from a lower reimbursing payer to a higher reimbursing payer. Incremental payments are defined as the difference in payment between what the higher reimbursing payer paid and what the lower reimbursing payer would have paid as indicated by the managed care contracts for each site. Incremental payments received from coverage upgrades shall be invoiced at a rate of [**]% of the incremental payment. A typical example of coverage upgrade would be when an account is qualified for auto coverage and the auto insurance pays, although another type of medical coverage would have paid had the auto coverage denied. Any account that is upgraded within [**] will be excluded.

17.	Prior Balance Found Insurance

17.1.
General. Prior Balance Found Insurance is the “proactive” identification and validation of “active” insurance coverage on self pay accounts where the outstanding balance “patient balance” is greater than [**] days after the patient became responsible and qualifies for a “rebill” to a payer.  This activity will result in updating the payer plan code from self-pay to an insured payer. Through an active set of data mining, primary usage of the Supplier technology suite and tools, Supplier will proactively identify and detect “hidden coverage” and/or “unfound coverage” that traditionally led to a balance being either dropped to the patient or written off as bad debt.  Correction of routine registration errors are not considered Prior Balance Found Insurance. This initiative will provide incremental revenue and will be considered separate and outside of the uninsured self pay conversion initiative.

17.2.	Rebill Types. The following rebill types will qualify as a Prior Balance Found Insurance rebill:

1) any self pay account greater than [**] days after becoming patient responsibility either in active AR, written off to bad debt, and/or written off to charity that is identified through the use of the retro-eligibility tool, ad-hoc batching, data mining efforts where there was no evidence of insurance coverage on the date of service;

2) any self pay account greater than [**] days after discharge where there was a discovery of primary, secondary coverage, tertiary coverage, and/or dual eligible coverage which was unknown at the time of service;
3) any self pay account greater than [**] days after discharge with a no benefit denial (i.e. pre-existing condition, exhausted benefits, COB, etc.) where there is clear evidence of effort applied by the Supplier operating team which warrants a rebill;
4) any self pay account greater than [**] days after discharge where the Supplier coordinates resolution of the account between the patient and the payer which warrants a rebill or reprocessing of the claim.

17.3.	Criteria. The following criteria will be used in order to qualify and count as a prior balance found insurance rebill:

1) account has been patient responsibility for greater than [**] days;
2) perform and document action resulting in identification of coverage;

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 13

3) perform and document activities to convert active coverage;
4) validate active coverage for corresponding date of service;
5) receive insurance payment on rebilled account.

17.4.
Process. Supplier will identify accounts actively and gather the needed information to get them rebilled and paid.  Rebills generated by Supplier as a result of Prior Balance Found Insurance efforts will be eligible for payment if the Rebill activity occurred after the Eligible Recipient Supplement Effective Date. Supplier will provide Eligible Recipient with a report of the accounts eligible for payment pursuant to this initiative on a monthly basis. Eligible Recipient shall have [**] days to review the report and identify any discrepancies. The parties will work to address any discrepancies promptly.

17.5.
Invoicing. The incremental revenue impact as a result of this initiative will be tracked at the account level by site and aggregated at the summary level for invoicing at the rate of [**]%) of cash payments. Eligible Recipients will be invoiced for Prior Balance Found Insurance results each quarter.

18.	Transfer DRG

18.1.
General. Supplier can earn incentive fees for benefits delivered through the Transfer DRG review and rebill process. Transfer DRGs are select MS-DRGs that indicate the patient was discharged from the acute inpatient setting to a post-acute care facility, such as a skilled nursing facility or home health agency. Medicare pays a per diem rate reimbursement for Transfer DRG patient encounters instead of the full DRG payment. If the patient does not receive the subsequent care from another designated provider hospital, the claim is eligible for full DRG payment instead of the lesser Transfer DRG payment. Supplier shall conduct retrospective reviews to determine if incremental payment opportunity exists for these types of accounts in the case where the prescribed post-acute care does not occur after discharge within the Medicare guidelines. After review, if Supplier discovers that the inpatient did not receive a subsequent episode of care at a post-acute care or step-down facility, a rebill shall be generated with a non-transfer discharge status. The revenue impact of the Transfer DRG rebills shall be tracked on a quarterly basis. The additional revenue improvement for this initiative shall be the amount over and above the original payment.

18.2.
Reporting. Supplier shall provide Eligible Recipient a monthly report of Transfer DRG activity. The Eligible Recipient shall review the report and notify Supplier of any disputed items within [**] days of receipt of the report. The parties will work to reconcile any discrepancies regarding the Transfer DRG report promptly. Benefit shall be tracked as the incremental cash collected at the account level after the rebill date initiated by Supplier.

18.3.
Invoicing. The incentive fee shall be [**] percent ([**]%) of the incremental cash collected on behalf of the Eligible Recipient. Eligible Recipients will be invoiced for Transfer DRG results each quarter.

19.	AHtoCharge/Charge Capture

19.1.
General. Supplier can earn incentive fees for benefits delivered through the AHtoCharge Charge Capture tool. Supplier shall implement processes that detect and capture missing charges so that they can be appropriately billed. The process of uncovering missing charges shall take place primarily through the use of the AHtoCharge/Charge Capture analytics. Missing charges shall be measured as either (1) Incremental Cash Collections associated with the respective charge added or (2) Incremental expected payments for the respective charge that was added. Expected payments shall be used to calculate benefit when it is not feasible to calculate actual cash collections at the

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 14

item and/or account level. Expected payments shall be calculated using either (a) a contract modeling simulation tool which determines the expected payment associated with the added item or (b) the observed payment/charge ratio for the respective payer and standard patient type over the prior twelve months.

19.2.
Reporting. Supplier shall provide Eligible Recipient a monthly report of AHtoCharge/Charge Capture activity. The Eligible Recipient shall review the report and notify Supplier of any disputed items within [**] days of receipt of the report. The parties will work to reconcile any discrepancies regarding the report promptly.

19.3.
Invoicing. The incentive fee shall be [**] percent ([**]%) of the missing charges as identified in Section 19.1 above. Eligible Recipients will be invoiced for AHtoCharge/Charge Capture activity each quarter.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 15

APPENDIX A – Alternative Measurement Metrics Calculation Methods

1.	Metric: [**]

Calculation:	[**].

Measurement Period:	[**]

Other Notes:	[**]
[**].

2.	Metric: [**]

Calculation:	[**]

Measurement Period:	[**]

Other Notes:	[**].
3. Metric: [**]

Calculation:	[**]

Measurement Period:	[**]

Other Notes:	[**].

4.	Metric: [**]

Calculation:	[**]

Measurement Period:	[**]

Other Notes:	[**].

5.	Metric: [**]

Calculation:	[**]

Measurement Period:	[**]

Other Notes:	[**].

6.	Metric: [**]

Calculation:	[**]

Measurement Period:	[**]

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 16

Other Notes:	[**].
7. Metric: [**]

Calculation:	[**]

Measurement Period:	[**]

Other Notes:	[**].

8.	Metric: [**]

Calculation:	[**]

Measurement Period:	[**]

Other Notes:	[**].

9.	Metric: [**]

Calculation:	[**]

Measurement Period:	[**]

Other Notes:	[**].

10.	[**]

Calculation:	[**]

Measurement Period:	[**]

Other Notes:	[**].
FOOTNOTES
[**]
A total of three pages were omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-B    Page 17

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 4-C

OPTIONAL SERVICES

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 4-C

Optional Service
Unless otherwise agreed to by Eligible Recipient and Supplier, Supplier will earn fees for benefits delivered through those Optional Services in the manner described on Appendices B through F and elected by the applicable Eligible Recipient. Such Optional Services may be elected by the applicable Eligible Recipient via a Supplement or an Optional Services Work Order (“Optional Services Rider”), a form of which is in Annex 5, which may modify the terms and conditions set forth in Appendices B through F, as agreed to by the Parties. Supplier shall not be entitled to any fees associated with Optional Services unless and until a Supplement or an Optional Services Rider has been executed by the applicable Eligible Recipient and Supplier for such Optional Services.
The Parties agree that no Optional Services shall be undertaken, and no Optional Services Rider shall be executed, for any Ascension Health Facility that has tax-exempt bonds allocated to it without review of the applicable Supplement or such Optional Services Rider by Ascension Health's legal and/or bond counsel and a determination by such counsel that such Optional Services do not constitute private business use, as defined in 26 U.S.C. Section 141.  The Parties acknowledge any Optional Services Rider for Services that are not incidental may require revisions to the applicable Supplement for the affected Eligible Recipient, including changes to the term of the applicable Supplement for all Services provided to such Eligible Recipient, and/or modification of the termination rights of such Eligible Recipient.

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APPENDICES

APPENDIX B - Intra Stay Quality

Intra Stay Quality
Supplier will provide to the Eligible Recipient certain Services to deliver improvements in patient experience, quality and efficiency for inpatient episodes of care.  Prior to the commencement of Services in this area, Supplier and the Eligible Recipient will agree on a balanced scorecard of metrics and targets to be achieved and sustained over time.  Supplier’s Services will include a combination of people, process, and technology components designed to deliver the intended and agreed upon outcomes.
Unless an alternative arrangement is mutually agreed to by the parties, the Eligible Recipient will pay Supplier an Operating Budget Fee, Infused Cost Recovery Fee, and Incentive Fees for Intra Stay Quality, as specified below, to be invoiced on a quarterly basis beginning with the commencement of Intra Stay Quality Services:
•         Operating Budget Fee - As part of delivering the Services in the Intra Stay Quality offering, Eligible Recipient may request that Supplier assume management responsibility for a portion of the care management function or other functions that are part of the Eligible Recipient organization. Supplier will then be accountable for managing that function and delivering the required Services to support the Eligible Recipient, and will be responsible for the payroll for any resources performing those functions. For such Services, the Eligible Recipient will pay Supplier the equivalent of the current baseline operating budget for that function as an annual Operating Budget Fee.  The Operating Budget Fee shall be invoiced quarterly and paid in [**] equal [**] installments.
•         Infused Cost Recovery Fee – In connection with the delivery of Services in the area of Intra Stay Quality, Supplier will incur expenses including but not limited to people (e.g., care coordination leads, operations leads, physician leads), technology (e.g., discharge planning tools, reporting tools), travel and other expenses.  The Infused Cost Recovery Fee is intended to compensate Supplier for these expenses as benefits are realized.  Eligible Recipient will pay Supplier an Infused Cost Recovery Fee equivalent to the actual cost of the Services provided, but [**] realized during the contract year, where [**] is calculated using an agreed measurement model.
•         Quality Scorecard – The Quality Scorecard will be a balanced scorecard with no fewer than [**] and no more than [**] patient experience and quality metrics as agreed by Supplier and Eligible recipient prior to commencement of the Services. Each metric will be assigned a weight between [**]% and [**]% such that the total for all metrics equals 100%. There will be four ranges of contiguous non-overlapping scores for each metric which will refer to "Decline in Quality", "Quality on par with baseline", "Level 1 improvement of Quality", and "Level 2 improvement of Quality". A [**] of the scores for any measurement period will be used to calculate the Incentive Fee for Intra Stay Quality for that period.
•         Incentive Fees for Intra Stay Quality - The Eligible Recipient will pay Supplier Incentive Fees for Intra Stay Quality tied directly to the achievement of results.  The Incentive Fees for Intra Stay Quality will be based on a percentage of the Net Benefit achieved as a result of the Intra Stay Quality Services.  The Net Benefit achieved through this initiative shall be defined as [**].  The percentage of Net Benefit to be paid to Supplier by Eligible Recipient as Incentive Fees for Intra

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Stay Quality shall vary between [**]% and [**]% based on the results achieved on the Quality Scorecard established by Supplier and Eligible Recipient.  The percentage of the Fee shall vary according to the following schedule:
¤  Decline in quality as reflected in Quality Scorecard                                [**]%
¤  Quality on par with baseline reflected in Quality Scorecard                  [**]%
¤  Level 1 Improvement of Quality as reflected in Quality Scorecard         [**]%
¤  Level 2 improvement of Quality as reflected in Quality Scorecard        [**]%
¤  Level 3 improvement of Quality as reflected in Quality Scorecard         [**]%

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APPENDIX C - Increases to NPSR; Strategic Pricing

Increases to NPSR
For this Optional Service, upon election by the Eligible Recipient, Supplier will provide certain identified and mutually agreed upon initiatives that are designed to increase the NPSR for an Eligible Recipient. Determination regarding initiatives that increase NPSR shall be computed and paid quarterly in arrears unless the improvement is not reasonably measurable on a quarterly basis and an alternative arrangement is mutually agreed to by the parties. Incentive fees for Increases to NPSR will be determined by the performance incentive rate for the site multiplied by either (1) incremental Cash Collections associated with the respective Increase to NPSR or (2) incremental expected payments for the respective charge that was added. Expected payments will be used to calculate benefit when it is not feasible to calculate actual cash collections at the item and/or account level. Expected payments will be calculated using either (a) contract modeling simulation tool which determines the expected payment associated with the Increase to NPSR or (b) the observed payment/charge ratio for the respective payer and standard patient type over the prior 12 months.
For benefit measurement purposes, initiatives that increase revenue are not compared to a performance level in the baseline or historical period.
Strategic Pricing
Supplier will provide recommendations for the implementation of strategic pricing changes on an annual basis based on both market sensitivity and revenue impact. The revenue impact of the strategic pricing changes will be tracked on a quarterly basis. The additional revenue improvement for this initiative will be the amount over and above the revenue increase that would have been historically achieved by an across the board price increase which Eligible Recipient typically implements. The revenue improvement will be measured using contract modeling simulation software.

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APPENDIX D - Physician Advisory Services

Physician Advisory Services (Accretive PAS®)
General Service Introduction
Supplier shall provide Services and billing recommendations to help the Eligible Recipient ("Client") comply with applicable payor policies regarding the use of observation and inpatient admission classification status, level of care and other payor criteria which may be applicable to services provided by Eligible Recipient ("Recommendation"). The Recommendation will make no conclusion regarding the appropriateness of the clinical care currently provided to the patient, nor should it be used to limit the future provision of medical services and supplies to the patient. Client agrees that it will use the information and Recommendation solely for utilization review and claims management objectives, and that any decision regarding patient classification and care should be made by the Client’s qualified clinicians. The Recommendation should not be construed as reason to withhold medically-necessary care, nor does it mean that Accretive PAS® will provide any medical care or recommendations on medical care. In order to implement the Recommendation, Client may need to change the admission classification status. Whether or not to make such a change is a decision to be made only by the appropriately qualified Client clinicians in accordance with applicable federal and state law, commercial payer contracts, and hospital policies. Refer to the applicable payer benefits policies and claims processing manuals for clarification of the definitions and billing requirements for Inpatient and Observation Status that are used in the assessment Recommendation pursuant to this Agreement.
Concurrent Compliance Services: Supplier shall concurrently evaluate encounters for admission patient classification compliance, where allowed by federal and state laws, rules and regulations.

•
Supplier shall provide opinion based on clinical guidelines concerning patient admission level of care status in accordance with federal and state rules and regulations, where relevant, for medical necessity and DRG validation for, Medicare, Medicaid and commercial payers.

•	Supplier shall review the patient classification submitted by the Client to determine the appropriate admission status.

•
Client will submit all available clinical information for the patient to Supplier utilizing the Accretive PAS® Web Portal ("Portal"), Supplier’s web-based case management software. Supplier’s clinicians or support staff will review completeness of chart for Supplier's physician review.

•
Supplier’s physicians will review and communicate their Recommendation regarding the proper patient classification to the attending physician and/or case managers where possible and as agreed to during the Accretive PAS® deployment.

○	Recommendation will be documented in an auditable format suitable for the staff to incorporate into applicable records or case management files.

○	The attending physician will make the ultimate decision regarding admission status classification.

○	Client Utilization Review ("UR") committee is responsible for all Code 44-required processes.

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○	As needed, the Supplier’s physician and the attending physician will confer by phone on any issues related to the Supplier physician’s recommended classification.

○
Accretive PAS® Web Portal will be utilized for tracking and documenting all cases referred to Supplier’s physicians. An Accretive PAS® Lead Physician Advisor and an account manager assigned to each hospital team shall provide regular reports and customized analysis of program data to identify areas of risk and opportunity for ongoing education purposes.

•	Additional services may include:

○	Collaborative efforts to identify physician education opportunities on an on-going basis

○	Reports on program activity, bi-weekly conference calls, and quarterly visits to review program performance and outcomes

○	Regular attendance of monthly medical staff meeting, Recovery Audit Contractor ("RAC") committee meetings, UR committee meetings upon request and where allowed by law

○	User conferences to provide additional Client support

○	Quarterly review of Program for Evaluating Payment Patterns Electronic Report (Pepper Report)

•
The primary form of communication of status will be Accretive PAS® Web Portal, but will also include direct physician-to-physician and/or case manager communications, as well as reporting to the Medical Executive Committee, UR committee and participation in medical staff meetings. Reporting to and participation on committees will be done on a “best efforts” basis.

Deployment: Accretive PAS® deployment will take approximately [**] weeks from contract signature date.

•
Supplier will work with Client to schedule key tasks, including: case management staff training, physician training, coordinating and confirming system access for Supplier’s physicians and chart assemblers, and Portal access for case managers and key Client leadership staff.

•
To the extent necessary for Supplier to perform Services, Client will provide required clinical system access to Supplier’s physicians and Health Information Management (HIM) team members at least [**] prior to deployment.

•	Deployment team will/may work with the Eligible Recipient on alternate means to electronically submit the clinical information, including such methods as eTTACH.

•
Prior to the deployment date, Supplier shall, for Eligible Recipient’s approval, provide an initial list of Supplier’s physicians and chart assemblers that need access to Eligible Recipient system for providing Physical Advisory Services. Once live, Client will add such approved Supplier physicians and chart assemblers to the Client system within [**] business days.

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•	Client will notify Accretive PAS® to system downtimes and outages.
Appeals: Supplier will review Medicare, Medicaid and commercial claims meeting review criteria and selected by the Client for appeal. These claim types may include, but are not be limited to: medical necessity for admission level of care and DRG validation/coding errors, either as individual denials or as part of the payer auditing process. Experimental and yet-to–be-defined scope areas, including Readmission, will be defined on a case-by-case basis. The appeal letters are confidential and proprietary and cannot, except as provided by law, be reproduced in any form or distributed to any other person including Client employees not directly involved in the appeals process by the Client.

•	Client shall utilize Accretive PAS® Web Portal to submit to Supplier all available information on any denial for which Client seeks Supplier’s appeal services.

•
Once the full denial has been received with the appeal due date and in sufficient time, [**] business days prior to documented due date, Supplier’s Clinical Denials Team ("Clinical Denials Team") will evaluate each case that is submitted to Supplier by the Client.

•
Supplier’s Clinical Denials Team will communicate to the Client its Recommendation as to whether the particular case should, in the opinion of the Clinical Denials Team, be appealed to the Medicare, Medicaid or commercial claims processing contractor.

•
Generally, commercial cases are not status assured. For commercial cases not following CMS rules and regulations, Supplier will conduct a one-time contract review per requested payer contract to ascertain the basis for an appeal. This will need to be prior to agreeing to the payor denials being part of the Appeals process. Note: Contract reviews are charged at an hourly physician rate with a time commitment agreed to prior by the Client and Supplier.

•
If the Client accepts such Recommendation, the Clinical Denials Team will, at the request of the Client, contact the Medicare, Medicaid or commercial claims processing contractor directly initiating the appeals process. The Clinical Denials Team will work directly with the Client to provide resolution of these cases in a timely fashion.

•
Supplier’s Clinical Denials Team will document its Recommendation in a format that is in accordance with the current Medicare, Medicaid or commercial payer appeals process and, as required, that of the particular RAC.

•
Where the Clinical Denials Team determines that an appeal is recommended and the Client accepts such Recommendation, Supplier’s physicians will facilitate the process at all levels of appeal. Specifically, in the case of RAC, the process will include:

○	Redetermination

○	Reconsideration

○	Hearing by an Administrative Law Judge

○	Review by the Medicare Appeals Council within the Departmental Appeals Board

○	Judicial Review in US District Court

•
The Client will provide to Supplier all information required by Supplier for the appeal processing, prior to Supplier accepting the case for appeal. Accretive PAS® will not accept liability for missed due dates as a result of Client failure to supply the necessary information in a complete and timely manner.

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Physician Advisory Services Service Levels:

•	Concurrent medical necessity Services will be provided between the operating hours of [**]. All other Services are provided during normal business hours.

•
Service levels are measured from the time all required information is made available directly through the Accretive PAS® Web Portal to the time the level of care recommendation is provided by Supplier’s physician advisor in the Accretive PAS® Web Portal or to the time an appeal is mailed.

•	Charts received after [**]. as part of a batch submission or as a result of systems downtime will be processed on a commercially reasonable best efforts basis.

•	Appeals are only accepted when the full denial and official appeal due date has been received by Supplier. Supplier requires at least [**] business days prior to due date for any appeal.

•
For commercial appeals, before an appeal can be processed, Supplier must receive the payor’s contractual basis for the denial where CMS rules are not followed. Supplier and Client will need to agree whether a case is appealable before accepting the case. Contract reviews are charged at the hourly physician rate where applicable.

•	Notwithstanding the foregoing, all concurrent reviews will be provided 7 days per week 365 days per year. Other Services will be provided during standard week day operating hours.

	Service	*Target Concurrent TAT	Target - Post Discharge TAT
1	[**]	[**]	[**]
2	[**]	[**]	[**]
3	[**]	[**]	[**]
4	[**]	[**]	[**]
5	[**]	[**]
6	[**]	[**]
* Non batch reviews. Batch audits will be completed in consultation with Client and Supplier.
Commercially reasonable best efforts will be offered for:

•	Batch reviews and other chart audits

•	Client system access is requested

•	In periods of system downtime

•	Cases are submitted in batch

•	Appeals submitted with less than four (4) weeks from due date
Physician Advisory Services Pricing Terms

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	Program Element	Pricing
1	First Level Review by Nurse: Case Manager review using standardized criteria for Inpatient (InterQual or Milliman)	• $[**] per chart
2	Second Level Review by Physician: Concurrent/Retrospective Review (Level of Care Classification, DRG, etc.)	• $[**] per case[1,2]
3	Appeal Management - where Accretive PAS® has performed the concurrent review	• [**] for level 1&2[3,4] • $[**] per case at ALJ • $[**] per hour for Medicare levels 4 & 5 • $[**] per commercial appeal
4	Appeal Management - in cases where Accretive PAS® does not perform concurrent review	• $[**] per case per appeal (Incl. Medicare levels 1 & 2) • $[**] per case at ALJ • $[**] per hour for additional Federal Appeals incl. Medicare levels 4 & 5 • $[**] per commercial appeal
5	Technology: Advisor Portal Care Analytics Data and Reports Engine	[**]
6	One Time Implementation Fee	[**]

1.
As such time as Accretive PAS® has agreements in place to provide Services to more than [**]% of Eligible Recipient’s as measured by Net Patient Service Revenue then rate will be reduced by $[**] for all months thereafter for each month where threshold is achieved.

2.
For concurrent government payer cases previously reviewed by Supplier, billed by Client at the same status and subsequently requested by RAC or other Medicare Contractors, Supplier will research, defend and appeal these cases through rebuttal, reconsideration and redetermination at no additional charge during the Term of this Agreement.

3.
Supplier will review those cases that are denied at the reconsideration level with the Client. If mutually agreed upon, Supplier will appeal these cases to the ALJ at a reduced rate. Similar processes would be in place for Denial Appeals Board and Judicial Reviews.

4.
Client will be charged for reasonable travel expenses relating to deployment and on-site visits as well as normal expenses associated with Services provided (e.g., office supplies), provided that such expenses, other than travel, have been reviewed and approved by Client.

5.	Where provided, Supplier will adhere to Client’s travel policy. Supplier will not charge for costs associated with sales team resources.
Physician Advisory Services Audit Assessment:

•	The Client will be charged the following fees:

○	Chart Review = $[**] per case

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•	The Client will be charged for normal and necessary expenses associated with audits (e.g., office supplies, any travel, etc.) which have been reviewed and approved by Eligible Recipient.
All cases will be tracked using the Accretive PAS® Web Portal. The Portal will be available 24 hours a day on [**]% service up time at no additional cost to the Eligible Recipient. There will be no initial implementation fee if full Level of Care Compliance Services and Concurrent and Retrospective Appeals Management are being provided to the Client hereunder.
Hourly rates for Care Management Consulting, Utilization Review Committee, clinical points of view, time for additional work required for Complex Cases, Lectures and Engagements:

•	No additional fees will be charged for telephonic and web conference corresponding to the daily business and maintenance of the Services.

•	Additional consultations services and educational lectures:

○	Business Professional = $[**] per hour

○	IT Integration = $[**] per hour

○	Physician = $[**] per hour

○	Nurse/CM = $[**] per hour

○	Specialist = $[**] per hour

•	All additional services will be scoped and agreed to by both parties prior to the commencement of any work.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 4-C    Page 10

APPENDIX E - Dormant Receivables

Dormant Receivables.

(a)	“Dormant Receivables” means any unpaid patient balance which:

(i)	Remains unpaid on the 366th day following the date the invoice reflecting such unpaid patient balance was issued; and

(ii)	which is not the subject of a paid-to-date, current financial payment plan between the patient and an Eligible Recipient; and

(iii)
has either been referred to an independent third party collection agency which has failed to secure payment and has returned the account to the Eligible Recipient or has been the subject of diligent collection efforts by Supplier, to the reasonable satisfaction of Eligible Recipient, which have not resulted in payment.

(b)
Supplier shall provide Services to collect Dormant Receivables. Supplier’s monthly fee shall be equal to [**] percent ([**]%) of the Net Proceeds from the collection of Dormant Receivables for the month.

(i)	Gross Proceeds from the collection of Dormant Receivables shall be defined as the gross payments received as payment on any Dormant Receivable during a month.

(ii)	Net Proceeds from the collection of Dormant Receivables shall be defined as the Gross Proceeds less the Direct Costs of Collection.

(iii)
Direct Costs of Collection shall include third party expenses and dedicated labor, dedicated technology and dedicated facility expenses. Direct Costs of Collection will be allocated to each Eligible Recipient based on a combination of out-bound calls, collector conversations with patients, and legal costs incurred on behalf of that Eligible Recipient during the applicable period. The Direct Costs of Collection allocated by Supplier with respect to the collection of Dormant Receivables shall not exceed 1/3rd of the Gross Proceeds.

(iv)	To provide further clarity on the calculation of the Suppliers fees for Dormant Receivables, consider the following example:
- Gross Proceeds from the collection of Dormant Receivables    $[**]
- Direct Costs of Collection        $ [**]
- Net Proceeds from the collection of Dormant Receivables    $   [**]
- Supplier Fee ([**]% of the Net Proceeds from the
collection of Dormant Receivables)        $  [**]

(c)
In consideration of Supplier’s provision of Dormant Receivables collection Services, Supplier will receive monthly fees for the collection of Dormant Receivables for the Term of this Agreement plus the [**] period following the termination of this Agreement.

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(d)
Supplier shall have the right to establish such accounts as may be necessary and appropriate to facilitate its efforts in connection with the collection of Dormant Receivables. Supplier shall have the right to accept payments on Dormant Receivables and to deposit those payments into the accounts created for that exclusive purpose. Payments deposited into those accounts shall not be commingled with funds from any other source other than the collection of Dormant Receivables.

(e)
Payments received on Dormant Receivables shall be excluded from the calculation of the improvement in revenue cycle operating effectiveness in a manner that will prevent any duplicative recognition of revenue for purposes of determining fees.

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APPENDIX F - Managed Care Contract Negotiations; Clinical Documentation; Medicare/Medicaid/Other Payer Cost Reports and Medicare Bad Debt Reporting

Managed Care Contract Negotiations
Supplier will provide Services to an Eligible Recipient to support managed care contract negotiations. These Services will include:

•	Development and lead contract negotiation / Renegotiation strategy for all payers

•	Contract review / matrix development / maintenance

•	Statistical reimbursement analysis

•	Subscriber / plan analysis

•	Contract maintenance / communication

•	Utilization review / appeals
The goal of these Services will be to capture incremental revenue for the Eligible Recipient through new approaches to managed care contracting.
Supplier will invest in resources required to deliver improvement to the Eligible Recipient’s managed care contracting initiatives in order to deliver incremental revenue to the Eligible Recipient. In exchange for this work, the Eligible Recipient will pay Supplier 100% of the incremental revenue generated as a result of the of these Services up to an amount equal to the labor cost and expenses incurred by Supplier to support this work.
In addition, the Eligible Recipient will pay Supplier [**]% of the incremental revenue generated after Supplier labor cost and expenses incurred as a direct result of the Services.
Clinical Documentation
When requested, Supplier will provide Services to an Eligible Recipient to implement and/or maintain a clinical documentation improvement program. The goal of the clinical documentation improvement program is to make sure that patient medical records contain complete and accurate clinical information to allow for the accurate coding and billing of patients.
Supplier will provide these Services to the Eligible Recipient based on a time and materials basis based on the current published rates and reflecting a discount that is no less favorable than that received by other similarly situated customers receiving similar Services and takes into account the existing and future volume of business between the parties.
Medicare/Medicaid/Other Payer Cost Reports and Medicare Bad Debt Reporting
When requested, Supplier will provide Services to an Eligible Recipient to support the Medicare & Medicaid cost reporting process and/or maintenance and support of the Medicare bad debt logging processes. These Services may include:

•	Preparation of annual cost reports.

•	Support during cost report audits by intermediaries and/or audit appeals by the Eligible Recipient.

•	Maintenance of the bad debt logs used to track Medicare bad debts for the annual cost reports.

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The fees for this Service will be based on the incremental costs of providing this service, plus [**] percent ([**]%).

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MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 4-D

PAYMENT TERMS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 4-D

Payment Terms

1.	Base Fees.

(a)
The Base Fee will be invoiced [**] and paid [**] equal installments. Supplier shall provide each Eligible Recipient with an invoice for the Base Fee [**] days before the first day of each [**] in which the Services applicable to such Eligible Recipient are to be provided. The [**] payment of the applicable portion of the invoice for Base Fee shall be made by wire transfer, or other mutually acceptable means, on or before the [**].

(b)
Each [**] Base Fee invoice will include both the Base Fee and the pro rata Fixed Employee and Fixed Overhead Costs associated with the Eligible Recipient for the quarter, including documentation to support the calculation of Base Fee as outlined in Exhibit 4-A.

(c)	The Base Fee invoice shall be adjusted as appropriate to reflect any applicable Service Level Credits and Earnbacks related to Service Levels as described in Exhibit 3.
2.    Incentive Fees for Dependent Services.
Incentive fees for Dependent Services will be determined in the manner set forth in Exhibit 4-B. Payment for these incentive fee invoices shall be made by wire transfer, or other mutually acceptable means, within [**] days after receipt of such invoice.
3.    Fees for Optional Services.
Fees for Optional Services will be determined in the manner set forth in Exhibit 4-C. Payment for these incentive fee invoices shall be made by wire transfer, or other mutually acceptable means, within [**] days after receipt of such invoice.
4.    Miscellaneous.

(a)
Upon Ascension Health’s or the applicable Eligible Recipient’s reasonable request, Supplier shall provide invoices with varying degree of detail as specified in the applicable Eligible Recipient Supplement.

(b)	Any disputes involving Base Fees or incentive fees shall be addressed in the manner set forth in Section 19.1 of the MPSA.

5.
Timely Billing. Invoices for incentive fees shall be provided to the applicable Eligible Recipient within [**] days after the receipt of the data needed to complete such invoice. If Supplier is not able to provide the applicable Eligible Recipient with the invoice within [**] days after the applicable quarter, Supplier shall notify the applicable Eligible Recipient that the invoice will be delayed and will provide the reason for the delay and an estimate of when Supplier will be able to deliver the invoice.

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MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 5

HUMAN RESOURCES PROVISIONS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 5
Human Resources Provisions
In the event Supplier utilizes Contract Employees to perform Services, the following terms and conditions shall apply:
1.    Contract Employee Roster. Supplier shall establish, with assistance from such Eligible Recipient, a roster of Contract Employees and their associated compensation (the “Contract Employee Roster” or “Roster”), for each applicable Supplement. The initial Contract Employee Roster shall be set forth in the applicable Supplement and be modified as needed based upon mutual agreement as part of the Transition Services for each applicable Eligible Recipient.

1.1
The Contract Employee Roster shall be reviewed bi-weekly (i.e., every other week) by the Supplier Site Lead and the designee of the applicable Eligible Recipient to ensure the accuracy of the Contract Employee invoice and payment.

1.2	Changes to the Contract Employee Roster and the rates of compensation shall be communicated on a timely basis as part of the review process discussed above.

1.3
No later than [**] days from the end of each quarter both parties shall review and acknowledge in writing any changes to the Roster and/or associated rates of compensation. Associated true ups shall be carried forward to the next monthly billing cycle.

2.    Eligible Recipients and Contract Employees. As of the applicable Supplement Effective Date, Supplier shall lease from the applicable Eligible Recipient those Eligible Recipient employees listed in the applicable Roster (“Contract Employees”), on an exclusive basis. Contract Employees shall be considered for all purposes to be employees of the respective Eligible Recipient and not of Supplier.
3.    Rights of Contract Employees. Contract Employees shall be subject to the Ascension Health Rules and the applicable Eligible Recipient’s personnel policies and regulations, including, time off with or without pay, and leaves of absence under the Family and Medical Leave Act.
4.    Departmental Policies and Compensation Plan. On behalf of the respective Eligible Recipient and subject to the approval of such Eligible Recipient prior to implementation, Supplier shall be responsible for developing and implementing performance management policies and practices for the applicable Eligible Recipient’s Contract Employees which are designed to achieve the performance objectives necessary to fulfill the objectives of the MPSA. Subject to the approval of the applicable Eligible Recipient, Supplier shall also be responsible for developing and implementing a compensation plan for Contract Employee’s which supports the performance management policies discussed above (the “Compensation Plan”). The Compensation Plan shall set forth, at a minimum, the manner in which annual pay increases shall be determined, the manner in which compensation for overtime service shall be determined and any other matters which impact the compensation of a Contract Employee. The applicable Eligible Recipient shall not unreasonably withhold or delay its approval of the performance management policies and compensation plans contemplated by this paragraph. The applicable Eligible Recipient shall have the right to review changes in individual compensation of Contract Employee’s in advance to assure that the proposed changes are consistent with the Compensation Plan. Supplier agrees that its Compensation Plan shall not violate any Eligible Recipient personnel policy, regulation or collective bargaining agreement.

5.    Severance Payments. In the event a Contract Employee is designated for removal from the Roster by Supplier and the applicable Eligible Recipient elects to terminate the Contract Employee within [**] days of the date the employee was designated for removal from the Roster, Supplier shall reimburse the applicable Eligible Recipient for any separation payments made to the employee pursuant to such Eligible

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Recipient’s applicable personnel policies, exclusive of accrued vacation, PTO or sick leave, up to a maximum of [**] days.

6.    Increases in Compensation. Supplier agrees that the average annual percentage increase in compensation of Contract Employees shall be [**] the Average Wage Increase. “Average Wage Increase” means the average increase that is provided by an Eligible Recipient to comparable employee groups on an annual basis.
7.    Compliance and Obligations. Other than the responsibility to pay the Contract Employees, which will be the obligation of the applicable Eligible Recipients, Supplier shall ensure that the Contract Employees are in compliance with all of the same Laws and adhere to the same obligations as those applicable to Supplier Personnel under this Agreement.
8.    Eligible Recipient Responsibilities. As between the Parties, the Eligible Recipients shall have the following responsibilities:

8.1
Pay all wages, bonuses, if any, and other remuneration and all applicable federal, state, municipal and other governmental taxes with respect to the employment of the Contract Employees, including, without limitation, social security, federal and/or state unemployment compensation taxes.

8.2	Maintain payroll records and reports.

8.3
Have all responsibility for any retirement, health, life, disability or similar employee benefit for the Contract Employees, including vacation or sick days or holidays that may be offered by Eligible Recipient pursuant to its standard policies, procedures, and plans.

8.4	Nothing herein shall be deemed to release or relieve Supplier from any reimbursement obligations it may have that are set forth in Exhibit 4.
9.    Reimbursement for Contract Employees. Reimbursement for all employment-related costs, benefits and expenses arising out of the employment of Contract Employees by the respective Eligible Recipient shall be as set forth in Exhibit 4-A.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 5    Page 2

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 6

GOVERNANCE

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

614808v2

Exhibit 6

Governance

1.	Governance Plan
Within [**] days after the Effective Date, Supplier shall provide a governance plan to Ascension Health, for its approval, that establishes at a minimum (a) appropriate communication processes, (b) management processes, (c) committee interface processes and responsibilities, (d) frequency of meetings, and (e) the selection process of representatives for each committee, that support the governance organizations between the Parties. Ascension Health shall promptly review such plan and, if in agreement with the plan, accept such plan. If Ascension Health rejects such plan, then Supplier shall promptly work with Ascension Health in good faith to create and present a plan that is acceptable to Ascension Health. Such approved governance plan referred to herein shall be the “Governance Plan”.

2.	Administrative Responsibilities

Supplier shall be responsible for establishing, coordinating and leading the meetings described and contemplated in this Exhibit and the Governance Plan, and shall also produce all relevant materials, agendas and presentations, based on input and instructions from Ascension Health. For each meeting, Supplier shall also take and distribute the associated minutes, such minutes to be subject to Ascension Health’s or the applicable Eligible Recipient’s approval.

3.	Committee Assignments

With respect to assigning individuals to the committee positions described herein, such positions shall be permanent positions until and unless an assigned individual is replaced in accordance with the provisions of the Governance Plan.

4.	Joint Review Board
The Parties’ obligations and performance under the MPSA shall be overseen by a joint review board (“Joint Review Board” or “JRB”) which will be responsible for oversight of the MPSA, including reviewing strategic issues and resolving disputes between the Parties. The Joint Review Board shall be composed of three (3) senior executives from each of Ascension Health and Supplier. The Joint Review Board will meet on a periodic basis as mutually agreed to by the Parties. Decisions of the JRB shall require [**] representatives.

5.	Operations Oversight Committee
The parties shall each designate executives to serve on the Operations Oversight Committee (the “OOC”). The OOC will review the operation and delivery of the Services contemplated by the MPSA. Such responsibilities shall include but not be limited to: (i) reviewing the implementation and execution of the Services; (ii) reviewing operating and compliance audits for the Services provided under the MPSA; (iii) reviewing and recommending to the Joint Review Board modifications to the Services and the Service Levels; (iv) reviewing disputes between the Parties in an attempt to resolve the disputes prior to submission

ASCENSION HEALTH CONFIDENTIAL    Exhibit 6    Page 2
614808v2

to the Joint Review Board; and (v) reviewing and recommending to the Joint Review Board modifications to the MPSA.

6.	Shared Services Center Oversight Committee
Each Shared Services Center operated by Supplier which provides Services to Eligible Recipients under the MPSA shall have an oversight committee comprised of a representative from each of the Eligible Recipients receiving Services by the Shared Services Center and appropriate representatives from Supplier with the authority to respond and affect operations and performance of Services delivered by the Shared Services Center. The Shared Services Center Oversight Committee will (i) review the performance of the Shared Service Center against all applicable performance standards for the functions and services being performed by such center, and (ii) attempt to address issues associated with the functions and Services performed by Supplier not being in full compliance with all applicable policies, procedures, regulations and Laws. The Shared Services Center Oversight Committee will attempt to resolve disagreements between the Parties related to such reviews and related issues that may arise, subject to the requirements of the MPSA. At a minimum, the Shared Services Center Oversight Committee will meet monthly, unless otherwise mutually agreed.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 6    Page 3
614808v2

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 7

FACILITIES

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 7

Facilities

1.	Supplier Facilities.
In accordance with Section 6.1 of the MPSA, the Supplier Facilities are set forth below:

Corporate Office:	401 N. Michigan Avenue, Chicago, Illinois 60611
Chicago Shared Services Center:    231 S. LaSalle Street, Chicago, Illinois 60604
Michigan Customer Contact Center    225-229 & 234 N. Rose Street, Kalamazoo, Michigan 49007
Medicaid Eligibility Center:        660 Woodward, Detroit, Michigan 48226
Detroit CBO:                28000 Dequindre Road, Warren, Michigan
Southeast Customer Contact Center:    950 22nd Street North, Birmingham, Alabama 35203
Underpayment Center:            725 N. Highway A1A, Jupiter, Florida 33477
Contract Modeling/Analytics:        2811 Wintergreen Drive, Cape Girardeau, Missouri 63701
Transcription/PFS Services        House No. 31 – 15a, Noida, India 21301
Transcription/PFS Services        301 – 306 Centrum Plaza, Sector 56, , India 122002
SunGard Availability Services        1500 Spring Garden St., 3rd floor, Philadelphia PA 19130
SunGard Availability Services         11650 Great Oaks Way, Alpharetta, GA  30022-2418
ViaWest                3949 S 200 E, Suite B1, Salt Lake City, UT 84107

2.	Ascension Health Facilities.
In accordance with Section 6.1 and 6.2 of the MPSA, the Ascension Health Facilities will be set forth in the applicable Supplement.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 7    Page 2

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 8

ASCENSION HEALTH RULES AND POLICIES

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 8
Ascension Health Rules and Policies
In addition to any rules or policies set forth in the Agreement, Supplier shall adhere to the rules and policies listed and referenced below:
1.    Tax Exempt Status and Charity Care Policies.
The Parties expressly acknowledge that in furtherance of its charitable mission the Eligible Recipients have charity care and billing and collection policies, procedures and guidelines (“Charity Care Policies”). Such policies may apply to both insured and uninsured patients and may require discounts to be given to both patients in financial need and those who are not. As of the Effective Date, the Ascension Health Charity Care Policies are referred to as Ascension Health “policies 9 and 16”. Additionally, certain Eligible Recipients may have Charity Care Policies which supplement the charity care that would be provided for by policies 9 and 16. Supplier agrees to abide by: (a) all charity care and billing and collection policies of Ascension Health, or any amendment, replacements or additions thereto, (e.g., currently policies 9 and 16), and (b) all charity care and billing and collection policies of other Eligible Recipients, or any amendment, replacements or additions thereto, which are consistent with Ascension Health Charity Care Policies. The Parties further agree that there will be no targeting of uninsured patients in the course of implementing charge master and pricing initiatives. The parties acknowledge that the Eligible Recipients are organizations that are exempt from federal tax under Section 501(c)(3) of the Internal Revenue Code and that notwithstanding any other provision of this MPSA, the Eligible Recipients shall not be required to take any action or perform in a manner which jeopardizes their respective tax-exempt status.
2.    Discretion to Bill.
Subject to applicable Laws and the applicable Eligible Recipient’s compliance plan (as such plan may be modified from time to time), the Parties expressly acknowledge that in furtherance of the applicable Eligible Recipients’ operations, such Eligible Recipients reserve the right to waive or adjust fees charged for services to the respective Eligible Recipient’s patients.
3.    Supplier Personnel Orientation and Training.
3.1    Supplier Personnel dedicated to an Ascension Health Facility shall undergo orientation to acquaint them with the mission, history and culture of Ascension Health’s organization and the respective Eligible Recipients to which they are assigned, which orientation shall either be performed by an Eligible Recipient personnel or subject to Ascension Health’s consent.
3.2    Supplier will provide corporate compliance training for Supplier Personnel and Contract Employees which includes: (a) training on the Supplier standards of conduct, reporting mechanisms, HIPAA and the False Claims Act on an annual basis and during new employee orientation; and (b) additional compliance training, specific to their functions, for such personnel deemed “high-risk” (e.g., employees performing functions including patient financial services, admissions / registration, and coding) from a compliance perspective. Supplier shall also ensure that Supplier Personnel at the Shared Service Centers complete such compliance training on an annual basis and that the content of such training meets the Ascension Standards. Supplier will provide its compliance training curriculum to Ascension Health for review on an annual basis.
4.    Ascension Health Standards of Conduct and Privacy Policy.
Ascension Health will provide the Ascension Health Standards of Conduct and Ascension Health Privacy Policy to Supplier as they are updated from time to time.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 8    Page 1

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 9

INSURANCE REQUIREMENTS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 9
Insurance Requirements

The insurance requirements for the Agreement are as follows:

1.    Supplier Insurance. During the Term, and for a period of at least [**] years thereafter, Supplier shall maintain at its own expense, insurance of the type and in the amounts specified below. Supplier shall obtain or otherwise arrange for appropriate levels of insurance coverage for all subcontractors providing services that shall also comply with insurance requirements set forth below:

1.1
statutory workers' compensation in accordance with all Federal, state, and local requirements, and employer liability in an amount not less than $[**] each accident, $[**] each employee for disease, and $[**] policy limit for disease;

1.2
commercial general liability (including contractual liability and products/completed operations insurance) on a form equivalent to CG0001 1207 or CG0002 1207 in an amount not less than $[**] per occurrence and $[**] annual general aggregate and products/completed operations annual aggregate not less than $[**];

1.3	commercial automobile liability covering all vehicles that Supplier owns, hires, or leases in an amount not less than $[**] per accident (combined single limit for bodily injury and property damages);

1.4
umbrella excess liability applying above the employers liability, commercial general liability and commercial automobile liability described above in an amount not less than $[**] per occurrence/accident;

1.5
Privacy and Network Security (Cyber Liability) covering loss arising out of or in connection with loss or disclosure of Confidential Information or Confidential Medical Information, in a minimum amount of $[**] per loss;

1.6
Third-Party Fidelity/Crime insurance, including blanket employee dishonesty and computer fraud insurance, for loss arising out of or in connection with fraudulent or dishonest acts committed by the employees of Supplier, acting alone or in collusion with others, in a minimum amount of $[**] per loss.

2.    Eligible Recipient Insurance. During the Term, the applicable Eligible Recipient shall maintain at its own expense, insurance or self-insurance of the type and in the amounts specified below:

2.1
statutory workers' compensation in accordance with all Federal, state, and local requirements, and employers liability in an amount not less than $[**] each accident, $[**] each employee for disease, and $[**] policy limit for disease;

2.2	commercial general liability (including contractual liability insurance) in an amount not less than $[**] per occurrence;

2.3
commercial automobile liability covering all vehicles that the applicable Eligible Recipient owns, hires, or leases in an amount not less than $[**] per accident (combined single limit for bodily injury and property damages);

ASCENSION HEALTH CONFIDENTIAL    Exhibit 9    Page 1

2.4
umbrella excess liability applying above the employer's liability, commercial general liability and commercial automobile liability described above in an amount not less than $[**] per occurrence/accident.

3.    Insurance Documentation. Each party shall furnish to the other party certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced above in Section 1 and 2 and naming the other party and its directors, officers, employees and agents as additional insureds to the extent available on a commercially reasonable basis. Such certificates or other documentation shall include a provision whereby thirty (30) days' notice must be received by the additionally insured party prior to cancellation of the coverage by either the insuring party or the applicable insurer. Such cancellation shall not relieve the insuring party of its continuing obligation to maintain insurance coverage in accordance with this Section 3.

Supplier’s insurance shall apply on a primary and non-contributory basis to any insurance or self-insurance maintained by Eligible Recipient. All insurance policies Supplier is required to carry pursuant to this Exhibit 9 (Insurance Requirements) shall: (i) be provided by reputable and financially responsible insurance carriers, admitted in applicable states, with an A.M. Best’s Financial Performance Rating (“FPR”) of A+/A++ and a minimum Financial Size Category (“FSC”) of IX or higher (if FPR is A/A-, then FSC must be XII or higher).
4.    Claims-made Insurance Policies. Any insurance provided on a claims-made basis shall apply a retroactive date that precedes the Effective Date or the provision of Services. An extended reporting period must be purchased if the retroactive date is advanced or if the coverage is terminated and not replaced by another claims-made policy with the same retroactive date.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 9    Page 2

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 10

DIRECT ASCENSION HEALTH COMPETITORS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 10
Direct Ascension Health Competitors
The Direct Ascension Health Competitors shall be set forth in the applicable Supplement.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 10    Page 4

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 11

HEALTHCARE REGULATORY REQUIREMENTS & ASCENSION HEALTH REQUIREMENTS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 11
Health Care Regulatory Requirements & Ascension Health Requirements

1.	Regulatory Requirements.

1.1
Access to Books and Records. To the extent that Section 952 of the Omnibus Reconciliation Act of 1980 (the “Act”) and the regulations promulgated thereunder are applicable to this Agreement, Supplier, and any organizations related to it performing any of the duties pursuant to this Agreement valued at Ten Thousand Dollars ($10,000) or more in any twelve (12)-month period, shall until four (4) years after the furnishing of Services pursuant to this Agreement, comply with requests of the Comptroller General, the Secretary of the Department of Health and Human Services, and their duly authorized representatives for access (in accordance with Section 952 of the Act) to any contract or agreement between Supplier and Ascension Health or an applicable Eligible Recipient for Services and to any contract or agreement between Supplier and such related organizations, as well as the books, documents and records of Supplier and its related organizations, if any, which are necessary to verify the cost of the Services provided. Supplier shall promptly advise the applicable Eligible Recipient of such request, and shall promptly provide to such Eligible Recipient copies of any documents so provided. Neither party shall be required to waive any attorney-client or work-product privilege or be deemed to have waived any attorney-client or work-product privilege by virtue of this section.

1.2	Anti-Kickback Law.

(a)
The sole purpose of this Agreement is to enter into a commercially reasonable and fair market value arrangement. The parties in good faith believe that this Agreement fully complies with the provisions of 42 U.S.C. 1320a-7b (the “Anti-Kickback Statute”). Neither Ascension Health, the applicable Eligible Recipient nor Supplier are, by virtue of this Agreement or otherwise, knowingly or willfully offering, paying, soliciting, or receiving remuneration in return for referring an individual to or from each other for the furnishing of any item or service reimbursed under a Federal Health Care Program, as defined herein. Pricing and compensation terms hereunder do not take into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare, any other federal health care program or a state health care program.

(b)
Supplier shall utilize best efforts to comply with the reporting requirements of 42 C.F.R. § 1001.952(h), regarding “safe harbor” protection for discounts under the Anti-Kickback Statute. Supplier further represents and warrants that any discount or rebate provided to Ascension Health or the applicable Eligible Recipient satisfies the requirements of the Anti-Kickback Statute Safe Harbor at 42 C.F.R. § 1001.952(h). Supplier shall disclose to Ascension Health or the applicable Eligible Recipient, as appropriate, on each invoice, or as otherwise agreed in writing, the amount of any discount or rebate. The statement shall inform Ascension Health or the applicable Eligible Recipient, as appropriate, in a clear and simple manner of the amount of the discount or rebate so as to enable Ascension Health and/or the applicable Eligible Recipient to satisfy their obligations to accurately report such discount or rebate to Medicare and properly distinguish between capital costs and operating costs.

(c)
Should either party to this Agreement be notified by any governmental agency or its counsel that performance under this Agreement creates a moderate to substantial risk of violation of the Anti-Kickback Statute, such party shall notify the other party, and the parties shall, in good faith, attempt to amend this Agreement in all respects necessary to comply with the Anti-Kickback Statute. If such amendment is not in compliance with the Anti-Kickback Statute in the written opinion of the General Counsel for either party to this Agreement, or if the parties cannot agree on an alternative acceptable arrangement within a period of at least thirty (30) business days, then this Agreement may be terminated by either party without cause upon the delivery to the other party of at least (60) days advance written notice.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 11    Page 1

1.3	Exclusion from Federal Health Care Programs.

(a)
Supplier represents and warrants that neither it, nor, to the best of its knowledge and belief, any of its employees or other contracted staff who provide services for Ascension Health or an Eligible Recipient (collectively referred to in this section as “employees”) has been excluded from participation in any Federal Health Care Program (as defined herein). Supplier agrees to notify Ascension Health within five (5) business days of Supplier’s receipt of notice of intent to exclude or actual notice of exclusion of Supplier from any such program. The listing of Supplier on the Office of Inspector General’s exclusion list (OIG website), the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs (GSA website) for excluded individuals or entities, any state Medicaid exclusion list, or the Office of Foreign Assets Control’s (OFAC’s) blocked list shall constitute “exclusion” for purposes of this section. Supplier’s exclusion from any Federal Health Care Program shall constitute a material breach of this section and this Agreement shall immediately terminate without penalty to Ascension Health or any applicable Eligible Recipient, unless Ascension Health elects in writing to continue this Agreement. For purposes of this section, the term “Federal Health Care Program” means the Medicare program, any State Medicaid program, TRICARE, any health care program of the Department of Veterans Affairs, the Maternal and Child Health Services Block Grant program, any federally-funded state social services block grant program, or the State Children’s Health Insurance Program. If Supplier learns that any Supplier Personnel is listed on the Office of Inspector General’s exclusion list (OIG website), the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs (GSA website) for excluded individuals or entities, any state Medicaid exclusion list, or the Office of Foreign Assets Control’s (OFAC’s) blocked list, then Supplier shall immediately cease using that Supplier Personnel in connection with Supplier’s provision of the Services and shall notify the applicable Eligible Recipient of such Supplier Personnel’s exclusion within ten (10) calendar days of discovering it.

(b)
If Supplier is excluded from any Federal Health Care Program and fails to notify Ascension Health within [**] business days of receipt of notice of exclusion by Supplier, Supplier agrees to indemnify Ascension Health and the applicable Eligible Recipient for any sanctions, penalties, or fines incurred under the federal Civil Monetary Penalty Law (Section 1128A of the Social Security Act), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and/or the Balanced Budget Act of 1997, as a result of Ascension Health entering into this Agreement with Supplier.

(c)
On an annual basis (at the same time that Supplier certifies its compliant use of Ascension Health Data using the Form of Annual Attestation in Annex 2), Supplier shall certify in writing that it is in compliance with the Federal Health Care Program obligations set forth in this Section 1.3.

1.4
Section 6032 of the Deficit Reduction Act of 2005. If Supplier furnishes, or otherwise authorizes the furnishing of, Medicaid health care items or services, performs billing or coding functions, or is involved in the monitoring of health care for Ascension Health, pursuant to Section 6032 of the Deficit Reduction Act of 2005 relating to “Employee Education About False Claims Recovery,” Supplier hereby agrees to abide by Ascension Health’s policies required by said law, insofar as they are relevant and applicable to Supplier’s work performed on behalf of Ascension Health, including participation in reviews or audits of claims or services, and agrees to make such policies available to Supplier Personnel involved in the performance of such Services.

1.5
Change in Law. The parties agree that this Agreement is intended to comply with all applicable federal, state and local laws, rules, ordinances, codes and regulations. Notwithstanding any other provision in this Agreement, if either party believes in good faith that due to a newly enacted or promulgated law, regulation, rule, or standard, an official interpretation thereof or change of interpretation, or a written allegation by a governmental or accreditation entity or agency, this Agreement poses a material risk of sanction or material adverse change to such party (including, without limitation, jeopardy to such party’s licensure, certification, accreditation, tax-exempt status, tax-exempt bonds, or participation in or payment under any governmental health care program, or a substantial increase in costs), then such party shall give written notice to the other

ASCENSION HEALTH CONFIDENTIAL    Exhibit 11    Page 2

party of such enacted or revised law, rule, ordinance, code or regulation regarding such belief and a proposal to amend this Agreement. The parties shall then make a good faith effort to amend this Agreement to comply with such laws or regulations or other authority. In the event that the parties cannot agree in good faith to an amendment of this Agreement within a period of at least [**] business days, then either party shall have the right to terminate this Agreement upon at least sixty (60) days advance written notice to the other party.

1.6
Licenses. Supplier shall obtain all required federal, state and local licenses and permits to perform Services and shall perform all Services under this Agreement in accordance with any and all regulatory and accreditation standards applicable to the Services and/or to Ascension Health and the applicable Eligible Recipients, including, without limitation, those requirements imposed by The Joint Commission, the Centers for Medicare and Medicaid Services (CMS) Conditions of Participation and any amendments thereto. Supplier shall respond to all regulatory agencies and shall provide its employees with safety data sheets regarding all Supplies and Equipment used in the performance of Services. Supplier shall immediately notify Ascension Health in writing of any notices it receives that any of the Services are being performed in violation of any federal, state or local law, regulation, ordinance or accreditation standard.

2.	Ethical Requirements.

2.1
Corporate Responsibility. Supplier, Ascension Health and each of the Eligible Recipients shall have in place a Corporate Compliance Program or a Corporate Responsibility Program, as the case may be, (“Programs”) which have as their goal to ensure that they comply with applicable federal, state and local laws and regulations. The Programs focus on risk management, the promotion of good corporate citizenship, including a commitment to uphold a high standard of ethical and legal business practices, and the prevention of misconduct.

The Programs will include the following elements:
(i) Development of policies and procedures that are consistent with corporate compliance guidelines issued by the Office of Inspector General of the Department of Health and Human Services.
(ii) Appointment of a corporate compliance officer who is responsible for the implementation and management of the Program. The corporate compliance officer will report directly to the chief executive officer in this role.
The parties acknowledge one another’s commitment to corporate responsibility and this Agreement shall be interpreted and fulfilled consistent with the policies enumerated in their respective Programs.

(a)
Supplier Review. As it proceeds and continues with the delivery of the Services, Supplier may review the billing, coding and collection practices of each applicable Eligible Recipient in an effort to further compliance with all applicable authority. Each applicable Eligible Recipient will reasonably cooperate with these respective reviews. In the event Supplier identifies issues that may or may not be consistent with relevant authority, Supplier will promptly review such issues within the parameters of the respective Eligible Recipient’s Program.

(b)
Notification. The parties agree to mutually cooperate with one another to assure that the objective of their respective Programs are met. The parties each agree to promptly notify one another's applicable corporate responsibility officer of (i) any and all possible instances of material non-compliance on the part of the other party or any of its employees or agents of which the parties are aware, or (ii) any subpoena or similar compulsory request for information or documents relative to the Services rendered hereunder. Supplier shall immediately notify Ascension Health’s corporate responsibility officer of any significant compliance issues that impact multiple Eligible Recipients. The parties agree to conduct their business transactions with one another in accordance with principles of good corporate citizenship and a high standard of ethical and legal business practices.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 11    Page 3

(c)
Compliance Reporting. Supplier’s corporate compliance officer will provide information about those aspects of Supplier’s Corporate Compliance Program that relate to the Services or Supplier’s obligations under this Agreement as requested by the Ascension Health corporate responsibility officer and will make an annual report to the Ascension Health corporate responsibility officer on the effectiveness of the Supplier Corporate Compliance Program to be delivered within thirty (30) days after each anniversary of the Effective date or as otherwise agreed by the Parties.

2.2
Ethical and Religious Directives. The parties acknowledge that the operations of the applicable Eligible Recipients, Ascension Health, and their affiliates are in accordance with the Ethical and Religious Directives for Catholic Health Care Services, as promulgated by the United States Conference of Catholic Bishops, Washington, D.C., of the Roman Catholic Church or its successor (“Directives”) and the principles and beliefs of the Roman Catholic Church are a matter of conscience to Ascension Health, the applicable Eligible Recipients and their affiliates. The Directives are located at http://www.usccb.org/issues-and-action/human-life-and-dignity/health-care/upload/Ethical-Religious-Directives-Catholic-Health-Care-Services-fifth-edition-2009.pdf. It is the intent and agreement of the parties that neither this Agreement nor any part hereof shall be construed to require the applicable Eligible Recipients, Ascension Health, or their affiliates to violate said Directives in their operation and all parts of this Agreement must be interpreted in a manner that is consistent with said Directives.

2.3
Conflict of Interest – Family Members. Supplier represents and warrants that it is a publicly traded organization whose stock meets the definition of a “publicly traded security” under 42 C.F.R. §411.356(a) because it is listed for trading on the New York Stock Exchange. For purposes of this provision, the terms "physician" and "immediate family member" shall be defined pursuant to federal law and regulation at 42 U.S.C. §1395nn et seq. and 42 C.F.R. §411.350 et seq., respectively, or successor laws and regulations. In the event that Supplier employs or otherwise contracts with a physician on the medical staff of any applicable Eligible Recipient, or an immediate family member of such a physician, Supplier shall provide compensation to such individual that is fair market value for services and items actually provided and not determined in a manner that takes into account the volume or value of referrals or other business generated by the physician for the applicable Eligible Recipients.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 11    Page 4

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 13

TRANSITIONED EMPLOYEE TERMS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 13

Transitioned Employee Terms

1.	INTRODUCTION

1.1	Definitions. Terms used in this Exhibit with initial capitalized letters but not defined in this Exhibit shall have the respective meanings set forth in the MPSA or the other Exhibits to the MPSA.

(a)	[**] are not subject to any collective bargaining agreement to which Ascension Health is a party as of the applicable Supplement Effective Date.
[**] A total of one page was omitted and filed separately with the Securities and Exchange Commission.

2.	APPLICABLE EMPLOYEES

2.1	Obligation to Extend Offers to Mandatory Transition Employees.
(a)  Supplier shall extend a conditional offer of employment to each Mandatory Transition Employee, as identified in accordance with the applicable Supplement. [**]
(b)  Supplier shall make such conditional offers in accordance with the Transition Plan (giving consideration to the phasing of the Transition).

2.2
Right to Extend Offers to Discretionary Transition Employees. Notwithstanding the restrictions on solicitation and hiring set forth in Section 21.14 of the MPSA, Supplier shall have the right (but not the obligation) to interview and make offers of employment to any Discretionary Transition Employees. Supplier shall consider any Discretionary Transition Employees for employment pursuant to Supplier’s own selection and hiring process and at Supplier’s sole discretion, except as specifically set forth herein. Compensation and benefits provided by Supplier to each Discretionary Transition Employee shall be consistent with the Socially Just Wage and Benefits Policy.

2.3	Employment Offer.

(a)
Provision of Employee Data; Notice of Offer. To facilitate Supplier’s ability to extend offers, the applicable Eligible Recipient shall allow Supplier reasonable access to the Affected Employees in order to allow for an orderly transition of their employment to Supplier. Supplier shall notify the applicable Eligible Recipient at a reasonable time prior to making any offer of temporary or regular employment (or retention as an independent contractor) to any Affected Employee. Such notice shall describe in reasonable detail the terms of each such offer.

(b)
Terms of Offer. With regard to Transitioned Employees and all other Supplier Personnel providing Services, Supplier agrees to, at a minimum, provide wages and benefits consistent with Ascension Health's Socially Just Wage and Benefits Policy, as set forth in Attachment 13-A (“Socially Just Wage and Benefits Policy”). The Socially Just Wage and Benefits Policy will be updated by Ascension Health and provided to Supplier on or around January of each calendar year (such update will amend and replace Attachment 13-A under the Agreement), and Supplier agrees to effectuate the updated policy effective July 1 of that same calendar year.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 2

(i)    Each [**] offer of employment [**] shall: (x) be for full-time or part-time, [**] employment with Supplier in a position comparable to the position that he or she held with an Eligible Recipient; and (y) include initial base wages or salary not less than the Mandatory Transition Employee’s base wages or salary provided by such Eligible Recipient immediately prior to the Supplement Effective Date, which shall not decrease during the first [**] months of employment with Supplier, but shall increase in order to remain consistent with or above the minimum hourly rates set forth in the Socially Just Wage and Benefits Policy.
(ii)    Unless otherwise agreed by the Parties, all offers of employment to any Mandatory Transition Employee shall be for employment with Supplier. Supplier shall provide full transparency in its wage and labor rates.

(c)
Offers Shall Comply with Laws. Supplier shall comply with all applicable Laws, including Laws related to employment requirements and employment transitions, in offering employment to the Affected [**] and in employing such individuals. The Eligible Recipients shall comply with all applicable Laws in connection with the termination of employment of Transitioned Employees.

(d)
Responses to Offers and Employment Effective Date. [**] Unless otherwise specified in the applicable Supplement or Section 2.3(e), Transitioned Employees shall commence employment with Supplier on the applicable Employment Effective Date. Supplier shall use all commercially reasonable efforts to employ the Transitioned Employees as of the date their employment with the applicable Eligible Recipient ceases.

(e)
On-Leave Mandatory Transition Employee. With respect to each Mandatory Transition Employee who [**] on an approved leave of absence in accordance with the applicable Eligible Recipient’s on-leave policies (an “On-Leave Mandatory Transition Employee”):

(i)	The applicable Eligible Recipient shall provide Supplier with the date when his or her applicable leave commenced and is expected to end (if known); and

(ii)
Upon each On-Leave Mandatory Transition Employee’s return, subject to each such employee being released to work within six (6) months of Commencement Date, clearing Supplier’s pre-hire screening as more fully set forth in this Exhibit, Supplier shall make [**] employment offers meeting the requirements in this Section 2.3, except that, in the case of a Military Leave, the period for accepting such shall be as required by applicable law following the completion of active duty (“On-Leave Offer Period”).

If an On-Leave Mandatory Transition Employee accepts such a [**] offer, Supplier shall promptly notify the applicable Eligible Recipient of such acceptance. For purposes of clarity, (I) [**].

2.4
Minimum Retention of Transitioned Employees. Supplier shall not terminate the employment of a [**]within the first [**] days after such Mandatory Transition Employee’s Employment Effective Date for any reason other than [**].

2.5	Employee Benefit Plans.

(a)
Years of Service Credit. Unless otherwise agreed by the Parties, Transitioned Employees shall receive credit for years of service with an Eligible Recipient under each Supplier employee benefit plan, where applicable, for purposes of career advancement and promotion consideration, vesting (other than for stock or option grants), participation, eligibility for benefits, benefit accrual, and/or optional forms of payment, except for severance pay, subject to the next sentence. In the event the employment of a Transitioned Employee is terminated, and said Transitioned Employee is eligible for severance under Supplier’s benefits plan, credit for service shall be calculated from the Transitioned Employee’s hire date by the applicable Eligible Recipient (but only for so long as the

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 3

Transitioned Employee remains dedicated to the applicable Eligible Recipient’s account; thereafter, the Employment Effective Date shall apply for purposes of calculating severance entitlement).

(b)
Employee Welfare Benefit Plans. Each benefit-eligible Transitioned Employee, as determined by the applicable Eligible Recipient, shall be eligible as of his or her Employment Effective Date to participate immediately in Supplier’s employee welfare benefit plans (“Welfare Plans”), which shall provide benefits no less than those outlined in the Socially Just Wage and Benefits Policy. Supplier shall provide and maintain such benefit levels throughout the Term. If the applicable Eligible Recipient in its sole discretion determines that a Transitioned Employee’s benefits have decreased compared to those benefits received while employed by such Eligible Recipient, it may elect to have Supplier pay a Benefits Uplift to such Transitioned Employee for so long as it chooses in its sole discretion.

(c)
Paid-Time-Off (PTO) (Vacation/Sick Leave). Supplier shall make available to each Transitioned Employee paid-time-off benefits for vacation and sick leave consistent with the Supplier’s applicable plans [**] in each case beginning on his or her Employment Effective Date, with years of service of such Transitioned Employee determined in accordance with Section 2.5(a). Any difference between the Transitioned Employee’s pre-transition paid leave from the Supplier’s accrual may be factored into the Benefits Uplift for as long as the applicable Eligible Recipient deems appropriate in its sole discretion. Unless otherwise set forth in this Section 2.5, Supplier’s policy shall govern the Transitioned Employee’s use of paid leave, as well as the other criteria governing paid leave.

3.	GENERAL.

3.1
Employment Status with Eligible Recipients. The Parties agree that no Transitioned Employee shall be considered an employee of an Eligible Recipient on and after his or her Employment Effective Date. In addition, [**] shall conduct [**] in a manner [**] to eliminate or minimize the risk that, following any Transitioned Employee’s Employment Effective Date, an Eligible Recipient shall be considered an employer, co-employer or joint employer of any employee of Supplier or any of its Affiliates or Subcontractors, including the Transitioned Employees. Neither Supplier nor its employees (including Transitioned Employees), subcontractors or agents shall be deemed employees or agents of Ascension Health or any other Eligible Recipient for any purpose including, without limitation, for: (a) federal, state or local tax, employment, withholding or reporting; (b) provident fund, gratuity, bonus, workers’ compensation, employee state insurance or disability coverage, severance pay and paid [**]; or (c) eligibility or entitlement to any benefit under any of Ascension Health’s or any other Eligible Recipient’s Benefit Plans. [**] Supplier [**], workers’ compensation, [**]. Supplier, and not any Eligible Recipient, is responsible for payment of its own employees’ worker’s compensation, disability, unemployment and other insurance, for [**] social security and Benefit Plans and all applicable income and other taxes. [**].

3.2
Training and Skill Development. Supplier shall provide training, skill development and career growth opportunities to Transitioned Employees that are [**] those provided to similarly situated Supplier employees[**].

3.3
Equal Employment Opportunity Employers Statement. Each of Ascension Health, the applicable Eligible Recipient and Supplier represents and warrants to the other that it is an equal employment opportunity employer and is in compliance in all material respects with any and all applicable employment anti-discrimination laws, rules and regulations related to the provisioning of Services under the Agreement. In regards to the delivery of the Services, each of Ascension Health, the applicable Eligible Recipient and Supplier agrees not to harass, discriminate against or retaliate against any of the other Party’s employees on the grounds of race, national origin, age, sex, religion, disability, marital status or other category protected by law, nor shall it cause or request such other Party to engage in such discrimination, harassment or retaliation in its provisioning of the Services (including but not limited to any refusal to use or remove any Transitioned Employee for reasons not permitted by applicable employment laws). In addition, Supplier affirms that it shall comply with: Executive

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 4

Order 11246, as amended; the Rehabilitation Act of 1973, as amended; the Vietnam Era Veterans Readjustment Assistance Act of 1974; Civil Rights Act of 1964; Equal Pay Act of 1963; Age Discrimination in Employment Act of 1967; Immigration Reform and Control Act of 1986; the Americans With Disabilities Act; and any additions or amendments thereto.

3.4
Other Employee Matters. As of the Employment Effective Date, the Transitioned Employees shall be employees of Supplier for all purposes. Supplier shall be responsible for all necessary recruiting and hiring costs associated with employing appropriate staff, including all travel and relocation requirements and costs of hiring or transitioning the Transitioned Employees. In addition, Supplier shall be responsible for funding and distributing benefits under the Benefit Plans in which benefit-eligible Transitioned Employees participate on or after the Transitioned Employee’s Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees beginning on the Employment Effective Date. The applicable Eligible Recipient shall be responsible for funding and distributing benefits under the Ascension Health Benefit Plans in which Transitioned Employees participated prior to the applicable Employment Effective Date and for paying any compensation and remitting any income, disability, withholding and other employment taxes for such Transitioned Employees for the period prior to the Employment Effective Date of such Transitioned Employee. The applicable Eligible Recipient shall provide Supplier with such information in such applicable Eligible Recipient’s possession reasonably requested by Supplier in order to fulfill its obligations under this [**].

3.5	[**] applicable Eligible Recipient [**].

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 5

MASTER PROFESSIONAL SERVICES AGREEMENT

between

Ascension Health

and

Accretive Health, Inc.

ATTACHMENT 13-A

SOCIALLY JUST WAGE AND BENEFITS POLICY

This document contains proprietary and confidential information of Ascension
Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

To:    Chief Human Resource Officers
From:    Don Herbst
Date:    December 28, 2010 - updated 02/02/2011
Subject:    Socially Just Wage Update
Effective each fiscal year, Ascension Health’s Socially Just Wage & Benefits Policy (SJWB) requires that the minimum hourly rate is reviewed and updated to reflect inflationary effects on the cost of living. Grounded in Catholic Social Teaching, this policy is designed to provide our associates with resources to meet their basic needs, including shelter, food, clothing, and health care. The SJWB policy applies to all of our Health Ministries, including subsidiary entities. Additionally, the policy should be incorporated into contractual relationships where staff support functions are provided by a third party vendor. Updated Minimum hourly rates are included with this memo as Attachment A.
This memo briefly highlights the important aspects of the SJWB Policy.
Hourly Wage Rates
Highlights of the hourly wage component of the policy are:

•
Specific rates for each Health Ministry market were derived and trended using the Consumer Price Index for All-Consumers (CPI-U), which resulted in a [**] to the FY2011 Socially Just Wage minimum rates.

•
If a Health Ministry provides non-traditional sources of guaranteed income beyond those covered by the Socially Just Wage and Benefits Policy and that income can be applied to meet basic living needs, it may be acceptable to reduce the minimum hourly rate. Please contact the System Office to discuss such situations.

•
As noted earlier, the minimum hourly rate will be updated annually to reflect inflation at this time, to be effective the following July. In this case, it is intended that the minimum hourly rates provided on the attached Exhibit be implemented effective July 1, 2011.

Health Benefits
As a reminder, the Ascension Health Socially Just Benefits Policy has been in effect since January 1, 2009. This policy demonstrates Ascension Health’s commitment to ensure our associates have access to affordable healthcare. Key features of the health benefits component of the policy include:

•	Full-time associates are eligible for subsidy if their total family income is less than 200% of the Federal Poverty Level based on their family size.

•
The subsidy includes waiving a percentage of associate contributions and out-of-pocket costs. For this purpose, out-of-pocket costs are only waived for services provided by the Health Ministry or one of its subsidiary entities.

•	The percentages waived (subsidy) are:

o	Income less than 100% of FPL: [**]%

o	Income at least 100% of FPL but less than 133% of FPL: [**]%

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 2

o	Income at least 133% of FPL but less than 166% of FPL: [**]%

o	Income at least 166% of FPL but less than 200% of FPL: [**]%

•
An implementation tool kit, including an application process for the health benefits subsidy is available upon request. However, Health Ministries will have flexibility to implement administrative processes that best work for them.

Please feel free to contact me if you have any questions. My telephone and email address are listed below:
Phone:    314-733-8683
Email:    dherbst@ascensionhealth.org
cc:    Dan O’Brien - Vice President, Ethics    Chief Financial Officers

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 3

Attachment A

Ascension Health Socially Just Wage and Benefits Policy
Minimum Hourly Rates - 2010 versus 2011

State		SJWB Policy Hourly Rate - 2010	SJWB Policy Hourly Rate - 2011
AL	Providence Hospital (Mobile)	[**]	[**]
AL	St. Vincent’s Hospital (Birmingham)	[**]	[**]
AR	DOC Services (Gould)	[**]	[**]
AR	DOC Services (Dumas)	[**]	[**]
AZ	Carondelet Health Network (Tucson)	[**]	[**]
AZ	Holy Cross Hospital (Nogales)	[**]	[**]
CT	St. Vincent’s Health Services (Bridgeport)	[**]	[**]
DC	Providence Hospital (Washington)	[**]	[**]
FL	Sacred Heart Health System (Pensacola)	[**]	[**]
FL	St. Vincent’s Health System (Jacksonville)	[**]	[**]
ID	St. Joseph Reg. Medical Center (Lewiston)	[**]	[**]
IN	St. John’s Health System (Anderson)	[**]	[**]
IN	St. Mary’s Health System (Evansville)	[**]	[**]
IN	St. Joseph Hospital (Kokomo)	[**]	[**]
IN	St. Vincent Carmel Hospital (Carmel)	[**]	[**]
IN	St. Vincent Clay Hospital (Brazil)	[**]	[**]
IN	St. Vincent Frankfort Hospital (Frankfort)	[**]	[**]
IN	St. Vincent Hospital (Indianapolis)	[**]	[**]
IN	St. Vincent Jennings Hospital (North Vernon)	[**]	[**]
IN	St. Vincent Mercy Hospital (Elwood)	[**]	[**]
IN	St. Vincent Randolph Hospital (Winchester)	[**]	[**]
IN	St. Vincent Williamsport (Williamsport)	[**]	[**]
LA	DOC Health Centers (Metaire)	[**]	[**]
LA	DOC Health Centers (New Orleans)	[**]	[**]
KS	Seton Center	[**]	[**]
MD	St. Agnes Healthcare (Baltimore)	[**]	[**]
MD	St. Catherine’s Nursing Center (Emmitsburg)	[**]	[**]
MI	Borgess Health Alliance (Kalamazoo)	[**]	[**]
MI	Genesys Health System (Flint)	[**]	[**]
MI	St. John Health (Detroit)	[**]	[**]
MI	St. Joseph Health System (Tawas City)	[**]	[**]
MI	St. Mary’s Medical Center (Saginaw)	[**]	[**]
MI	St. Mary’s of Standish	[**]	[**]
MO	Ascension Health System Office (St. Louis)	[**]	[**]
MO	St. Mary’s Hospital (Blue Springs)	[**]	[**]
MO	St. Joseph Health Center (Kansas City)	[**]	[**]
NY	St. Mary’s Hospital (Amsterdam)	[**]	[**]
NY	Mount St. Mary’s Hospital (Lewiston)	[**]	[**]
NY	Our Lady of Lourdes (Binghamton)	[**]	[**]

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 4

NY	Seton Health System (Troy)	[**]	[**]
TN	St. Thomas Health Services (Nashville)	[**]	[**]
TN	Hickman Community Hospital (Centerville)	[**]	[**]
TN	Physician Services Group (Nashville)	[**]	[**]
TX	DOC Services (San Antonio)	[**]	[**]
TX	Providence Health Center (Waco)	[**]	[**]
TX	Seton Family of Hospitals (Austin)	[**]	[**]
TX	Community Hospice of Texas (Fort Worth)	[**]	[**]
TX	Nazareth Hall Nursing Center (El Paso)	[**]	[**]
TX	Centro San Vicente (El Paso)	[**]	[**]
TX	Centro San Vicente (San Elizario)	[**]	[**]
WA	Lourdes Health Network (Pasco)	[**]	[**]
WI	Columbia/St. Mary’s (Milwaukee)	[**]	[**]
WI	Columbia/St. Mary’s Ozaukee (Mequon)	[**]	[**]

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 5

Socially Just Wage and Benefits Policy
“The word of God’s revelation is marked by the fundamental truth that [persons], created in the image of God, share by work in the activity of the creator, and continue to develop that activity...” John Paul II
Background
According to Catholic Social Teaching, the first principle of a just society is the common use of goods. Wages are the primary means by which individuals access those goods and provide for their family, which is the basic social unit.
Our Strategic Direction impels us to be a Model Community of Mission-centered associates who find our work to be life-giving and satisfying in an environment that supports us in optimizing our health and well-being through appropriate access, prevention, wellness and care.
We commit ourselves to serving all persons with special attention to those who are poor and vulnerable. We want to ensure that our associates are not part of this working poor population.
The Socially Just Wage and Benefits Policy is designed to provide associates with an equitable wage and with resources for them and their family members to obtain affordable access to medical care, consistent with our Strategic Direction including the Call to Action.
History
In 2001, the Ascension Health Board of Trustees endorsed a minimum Socially Just Wage Policy which consisted of the following components:

•
By June 2003 each Ascension Health Ministry established a minimum wage consistent with the Socially Just Wage Policy implemented at that time. Hourly rates were based on the calendar year 2000 Federal Poverty Level (FPL) for a family of four and were geographically adjusted.

•	An optional benefits subsidy to provide affordable healthcare to lower-paid associates was also included.

•	Health Ministries were encouraged to institute appropriate career development programs such as tuition reimbursement and job training for lower-paid associates.

•	Health Ministries were also encouraged to adopt the role of community leader to assist low-income families improve their well-being.
All Health Ministries adopted the initial minimum hourly rates established in 2003. Some Health Ministries also provided the optional health plan subsidy and developed community programs and/or career development programs for lower-paid associates at their respective locations.
In 2006 the Compensation and Benefits Work Team and the CHRO Advisory Council conducted a thorough review of the policy to ensure alignment with our Strategic Direction including the Call to Action.
Specific concerns regarding the original policy were expressed as follows:

•	Whether the minimum wage rate is being adjusted sufficiently to keep up with inflation.

•	The “one-size-fits-all” approach of using a family of four is not reflective of individual associates’ needs and may overcompensate some associates while not doing enough for others.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 6

•
While applying the Socially Just Wage Policy minimum across the board for all associates preserves pay equity, it may not be necessary for those whose other family income already affords a reasonable standard of living.

•	There is inequity in the policy across Ascension Health because the SJW hourly wage does not consider varying levels of health and other fringe benefit subsidies provided by Health Ministries.

•
If employment costs become too expensive, Health Ministries may decide to outsource certain operations. Associates hired by the service provider in those cases may not receive socially just wages or benefits despite an intent and desire to include minimum standards in outsourcing contracts.

•
Research indicates that the Federal Poverty Level is a measure that identifies those living in the most impoverished circumstances. In fact, the income necessary to maintain a safe and decent-yet-modest living standard exceeds the Federal Poverty Level.

It has now been recommended that the Socially Just Wage Policy be amended to meet the following Guiding Principles and Rationale:

•
A socially just wage provides associates and their dependents with the resources and tools necessary to achieve a physically safe and decent standard of living, including housing, food, transportation, child care, healthcare, and other necessities.

•
Health Ministries need flexibility regarding the means to achieve a socially just wage and benefits through a combination of the minimum hourly wage rate and other non-traditional sources of guaranteed income. An example of non-traditional income would be a gain sharing program.

•
The Socially Just Wage Policy applies to outsourcing and vendor relationships to ensure all people working within the Health Ministry are provided minimum hourly wages to meet safe and decent standards of living.

•	To the extent possible, resources dedicated to this program will be delivered to those who need them the most in order to have a safe and decent-yet-modest standard of living.

•	The plan design should be as simple as possible but should first and foremost serve to deliver on the objectives of this plan.
Socially Just Wage
Plan Elements
Effective July 1, 2007, all Health Ministries must provide a minimum hourly wage to associates who meet the following criteria:

•	Associates must be in a regular employment status.

•	Students, interns, or contracted associates residing internationally will not be subject to the socially just wage minimums.

•	Associates covered under a collective bargaining agreement will not be subject to the minimum hourly wage rates.
The minimum hourly wage will be derived from 175% of the individual Federal Poverty Level for an individual, which is regionally adjusted using a “Grand Index.” The “Grand Index” incorporates multiple measures of wage and cost-of-living data including Medicare reimbursement rates to geographically adjust the national average to the local community. Data sources include:

•	Economic Research Institute

•	Council for Community and Economic Research (formerly known as ACCRA)

•	Centers for Medicare and Medicaid Wage Index

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 7

•	Online cost of living calculators
The Socially Just Wage Policy applies to all entities; separate rates will not be developed for subsidiary entities in rural communities where data to support the calculations is unavailable. However, if the cost-of-living factors differ enough, it may be appropriate to adjust the minimum hourly wage rate accordingly upon appropriate supporting documentation being provided by the Health Ministry for review by the System Office.
Within this plan Health Ministries are permitted to:

•	Establish a minimum hourly wage higher than the 175% level

•	Apply other fully committed forms of non-traditional compensation to meet this minimum as long as the income is guaranteed (e.g., gain sharing, child care credits, housing assistance)

•	Maintain their current minimum hourly if the rate under the new policy is less.
Ongoing Process

•
Each December, the minimum hourly rate will be updated to reflect inflation and it will be communicated by the System Office to Health Ministries so that associate wages can be updated effective July 1 of the following year.

Health Benefits Subsidy
Catholic Social Teaching recognizes that each individual has a fundamental right to share in the fruits of her or his labor and to have basic needs met, including access to healthcare. An essential component of the Socially Just Wage Policy is the employer subsidization of the cost of healthcare insurance for lower-paid associates. This employer subsidy, combined with the minimum hourly wage rate, will provide lower-paid associates with a decent standard of living and affordable access to healthcare.
The Guiding Principles and Rationale are:

•	Affordable healthcare for low-income individuals is critical in maintaining and improving their health.

•	Affordable medical coverage for Ascension Health associates supports our Call to Action strategy of being a healthcare system that leaves no one behind.

•
By making medical coverage affordable, Ascension Health may benefit from enhanced productivity. Associates and their dependents who have affordable medical coverage are more likely to be healthy and to attend to their healthcare needs in a proactive and efficient manner.

•	The approach and goals of the policy applicable to associates should be consistent with those of the Charity Care policy for the uninsured and underinsured persons we serve.
Plan Elements
All Health Ministries must provide a health benefits subsidy to qualified associates no later than the first day of the medical plan year in 2009 (e.g. if the medical plan year begins January 1 then this policy must be implemented by January 1, 2009). Health Ministries are encouraged to implement the policy before that date if administratively and financially feasible.
Associates eligible for the health benefits subsidy must meet the following requirements:

•	Associates must be in a regular full-time associate status. Full-time requirements will be defined by the Health Ministry.

•	Students, interns, or contracted associates residing internationally will not be subject to the health benefits subsidy.

•	Associates covered under a collective bargaining agreement will not be subject to the health benefits subsidy.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 8

•	Associates with an Ascension Health base salary greater than the family income amount for their family size relative to the Federal Poverty Level will not be eligible for the health benefits subsidy.
The health benefits subsidy consists of two components:

•	Percentage reduction of associate contributions toward Health Ministry medical plans based on family income and family size relative to the Federal Poverty Level.

•	Reduction in out-of-pocket expenses for services incurred at the Health Ministry, with an optional reduction in prescription and physician co-pays.
Reduction of associate contributions
The reduction of associate contributions toward the Health Ministry medical plans will be based on the following discount schedule:

•	Total household income of less than 100% of FPL for that family size will receive a [**]% discount in associate contribution toward medical plan.

•	Total household Income of less than 133% of FPL for that family size will receive a [**]% discount in associate contribution toward medical plan.

•	Total household Income of less than 167% of FPL for that family size will receive a [**]% discount in associate contribution toward medical plan.

•	Total household Income of less than 200% of FPL for that family size will receive a [**]% discount in associate contribution toward medical plan.
Non-geographically indexed FPL amounts will be used to determine the subsidy to provide consistency in administration and communication. Health Ministries may request an exception from the System Office to utilize a regionally adjusted FPL.
Health Ministries may elect which medical plans qualify for the associate contribution discount, as long as the medical plan selected provides comprehensive coverage and services.
The employer subsidy will remain in effect during any period of approved medical leave and/or leave covered under the Family and Medical Leave Act (FMLA).
Associates eligible for state or federal medical discount programs will be encouraged to utilize the benefit provided to them by the state or federal government, but will not be excluded from participating in the health benefits subsidy if they chose to join the Health Ministry medical plan.
Waiver of Domestic Charges
For associates qualifying for the health benefits subsidy, Health Ministries should proportionally waive, based on the discount schedule, out-of-pocket expenses for healthcare (defined as covered expenses under the Health Ministry’s medical plan) incurred at their facility, including but not limited to facility co-pays, deductibles and co-insurances for services incurred at and billed through their facility. Health Ministries also have the option to:

•	Waive [**]% of the out-of-pocket expenses incurred at their facilities (even if the associate only qualifies for [**]%, [**]%, or [**]% discount)

•	Waive co-pays for prescription drug services incurred at their facilities

•	Waive co-pays for physician services
Process
Qualified associates will have the ability to enroll in the health benefits subsidy annually. Enrollment will take place concurrently with Health Ministry Open Enrollment.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 9

Application process

•
Prior to the Health Ministry’s annual Open Enrollment, associates should be offered the opportunity to apply for the health benefits subsidy. Applications will be updated annually by the System Office and provided to Health Ministries.

•	The following documentation must be provided by the associate to apply for the subsidy:

o
Prior year IRS Tax Form (1040 or 1040EZ), which provides documentation of household income and number of dependents, including prior year IRS Tax Form (1040 or 1040EZ) of a former spouse if sharing custody of children who are covered dependents under the Health Ministry’s medical plan

o	Signed application form

•	Each Health Ministry will determine the department responsible for collecting and approving applications and communicating information to associates.

•
Associates will be notified prior to enrollment if their application is approved. Once approved, associates remain in the program through the end of the benefits plan year regardless of changes in household income as long as they remain in a category of associates eligible for the medical plan.

•	Associates will be required to reapply each year for continued participation.
Community Outreach
As included in the Socially Just Wage Policy of 2001, Health Ministries are also asked to serve as a leader in creating a broad understanding of the need for communities and government agencies to direct efforts at assisting low-income families to improve their well-being. The development of programs and services to benefit the low-income families in the community is an integral component of this program. These include programs and services such as housing assistance, advocating employer conferences on living wage issues, and other social programs to benefit surrounding communities.
Career Development
In addition, the Socially Just Wage Policy encourages Health Ministries to develop programs to support career progression for lower-paid associates through job training, tuition assistance for formal education, and career counseling. Catholic Social Teaching shares that a just wage is more than a means of attracting, training and motivating a workforce. Through appropriate career development, lower-paid associates will acquire a greater dignity of the human person and achieve a spiritual significance of work.
Summary
The Socially Just Wage and Benefit Policy will foster the full flourishing of each individual while balancing each Health Ministry’s responsibility to steward limited resources. Through the implementation of the Socially Just Wage and Benefit Policy, which establishes a minimum hourly wage and access to comprehensive, affordable healthcare to lower-paid associates, Ascension Health will advance our Strategic Direction and align with Catholic Social Teaching.
Attachments
Minimum Hourly Rates 2007 and 2008
Health Benefits Subsidy Chart 2007 and 2008
Health Benefits Subsidy Application

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 10

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Health Benefits Subsidy Application
Applications Must Be Received by [Date]
The Health Benefits Subsidy is based upon our belief that each Health Ministry should provide Ascension Health associates with resources to meet their basic needs. This explains the subsidy, who is eligible, and how to apply.
What is the Health Benefits Subsidy?
The policy is designed to assist associates who may not have affordable access to appropriate healthcare. If you are eligible, the policy provides the following:

¯	A waiver ([**]%) or discount ([**]%, [**]%, or [**]%) on associate contributions for [Health Ministry]’s medical plan coverage

¯
A waiver ([**]%) or discount ([**]%, [**]%, or [**]%) of out-of-pocket expenses (co-pays, deductibles, and co-insurance) for covered expenses under the [Health Ministry]’s medical plan that you receive at [Health Ministry]’s facilities [or facilities of other Ascension Health ministries], limited to covered hospital services

Who is eligible?
You are eligible for the Health Benefits Subsidy if:

¯	You are a full-time associate in a category of associates eligible for your [Health Ministry]’s medical benefit plan at the time of Open Enrollment for benefits.

¯	Your prior year family income is less than the amount shown below, based on family size, provided your current year base pay is also less than the amount shown below, based on family size.

o	Family size is based on the number of tax exemptions reported on your most recent tax form. For instance, to apply for the subsidy effective Jan. 1, 2009, you will need to submit tax forms for 2007.

o
Annual family income is based on the income amount on line 22 of your family’s prior year federal income tax Form 1040 or 1040EZ. If you are married and you and your spouse file taxes separately, you will need to add the amounts from line 22 on Form 1040 or line 4 of Form 1040 EZ.

¯	Once eligible, you will need to certify family size and family income (based on your family’s prior year federal income tax Form 1040 or 1040EZ) at each Open Enrollment.

Family Size	[**]% Waiver if Income is less than:	[**]% Discount if Income is less than:	[**]% Discount if Income is less than:	[**]% Discount if Income is less than:
1	$10,400	$13,832	$17,264	$20,800
2	$14,000	$18,620	$23,240	$28,000
3	$17,600	$23,408	$29,216	$35,200
4	$21,200	$28,196	$35,192	$42,400
5	$24,800	$32,984	$41,168	$49,600
6	$28,400	$37,772	$47,144	$56,800
7	$32,000	$42,560	$53,120	$64,000
8	$35,600	$47,348	$59,096	$71,200
9	$39,200	$52,136	$65,072	$78,400
10	$42,800	$56,924	$71,048	$85,600
Effective Jan. 1, 2009 based on FPL for 2008

An Example
Let’s say your family size is 4 and annual family income is $25,000. By checking line 4 on the chart, you can see that you could qualify for a [**]% discount because your family earnings are less than $28,196 (but more than
$21,200). With the [**]% discount, you would pay [**]% of the required association contribution to the medical plan

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 11

How can I apply?
It is easy to apply. You should apply during the Open Enrollment period before enrolling for medical benefits. Applications must be received by [Date]. Follow these steps:

¯	Complete the certification statement below.

¯
Make a copy of your most recent federal income tax Form 1040 or 1040EZ. If your current tax form does not include your full list of dependents, please provide a copy of the divorce decree or other documentation verifying your list of covered dependents.

¯	Take both items to your Human Resources Representative - or send them to the Human Resources Department in a sealed envelope marked “Confidential.”

¯	Your application will be reviewed confidentially.

¯
Human Resources will notify you when your application is approved and will give you instructions on how to [obtain healthcare][receive reimbursement for out-of-pocket expenses for healthcare received] at our Health Ministry’s facilities. You will need to proceed through the normal Open Enrollment process and enroll for medical benefits at that time.

My Certification Statement for the Health Benefits Subsidy
I hereby certify that I meet the family income and family size guidelines established by Ascension Health. I certify that I am eligible to receive a Health Benefits Subsidy offered to associates through my Health Ministry. I understand that any misrepresentation of material fact (or false information provided) as part of this certification is subject to disciplinary action, up to and including termination of employment.
Your Name (please print): Date:
Your Signature: Date:

Your Approval for the Health Benefits Subsidy for 2009
This certifies that you have qualified for the Health Benefits Subsidy effective Jan. 1, 2009. Based on family size and income, you are eligible for the following Health Benefits Subsidy:
_____ [**]% Discount
_____ [**]% Discount
_____ [**]% Discount
_____ [**]% Waiver
Health Ministry Representative Signature: Date:

This application is not a guarantee of the Health Benefits Subsidy. You must provide the requested tax forms to be eligible. Your current year base pay must be less than the prior year family income guideline, for your family size. You must complete another certification, and be approved by Human Resources, each year that you continue as a full-time associate if you wish to continue the Health Benefits Subsidy. If you qualify for the Health Benefits Subsidy effective Jan. 1, 2009, it will be in effect only until Dec. 31, 2009, unless you leave employment before then. The Health Benefits Subsidy will end on Dec. 31, 2009 or the earlier date you are no longer in a category of associates eligible for medical coverage. COBRA coverage will apply at standard COBRA premium rates.
Ascension Health reserves the right to modify or terminate this policy at any time, including revision of the annual incomes required for eligibility. This application is not an employment contract. It is not intended to be a guarantee of future employment. Any dispute over the Health Benefits Subsidy is subject to final ruling by the Chief Human Resource Officer. If you have any questions about the policy, please contact your Human Resources department.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 13    Page 12

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 14

REPORTS AND DATA SETS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 14
Reports and Data Sets

1.	General

1.1	In accordance with Section 9.2 of the MPSA, Supplier shall provide the following Reports and data sets at the specified intervals.

2.	Dependent Standard Report Set

2.1	Summary.

(a)
Top twenty (20) Key Performance Indicators – Ascension Health will identify a set of up to twenty (20) metrics that are included in one or more of the individual reports listed in this Article 2 for inclusion in this report. The twenty (20) metrics may be adjusted by each Eligible Recipient to create a version of such report tailored for the needs of such Eligible Recipient.

(b)	Ascension Income Statement Metrics.

2.2	Registration

(a)	Registration [**].

(b)	Registration [**].

(c)	Registration [**].

2.3	Self- pay and Uncompensated Care.

(a)	Totals for all self-pay patients – This report will provide metrics for all patients who present as uninsured or self-pay during the period being measured. The metrics will be [**] during the period.

(b)	Totals for inpatients - This report will provide metrics for scheduled inpatients who present as uninsured or self-pay during the period being measured. The metrics will be [**] during the period.

(c)
Totals for emergency department - This report will provide metrics for patients presenting at the emergency department as uninsured or self-pay during the period being measured. The metrics will be [**] during the period.

(d)
Pending Conversion [**] – This report will detail the period end [**] who, as a result of the screening processes have been identified as potentially able to be converted to a paying solution. The [**] will be stratified into the following tiers [**].

2.4	Patient [**] Summary – This report will provide metrics relating to the [**] from patients for individuals admitted during the prior rolling 12 months. The metrics will be:

(a)	[**].

(b)	[**].

(c)	[**].

2.5	Patient Accounts Receivable - The total dollar amount of open accounts receivable from patients at the reporting date. The total dollar amount will be stratified into the following tiers ([**].

2.6
Payor [**] Summary – This report will provide metrics relating to the [**] from third party payor for individuals admitted during the prior rolling 12 months. The metrics will be detailed by each third party payor. The specific metrics for each payor will include [**].

2.7	Payor Accounts Receivable.

(a)
The total dollar amount of open accounts receivable from third party payors at the reporting date. The total dollar amount will be stratified by payor. For each payor, the report will be further stratified into the following tiers [**]. The Payor Accounts Receivable report will also provide the aggregate amount of [**] by payor at the reporting date.

(b)	Payor Accounts Receivable [**]. This report will display for each third party payor the amount of patient accounts receivable at period end expressed in terms of [**].

(c)	[**] by Payor – This report will display the dollar amount of [**] by each third party payor at period end.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 14    Page 1

(d)	[**] Summary – This report will display by each third party payor the dollar amount of [**] for charges that were previously [**].

3.	Optional Services Reports

3.1
Supplier will provide each Eligible Recipient with additional Reports that detail the associated outcomes and metrics during the period resulting from any Optional Services that are being received by such Eligible Recipient.

4.	Implementing the Dependent Services Reports

4.1
General. The Reports associated with the Dependent Services that rely on the RC Tools will be implemented in three (3) phases. Such Reports will be will be made available through Supplier’s AHtoAnalytics portal.

(a)	No later than [**] Eligible Recipients will have access to the reports identified in Sections 2.2 (a), (b), and (c) above.

(b)	No later than [**] Eligible Recipients will have access to the reports identified in Sections 2.3 (a), (b), (c), (d), 2.5, 2.7 (a), (b), (c) above.

(c)	By [**] Eligible Recipients. will have access to the reports identified in Sections 2.4 (a), (b), (c), 2.6, 2.7(d), 2.1(a) and (b).

4.2
Any information technology integration requirements needed by the applicable Eligible Recipients to connect to Supplier’s RC Tools reporting system and the implementation timelines for the RC Tools shall be set forth in the applicable Supplement. Reports which rely upon the completed implementation of the RC Tools in accordance with the applicable Transition Plan will be made available within thirty (30) days after the completed implementation of such RC Tools.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 14    Page 2

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 15

TRANSITION PRINCIPLES

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 15
Transition Principles

In accordance with Section 4.2(a) of the MPSA, each Transition Plan shall meet the following requirements:

1.    Transition Plan. For each applicable Supplement, Supplier will perform Transition Services. As part of the Services and before execution of the respective Supplement or within the period of time specified in the respective Supplement, Supplier shall develop and implement, upon the applicable Eligible Recipient’s written approval, a detailed Transition Plan. Supplier and the applicable Eligible Recipient shall work collaboratively to assure the successful implementation of the Transition Plan.
Each Transition Plan will, at a minimum, include the following key components:

1.1
Time Frame: The Transition Plan will specify the date for the commencement of Services for the applicable Eligible Recipient and will address activities to be undertaken by each party during the first [**] months of the Services.

1.2    Schedule of leadership and associate communication initiatives.
1.3    Schedule of management and staff training and development.
1.4    Prioritization and implementation plan for key process/technology initiatives which includes key dates.

1.5	Identification of resources required and available to execute the Transition Plan and commencement of Services.

1.6	Schedule for delivery of the applicable Eligible Recipient’s financial data required to support the applicable measurement process.

1.7	Identification of applicable policies affecting financial assistance and billing practices relating to the uninsured.
1.8    Protocol for System access requests.

1.9	Supplier obligations that are related to compliance training.

1.10
Definition and explanation of what it means for an Eligible Recipient’s operations for a Service Category to be “participating in” or  have a “level of participation” as the term is used in Section 5.3 of Exhibit 4-A (Base Fee for Dependent Services), including any applicable milestones, checkpoints or acceptances that are required.

1.11    Identification of data requests necessary to support operations.

2.    Ascension Health and other Eligible Recipient Review and Participation. Supplier shall allow Ascension Health and the respective Eligible Recipient to monitor, test, and otherwise participate in the transition activities, from time to time, as requested. The highest level Supplier Personnel responsible for an applicable Eligible Recipient’s transition shall periodically meet at regular intervals with such applicable Eligible Recipient Relationship Manager until completion of the Transition Plan in order to review the status of the Transition Plan.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 15    Page 2

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

EXHIBIT 16

EXCLUDED SUPPLIER OWNED MATERIALS

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Exhibit 16
Excluded Supplier Owned Materials

1.	[**] Integration Architecture and [**] supporting RC Tools.

2.	Supplier operating tools used to support the RC Tools such as [**].

3.	Supplier training materials and support documentation supporting the RC Tools.

4.	Supplier Knowledge Support materials, MS Excel templates, and MS SharePoint templates used to support operations in its [**] and “[**]” measurement processes.

ASCENSION HEALTH CONFIDENTIAL    Exhibit 16    Page 1

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

ANNEX 1

FORM OF SUPPLEMENT

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Annex 1
Form of Supplement

SUPPLEMENT [x] TO
MASTER PROFESSIONAL SERVICES AGREEMENT

[Instructions for use of this document: This document is intended only as a template. The Sections and Schedules referred to below can be included or omitted as applicable for the particular scope of work being added.]

This Supplement [x] (this “Supplement”) is made and entered into as of the __ day of ________, 20__ (the “Supplement Effective Date”) by and between [ ] (“Local Client”) and [__________], a [________] corporation having offices [________________] (“Supplier”) (together, the “Local Parties”).

This Supplement is entered into pursuant to and subject to that certain Master Professional Services Agreement (“Master Professional Services Agreement” or “MPSA”) dated as of August 6, 2012 by and between Ascension Health and Supplier, the terms of which, except as may be expressly modified or excluded herein, are incorporated herein by reference. In accordance with Section 1.1(c) of the MPSA, any amendment to the MPSA, including amendments made after the Supplement Effective Date, shall automatically, as of the amendment effective date, be incorporated into this Supplement, unless otherwise specifically set forth in such amendment.

NOW THEREFORE, in consideration of the premises and mutual consents set forth below, the Local Parties hereby agree as follows:

1.    Schedules and Attachments.

This Supplement includes each of the following attached Schedules, all of which are incorporated into this Supplement by this reference:

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 1

Schedule A	Initial Transition Plan
Schedule B	Ascension Health Facilities
Schedule C	Supplier Facilities
Schedule D	Pricing
Schedule E Schedule F	Statement of Work Reserved
Schedule G	Transitioned Employees
Schedule H	Governance
Schedule I	Local Client Rules
Schedule J	Service Levels
Schedule K	Managed Agreements
Schedule L Schedule M Schedule N Schedule O	Competitors Contract Employee Roster Satisfaction Surveys Administered Expenses

2.    Definitions.
Exhibit 1 to the MPSA is hereby supplemented with the definitions set forth below:

[List any additional definitions specific to this Supplement.]

The definitions added by this Supplement to Exhibit 1 to the MPSA shall apply only with respect to the Services provided under this Supplement.

3.    Supplement Term.
The Term of this Supplement shall commence as of 12:00:01 a.m., _________ Time on the Supplement Effective Date and continue until five (5) years after the MPSA Effective Date at 11:59:59 p.m., unless this Supplement is terminated as provided herein or in the MPSA, in which case the Term of this Supplement shall end at 11:59:59 p.m., Central Time, on the effective date of such termination. Local Client may, at its sole option, extend the Supplement Term for up to two (2) successive periods of one (1) year each on the terms and conditions set forth in this Supplement. The Supplement Commencement Date is [        ].

4.    Services.
Supplier shall provide [the Services set forth in Schedule E to this Supplement.] or [the following Services:]
4.1    Dependent Services
Supplier shall provide to Local Client the Dependent Services set forth in Exhibit 2 to the MPSA.
[If a health ministry is not purchasing any Dependent Services, delete this section.]
4.2    Optional Services
Supplier shall provide the following Optional Services to Local Client:

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 2

[If a health ministry is purchasing Optional Services, please insert the service description by referring to Exhibit 4-C. Please note that for Optional Services, any modification or variances from the descriptions contained in Appendices B through F should be set forth here.]
5.    Policy and Procedures Manual.
Pursuant to Section 9.1 of the MPSA, Supplier shall perform the Services in accordance with the Policies and Procedures Manual, except as expressly specified below:
[Determine if there are any variances to the Policy and Procedures Manual specific to this Supplement. If there are none, then this section can be removed. ]
6.    Pricing.
Exhibit 4 to the MPSA is hereby modified and/or supplemented [by Schedule D to this Supplement.] or [as follows:]
6.1    Dependent Services
a.    Base Fee
The Base Fee for Dependent Services shall be as stated in Exhibits 4-A to the MPSA.
[If modification to the pricing provision is needed, delete the sentence above and insert the additional applicable pricing-related terms (e.g. Base Case, responsibilities matrix, etc.)]
(i)    Fixed Employee and Fixed Overhead Cost
[Insert the fixed employee and fixed overhead cost contemplated by Section 6(a) of Exhibit 4-A.]
(ii)    Benefits Uplift
[If a health ministry, in its sole discretion, chooses to provide a Benefits Uplift described in Exhibit 13, which will be paid as an additional Base Fee to Supplier that Supplier will pay to Transitioned Employees, insert the amount here. If not, this subsection may be deleted.]
b.    Incentive Fee
[If no modification to pricing provision is needed, please state, “The Incentive Fee for Dependent Services shall be determined as stated in Exhibits 4-B to the MPSA.” If modification is needed, insert the additional applicable pricing-related terms (e.g., Base Case, responsibilities matrix, Operating Metrics, target setting guidance, measurement for periods prior to July 1, 2012 for ministries that received services under the Legacy Agreement, etc.)]
(i)    Target Setting Process
In accordance with Section 3.1 of Exhibit 4-B to the MPSA, the Local Parties agree to the following performance target:
[Upon completion of the target setting process, insert a performance target for each revenue cycle operating metric in the RCA Scorecard. Also, insert an Upper Bound target and a Lower Bound target for each metric. If applicable, attach the targets as a new Schedule P. ]

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 3

(ii)    Conversions

(A)	Threshold. Pursuant to Section 15.5 of Exhibit 4-B to the MPSA, the Local Parties agree to determine the baseline cost threshold in the following manner:
[A baseline cost threshold will be determined to account for the applicable health ministry’s historic costs for Conversions reflected in the baseline in a manner to be mutually agreed upon herein.]

(B)
Reporting. Pursuant to Section 15.6 of Exhibit 4-B to the MPSA, the Local Parties agree that Supplier shall provide the following account level reporting to support the monthly review process for conversions:

[Insert the agreed upon account level reporting.]

(C)	Criteria. The criteria for determining Conversions in Section 15.7 of Exhibit 4-B to the MPSA is hereby modified/supplemented as set forth below:
[Insert any additional criteria or modifications to the criteria in Exhibit 4-B relating to conversions for the applicable health ministry.]
6.2    Optional Services
[If a health ministry is purchasing Optional Services, please insert the applicable charges. Please note that for Optional Services, any modification or variances from the descriptions contained in Appendices B through F should be set forth here. This section describes any additional applicable pricing-related terms or attachments (e.g., Base Case, responsibilities matrix, etc.).]
7.    Service Levels.
In accordance with Section 7.1 of the MPSA, Exhibit 3 to the MPSA is hereby supplemented with those “Service Levels” set forth in Schedule J to this Supplement.
[This section describes the specific service level metrics unique to a Local Client that Supplier must meet in providing the Services. If there are no additional Service Levels, this section can be removed.]
8.    List of Transitioned Employees and Key Supplier Personnel.

8.1
List of Transitioned Employees. Schedule G to this Supplement lists the Ascension Health Personnel to whom offers of employment shall be made by Supplier, its Affiliates or Subcontractors pursuant to the terms of Exhibit 13 to the MPSA.

8.2	Key Supplier Personnel. In accordance with Sections 8.2(a)(i) and 8.2(b) of the MPSA, the Key Supplier Personnel positions under this Supplement are listed below:

[Please identify the Site Lead.]

9.    Contract Employees.

9.1	Contract Employee Roster. In accordance with Exhibit 5 of the MPSA, the Contract Employee Roster is set forth in Schedule M.

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 4

9.2	Paid Time Off Reimbursement Methodology
[For contract employees, the default PTO reimbursement methodology is for the Supplier to reimburse the applicable health ministry for PTO earned during each applicable pay period. If the parties want to deviate from such default methodology, please specify here. If not, delete this subsection.]
10.    Competitors.
In accordance with Section 8.5(d) of the MPSA and in addition to those entities listed in Exhibit 10 of the MPSA, the competitors of Local Client are set forth in Schedule L and shall be considered Direct Ascension Health Competitors.
[This section identifies any additional competitors at the local level. ]
11.    Subcontractors.
In accordance with Section 9.11(a) of the MPSA, the following Subcontractors are approved by Local Client for the provision of the following types of Services under this Supplement:

[This section identifies the pre-approved Supplier Subcontractors, and should also specify which Services each Subcontractor will provide. ]

Approved Subcontractor	Service Location	Types of Services

12.    Ascension Health Facilities.

In accordance with Section 6.1(a) and 6.2 of the MPSA, Supplier may provide the Services at or from those Ascension Health Facilities set forth in Schedule B.
[This section identifies the Ascension Health Facilities from which Supplier may perform Services. If there are none applicable, then this section can be removed.]
13.    Supplier Facilities.
In addition to those Supplier Facilities set forth in Exhibit 7 of the MPSA, Supplier may provide the Services at or from those Supplier Facilities set forth in Schedule C.
[This section identifies the Supplier Facilities in addition to Exhibit 7. If there are none applicable, then this section can be removed.]
14.    Initial Transition Plan.

In accordance with Section 4.2 of the MPSA, Supplier shall perform the Transition Services and provide the deliverables specified in the initial Transition Plan attached as Schedule A to this Supplement.

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 5

[This section describes the requirements to be included in the Transition Plan (e.g., Transition Milestone). If this concept is not applicable (e.g., for a Local Client where Supplier is already providing Services), then this section can be removed.]

15.    Termination Transition Date.

In accordance with Section 4.2(g) of the MPSA, the “Termination Transition Date” is [ ].
[This section identifies the Termination Transition Date. If this concept is not applicable (e.g., for a Local Client where Supplier is already providing Services), then this section can be removed.]

16.    Satisfaction Surveys.

In accordance with Section 7.4 of the MPSA, Supplier shall conduct the customer satisfaction surveys, if any, described on Schedule N to this Supplement.

[Explain who is administering the survey and how frequently, and how the results are to be reported and how they will be used. If there are no satisfaction surveys that are applicable, this section can be removed.]

17.    Managed Agreements.
In accordance with Sections 4.5(c), 6.5 and 6.6 of the MPSA, all contracts that are within the scope of the Services will be assigned to Supplier, except for those contracts listed on Schedule K.

[Include in Schedule K any Third Party Contracts that will not be assigned to Supplier. The schedule should also list the applicable Managed Third Party.]
18.    Ascension Health Provided Equipment.

In accordance with Section 6.5(e) of the MPSA, Local Client shall provide Supplier with the following Ascension Health Provided Equipment for the purpose of performing the Services for the specified period:

Client Facility Location	Quantity	Description of Client Provided Equipment	Duration

19.    Governance.

19.1	General. Exhibit 6 to the MPSA is hereby supplemented by Schedule H to this Supplement.
[Populate Schedule H with specific details related to governance at the local level. If nothing more is applicable, then remove the reference to Schedule H.]

19.2	Supplier Executive Sponsor
In accordance with Section 8.3 of the MPSA the Supplier Executive Sponsor is [_____].

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 6

19.3	Eligible Recipient Relationship Manager
In accordance with Section 10.1(b) of the MPSA the Eligible Recipient Relationship Manager is     [_____].

19.4	Meetings
In accordance with Section 9.3(b) of the MPSA, in addition to those meetings specified in the MPSA, Transition Plan, Policy and Procedures Manual, and Exhibit 6, representatives of the Local Parties shall have the following meetings:
[List any additional meeting requirements specific to this Supplement here.]
20.    Administered Expenses.
In accordance with Section 11.2(a) of the MPSA, the Administered Expenses are set forth in Schedule O.
[List any Administered Expenses specific to this Supplement. If none apply, then remove this reference and section.]
21.    Disengagement Services.
In addition to and in accordance with Section 20.7 of the MPSA, Supplier shall provide the following Disengagement Services:
[List any additional Disengagement Services specific to this Supplement here. If there are none, then this section can be removed.]
22.    Local Client Rules and Policies.
In accordance with Section 6.2(b) and 13.3 of the MPSA, additional rules and regulations that apply to this Supplement are set forth in Schedule I.
[List any Local Client-specific standards and policies, including Personal Data policies, that should be included in this Supplement. ]
23.    Supplier Laws.
In addition to and in accordance with Section 15.7(d) of the MPSA, Supplier shall be responsible for the following compliance functions:
[This section lists any additional compliance functions that Supplier is obligated to perform.]
24.    Technology.
24.1    Generally
Supplier shall provide the following Software and/or Equipment for performance of the Services at no additional cost to Local Client:

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 7

[Please describe the Software that will be needed. Will there be any interfaces needed? If so, please describe the interfaces. Will there be any hardware or Equipment that is needed? If so, please describe. Will there be any network or internet access that is needed? If so, please describe.]
24.2     Terms and Conditions
[Are there any terms and conditions that need to accompany any of the foregoing (e.g., software license terms and conditions, access limitations, refresh cycles, etc.)]
24.3     Technology Requirements
[Is there any network, equipment or connectivity requirement that an Eligible Recipient must provide?]
25.    Legacy Agreement.
Pursuant to the Affiliate Schedule between Supplier and Local Client, Supplier has already been providing revenue cycle services to Local Client, and the Local Parties intend to replace such Affiliate Schedule with this Supplement and the terms of the MPSA. Upon the execution of this Supplement, the Affiliate Schedule between Local Client and Supplier is hereby terminated and all services, rights responsibilities of the Local Parties will be governed by this Supplement as of the Supplement Effective Date.
[This Section 25 may be deleted if the Local Client has not been receiving services from Supplier under an Affiliate Schedule.]
26.    Local Client Authorized Signatories.

The Local Client personnel set forth below are hereby approved by Local Client to execute and initiate change orders and Work Orders in connection with this Supplement.

Name	Title/Role

27.    Termination

Notwithstanding Section 18.2(e) and in addition to the termination rights set forth in Section 20 of the MPSA, the Local Parties agree as follows:

27.1    Where Supplier provides no Dependent Services (e.g., only Optional Service) to Local Client, Local Client may terminate for convenience this Supplement and/or any Work Order under this Supplement, in whole or in part, by providing thirty (30) days’ prior written notice to Supplier, unless otherwise provided for in the applicable Optional Services Rider. Such Local Client will not incur any fee, charge, reimbursable expense, or liquidated damages (as set forth in Section 18.2(e) of the MPSA) in connection with such termination, unless otherwise provided for in the applicable Optional Services Rider.

27.2    Where Supplier provides a mixture of Optional Services and Dependent Services, Local Client may terminate for convenience any Optional Service provided pursuant to this Supplement and/or any Work

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 8

Order under this Supplement by providing thirty (30) day’s prior written notice to Supplier, unless otherwise provided for in the applicable Optional Services Rider. Such Local Client will not incur any fee, charge, reimbursable expense, or liquidated damages (as set forth in Section 18.2(e) of the MPSA) in connection with such termination, unless otherwise provided for in the applicable Optional Services Rider.

27.3    Where Supplier provides Optional Services pursuant to an Optional Services Rider, Local Client may terminate for convenience such Optional Services Rider, in whole or in part, by providing thirty (30) days’ prior written notice to Supplier, unless otherwise provided for in the applicable Optional Services Rider. Such Local Client will not incur any fee, charge, reimbursable expense, or liquidated damages (as set forth in Section 18.2(e) of the MPSA) in connection with such termination, unless otherwise provided for in the applicable Optional Services Rider.

28.    MPSA Terms.

In accordance with Section 1.1(c) of the MPSA, the following terms and conditions of the MPSA shall be excluded from incorporation into this Supplement:

[By default all of the terms and conditions of the MPSA apply to this Supplement. If there are any terms and conditions from the MPSA that should not apply to this Supplement, they should be listed here.]

SIGNATURE PAGE FOLLOWS

[SPACE LEFT INTENTIONALLY BLANK]

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Page 9

IN WITNESS WHEREOF, the Local Parties have caused this Supplement to be executed by their respective duly authorized representatives as of the Supplement Effective Date.

[SUPPLIER]	[LOCAL CLIENT]

By:	By:

Name:	Name:

Title:	Title:

ASCENSION HEALTH CONFIDENTIAL    Annex 1    Signature Page 1

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

ANNEX 2

FORM OF ANNUAL ATTESTATION

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

Annex 2

Form Of Annual Attestation

Through this Annual Attestation, Accretive Health, Inc. represents and certifies that all Ascension Health Data and De-identified Ascension Health Data (as defined in the Agreement) have only been used in the manner prescribed by the Master Professional Services Agreement by and between Ascension Health and Accretive Health, Inc., dated ____________ (“Agreement”), including, but not limited to, the restrictions set forth in Article 13 of the Agreement.

IN WITNESS WHEREOF, Accretive Health, Inc. has caused this Annual Attestation to be signed by its authorized representatives effective on the date and year written below.

Accretive Health, Inc. (“Supplier”)
By:
Name:
Title:
Date:

ASCENSION HEALTH CONFIDENTIAL    Annex 2    Page 2

MASTER PROFESSIONAL SERVICES AGREEMENT
and
RC TOOLS ASP AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

ANNEX 3
FORM OF HIPAA BUSINESS ASSOCIATE ADDENDUM

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

HIPAA Business Associate Addendum

Ascension Health is a business associate of its Affiliates, the Health Ministries and their Subsidiary Organizations (collectively, the "Health Ministries"), which are covered entities under HIPAA ("Covered Entity or "Covered Entities"). Contractor agrees that (1) this HIPAA Business Associate Addendum is entered into for the benefit of Ascension Health and its Covered Entities; (2) each Covered Entity shall be and constitutes an intended third party beneficiary of the terms and conditions of this HIPAA Business Associate Addendum.
Pursuant to the Master Professional Services Agreement and the RC Tools ASP Agreement (each an “Agreement” and collectively “Agreements”) between Ascension Health and Accretive Health, Inc. ("Contractor" or "Business Associate"), Contractor performs functions or activities involving the use and/or disclosure of protected health information (“PHI”) on behalf of the Covered Entities, whether received from the Covered Entity or from Ascension Health on behalf of a Covered Entity, and therefore, Contractor functions as a business associate of the Covered Entities. Contractor, therefore, agrees to the following terms and conditions set forth in this HIPAA Business Associate Addendum.

1.
Definitions. For purposes of this Addendum, the terms used herein, unless otherwise defined, shall have the same meanings as used in the Health Insurance Portability and Accountability Act of 1996, and any amendments or implementing regulations ("HIPAA"), or the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and any amendments or implementing regulations ("HITECH").

2.
Compliance with Applicable Law. The parties acknowledge and agree that, beginning with the relevant effective dates, Business Associate shall comply with its obligations under this Addendum and with all obligations of a business associate under HIPAA, HITECH and other related laws, as they exist at the time this Addendum is executed and as they are amended, for so long as this Addendum is in place.

3.
Permissible Use and Disclosure of Protected Health Information. Business Associate may use and disclose PHI to carry out its duties to a Covered Entity pursuant to the terms of the Agreements. Business Associate may also use and disclose PHI (i) for its own proper management and administration, and (ii) to carry out its legal responsibilities. If Business Associate discloses Protected Health Information to a third party for either above reason, prior to making any such disclosure, Business Associate must obtain: (i) reasonable assurances from the receiving party that such PHI will be held confidential and be disclosed only as required by law or for the purposes for which it was disclosed to such receiving party; and (ii) an agreement from such receiving party to immediately notify Business Associate of any known breaches of the confidentiality of the PHI.

4.
Limitations on Uses and Disclosures of PHI. Business Associate shall not, and shall ensure that its directors, officers, employees, and agents do not, use or disclose PHI received from a Covered Entity or Ascension Health in any manner that is not permitted or required by the Agreements, this Addendum, or required by law. All uses and disclosures of, and requests by Business Associate for, PHI are subject to the minimum necessary rule under HIPAA and HITECH and shall be limited to the information contained in a limited data set, to the extent practical, unless additional information is needed to accomplish the intended purpose, or as otherwise permitted in accordance with Section 13405(b) of HITECH and any implementing regulations.

5.
Required Safeguards To Protect PHI. Business Associate agrees that it will implement appropriate safeguards in accordance with HIPAA and HITECH to prevent the use or disclosure of PHI other than pursuant to the terms and conditions of this Addendum. Business Associate will provide its policies and procedures that set forth these safeguards, at least annually to Covered Entity.

6.
Reporting of Improper Uses and Disclosures of PHI. Business Associate shall immediately (within 48 hours) report to the affected Covered Entity and Ascension Health a use or disclosure of PHI not provided for in this Addendum by Business Associate, its officers, directors, employees, or agents, or by a third party to whom Business Associate disclosed PHI.

ASCENSION HEALTH CONFIDENTIAL    HIPAA BAA    Page 4

7.
Reporting of Breaches of Unsecured PHI. Business Associate shall immediately (within 48 hours) report a breach of unsecured PHI to the affected Covered Entity and Ascension Health in accordance with 45 C.F.R. §§ 164.400-414. Business Associate shall cooperate with Ascension Health and the Covered Entity's breach notification and mitigation activities, and shall be responsible for [**] incurred by Ascension Health and the Covered Entity for those activities, including attorney fees, media and public relations consultants, forensic analysts and engineers, and related third party expert services. Ascension Health, at its own election, may participate in efforts to analyze, mitigate and remediate any wrongful use or disclosure under Section 6, any breach under Section 7, and/or any security incident under Section 14(d). Business Associate will allow Ascension Health or Ascension Health's designated representatives to access any hardware, software and systems relevant to such event and both parties will work cooperatively to facilitate an assessment and appropriate corrective action.

8.
Mitigation of Harmful Effects. Business Associate agrees to mitigate, to the extent practicable, any harmful effect of a use or disclosure of PHI by Business Associate in violation of the requirements of this Addendum, including, but not limited to, compliance with any state law or contractual data breach requirements.

9.
Agreements by Third Parties. Business Associate shall enter into an agreement with any agent or subcontractor of Business Associate that will have access to PHI. Pursuant to such agreement, the agent or subcontractor shall agree to be bound by the same restrictions, terms, and conditions that apply to Business Associate under this Addendum with respect to such PHI. Business Associate shall provide copies of such agreements to Ascension Health, upon request.

10.
Access to Information. Within five (5) days of a request by a Covered Entity for access to PHI about an individual contained in a Designated Record Set, Business Associate shall make available to the Covered Entity such PHI for so long as such information is maintained by Business Associate in the Designated Record Set, as required by 45 C.F.R. § 164.524. In the event any individual delivers directly to Business Associate a request for access to PHI, Business Associate shall within [**] days forward such request to the Covered Entity.

11.
Availability of PHI for Amendment. Within five (5) days of receipt of a request from a Covered Entity for the amendment of an individual's PHI or a record regarding an individual contained in a Designated Record Set (for so long as the PHI is maintained in the Designated Record Set), Business Associate shall provide such information to the Covered Entity for amendment and incorporate any such amendments in the PHI as required by 45 C.F.R. § 164.526. In the event any individual delivers directly to Business Associate a request for amendment to PHI, Business Associate shall within [**] days forward such request to the Covered Entity.

12.
Documentation of Disclosures. Business Associate agrees to document disclosures of PHI and information related to such disclosures as would be required for a Covered Entity to respond to a request by an individual for an accounting of disclosures of PHI in accordance with 45 C.F.R. § 164.528.

13.
Accounting of Disclosures. Within five (5) days of notice by a Covered Entity to Business Associate that it has received a request for an accounting of disclosures of PHI regarding an individual during the six (6) years prior to the date on which the accounting was requested, Business Associate shall make available to the Covered Entity information to permit the Covered Entity to respond to the request for an accounting of disclosures of PHI, as required by 45 C.F.R. § 164.528. In the case of an electronic health record maintained or hosted by Business Associate on behalf of a Covered Entity, the accounting period shall be three (3) years and the accounting shall include disclosures for treatment, payment and healthcare operations, in accordance with the applicable effective date of Section 13402(a) of HITECH. In the event the request for an accounting is delivered directly to Business Associate, Business Associate shall within [**] days forward such request to the Covered Entity.

14.	Electronic PHI. To the extent that Business Associate creates, receives, maintains or transmits electronic PHI on behalf of a Covered Entity, Business Associate shall:

(a)	Comply with 45 C.F.R. §§164.308, 310, 312, and 316 in the same manner as such sections apply to a covered entity, pursuant to Section 13401(a) of HITECH, and otherwise implement administrative,

ASCENSION HEALTH CONFIDENTIAL    HIPAA BAA    Page 5

physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of electronic PHI;

(b)	Business Associate shall provide to Ascension Health upon request the network configuration and security profile of all servers hosting, processing or transmitting PHI;

(c)	Business Associate shall provide Ascension Health with a copy of its documented security risk analysis and security program, and at least [**] provide a certification that a [**] has been completed;

(d)	Ensure that any agent to whom Business Associate provides electronic PHI agrees to implement reasonable and appropriate safeguards to protect it; and

(e)	Immediately (within [**] hours) report to the affected Covered Entity and Ascension Health any security incident of which Business Associate becomes aware.

15.
Judicial and Administrative Proceedings. In the event Business Associate receives a subpoena, court or administrative order or other discovery request or mandate for release of PHI, the affected Covered Entity and Ascension Health shall have the right to control Business Associate's response to such request. Business Associate shall notify the Covered Entity and Ascension Health of the request as soon as reasonably practicable, but in any event within [**] days of receipt of such request. Business Associate shall immediately (within [**] hours) notify, and continuously update, the affected Covered Entity and Ascension Health of the initiation of any state or federal governmental inquiry, investigation, claim or action against Business Associate involving Business Associate's compliance with HIPAA, HITECH, related state or federal law, or this Addendum.

16.
Availability of Books and Records. Business Associate hereby agrees to make its internal practices, books, and records relating to the use and disclosure of PHI available to the Secretary of the Department of Health and Human Services for purposes of determining compliance with HIPAA and HITECH.

17.
Breach of Contract by Business Associate. In addition to any other rights the Ascension Health may have in the Agreements, this Addendum or by operation of law or in equity, upon Covered Entity’s knowledge of a material breach by Contractor of this Addendum, Ascension Health shall inform Contractor in writing of such breach and provide Contractor an opportunity to cure the breach within a specified time period, in accordance with the notification procedures identified in the applicable Agreement.  If Contractor does not cure the breach within such time period, Ascension Health may immediately terminate this Addendum and the applicable Agreement as it applies to a Covered Entity upon written notice to Contractor.

18.
Effect of Termination of Agreement. Upon the termination of the applicable Agreement or this Addendum for any reason, Business Associate shall return to a Covered Entity or, at the Covered Entity's direction, destroy all PHI received from the Covered Entity that Business Associate maintains in any form, recorded on any medium, or stored in any storage system. This provision shall apply to PHI that is in the possession of Business Associates or agents of Business Associate. Business Associate shall retain no copies of the PHI. Business Associate shall remain bound by the provisions of this Addendum, even after termination of the applicable Agreement or Addendum, until such time as all PHI has been returned or otherwise destroyed as provided in this Section.

19.
Injunctive Relief. Business Associate stipulates that its unauthorized use or disclosure of PHI while performing services pursuant to this Addendum would cause irreparable harm to a Covered Entity, and in such event, the Covered Entity shall be entitled to institute proceedings in any court of competent jurisdiction to obtain damages and injunctive relief.

20.
Indemnification. Business Associate shall indemnify and hold harmless the Covered Entities, Ascension Health and their officers, trustees, employees, and agents from any and all claims, penalties, fines, costs, liabilities or damages, including but not limited to reasonable attorney fees, incurred by the Covered Entities or Ascension Health arising from a violation by Business Associate of its obligations under this Addendum.

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21.
Exclusion from Limitation of Liability. To the extent that Business Associate has limited its liability under the terms of an Agreement, whether with a maximum recovery for direct damages or a disclaimer against any consequential, indirect or punitive damages, or other such limitations, all limitations shall exclude any damages to Ascension Health or a Covered Entity arising from Business Associate's breach of its obligations relating to the use and disclosure of PHI.

22.	Owner of PHI. Under no circumstances shall Business Associate be deemed in any respect to be the owner of any PHI used or disclosed by or to Business Associate by Covered Entity or Ascension Health.

23.	Third Party Rights. The terms of this Addendum do not grant any rights to any parties other than Business Associate, Ascension Health and the Covered Entities.

24.	Independent Contractor Status. For the purposed of this Addendum, Business Associate is an independent contractor, and shall not be considered an agent of Ascension Health or of a Covered Entity.

25.	Changes in the Law. The parties shall amend this Addendum to conform to any new or revised legislation, rules and regulations to which a Covered Entity is subject now or in the future.

26.	Conflicts. If there is any direct conflict between the Agreements and this Addendum, the terms and conditions of this Addendum shall control.

BUSINESS ASSOCIATE:                ASCENSION HEALTH:
By:___/s/ Greg Kazarian_____________        By:____/s/ Katherine Arbuckle________
Name:___ Greg Kazarian ____________        Name:___ Katherine Arbuckle _______
Title:____Senior Vice President________        Title:_____Senior VP and CFO________
Date:____August 6, 2012__________        Date:____August 6, 2012__________

ASCENSION HEALTH CONFIDENTIAL    HIPAA BAA    Page 7

MASTER PROFESSIONAL SERVICES AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

ANNEX 4

FORM OF RC TOOLS ASP AGREEMENT

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

RC TOOLS APPLICATION SERVICE PROVIDER AGREEMENT
between
Ascension Health
and
Accretive Health, Inc.

Effective as of [ ]

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

RC Tools ASP Agreement
This RC Tools Application Service Provider Agreement (this “ASP Agreement”) is entered into effective [________] (“ASP Effective Date”), by and between Ascension Health, a Missouri nonprofit corporation having a principal place of business at 4600 Edmundson Road, St. Louis, Missouri 63134 (“Ascension Health”) and Accretive Health, Inc., a Delaware corporation having a principal place of business in Chicago, Illinois (“Supplier”) (each, a “Party”, and together, the “Parties”). However, Supplier’s obligations under this ASP Agreement for an applicable Eligible Recipient shall only commence after such Eligible Recipient has executed an enrollment form (which is attached as Schedule G) with Supplier, indicating that such Eligible Recipient is electing to receive the ASP Services described herein (“Enrollment”).
This ASP Agreement shall become effective after the applicable termination date and provision of disengagement services under the applicable Supplement between an Eligible Recipient and Supplier and after such Enrollment has been completed and signed by the applicable Eligible Recipient (the “Enrollment Effective Date”); provided that such Enrollment must be executed by such Eligible Recipient within [**] months after the cessation of any applicable disengagement services under the applicable Supplement. When the ASP Agreement is incorporated by reference into an Enrollment, except with respect to an approval right or consent of Ascension Health as set forth in this ASP Agreement or to the extent the context dictates otherwise, all references to Ascension Health shall be deemed to be references to the applicable Eligible Recipient.

1.	INTRODUCTION.
a.    Associated Contract Documents. This ASP Agreement includes each of the following Schedules, all of which are incorporated into this ASP Agreement by this reference.

Schedule A    Services and Fees
Schedule B    Maintenance and Support Services
Schedule C    Service Levels
Schedule D    Annual Attestation
Schedule E    Ascension Health Rules and Requirements
Schedule F    Supplier Facilities
Schedule G    Enrollment Form

b.    Definitions. The following terms used herein shall have the following meanings:
“Acceptance Criteria” has the meaning given in Section 2(c).
“Affiliate” means, generally, with respect to any Entity, any other Entity Controlling, Controlled by or under common Control with such Entity.
“Ascension Health” has the meaning given in the preamble.
“Ascension Health Data” means any data or information of Ascension Health or any Eligible Recipient that is provided to or obtained by Supplier in connection with the negotiation and execution of this ASP Agreement or the performance of its obligations under this ASP Agreement, including data and information with respect to the businesses, past current and prospective customers, operations, facilities, products, insurance policies, policy holders, applicants or other prospective customers, rates, regulatory compliance, competitors, consumer markets, assets, expenditures, mergers, acquisitions, divestitures, billings, collections, revenues and finances of Ascension Health or any Eligible Recipient. Ascension Health Data also means any data or information of Ascension Health or an Eligible Recipient (i) created, generated, collected or processed by Supplier in the performance of its obligations under this ASP Agreement, including data processing input and output, asset information, reports, third party service and product agreements of Ascension Health or an Eligible Recipient, retained expenses and administered expenses or (ii) that resides in or is accessed through software, equipment or systems provided, operated, supported, or used by Supplier in connection with the ASP Services, as well as information derived from this data and information. Ascension Health Data shall not include any Supplier Confidential Information.

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“Ascension Health Export Materials” has the meaning given in Section 6(j)(ii).
“Ascension Health Standards” has the meaning given in Section 3(b).
“Ascension Health Network” has the meaning given in Section 7(d).
“ASP Agreement” means this RC Tools Application Services Provider Agreement along with its Schedules and any exhibits or attachments referenced in its Schedules.
“ASP Agreement Terms” has the meaning given in Section 8(b)(v).
“ASP Access Codes” has the meaning given in Section 2(b).
“ASP Effective Date” has the meaning given in the preamble.
“ASP Services” has the meaning given in Section 2(a).
“Audit Period” has the meaning given in Section 5(a).
“Authorized User” has the meaning given in Section 2(d).
“Bankruptcy Code” has the meaning given in Section 14(d)(ii).
“Bankruptcy Rejection” has the meaning given in Section 14(d)(ii).
“Change Request” has the meaning given in Section 2(i).
“Change Response” has the meaning given in Section 2(i).
“Charges” has the meaning given in Schedule A.
“Claim” has the meaning given in Section 16(a).
“Confidential Information” has the meaning given in Section 8(a).
“Contract Records” has the meaning given in Section 5(a).
“Control” and its derivatives means: (a) the legal, beneficial, or equitable ownership, directly or indirectly, of (i) at least fifty percent (50%) of the aggregate of all voting equity interests in an Entity or (ii) equity interests having the right to at least fifty percent (50%) of the profits of an Entity or, in the event of dissolution, to at least fifty percent (50%) of the assets of an Entity; (b) the right to appoint, directly or indirectly, a majority of the board of directors; (c) the right to control, directly or indirectly, the management or direction of the Entity by contract or corporate governance document; or (d) in the case of a partnership, the holding by an Entity (or one of its Affiliates) of the position of sole general partner.
“Controls Audit” has the meaning given in Section 5(h).
“De-identified” has the meaning given in Section 9(e)(i).
“Direct Ascension Health Competitors” means the Entities identified as direct competitors of the applicable Eligible Recipient in the corresponding Supplement, as well as their Affiliates, successors and assigns, as such list of Entities may reasonably be modified by Ascension Health from time to time.
“Directive” means Directive 95/46/EC of the European Parliament and of the Council of 24 October 1995 on the protection of individuals with regard to the processing and free movement of personal data.
“Disengagement Plan” has the meaning given in Section14(g).
“Disengagement Services” has the meaning given in Section14(g)(i).
“Documentation” means all user manuals and product specifications published by Supplier (in any format) relating to the operation and functionality of the ASP Services that is in existence as of the ASP Effective Date and any modifications, enhancements, updates, upgrades and revisions thereof.
“Eligible Recipients” means an Eligible Recipient (as defined in the MPSA) who received services pursuant to a Supplement under the MPSA.

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“Enrollment” has the meaning given in the preamble.
“Enrollment Effective Date” means, with respect to an individual Enrollment, the meaning given in the preamble to such Enrollment.
“Entity” means a corporation, partnership, joint venture, trust, limited liability company, limited liability partnership, association or other organization or entity.
“Equipment” means all computing, networking and communications equipment procured, provided, operated, supported, or used by an Eligible Recipient, Supplier or an Authorized User in connection with the ASP Services, including mainframe, midrange, server and distributed computing equipment and associated attachments, features, accessories, peripheral devices, and cabling.
“Ethical and Religious Directives” has the meaning given in Schedule E.
“Illicit Code” has the meaning given in Section 6(g)(ii).
“Indemnified Group” has the meaning given in Section 16(a).
“Laws” means all federal, state, provincial, regional, territorial and local laws, statutes, regulations, rules, executive orders, supervisory requirements, Directives, circulars, opinions, interpretive letters and official releases of or by any government, or any authority, department or agency thereof or self regulatory organization (“SRO”), including Privacy Laws. The definition of Laws shall include Privacy Laws. For purposes of this ASP Agreement, Laws shall also include all generally accepted accounting principles (“GAAP”), as such principles may be modified during the Term by the Public Company Accounting Oversight Board or other applicable authorities.
“Link” has the meaning given in Section 18(g).
“Maintenance and Support” has the meaning given in Section 2(g).
“Malicious Code” means (i) any code, program, or sub-program whose knowing or intended purpose is to damage or maliciously interfere with the operation of the computer system containing the code, program or sub-program, or to halt, disable or maliciously interfere with the operation of the software, code, program, or sub-program, itself, or (ii) any device, method, or token that permits any person to circumvent the normal security of the software or the system containing the code.
“MPSA” or “Master Professional Services Agreement” has the meaning in the definition of Supplement.
“Materials” means, collectively, software, literary works, other works of authorship, documented specifications, designs, analyses, processes, methodologies, concepts, inventions, know-how, programs, program listings, programming tools, documentation, reports, drawings, databases, spreadsheets, machine-readable text and files financial models and work product, whether tangible or intangible.
“New Services” means new services or significant changes to existing ASP Services requested by Ascension Health, (i) that impose materially different obligations on Supplier, (ii) that require materially different levels of effort, resources or expense from Supplier, and (iii) for which there is no current charging methodology.
“Official” has the meaning given in Section 6(k).
“Permitted Auditors” has the meaning given in Section 5(b).
“Personal Data” whether or not capitalized, has the meaning given in the Directive.
“Personnel” means the employees, agents, contractors, and representatives of a party and its subcontractors, whether or not Affiliates of such party.
“Privacy Laws” means Laws that relate to the confidentiality, security and protection of personally-identifiable information, customer information, electronic data privacy, trans-border data flow or data protection.
“RC Tools” means AHtoAccess, AHtoCharge, YBFU (Yield Based Follow Up), AHtoContract, AHtoRemit, and AHtoAnalytics and all functionality supported in the various tabs, forms, extensions and reports associated with these tools.

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“Security Incident” has the meaning given in Section 9(b)(iv).
“Service Levels” has the meaning given in Section 3(a).
“Service Level Credits” has the meaning given in Schedule C.
“Subcontractors” means subcontractors (of any tier) of Supplier, including Affiliates of Supplier.
“Supplement” means a supplement that has been executed pursuant to that Master Professional Services Agreement by and between Ascension Health and Supplier (“MPSA”) for the performance of certain revenue cycle services as described therein.
“Supplier” has the meaning given in the preamble.
“Supplier Facility” means the locations designated as “Supplier Facilities” that are listed in Schedule F.
“Supplier Personnel” means those employees, representatives, contractors, subcontractors and agents of Supplier, Subcontractors and Supplier Affiliates who perform any ASP Services under this ASP Agreement.
“Term” has the meaning given in Section 13.
“Use” means access, configure, (among Ascension Health and Eligible Recipients), execute, operate, display, provide training and user support and otherwise use.

2.	ASP SERVICES.
a.    General. Supplier will provide the applicable Eligible Recipients with the Use of the RC Tools, software, Documentation, applications, hosting services, training services, Maintenance and Support services, administrative services and other activities related to the RC Tools described herein and in Schedules A and B (“ASP Services”). In addition to the RC Tools, the ASP Services will include the Use of the software, systems, equipment, network resources, data or Materials owned or controlled by Supplier to provide the RC Tools. The ASP Services will include all related services, functions or responsibilities that are inherent, necessary or a customary part of the ASP Services or that are required or reasonably necessary for the proper performance and the provision of the ASP Services, even if said services, functions or responsibilities are not specifically described in this ASP Agreement. Supplier understands that Ascension Health and the applicable Eligible Recipient has made no promises or representations whatsoever as to the amount or potential amount of business that Supplier can expect at any time during the term of this ASP Agreement.
b.    Set-Up of ASP Services. On or before the commencement date of the ASP Services, Supplier will complete all tasks required to make the ASP Services accessible to individuals and entities designated by Ascension Health or the applicable Eligible Recipient, including (i) implementing any required interfaces for receiving the ASP Services, (ii) delivering to Ascension Health and the applicable Eligible Recipient any proprietary and/or non-proprietary software and related Documentation necessary to access and receive the ASP Services, (iii) assigning all security access, passwords and user IDs necessary to access the RC Tools and receive the ASP Services (“ASP Access Codes”), (iv) preparing data designated by Ascension Health for use on or with the ASP Services.
c.    Acceptance of Set-Up. Upon the completion of all set-up of ASP Services and such other tasks by Supplier that are a pre-requisite to use the ASP Services in a live, non-test environment, Supplier will verify that the ASP Services are in full compliance with all applicable specifications and Documentation and the representations specified in this ASP Agreement (collectively, the “Acceptance Criteria”).
d.    Authorized Users. Access to the ASP Services will be used only by Ascension Health, the applicable Eligible Recipient and the employees, contractors (but excluding direct competitors of Supplier), subcontractors, agents, and representatives of the applicable Eligible Recipients (other than Supplier and its Subcontractors) designated by Ascension Health or such Eligible Recipient to receive or use the ASP Services provided by Supplier for the purpose of continuation of ASP Services (or like services) provided to an Eligible Recipient that previously received services under a Supplement (individually and collectively, “Authorized Users”).
e.    ASP Access Codes. Supplier will permit access to the ASP Services via the Internet, using the latest version of Internet Explorer that Ascension Health is using as of the ASP Effective Date (and supporting the last two prior major releases) and using ASP Access Codes assigned by Supplier. Supplier will be responsible for assigning, disabling

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and otherwise administering ASP Access Codes. Supplier will grant ASP Access Codes to, and only to, the Authorized Users designated in writing by Ascension Health or the applicable Eligible Recipient. Supplier will immediately disable all ASP Access Codes for, and prevent access to the ASP Services by, any individual upon Ascension Health’s or the applicable Eligible Recipient’s request. ASP Access Codes will be deemed Confidential Information of both Parties.
f.    Grant of License for ASP Services. Supplier grants, and represents and warrants that it has obtained all consents necessary to grant, to Ascension Health and the applicable Eligible Recipients (and their designees, if applicable) an irrevocable (except as specifically set forth herein), worldwide, non-exclusive, non-transferable and royalty-free right and license to access, execute, display and Use the ASP Services (including the RC Tools and all related modifications, replacements, upgrades, enhancements, methodologies, tools Documentation and materials), for the purposes authorized by this ASP Agreement during the Term and any Disengagement Services period, for the benefit of the Eligible Recipients, to (i) receive the full benefit of the ASP Services provided by Supplier, (ii) monitor, access, interface with or use the materials and software then being used by Supplier to the extent contemplated by this ASP Agreement, and (iii) perform or have performed services and functions that are ancillary to the ASP Services provided by Supplier.
g.    Maintenance and Support of Services. At [**], Supplier will provide maintenance and support services (“Maintenance and Support”) for the ASP Services subject to the terms and conditions for such services as described herein and in Schedule B.
h.    Cooperation. Supplier will reasonably cooperate with any other third parties that an Eligible Recipient may designate in connection with the ASP Services or deliverables to be provided by Supplier pursuant to this ASP Agreement.
i.    Change Control. Ascension Health may request changes that affect the scope or duration of the ASP Services, including changes in the deliverables, by submitting a written change request (“Change Request”) to Supplier. Upon receipt of a Change Request from Ascension Health, Supplier will promptly provide Ascension Health with a change response (“Change Response”) that will describe the impact, if any, on the (i) scope of ASP Services, (ii) milestones, (iii) deliverables, (iv) quality of performance of the ASP Services, (v) project priorities or additional resource requirements and (vi) nature and extent of any adverse impact or risk. The Parties will then negotiate in good faith any reasonable and equitable adjustment, if any, required to be made in regard to the ASP Services, deliverables and fees and charges. Supplier will continue to perform pursuant to this ASP Agreement, and will not be bound by any change requested by Ascension Health, until such change has been accepted in writing by both Parties.
j.    Notice of Adverse Impacts. Supplier shall make no change which (i) increases any Eligible Recipient’s [**] of receiving the ASP Services; (ii) requires material changes to, or have an adverse impact on, any Eligible Recipient’s businesses, operations, environments, facilities, business processes, systems, software, utilities, tools or Equipment (including those provided, managed, operated, supported and/or used on their behalf by third party contractors); (iii) requires the Eligible Recipients or Supplier to install a new version, release, upgrade of, or replacement for, any Eligible Recipient software or equipment or to modify any Eligible Recipient software or equipment; (iv) has a material adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality or resource efficiency of the Services; (v) requires changes to or has an adverse impact on the functionality, interoperability, performance, accuracy, speed, responsiveness, quality, cost or resource efficiency of Ascension Health’s retained systems and business processes or (vi) violates or is inconsistent with Ascension Health Standards or strategic plans, without first obtaining Ascension Health’s approval, which approval Ascension Health may withhold in its sole discretion.

i.
Notwithstanding the foregoing, Supplier may make temporary changes required by an emergency if it has been unable to contact the Ascension Health relationship manager or his or her designee to obtain approval (if required) after making reasonable efforts. Supplier shall document and report such emergency changes to Ascension Health and the applicable Eligible Recipient not later than the next business day after the change is made. Such changes shall not be implemented on a permanent basis unless and until approved by Ascension Health.

ii.
Supplier shall coordinate the implementation of any change affecting the ASP Services provided to any Eligible Recipient with the Eligible Recipient so as not to (a) subject to (b) and (c) below, disrupt or adversely impact the business, systems or operations of the Eligible Recipient, (b) materially degrade the ASP Services then

ASCENSION HEALTH CONFIDENTIAL    RC Tools ASP Agreement    Page 5

being received by them, or (c) materially interfere with their ability to obtain the full benefit of the ASP Services.
k.    No Repackaging of Services. This ASP Agreement will continue to govern the ASP Services relating to any particular application regardless of any name change to the application or any changes which result in less than a substantial change in the functionality and operability of the application.

3.	SERVICE LEVELS AND STANDARDS.
a.    Obligation. Supplier will at all times perform its obligations to meet or exceed the performance standards as set forth in Schedule C (collectively, the “Service Levels”). If Supplier fails to perform in accordance with the applicable Service Levels, in addition to its other obligations, Supplier will (i) promptly investigate the root causes of the failure, (ii) use reasonable skill and care to resolve the root cause of the problem as soon as practicable (regardless of cause or fault), (iii) advise Ascension Health of the status at appropriate times, and (iv) communicate to Ascension Health that all reasonable action has been taken to prevent any recurrence of the failure.
b.    Ascension Health Standards. Supplier will provide the ASP Services in a way that complies with Ascension Health’s standards, policies and plans (“Ascension Health Standards”). Ascension Health Standards include policies, standards and plans set forth in Schedule E, and any other Ascension Health or Eligible Recipient policies, standards and plans Supplier is provided copies of by Ascension Health or an applicable Eligible Recipient. Ascension Health will have final authority to promulgate Ascension Health Standards and modify such Ascension Health Standards from time to time or grant waivers from such Ascension Health Standards. Supplier will (i) comply with and enforce the Ascension Health Standards, (ii) modify the ASP Services to conform to the Ascension Health Standards if possible, and will notify Ascension Health if not possible, and (iii) obtain Ascension Health’s prior approval for any deviations from the Ascension Health Standards.

4.	PRICE AND PAYMENT.
a.    Payment of Charges. In consideration of Supplier’s performance of the ASP Services, each applicable Eligible Recipient will pay Supplier the applicable Charges set forth in Schedule A. Supplier acknowledges and agrees that there are [**] to be paid to Supplier for such ASP Services. None of the Charges [**] during the term of this ASP Agreement unless otherwise agreed to in writing. Supplier shall give the Eligible Recipients the benefit of any price decrease made generally available to Supplier’s other customers from the date such price decrease first becomes effective.
b.    Taxes. Ascension Health and the other Eligible Recipients are exempt from most sales and use taxes and will not be responsible for the payment of any such taxes to Supplier if each timely provides Supplier with a valid exemption certificate. Supplier shall cooperate with Ascension Health and the applicable Eligible Recipient as reasonably necessary to establish with a relevant taxing authority Ascension Health’s and the applicable Eligible Recipient’s exemption from tax that may be applied resulting from the ASP Services purchased or provided under this ASP Agreement. Supplier shall be responsible for its city, state or federal income taxes on compensation paid, if any, by Ascension Health or the applicable Eligible Recipient for ASP Services performed pursuant to this ASP Agreement and for withholding for Supplier’s employees, including any tax burdens or benefits arising from its operations hereunder. This provision shall survive termination of this ASP Agreement. The Parties will cooperate fully to enable each other to more accurately determine its tax liability and to minimize such liability to the extent legally permissible, including for example Supplier’s separation of invoicing into taxable and non-taxable components.
c.    Payment Terms. Payment on undisputed amounts will be due within [**] days after the applicable Eligible Recipient’s receipt of an invoice from Supplier that complies with the requirements set forth in Section 4(a). The applicable Eligible Recipient will pay no interest or other penalty on any invoice that is disputed or withheld in good faith by such Eligible Recipient.
d.    No [**]. Supplier’s sole compensation in connection with this ASP Agreement is as set forth in this Section 4. Ascension Health and Eligible Recipients will not be obligated to pay [**].

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5.	AUDITS.
a.    Eligible Recipient Records Retention. Supplier shall, and shall cause its Subcontractors to, maintain complete and accurate records of and supporting documentation for all Charges, all Ascension Health Data, Materials, applications, software, developed Materials, and all transactions, authorizations, changes, implementations, soft document accesses, reports, filings, returns, analyses, procedures, controls, records, data or information created, generated, collected, compiled, processed or stored by Supplier in the performance of its obligations under this ASP Agreement, including all invoices and supporting documentation (the “Contract Records”). Supplier shall maintain such Contract Records in accordance with applicable Laws and retain Contract Records in accordance with each Eligible Recipient’s record retention policy (as such policy may be modified from time to time and provided to Supplier in writing) during the Term and any Disengagement Services period and thereafter for the longer of (1) the period required by applicable Laws or (2) the period ending at the end of the [**] calendar year after the calendar year in which Supplier ceased performing the Services (the “Audit Period”), provided that, at the end of the Audit Period, Supplier shall return any remaining Contract Records. Supplier may request that the applicable Eligible Recipient approve shorter retention requirements for Ascension Health Data containing PHI to manage the risk associated with retaining such data when it is not required for the delivery of ASP Services.
b.    Operational Audits. The Parties will agree on a mutually acceptable audit plan for each Supplier Facility that provides ASP Services to multiple Eligible Recipients with respect to audits performed by such Eligible Recipients (e.g., coordinate audits by multiple Eligible Recipients). During the Audit Period, Supplier shall, and shall cause its Subcontractors to, provide to Ascension Health (and internal and external auditors, inspectors, regulators and other representatives that Ascension Health may designate from time to time, including third parties to the extent any Eligible Recipient is legally or contractually obligated to submit to audits by such entities that relate to the Services (collectively, “Permitted Auditors”)) access at reasonable hours to Supplier Personnel, to systems used by Supplier to provide ASP Services, to the facilities at or from which ASP Services are then being provided and to Supplier records and other pertinent information, all to the extent relevant to the ASP Services, usage of third party software and Ascension Health Data and Supplier’s obligations under this ASP Agreement, including Supplier’s obligations with respect to an applicable disaster recovery/business continuity plan. If an audit is performed to determine whether deficiencies identified in a prior audit have been remediated, and such audit determines that such deficiencies have not been remediated, Supplier shall promptly reimburse Ascension Health for the actual cost of such audit attributable to the failed area and any incremental follow-up audit to verify that such breach has been corrected.
c.    Financial Audits. During the Audit Period, Supplier shall, and shall cause its Subcontractors to, provide to Ascension Health, the applicable Eligible Recipient and Permitted Auditors access during reasonable hours to Supplier Personnel and to Contract Records and other pertinent information to conduct financial audits, all to the extent relevant to the performance of Supplier’s financial obligations under this ASP Agreement. If (i) any such audit reveals an overcharge by Supplier (excluding true-ups), (ii) such overcharge is not caused by the Eligible Recipient or data provided by the Eligible Recipient, and (iii) Supplier does not successfully dispute the amount questioned by such audit, Supplier shall promptly pay to the applicable Eligible Recipient the amount of such overcharge, together with interest from the date of Supplier’s receipt of such overcharge at [**] percent ([**]%) per annum. In addition, except for audits of routine financial functions (e.g., quarterly scorecard reviews), if an audit reveals an overcharge of more than the greater of (x) [**] percent ([**]%) of the audited Charges\, or (y) $[**] and such overcharge is not caused by the Eligible Recipient or data provided by the Eligible Recipient, Supplier shall promptly reimburse Ascension Health for the [**].
d.    Audit Assistance. Supplier shall (i) provide any assistance reasonably requested by Ascension Health or a Permitted Auditor in conducting any such audit, including installing and operating audit software, (ii) make requested personnel, records, systems and information available to Ascension Health, an applicable Eligible Recipient or a Permitted Auditor in response to an audit or request for information, (iii) make copies of any data or information that Ascension Health, an applicable Eligible Recipient or a Permitted Auditor has the right to access (which Ascension Health and such Permitted Auditor shall be permitted to retain), and (iv) in all cases, provide such assistance, personnel, records, systems and information in an expeditious manner to facilitate the timely completion of such audit.
e.    General Procedures.

i.
Notwithstanding the intended breadth of Ascension Health’s audit rights, Ascension Health shall not be given access to (A) the confidential information of other Supplier customers, (B) Supplier locations that are not related to Ascension Health, the other Eligible Recipients or the ASP Services, or (C) Supplier’s

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internal costs, except to the extent such costs are the basis upon which Ascension Health is charged (e.g., reimbursable expenses, out-of-pocket expenses, administered expenses or cost-plus Charges) and/or are necessary to calculate the applicable variable Charges.

ii.
In performing audits, Ascension Health shall endeavor to avoid unnecessary disruption of Supplier’s operations and unnecessary interference with Supplier’s ability to perform the Services in accordance with the Service Levels.

iii.
Ascension Health, the applicable Eligible Recipient and the Permitted Auditors shall be given adequate private workspace in which to perform an audit, plus access to photocopiers, telephones, facsimile machines, computer hook-ups, and any other facilities or equipment needed for the performance of the audit.

f.    Supplier Internal Audit. If Supplier determines as a result of its own internal audit or otherwise that it has overcharged Ascension Health or another Eligible Recipient, then Supplier shall promptly pay to Ascension Health or the applicable Eligible Recipient the amount of such overcharge.
g.    Supplier Response to Audits. Supplier and Ascension Health or the applicable Eligible Recipient shall meet promptly upon the completion of any audit conducted pursuant to this Section 5 (i.e., an exit interview) and/or the issuance of an interim or final report following such an audit. Supplier shall respond to each exit interview and/or audit report in writing within [**] days, unless a shorter response time is specified in such report. Supplier and Ascension Health or the applicable Eligible Recipient shall develop and agree upon an action plan to expeditiously address and resolve any deficiencies, concerns and/or recommendations identified in such exit interview or audit report. Supplier, at its own expense, shall then undertake remedial action in accordance with such action plan and the dates specified therein to the extent necessary to comply with Supplier’s obligations under this ASP Agreement.
h.    Controls Audit.

i.
In addition to its other obligations under this Section 5, Supplier shall cause a multi-client Type 2 U.S. Statement on Standards for Attestation Engagements 16 or an equivalent audit under such successor standard as may then be in effect (a “Controls Audit”) to be conducted by an independent public accounting firm on [**] basis for data centers at or from which the ASP Services and/or services similar to the ASP Services are provided. Supplier shall (i) confer with Ascension Health as to the scope and timing of each such audit, and (ii) accommodate Ascension Health’s requirements and concerns to the extent practicable. Unless otherwise agreed by the Parties, Supplier will perform a security audit based on the Statement on Standards for Attestation Engagements (SSAE) No. 16 and will provide a SSAE 16 SOC 1 Type II report prepared by a certified public accountant registered with the Public Company Accounting Oversight Board that covers at least a [**] month period of time in a [**] with a favorable assessment of Supplier’s internal controls and will perform the same on [**] basis throughout the Term of this ASP Agreement. Annually, for Services being provided to an Eligible Recipient from a data center as of the beginning of Ascension Health’s fiscal year, Supplier shall provide the applicable Eligible Recipient with a copy of its then current SSAE 16 SOC 1 Type II audit for any [**] month period in a [**] by not later than [**] of the applicable year and shall provide any updates thereto necessary to address any deficiencies identified in such audit. If Supplier becomes certified in other programs intended to evaluate security, Supplier shall also provide information regarding certification to the applicable Eligible Recipient. At Ascension Health’s request at any time, Supplier shall confirm in writing that there have been no changes in the relevant policies, procedures and internal controls since the completion of such audit. The Controls Audit shall be conducted and the report provided at no additional charge to Ascension Health and any applicable Eligible Recipient. Supplier shall respond to such report in accordance with Section 5(g).

ii.
If Supplier is unable to or not required to provide the Controls Audit for data centers due to the timing of the onset of Services or other reasons, or the Controls Audit reveals any deficiencies or material weakness, Supplier shall (a) provide Ascension Health, on or before the date such opinion is delivered or due to be delivered, a written statement describing the circumstances giving rise to any delay or any

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qualification, (b) take such actions as shall be necessary to resolve such circumstances as soon as practicable, and (c)  permit Ascension Health, the applicable Eligible Recipient and its Permitted Auditors to perform such procedures and testing as are reasonably necessary for their assessment of the operating effectiveness of Supplier’s policies, procedures and internal controls. Supplier acknowledges and agrees that Ascension Health, the applicable Eligible Recipient and Permitted Auditors, upon receiving a copy of the Controls Audit report, shall have the right to review the auditor work papers at the auditor premises, as well as interview the auditor personnel who did the actual audit work in the event Ascension Health, the applicable Eligible Recipient or Permitted Auditors require clarification on the Controls Audit report and work papers to the extent such audit rights are available under the agreements signed by Supplier with existing third-party audit firms.

iii.
To the extent Ascension Health requests that, in addition to the Controls Audit described above, Supplier conduct an Ascension Health or Eligible Recipient-specific Controls Audit, Supplier shall do so at Ascension Health’s expense (provided that Supplier notifies Ascension Health of such expense, obtains Ascension Health’s prior approval of, and uses commercially reasonable efforts to minimize, such expense). If, however, Supplier undertakes additional or different Controls Audit (or equivalent audits) of Supplier Facilities in question (other than customer-specific audits requested and paid for by other Supplier customers), Supplier shall accord Ascension Health the rights described in the last two sentences of Section 5(h)(i) with respect to such audits.

i.    Controls Audit Obligations for Subcontractors. Unless otherwise approved by Ascension Health, any Supplier subcontract, between Supplier and a Subcontractor providing data hosting services, will require the applicable Subcontractor to provide [**] SSAE 16 SOC 1 Type II report to Supplier and Supplier shall provide such report to Ascension Health.
j.    Corporate Compliance Program. Ascension Health may identify Permitted Auditors that shall have access to and shall audit those aspects of Supplier’s Corporate Compliance Program that relate to the ASP Services or Supplier’s obligations under this ASP Agreement on an annual basis, unless otherwise mutually agreed. Supplier shall reasonably cooperate with such auditors in the scope of such audits.
k.    Audit Costs. Except as provided in this Section 5, Supplier and its Subcontractors and suppliers shall provide the Services required of them described in this Section 5 at [**] to Ascension Health and any applicable Eligible Recipient.
l.    Government Contracts Flow-Down. The Parties acknowledge and agree that, as a matter of federal procurement law, Supplier may be deemed a “subcontractor” to Ascension Health and/or another Eligible Recipient under one or more of their contracts with the federal government, that the ASP Services provided or to be provided by Supplier in such circumstances constitute “commercial items” as that term is defined in the Federal Acquisition Regulation, 48 C.F.R. Section 52.202, and that “subcontractors” providing “commercial items” under government contracts are subject to certain mandatory “flow-down” clauses (currently, (i) Equal Opportunity, (ii) Affirmative Action for Special Disabled and Vietnam Era Veterans, and (iii) Affirmative Action for Handicapped Workers) under the Federal Acquisition Regulation, 48 C.F.R. Section 52.244-6. The Parties agree that, insofar as certain clauses are be required to be flowed down to Supplier, Supplier shall comply with such clauses at no additional cost to Ascension Health or another Eligible Recipient.

6.	WARRANTIES.
a.    General. Supplier represents, warrants and covenants that: (i) the ASP Services will be rendered with promptness, due care, skill and diligence; (ii) the ASP Services will be executed in a workmanlike manner, in accordance with the Service Levels; (iii) the ASP Services, deliverables or software delivered under this ASP Agreement shall perform in accordance with any and all Documentation, prepared by Supplier or by any party and Supplier jointly, referencing in any manner the performance and functionality of the software; (iv) Supplier will use adequate numbers of qualified individuals with suitable training, education, experience, know-how, competence and skill to perform the ASP Services; (v) Supplier will provide such individuals with training as to new products and services prior to their implementation in Ascension Health’s and/or the Eligible Recipient’s environment; and (vi) Supplier will have the

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resources, capacity, expertise and ability in terms of equipment, materials, know-how and personnel to provide the ASP Services. Supplier represents and warrants that Supplier has the right to provide the ASP Services and to grant all rights to the deliverables that are granted to Ascension Health hereunder. Supplier further represents and warrants that entering into and carrying out the terms and conditions of this ASP Agreement will not violate or constitute a breach of any agreement binding upon Supplier.
b.    Personnel. Supplier warrants that the Supplier Personnel performing ASP Services have the legal right to work in the country where they are performing such ASP Services, and that to the best of Supplier’s knowledge such Personnel are not prohibited, by contract (e.g., noncompete with previous employer) or otherwise, from performing such ASP Services for Ascension Health.
c.    Non-Infringement. Except as otherwise provided in this ASP Agreement, each Party represents, warrants and covenants that it shall perform its responsibilities under this ASP Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of any third party; provided, however, that the performing Party shall not have any obligation or liability to the extent any infringement or misappropriation is caused by (i) modifications made by the other Party or its contractors or subcontractors, without the knowledge or approval of the performing Party, (ii) the other Party’s combination of the performing Party’s work product or Materials (including but not limited to the RC Tools and the Documentation) with items not furnished, specified or reasonably anticipated by the performing Party or contemplated by this ASP Agreement, (iii) a breach of this ASP Agreement by the other Party, (iv) the failure of the other Party to use corrections or modifications provided by the performing Party offering equivalent features and functionality, or (v) third party software, except to the extent that such infringement or misappropriation arises from the failure of the performing Party to obtain the necessary licenses or required consents or to abide by the limitations of the applicable third party software licenses. Each Party further represents, warrants and covenants that it will not use or create materials in connection with the ASP Services which are libelous, defamatory, obscene or otherwise infringe another individual’s privacy rights. Supplier further represents and warrants that there is no claim, litigation or proceeding pending or, to the best of Supplier’s knowledge, threatened with respect to the ASP Services or deliverables or any component thereof alleging infringement or misappropriation of any patent, copyright, trademark, trade secret or other proprietary right of any person, and that neither the ASP Services nor associated deliverables infringe or misappropriate any patent, copyright, trademark, trade secret or other proprietary right of any third party.
d.    Third Party Software Indemnification. In addition, with respect to third party software provided by Supplier pursuant to this ASP Agreement, Supplier covenants that it shall obtain and provide intellectual property indemnification for the Eligible Recipients (or obtain intellectual property indemnification for itself and enforce such indemnification on behalf of the Eligible Recipients) from the suppliers of such software. Unless otherwise approved in advance by Ascension Health, such indemnification shall be (i) comparable to the intellectual property indemnification provided by Supplier to the Eligible Recipients under this ASP Agreement, or (ii) the indemnification available in the industry for the same or substantially similar types of software products.
e.    Timely Services. Supplier warrants that it will perform the ASP Services within the specified dates, time frames and milestones more fully set forth in this ASP Agreement.
f.    Third Party Consents. Supplier warrants that it has the full right, power and authority to perform the ASP Services required under this ASP Agreement without the consent of any third party; or, to the extent any consent is needed, Supplier warrants that such consent has been obtained or will be obtained prior to the performance of such ASP Services.
g.    Malicious Code; Illicit Code; Disabling Code.
i.    Malicious Code. Each Party shall cooperate with the other Party and shall take commercially reasonable actions and in the case of Supplier, precautions consistent with Ascension Health’s policies with respect to Malicious Code and to prevent the introduction and proliferation of Malicious Code into Ascension Health’s or another Eligible Recipient’s environment or any system used by Supplier to provide the ASP Services. Without limiting Supplier’s other obligations under this ASP Agreement, if Malicious Code is found in Equipment, software or systems provided, managed or supported by Supplier or is otherwise introduced into Ascension Health’s environment by Supplier, Supplier shall, at no additional charge to Ascension Health or another Eligible Recipient, eliminate and reduce the effects of such

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Malicious Code, including preventing the reoccurrence of such Malicious Code to the extent commercially feasible, and, if the Malicious Code causes a loss of operational efficiency or loss of data, to mitigate such losses and restore such data with generally accepted data restoration techniques.
ii.    Illicit Code.  Supplier agrees that: (i) unless authorized in writing by an Eligible Recipient; or (ii) necessary to perform valid duties under this ASP Agreement, any products provided to Eligible Recipient by Supplier for use by Supplier or Eligible Recipient shall: (a) contain no hidden files; (b) not replicate, transmit or activate itself without control of a person operating computing equipment on which it resides; (c) not alter, damage, or erase any data or computer programs without control of a person operating the computing equipment on which it resides; or (d) contain no key, node lock, time out or other function, whether implemented by electronic, mechanical or other means, which restricts or may restrict use or access to any programs or data developed under this ASP Agreement, based on residency on a specific hardware configuration, frequency or duration of use, or other limiting criteria (“Illicit Code”).  If any products contain Illicit Code, Supplier shall, via a document specific to this provision, notify Eligible Recipient in writing and receive a signed acknowledgement of receipt from Eligible Recipient.  Such notification shall specifically inform Eligible Recipient of the full extent and nature of the Illicit Code and provide Eligible Recipient with instructions for overriding such Illicit Code in emergencies.
iii.    Disabling Code. Supplier represents, warrants and covenants that, without the prior written consent of Ascension Health, Supplier shall not insert into the software any code that could be invoked to disable or otherwise shut down all or any portion of the ASP Services. Supplier further represents, warrants and covenants that, with respect to any disabling code that may be part of the software, Supplier shall not invoke or cause to be invoked such disabling code at any time, including upon expiration or termination of this ASP Agreement for any reason, without Ascension Health’s prior written consent. Supplier also represents, warrants and covenants that it shall not use third party software containing disabling code without the prior approval of Ascension Health. For purposes of this provision, code that serves the function of ensuring software license compliance (including passwords) shall not be deemed disabling code, provided that Supplier notifies Ascension Health in advance of all such code and obtains Ascension Health’s approval prior to installing such code in any software, Equipment or system.
h.    Compliance. Supplier represents and warrants that the ASP Services provided hereunder, will comply with all applicable Laws, rules and regulations of applicable jurisdictions and Ascension Health Standards and policies during the Term and any Disengagement Services period, including identifying, procuring, and maintaining applicable permits certificates, approvals and inspections required under such Laws. On its own initiative and at the request of Ascension Health, Supplier shall provide Ascension Health with updates or new versions to make the ASP Services comply with all generally applicable, federally mandated, regulatory changes and state mandated changes at no charge to Ascension Health and any applicable Eligible Recipient. The Parties intend that this ASP Agreement comply at all times with all existing and future applicable Laws, including state and federal anti-kickback laws, the Medicare/Medicaid Anti-Fraud and Abuse Statutes, the restrictions on Ascension Health by virtue of its tax-exempt status and the federal law relating to physician referrals.
i.    Open Source/Shareware. Supplier represents and warrants that no software, code and/or firmware provided to Ascension Health or an applicable Eligible Recipient as part of any deliverable or ASP Services will contain any Materials licensed under a license agreement that requires that derivative works of such Materials will be provided to the licensor with a right of use, redistribution or modification.
j.    Export Control.

(i)
The Parties acknowledge that certain products, technology, technical data and software (including certain services and training) and certain transactions may be subject to export controls and/or sanctions under the Laws of the United States and other countries and jurisdictions (including the Export Administration Regulations, 15 C.F.R. §§730-774, the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, and sanctions programs implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury). No Party shall directly or indirectly export or re-export any such items or any direct product thereof or undertake any transaction or service in violation of any such Laws.

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(ii)
For any products, technology, technical data or software provided by any Eligible Recipient to Supplier (“Ascension Health Export Materials”), Supplier shall be responsible for obtaining all necessary export authorizations, consents and licenses for the export of such Ascension Health Export Materials (a) within Supplier’s enterprise, (b) from Supplier to Supplier Subcontractors, (c) from Supplier Subcontractors to Supplier or (d) where Supplier has directed, this ASP Agreement provides, or the Parties have agreed that Ascension Health will export such Materials directly to a member of Supplier’s enterprise or a Supplier Subcontractor.

(iii)
Supplier shall identify the specific export control status of, and be responsible for obtaining all necessary export authorizations and licenses for the “export” or “re-export” of products, technology, technical data or software provided by Supplier or its Affiliates or Subcontractors to any Eligible Recipient.

k.    Compliance with Anti-Corruption Laws. Supplier represents, warrants and covenants that it is fully aware of and will comply with, and in the performance of its obligations to Ascension Health will not take any action or omit to take any action that would cause either Party to be in violation of, (i) U.S. Foreign Corrupt Practices Act, (ii) any other applicable anti-corruption laws, or (iii) any regulations promulgated under any such laws. Supplier represents and warrants that neither it nor any of the Supplier Personnel is an official or employee of any government (or any department, agency or instrumentality of any government), political party, state owned enterprise or a public international organization such as the United Nations, or a representative or any such person (each, an “Official”). Supplier further represents, warrants and covenants that, to its knowledge, neither it nor any of the Supplier Personnel has offered, promised, made or authorized to be made, or provided any contribution, thing of value or gift, or any other type of payment to, or for the private use of, directly or indirectly, any Official for the purpose of influencing or inducing any act or decision of the Official to secure an improper advantage in connection with, or in any way relating to, (i) any government authorization or approval involving Ascension Health, or (ii) the obtaining or retention of business by Ascension Health. Supplier further represents and warrants that it will not in the future offer, promise, make or otherwise allow to be made or provide any payment and that it will take all lawful and necessary actions to ensure that no payment is promised, made or provided in the future by any of the Supplier Personnel. Any violation of this Section 6(k) will be deemed to be a material breach of this ASP Agreement.

7.	SUPPLIER RESPONSIBILITIES.
a.    Facilities. Supplier and its Affiliates and Subcontractors will provide ASP Services only at or from (i) the Supplier Facilities and supporting vendors identified in Schedule F, and (ii) any other service locations permitted by applicable Law (x) within a country from which Supplier had previously provided ASP Services under the MPSA and applicable Supplement provided that any change in service location is approved in advance by Ascension Health, which approval shall not be unreasonably withheld, conditioned or delayed, or (y) within any other country, provided that any change in service location is approved in advance by Ascension Health, in Ascension Health’s sole discretion. Supplier shall be financially responsible for all additional costs, taxes or expenses resulting from any Supplier-initiated relocation to a new or different Supplier Facility, including any costs or expenses incurred or experienced by any Eligible Recipient as a result of such relocation. Supplier will store and process Ascension Health Data only in the locations identified in Schedule F. Supplier shall not transfer Ascension Health Data to any other locations within the United States, nor change the locations for storage and processing of such Ascension Health Data within the United States, except as expressly permitted in Schedule F, or otherwise with the express written consent of Ascension Health, which consent shall not be unreasonably withheld, conditioned or delayed. Supplier shall not transfer Ascension Health Data to any other locations outside the United States, nor change the locations for storage and processing of such Ascension Health Data outside the United States, except as expressly permitted in Schedule F, or otherwise without the express written consent of Ascension Health, which Ascension Health may withhold in its sole discretion.
b.    Subcontractors.

i.
Use of Subcontractors. Except as provided in Section 7(b)(ii), Supplier shall (i) give Ascension Health reasonable prior notice of any subcontract that relates to the ASP Services, specifying the components of the ASP Services affected, the scope of the proposed subcontract, the identity and qualifications of the proposed Subcontractor, the reasons for subcontracting the work in question, the location of the

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Subcontractor facilities from which the ASP Services will be provided, and the extent to which the subcontract will be dedicated; and (ii) include Ascension Health as an intended third party beneficiary in any proposed subcontract that relates to the ASP Services, which is material and exclusive to Ascension Health. Except as provided in Section 7(b)(ii), commencing on the Enrollment Effective Date, Supplier shall not enter into any new agreements with a Subcontractor for the performance of any portion of the ASP Services (i) that is applicable to a majority of the Eligible Recipients without the approval of Ascension Health, such approval not to be unreasonably withheld, conditioned or delayed; and (ii) that is applicable at a local level, without the approval of the applicable Eligible Recipient, such approval not to be unreasonably withheld, conditioned or delayed.

ii.
Subcontractors Not Requiring Approval. Supplier will not need the pre-approval of any Subcontractor already approved by Ascension Health or the applicable Eligible Recipient pursuant to the MPSA or a Supplement executed under the MPSA prior to the Enrollment Effective Date. Supplier may, in the ordinary course of business and without Ascension Health’s prior approval, enter into subcontracts for third party services or products that (1) are not a material portion of the ASP Services, (2) are not exclusively dedicated to Ascension Health or the applicable Eligible Recipient, and (3) do not include any direct contact with Ascension Health Data, provided that such subcontracts entered into without Ascension Health’s approval do not comprise greater than ten percent (10%) of the total work effort provided under this ASP Agreement. Such Subcontractors shall possess the training, experience, competence and skill to perform the work in a skilled and professional manner.

iii.
Supplier Responsibility. Unless otherwise approved by Ascension Health, the terms of any subcontract that relates to the ASP Services must be consistent with this ASP Agreement, including: (i) confidentiality and intellectual property obligations, including obligations that are at least as restrictive as those set forth in Articles 8, 9, 10 and 11; (ii) Ascension Health’s approval rights (which must apply directly to the Subcontractor); (iii) compliance with Ascension Health Standards, strategic plans and applicable Laws; (iv) compliance with Ascension Health’s policies and directions; (v) audit rights, as described in Article 5; (vi) insurance coverage with coverage types and limits consistent with the scope of work to be performed by such Subcontractors; and (vii) compliance with Section 7(a). Notwithstanding the terms of the applicable subcontract, the approval of such Subcontractor by Ascension Health or the availability or unavailability of Subcontractor insurance, Supplier shall be and remain responsible and liable for any acts or omissions of any Subcontractor or Subcontractor personnel (including failure to perform in accordance with this ASP Agreement or to comply with any duties or obligations imposed on Supplier under this ASP Agreement) to the same extent as if such failure to perform or comply was committed by Supplier or Supplier employees.

c.     Right to Require Removal. Ascension Health shall have the right to require Supplier to replace a Subcontractor (notwithstanding any prior approval), engaged by Supplier to perform implementation services for an Eligible Recipient at [**] to Ascension Health, if the Subcontractor’s performance is materially deficient or if there are other reasonable grounds for removal. If directed to do so, Supplier shall remove and replace such Subcontractor as soon as possible. Supplier shall continue to perform its obligations under this ASP Agreement, notwithstanding the removal of the Subcontractor. Ascension Health and the applicable Eligible Recipient shall have no responsibility for any termination charges or cancellation fees that Supplier may be obligated to pay to a Subcontractor as a result of the removal of such Subcontractor at Ascension Health’s request or the withdrawal or cancellation of the ASP Services then performed by such Subcontractor as permitted under this ASP Agreement. For the avoidance of doubt, the foregoing right of removal shall only apply to Supplier Subcontractors who are providing implementation services for an Eligible Recipient.
d.    Supplier’s Responsibilities Regarding Ascension’s Network (Information Technology Obligations).

i.
To the extent any Equipment used by Supplier or Supplier Personnel is, with an Eligible Recipient’s approval, to be connected to any network operated by or on behalf of an Eligible Recipient (a “Ascension Health Network”), such Equipment (and all software installed thereon) shall be (x) subject to review and approval in advance by Ascension Health and the applicable Eligible Recipient (Supplier shall cooperate with Ascension Health and the Eligible Recipient in the testing, evaluation and approval of

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such Equipment), (y) in strict compliance with the then-current Ascension Health Standards, unless and to the extent deviations are approved in advance by Ascension Health and the Eligible Recipient. Supplier shall not install or permit the installation of any other software on such Equipment without Ascension Health and the Eligible Recipient’s prior approval. Supplier will use the Ascension Health Network for the sole and limited purpose of and to the limited extent necessary for performing the ASP Services. Supplier shall not access, or attempt to access, any part of any Ascension Health Network that Supplier is not authorized to access, including any part of the Ascension Health Network that is not reasonably necessary for and pertinent to the performance of the ASP Services.

ii.
Supplier shall access a Ascension Health Network only using access codes provided by an Eligible Recipient, and shall ensure that only the Supplier Personnel who are authorized by an Eligible Recipient to use an access code (by name, title, job function or otherwise) use such access code to access the Ascension Health Network. Supplier shall inform Ascension Health and the Eligible Recipient of the name(s) of each of the Supplier Personnel that Supplier desires Ascension Health and the Eligible Recipient to authorize to access any Ascension Health Network. Supplier shall notify Ascension Health and the Eligible Recipient promptly if any of the Supplier Personnel who has been granted an access code has been (i) terminated from employment or otherwise is no longer one of the Supplier Personnel, or (ii) reassigned and no longer requires access to the Ascension Health Network. Supplier shall ensure that no one other than those Supplier Personnel who receive access codes in accordance with this ASP Agreement access the Ascension Health Network through any access codes, facilities or other means provided by Ascension Health or the Eligible Recipient to Supplier. Access codes will be deemed Confidential Information of Ascension Health.

iii.
Supplier acknowledges and agrees that, to the extent permitted by applicable Law, Ascension Health and the Eligible Recipients have the right to monitor, review, record and investigate all uses of the Ascension Health Network and Ascension Health and Eligible Recipient resources by Supplier, including all email or other communications sent to, from, or through the Ascension Health Network, regardless of the content of such communications, and Supplier hereby consents to such reviewing, monitoring, recording and investigation. Supplier acknowledges and agrees that it does not have any expectation of privacy with respect to any personal information or communications made by or to it through the Ascension Health Network.

iv.
Remote access to any Eligible Recipient’s systems for maintenance and support of the ASP Services and for any other purpose allowed by this ASP Agreement is subject to compliance with Ascension Health’s and/or the Eligible Recipient’s remote access and other security requirements.  Supplier’s access may require prior certification by Ascension Health and/or the Eligible Recipient that Supplier complies with Ascension Health’s and/or the Eligible Recipient’s security policies and standards. Ascension Health and the Eligible Recipient may modify such security requirements and Supplier must comply with the most recent version of Ascension Health’s and/or the Eligible Recipient’s security requirements. Supplier must ensure that each of its Personnel having access to any part of a Eligible Recipient’s computer system: (w) is assigned a separate log-in ID by the Eligible Recipient and uses only that ID when logging on to the Eligible Recipient’s system; (x) logs-off the Eligible Recipient’s system immediately upon completion of each session of service; (y) does not allow other individuals to access the Eligible Recipient’s computer system; and (z) keeps strictly confidential the log-in ID and all other information that enables access. Supplier must promptly notify each Eligible Recipient upon termination of employment or reassignment of any of its Personnel with access to Eligible Recipient’s computer system. If Ascension Health or the Eligible Recipient revises the requirements for access to its computer system, then Ascension Health or such Eligible Recipient, as applicable must notify Supplier of the changed or additional requirements and Supplier must comply with them as a prerequisite to further access.  Any Eligible Recipient may require each individual who is to be allowed access to that Eligible Recipient’s computer system to acknowledge the individual’s responsibilities in connection with the access.

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8.	CONFIDENTIAL INFORMATION.
Nothing in this Section 8 is intended to limit the obligations of Supplier under Sections 9 or 10 of this ASP Agreement with respect to Ascension Health Data addressed in such Sections. To the extent that the provisions pertaining to Ascension Health Data in Section 9 conflict with the provision of this Section 8 as they pertain to Ascension Health Data, the provisions of Section 9 shall control over the provisions of this Section 8, as applicable.
a.    Confidential Information. As used herein, “Confidential Information” means (i) this ASP Agreement and the terms hereof, (ii) all information marked confidential, proprietary or with a similar legend by either Party, and (iii) any other information that is treated as confidential by the disclosing Party and would reasonably be understood to be confidential, whether or not so marked, (which shall include information treated or defined as confidential under the Ascension Health privacy policy, software, Ascension Health Data, Personal Data, Authorized User information, attorney-client privileged materials, attorney work product, Ascension Health lists, Ascension Health contracts, Ascension Health information, rates and pricing, information with respect to competitors, strategic plans, account information, research information, information that contains trade secrets, financial/accounting information, human resources/personnel information, marketing/sales information, contact information, information regarding businesses, plans, operations, mergers, acquisitions, divestitures, third party contracts, licenses, internal or external audits, law suits, arbitrations, mediations, regulatory compliance or other information or data obtained, received, transmitted, processed, stored, archived, or maintained under this ASP Agreement).
b.    Disclosure of Confidential Information.
(i)    During the Term and at all times thereafter as specified in this Section 8, each receiving Party (A) shall hold Confidential Information received from a disclosing Party in confidence and shall use such Confidential Information only for the purposes of fulfilling its obligations or exercising its rights under this ASP Agreement and for no other purposes, and (B) shall not disclose, provide, disseminate or otherwise make available any Confidential Information of the disclosing Party to any third party (except (1) the receiving Party’s auditors, accountants, consultants or similar professionals and (2) the receiving Party’s attorneys) without the express written permission of the disclosing Party (which permission is hereby granted in certain circumstances in Sections 8(b)(ii) and 8(b)(iii)). Each receiving Party shall use at least the same degree of care to safeguard and to prevent unauthorized access, disclosure, publication, destruction, loss, alteration or use of the disclosing Party’s Confidential Information as the receiving Party employs to protect its own information (or information of its customers) of a similar nature, but not less than reasonable care. In no event shall Supplier use, disclose and employ any Ascension Health Data, Personal Data, or Confidential Information of any Eligible Recipient for any purpose other than providing ASP Services under the ASP Agreement, including in an aggregated or anonymous manner (e.g., where identifying Eligible Recipient information has been removed).

(ii)    A receiving Party may disclose Confidential Information of the disclosing Party to its employees, officers, directors, auditors, attorneys, tax advisors, consultants, financial advisors and similar professionals, and contractors and agents provided that (A) such person or entity has a need to know the Confidential Information for purposes of performing his or her obligations under or with or to enforce its rights under or with respect to this ASP Agreement or as otherwise naturally occurs in such person’s scope of responsibility, (B) such person or entity is held to obligations of confidentiality that are no less stringent than those set forth in this Section 8, and (C) such disclosure is not in violation of applicable Law. The receiving Party assumes full responsibility for the acts or omissions of any person or entity to whom it discloses Confidential Information of the disclosing Party regarding their use of such Confidential Information.

(iii)    A receiving Party may disclose Confidential Information of a disclosing Party as required to satisfy any applicable Law, provided that, promptly upon receiving any such request, the receiving Party, to the extent it may legally do so, gives notice to the disclosing Party of the Confidential Information to be disclosed and the identity of the third party requiring such disclosure so that the disclosing Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information. The receiving Party shall reasonably cooperate with the disclosing Party in its efforts to seek a protective order or other appropriate remedy or, in

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the event such protective order or other remedy is not obtained, to obtain assurance that confidential treatment will be accorded such Confidential Information.

(iv)    Unless expressly permitted by this ASP Agreement, neither Party shall (A) make any use or copies of the Confidential Information of the other Party except as expressly contemplated by this ASP Agreement, (B) possess or acquire any right in or assert any lien against the Confidential Information of the other Party, (C) sell, assign, transfer, lease, encumber, or otherwise dispose of or disclose the Confidential Information of the other Party to third parties, (D) commercially exploit, or permit a third party to commercially exploit, such Confidential Information, or (E) refuse for any reason (including a default or material breach of this ASP Agreement by the other Party) to promptly provide the other Party’s Confidential Information (including any copies thereof) to the other Party if requested to do so.

(v)    Notwithstanding the foregoing, the terms and conditions of this ASP Agreement that are specific to this transaction, including the Charges and the Service Levels (collectively, the “ASP Agreement Terms”), shall be deemed to be the Confidential Information of each Party, but not the existence of the ASP Agreement and not general descriptions of the Services. Each Party shall have the right to disclose the ASP Agreement Terms without notice to or consent of the other Party as necessary to enforce any of that Party’s rights or to perform their obligations as set forth in this ASP Agreement, in connection with any audit or benchmarking, in connection with any potential merger, sale or acquisition of Supplier or an Eligible Recipient (as the case may be), or a sale or transfer of a portion of the business of an Eligible Recipient which business relies, in whole or in part on the Services hereunder, in connection with Supplier or an Eligible Recipient (as the case may be) obtaining any financing or investment, or as otherwise permitted in this Article 8. The Eligible Recipients and Supplier shall have the right to disclose the ASP Agreement Terms (as part of any public regulatory filings or otherwise) upon at least four (4) business days’ notice (or such shorter period required to comply with the applicable rules or regulations) to the other Party to the extent required by rules or regulations promulgated by the Securities and Exchange Commission (“SEC”) or any similar governmental or regulatory body having jurisdiction over such Party in any country or jurisdiction, provided that the Parties shall cooperate and seek to minimize disclosure through redaction consistent with such rules and regulations. Ascension Health may disclose Confidential Information relating to the financial or operational terms of this ASP Agreement and/or Supplier’s performance hereunder (e.g., applicable Service Levels and measurements of Supplier’s performance with respect to such Service Levels) in connection with the solicitation of proposals for or the procurement of the same or similar services from prospective third party contractors; provided, however, Ascension Health may not divulge Supplier’s pricing for the ASP Services in connection with any such solicitation or procurement. For any redaction efforts, the Parties shall cooperate in good faith to agree upon the appropriate redactions within a timeframe that permits the Parties to comply with the applicable Laws; provided, that nothing shall prevent any Party from filing an unredacted version of the ASP Agreement Terms if the redaction cannot reasonably be completed within the timeframe required for the filing or disclosure.

c.    Exclusions. Notwithstanding the above, Section 8(b) shall not apply to any particular information which the receiving Party can demonstrate (i) is, at the time of disclosure to it, generally available to the public other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (ii) after disclosure to it, is published by the disclosing Party or otherwise becomes generally available to the public other than through a breach of the receiving Party’s or a third party’s confidentiality obligations; (iii) was lawfully in the possession of the receiving Party immediately prior to the time of disclosure to it without obligation of confidentiality; (iv) is received from a third party having a lawful right to possess and disclose such information; or (v) is independently developed by the receiving Party without reference to the disclosing Party’s Confidential Information. The exclusions in this Section 8(c) shall not apply to Personal Data.
d.    Loss of Confidential Information. Each Party shall (i) immediately notify the other Party of any possession, use, knowledge, disclosure, or loss of such other Party’s Confidential Information in contravention of this ASP Agreement, (ii) promptly furnish to the other Party all known details and assist such other Party in investigating and/or preventing the reoccurrence of such possession, use, knowledge, disclosure, or loss, (iii) cooperate with the other Party in any investigation or litigation deemed necessary by such other Party to protect its rights, and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure, or loss of Confidential

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Information in contravention of this ASP Agreement. Each Party shall bear any costs it incurs in complying with this Section 8(d).
e.    No Implied Rights Nothing contained in this Section 8 shall be construed as obligating a Party to disclose its Confidential Information to the other Party, or as granting to or conferring on a Party, expressly or impliedly, any rights, title, or interest (including license) in or to any Confidential Information of the other Party.
f.    Return or Destruction of Confidential Information. Within [**] days following a request by Ascension Health as to return or destruction of Ascension Health’s Confidential Information, Supplier must, at Ascension Health’s discretion, either return to Ascension Health all Confidential Information (including all copies/derivatives thereof); or certify in writing to Ascension Health that such Confidential Information (including all copies/derivatives thereof) has been destroyed in such a manner that it cannot be retrieved. In no event shall Supplier withhold any Confidential Information of Ascension Health as a means of resolving any dispute. Notwithstanding the foregoing, Supplier may retain one copy of Ascension Health’s Confidential Information in its legal department as and to the extent required to comply with applicable Laws or enforce its rights under this ASP Agreement; provided that such Confidential Information shall be returned or destroyed in accordance with this provision upon the expiration of the period specified in the applicable Law, the expiration of the applicable statute of limitations and the final resolution of any pending dispute.

9.	ASCENSION HEALTH DATA.
Nothing in this Section 9 is intended to limit the obligations of Supplier or Ascension Health under Sections 8 or 10 of this ASP Agreement with respect to the Confidential Information addressed in such Sections. To the extent that the provisions pertaining to Ascension Health Data in Section 8, this Section 9, and Section 10 conflict, the provisions of Section 10 shall control over the provisions of this Section 9, which shall control over the provisions of Section 8.
a.    Ownership of and License to Ascension Health Data. Ascension Health Data shall be and remain, as between the Parties, the property of the relevant Eligible Recipient regardless of whether Supplier or Ascension Health is in possession of the Ascension Health Data. If Supplier obtains any rights in any Ascension Health Data, Supplier will assign those rights to Ascension Health. Supplier will waive, and will not assert, any liens or other encumbrances it obtains on any Ascension Health Data. Ascension Health hereby grants Supplier a license to use the Ascension Health Data solely to perform Supplier’s obligations to Ascension Health during the term of this ASP Agreement. Ascension Health reserves all other rights in the Ascension Health Data. Ascension Health Data shall be made available to Ascension Health, upon its request, in real time by the means and in the form and format as reasonably requested by Ascension Health. At no time shall Ascension Health Data be stored or held by Supplier in a form or manner not readily accessible to Ascension Health in this manner.
b.    Safeguarding of Ascension Health Data.
(i)    Supplier and Subcontractors to whom Ascension Health Data is provided shall maintain a comprehensive data security program, which shall include reasonable and appropriate technical, organizational and security measures against the destruction, loss, unauthorized access or alteration of Ascension Health Data in the possession of Supplier or such Subcontractors, and which shall be (1) no less rigorous than those maintained by Ascension Health or any other Eligible Recipient as of the applicable Enrollment Effective Date (or implemented by Ascension Health or another Eligible Recipient in the future to the extent deemed necessary by Ascension Health), (2) no less rigorous than those maintained by Supplier for its own information of a similar nature, (3) adequate to meet the requirements of Ascension Health’s and the Eligible Recipient’s privacy, security and records retention policies as each may be modified and replaced from time to time; and (4) no less rigorous than required by applicable Laws.

The data security program and associated technical, organizational and security measures shall comply in all material respects with the HITRUST Common Security Framework which encompasses the Healthcare relevant aspects of the Information Security Management System (ISMS) family of standards as published by the International Organization for Standardization (ISO) and the International Electrotechnical Commission (IEC), also known as the ISO/IEC 27000 series.

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The content and implementation of the data security program and associated technical, organizational and security measures shall be fully documented in writing by Supplier. Supplier shall permit Ascension Health to review such documentation and/or to inspect Supplier’s compliance with such program in accordance with Article 5.

Supplier shall not use Ascension Health Data in contravention of the Ethical and Religious Directives. Supplier shall segregate Ascension Health Data from all of Supplier’s other client data during all phases of data processing, including within Supplier’s tools (e.g., AHtoCharge). Supplier shall keep Ascension Health Data physically and logically separated from Supplier’s other clients’ data. Supplier will certify annually that it is using Ascension Health Data, including Ascension Health Data that has been De-identified (as defined in Section 9(e) below), only as expressly permitted by this ASP Agreement by completion of the Annual Attestation, a form of which is attached as Schedule D.

(ii)    Subject to any restriction in contracts with Supplier’s other customers, Supplier shall regularly advise Ascension Health of data security practices, procedures and safeguards in effect for other Supplier customers that, in Supplier’s reasonable judgment, [**] in-scope services. [**] If such procedures or safeguards are of the nature such that they must be implemented for Ascension Health and another Supplier customer and have been agreed to in advance by such parties, any associated additional costs shall be divided amongst the applicable Supplier customers on a proportional basis, relative to the ASP Services being received. [**].

(iii)    Ascension Health shall have the right to establish backup security for any Ascension Health Data and to keep backup copies of such Ascension Health Data in its possession if it chooses. At Ascension Health’s request, Supplier shall provide Ascension Health with downloads of Ascension Health Data to enable Ascension Health to maintain such backup copies. The Eligible Recipient shall reimburse Supplier for any actual and reasonable costs associated with providing such backup copies, provided that the applicable Eligible Recipient has approved such costs in advance.

(iv)    Supplier will promptly notify Ascension Health and the applicable Eligible Recipient when Supplier detects or is notified of any targeted attempted security breach or successful security breach that results or may have resulted in unauthorized destruction, loss, alteration or theft of, or unauthorized access to, Ascension Health Data (each such incident, a “Security Incident”). Supplier will investigate (with Ascension Health’s participation if so desired by Ascension Health) such breach or potential breach and mitigate the adverse effects of such Security Incident. Supplier will correct, at Ascension Health’s request and sole discretion and at no additional charge to Ascension Health or the applicable Eligible Recipient, any destruction, loss or alteration of any Ascension Health Data. Supplier shall promptly (and in any event as soon as reasonably practical) (i) perform a root cause analysis and prepare a corrective action plan, (ii) provide Ascension Health and any applicable Eligible Recipient with written reports and detailed information regarding any Security Incident, including how and when such Security Incident occurred and what actions Supplier is taking to remedy such Security Incident, (iii) cooperate in the investigation of the Security Incident at Ascension Health’s request, (iv) [**], (v) to the extent such breach or potential breach is within Supplier’s or its Subcontractor’s or Affiliate’s areas of control, remediate such breach or potential breach of security and take commercially reasonable actions to prevent its recurrence, and (vi) indemnify Ascension Health and any applicable Eligible Recipient against any claims, suits, damages, actions, fines, penalties or losses (including reasonable attorneys fees) arising from any Security Incident.

(v)    To the extent Supplier removes Ascension Health Data from any media under its control that is taken out of service, Supplier shall destroy or securely erase such media. Under no circumstances shall Supplier use or re-use media on which Ascension Health Data has been stored for any purpose unless such Ascension Health Data has been securely erased or such data is securely encrypted and such level of encryption has been approved by Ascension Health.

(vi)    Supplier agrees that no access to an Eligible Recipient’s network from external networks, including the Internet, will be permitted unless strong authentication and encryption are used on the applicable website(s)

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or other access point. Supplier shall maintain an access control list for all access to its internal network from an external network and Supplier agrees that any of its servers exposed to the Internet that contain Confidential Information or Ascension Health Data will run on a hardened operating system.

(vii)    Supplier represents and warrants that Ascension Health Data will be encrypted with industry accepted encryption techniques and strengths when transmitted over public networks. Clear text (e.g., ftp, telnet) protocols will not be used to access or transfer Ascension Health Data. Ascension Health Data will be encrypted when at rest and stored, including backups and storage on portable media (e.g., USB sticks, portable hard drives, laptops, DVD/CDs).

(viii)    For any copy machine, scanner or printer (or similar equipment that serves a similar function) that Supplier provides to perform the ASP Services and uses that may contain Ascension Health Data stored on a temporary or permanent basis (e.g., stored on an internal drive), Supplier will ensure that [**], Supplier will permanently erase any and all of the Ascension Health Data from such equipment. In addition, Supplier will prevent unauthorized access to or “recall” of any such Ascension Health Data on such equipment after the processing of such Ascension Health Data.

c.    Correction of Ascension Health Data. The correction of any errors or inaccuracies in or with respect to Ascension Health Data shall be performed by Supplier [**] if (i) Supplier is operationally responsible for inputting such data, or (ii) such errors or inaccuracies are attributable to the failure of Supplier or Supplier Personnel to comply with Supplier’s obligations under this ASP Agreement.
d.    Restoration of Ascension Health Data. The restoration of any destroyed, lost or altered Ascension Health Data shall be performed by the Party that has operational responsibility for maintaining the system on which such Ascension Health Data resides and for creating and maintaining backup copies of such Ascension Health Data. To the extent (i) Supplier is operationally responsible for performing such restoration or (ii) such destruction, loss or alteration is attributable to the failure of Supplier or Supplier Personnel to comply with Supplier’s obligations under this ASP Agreement, Supplier shall bear the cost of restoring such data.
e.    Use of Ascension Health Data.
(i)    Under no circumstances shall Supplier use Ascension Health Data or information provided by Ascension Health or the Eligible Recipients specifically or in the aggregate to advertise or market itself or others. In addition, Supplier shall not, without the advanced consent and approval of Ascension Health or the applicable Eligible Recipient, use or access Ascension Health Data, Ascension Health Confidential Information, Personal Data or metadata for any secondary uses beyond the limited extent necessary to provide the ASP Services to Ascension Health and the other Eligible Recipients. For the avoidance of doubt, Supplier shall not use any such information for marketing or market research purposes. Notwithstanding the foregoing, the Parties agree that Supplier may use the Ascension Health Data for benchmarking, quality control, and internal business purposes, including improvements to the ASP Services for the benefit of Ascension Health and the Eligible Recipients and its other customers. Supplier represents and warrants that it will not provide any of the Ascension Health Data to any third parties, agrees that all Ascension Health Data is owned by Ascension Health, and agrees that it will not use the Ascension Health Data for any other purpose without Ascension Health’s prior written approval.

If Ascension Health decides in its sole discretion to allow the use and commercialization of any Ascension Health Data by Supplier, Supplier shall ensure that: (i) such use shall comply with all applicable Laws; (ii) Supplier shall not use or disclose such data, which it acknowledges is highly confidential, except as specifically approved by Ascension Health; (iii) such use does not breach any Ascension Health or Eligible Recipient third party contract; and (iv) any Ascension Health Data so used by Supplier has been made completely anonymous and is De-identified, including the removal of any personally identifiable data, including with respect to patients, provider, payors and any other third party. Supplier shall indemnify, defend and hold Ascension Health and the Eligible Recipients harmless against any and all claims related to Supplier’s use or disclosure of such Ascension Health Data. As used in this ASP Agreement, “De-identified” means de-identified Ascension Health Data which has had direct and indirect patient, provider and or provider group identifiable

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health information removed by Supplier in accordance with HIPAA, 45 C.F.R. 164.514(b)(2) and 45 C.F.R. 164.514(b)(1), provided that if Supplier is relying on statistical de-identification pursuant to 45 C.F.R. 164.514(b)(1) then such de-identification shall only be used with respect to the fields set forth below and all other fields remaining subject to HIPAA, 45 C.F.R. 164.514(b)(2). The fields that Supplier may de-identify pursuant to 45 C.F.R. 164.514(b)(1) are as follows: account number, medical record number, admission/discharge date(s), procedure date(s), visit date(s), payor plan/group id, zip code, birth month/year, death month/year, derived age below 90.

10.	PERSONAL DATA.
a.    Privacy Laws. Supplier acknowledges that the Ascension Health Data is subject to Laws in multiple jurisdictions worldwide, restricting collection, use, processing and free movement of Personal Data. Supplier represents, warrants and covenants that it adheres to, and during the Term shall continue to adhere to, the United States Department of Commerce Safe Harbor Principles. In addition to its other obligations under this ASP Agreement, Supplier will comply with all applicable Laws with respect to the Ascension Health Data and the ASP Services. Supplier also shall hold any Personal Data that it receives in confidence and in compliance with (1) Supplier’s obligations under this ASP Agreement and the data privacy policy of Ascension Health and the applicable Eligible Recipient and (2) the global data privacy policies of any self-regulatory organizations to which any Eligible Recipient belongs and which are applicable to Supplier in its role as a third party supplier to the Eligible Recipients in relation to Ascension Health Data. In addition, and without limiting the foregoing, Supplier shall provide Ascension Health with all assistance as Ascension Health may reasonably require to fulfill the responsibilities of Ascension Health and the other Eligible Recipients under data privacy Laws. Supplier will indemnify the Eligible Recipients for any losses suffered by the Eligible Recipients as a result of Supplier’s failure to comply with Privacy Laws. Supplier shall not use terms of use or privacy statements that vary from this ASP Agreement or enter into separate agreements between Supplier and Authorized Users or other individuals of Eligible Recipients that offer less protection with respect to the Personal Data of Authorized Users or other individuals’ Personal Data than the protections provided in this ASP Agreement.
b.    Limitations on Use. Supplier agrees that Supplier and Supplier Personnel will not use Personal Data for any purpose or to any extent other than as necessary to fulfill Supplier’s obligations under this ASP Agreement. Supplier and Supplier Personnel shall not process, transfer or disseminate Personal Data without the approval of Ascension Health or the applicable Eligible Recipient unless expressly provided for in this ASP Agreement. Supplier shall take appropriate action to ensure that Supplier Personnel having access to Personal Data are advised of the terms of this Section and trained regarding their handling of Personal Data. All such Supplier Personnel’s access to Personal Data must be governed by a non-disclosure agreement that prohibits the personnel from using, disclosing or copying the Personal Data for any purpose except as required for the performance of this ASP Agreement. Supplier is and Supplier shall be responsible for any failure of Supplier Personnel to comply with the terms and conditions regarding Personal Data. When interfacing with the applicable Eligible Recipient regarding Personal Data, Supplier shall only disclose or transmit Personal Data to those Eligible Recipient employees and third party contractors authorized by Ascension Health.
c.    HIPAA. Supplier shall execute a Business Associate Addendum in the form attached to the MPSA as Annex 3, and further agrees to execute any amendments thereto reasonably requested by Ascension Health or any other Eligible Recipient to meet Ascension Health’s and/or the other Eligible Recipients’ regulatory obligations. In the event of a conflict between the Business Associate Addendum, as may be amended (“BAA”), and this ASP Agreement, the BAA shall be given priority. Supplier and Supplier Personnel shall comply with the terms of the BAA in performing the applicable ASP Services. Supplier shall be responsible under this ASP Agreement for any failure of Supplier or Supplier Personnel to comply with the terms of the BAA or the Laws referenced in the BAA applicable to Supplier in the same manner and to the same extent it would be responsible for any failure to comply with its other obligations under this ASP Agreement.
d.    [**] Disclosure or Access. If Supplier or Supplier Personnel have knowledge of or suspect any unauthorized possession, use, knowledge, loss, disclosure of or access to Personal Data in contravention of this ASP Agreement, Supplier shall, in addition to its obligations with regard to Security Incidents set forth in Section 9(b)(iii), (i) immediately report to Ascension Health such possession, use, knowledge, loss, disclosure or access to Personal Data and promptly furnish to Ascension Health all known details; (ii) immediately take steps to mitigate any harmful effects of such possession, use, knowledge, loss, disclosure or access; (iii) cooperate with Ascension Health in any investigation,

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litigation, or provision of notices that Ascension Health deems appropriate and (iv) promptly use all commercially reasonable efforts to prevent further possession, use, knowledge, disclosure or loss of Personal Data in contravention of this ASP Agreement. To the extent any unauthorized disclosure of or access to Personal Data arises out of or is connected to a breach by Supplier or Supplier Personnel of Supplier’s obligations under this ASP Agreement, Supplier shall bear (A) [**] incurred by Supplier in complying with its legal obligations relating to such breach, and (B) in addition to any other damages for which Supplier may be liable for under this ASP Agreement, the following [**] incurred by the Eligible Recipient in responding to such breach, to the extent applicable: (1) [**] of providing notice to affected individuals; (2) [**] of providing notice to government agencies, credit bureaus, and/or other required entities; (3) [**] of providing affected individuals with credit monitoring services for a specific period not to exceed twelve (12) months or the minimum time period provided by applicable Law, whichever is longer; (4) call center support for such affected individuals for a specific period not to exceed [**] days; (5) [**] of any other measures required under applicable Law; and (6) any other [**] for which Supplier would be liable under this ASP Agreement.

11.	INFORMATION SECURITY.
a.    Access to Ascension Health Data and Retention. Supplier will not withhold any Ascension Health Data as a means of resolving a dispute. Supplier will promptly retrieve and deliver to Ascension Health a copy of all Ascension Health Data (or those portions specified by Ascension Health) in the format and on the media reasonably specified by Ascension Health (i) at any time upon Ascension Health’s request, (ii) at the expiration or earlier termination of this ASP Agreement, or (iii) with respect to particular Ascension Health Data, at the time when that data is no longer required by Supplier to perform its obligations under this ASP Agreement. Supplier will keep and maintain Ascension Health Data in accordance with the applicable Ascension Health record retention policy, if any, as directed by Ascension Health from time to time. If requested by Ascension Health, Supplier will destroy or securely erase, and provide Ascension Health with a certificate, signed by an authorized representative of Supplier certifying that Supplier has destroyed or erased, all copies of Ascension Health Data in Supplier’s possession or under Supplier’s control.
b.    Compliance of Supplier with Ascension Health’s Information Security Standards. Supplier will comply with the information security policies and procedures that are consistent with industry practices of leading companies providing services similar to those contemplated in this ASP Agreement. Supplier will not provide any Ascension Health Data to any subcontractor of Supplier unless the subcontract requires the subcontractor to comply with such policies and procedures. Auditors may conduct on-site security reviews, vulnerability testing and disaster recovery testing for Supplier’s systems containing Ascension Health Data and otherwise audit Supplier’s operations for compliance with such policies and procedures.
c.    Regeneration of Ascension Health Data by Supplier. Supplier will promptly replace or regenerate from Supplier’s machine-readable media any data, programs or information handled or stored by Supplier that Supplier has lost or damaged or obtain a new copy of the lost or damaged data, programs or information. Alternatively, Ascension Health may replace or regenerate any data, programs or information that Supplier has lost or damaged or obtain a new copy of the lost or damaged data, programs or information, in which case, Supplier will promptly reimburse Ascension Health for all reasonable costs associated with its regeneration or replacement efforts.

12.	INSURANCE.
a.    Insurance Coverages. Throughout the term of this ASP Agreement, and for a period of at least [**] years thereafter, Supplier shall maintain at its own expense, insurance of the type and in the amounts specified below. Supplier shall obtain or otherwise arrange for appropriate levels of insurance coverage for all subcontractors providing services that shall also comply with insurance requirements set forth below:
(i) statutory workers' compensation in accordance with all Federal, state, and local requirements, and employer liability in an amount not less than $[**] each accident, $[**] each employee for disease, and $[**] policy limit for disease;
(ii) commercial general liability (including contractual liability and products/completed operations insurance) on a form equivalent to CG0001 1207 or CG0002 1207 in an amount not less than $[**]per occurrence and $[**] annual general aggregate and products/completed operations annual aggregate not less than $[**];

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(iii) commercial automobile liability covering all vehicles that Supplier owns, hires, or leases in an amount not less than $[**] per accident (combined single limit for bodily injury and property damages);
(iv) umbrella excess liability applying above the employers liability, commercial general liability and commercial automobile liability described above in an amount not less than $[**] per occurrence/accident;
(v) Privacy and Network Security (Cyber Liability) covering loss arising out of or in connection with loss or disclosure of Confidential Information or Confidential Medical Information, in a minimum amount of $[**] per loss;
(vi) Third-Party Fidelity/Crime insurance, including blanket employee dishonesty and computer fraud insurance, for loss arising out of or in connection with fraudulent or dishonest acts committed by the employees of Supplier, acting alone or in collusion with others, in a minimum amount of $[**] per loss.
b.    Eligible Recipient Insurance. During the term, the applicable Eligible Recipient shall maintain at its own expense, insurance or self-insurance of the type and in the amounts specified below:
(i) statutory workers' compensation in accordance with all Federal, state, and local requirements, and employers liability in an amount not less than $[**] each accident, $[**] each employee for disease, and $[**] policy limit for disease;
(ii) commercial general liability (including contractual liability insurance) in an amount not less than $[**] per occurrence;
(iii) commercial automobile liability covering all vehicles that the applicable Eligible Recipient owns, hires, or leases in an amount not less than $[**] per accident (combined single limit for bodily injury and property damages);
(iv) umbrella excess liability applying above the employer's liability, commercial general liability and commercial automobile liability described above in an amount not less than $[**] per occurrence/accident.
c.    Additional Requirements. Each Party shall furnish to the other Party certificates of insurance or other appropriate documentation (including evidence of renewal of insurance) evidencing all coverage referenced above in sub-section (a) and (b) and naming the other Party and its directors, officers, employees and agents as additional insureds to the extent available on a commercially reasonable basis. Such certificates or other documentation shall include a provision whereby thirty (30) days' notice must be received by the additionally insured Party prior to cancellation of the coverage by either the insuring Party or the applicable insurer. Such cancellation shall not relieve the insuring Party of its continuing obligation to maintain insurance coverage in accordance with this sub-section (c).
Supplier’s insurance shall apply on a primary and non-contributory basis to any insurance or self-insurance maintained by Eligible Recipient. All insurance policies Supplier is required to carry pursuant to this Section 12 shall: (i) be provided by reputable and financially responsible insurance carriers, admitted in applicable states, with an A.M. Best’s Financial Performance Rating (“FPR”) of A+/A++ and a minimum Financial Size Category (“FSC”) of IX or higher (if FPR is A/A-, then FSC must be XII or higher).
d.    Claims-made Insurance Policies. Any insurance provided on a claims-made basis shall apply a retroactive date that precedes the Enrollment Effective Date or the provision of ASP Services. An extended reporting period must be purchased if the retroactive date is advanced or if the coverage is terminated and not replaced by another claims-made policy with the same retroactive date.

13.	TERM OF ASP AGREEMENT.
Unless otherwise earlier terminated hereunder, this ASP Agreement will be in effect for a five (5) year period commencing as of the ASP Effective Date (“Term”). Thereafter, this ASP Agreement will be automatically extended for successive one-year periods unless either Party gives the other written notice of termination not less than thirty (30) days before the end of the then-current period.

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14.	TERMINATION.
a.    By Ascension Health for Cause. If Supplier:

i.
commits a material breach of this ASP Agreement, which breach is not cured within [**] days after notice of the breach from Ascension Health, provided that such [**] day cure period will be extended to a [**] day cure period if the breach cannot be cured within such initial [**] day period described above, and such additional [**] day cure period will not result in additional nontrivial harm or loss to the applicable Eligible Recipient;

ii.	commits numerous breaches of its duties or obligations which collectively constitute a material breach of this ASP Agreement; or

iii.	materially breaches the terms of the BAA (a form of which is attached to the MPSA as Annex 3), which breach is not cured within [**] days after notice of the breach from Ascension Health;
then Ascension Health may, by giving notice to Supplier, terminate this ASP Agreement, with respect to all or any part of the ASP Services as of a date specified in the notice of termination. If Ascension Health chooses to terminate this ASP Agreement in part, the charges payable will be equitably adjusted to reflect such partial termination. Supplier shall not be entitled to any Termination Charges in connection with such a termination.
b.    By Supplier for Cause. If the applicable Eligible Recipient:

i.
fails to pay undisputed charges then due and owing under this ASP Agreement by the specified due date, and the total of all such overdue undisputed charges exceeds, in the aggregate, two times the average monthly charges,

ii.	Commits a material breach of its duties or obligations with respect to Supplier Confidential Information as set forth in Article 8;

iii.	Misuses or otherwise infringes on Supplier’s intellectual property rights with respect to the RC Tools, and such misuse or infringement constitutes a material breach of the agreement;
then, if the applicable Eligible Recipient fails to cure such default within [**] days of notice from Supplier of its intention to terminate, Supplier may, by notice to Ascension Health and the Eligible Recipient, terminate this ASP Agreement. Supplier acknowledges and agrees that this Section 14(b) and (c) describe Supplier’s only rights to terminate this ASP Agreement and Supplier hereby waives any other rights it may have to terminate this ASP Agreement.
c.    Acts of Insolvency, Bankruptcy, Etc. If any Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for it, (iii) passes a resolution for its voluntary liquidation, (iv) has a receiver or manager appointed over all or substantially all of its assets, (v) makes an assignment for the benefit of all or substantially all of its creditors, (vi) enters into an agreement or arrangement for the composition, extension, or readjustment of substantially all of its obligations or any class of such obligations, (vii) fails or becomes incapable of paying its debts as they become due or is otherwise in default under material contracts and fails to promptly cure such defaults, or (viii) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated, then the other Party may terminate this ASP Agreement as of a date specified in a termination notice; provided, however, that Supplier will not have the right to terminate under this Section so long as Ascension Health or the applicable Eligible Recipient pays for the ASP Services to be received hereunder in advance on a month-to-month basis. If any Party elects to terminate this ASP Agreement due to the insolvency of the other Party, such termination will be deemed to be a termination for cause hereunder.
d.    Ascension Health Rights Upon Supplier’s Bankruptcy.

i.
General Rights. In the event of Supplier’s bankruptcy or other formal procedure referenced in Section 14(c) or the filing of any petition under bankruptcy laws affecting the rights of Supplier which is not stayed or dismissed within thirty (30) days of filing, in addition to the other rights and remedies set forth herein, to the maximum extent permitted by Law, Ascension Health will have the immediate right to retain

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and take possession for safekeeping all Ascension Health Data, Ascension Health Confidential Information, Ascension Health-owned materials, and all other software (including all source code), to which the Eligible Recipients are or would be entitled during the term or upon the expiration or termination of this ASP Agreement. Supplier shall cooperate fully with the Eligible Recipients and assist the Eligible Recipients in identifying and taking possession of the items listed in the preceding sentence. Ascension Health will have the right to hold such Ascension Health Data, Ascension Health Confidential Information, Ascension Health-owned materials, and all other software (including all source code) until such time as the trustee or receiver in bankruptcy or other appropriate insolvency office holder can provide adequate assurances and evidence to Ascension Health that they will be protected from sale, release, inspection, publication, or inclusion in any publicly accessible record, document, material or filing. Supplier and Ascension Health agree that without this material provision, Ascension Health would not have entered into this ASP Agreement or provided any right to the possession or use of Ascension Health Data, Ascension Health Confidential Information, or Ascension Health software covered by this ASP Agreement.

ii.
Ascension Health Rights in Event of Bankruptcy Rejection. Notwithstanding any other provision of this ASP Agreement to the contrary, if Supplier becomes a debtor under the United States Bankruptcy Code (11 U.S.C. §101 et. seq. or any similar Law in any other country (the “Bankruptcy Code”)) and rejects this ASP Agreement pursuant to Section 365 of the Bankruptcy Code (a “Bankruptcy Rejection”), (i) any and all of the licensee and sublicensee rights of the Eligible Recipients arising under or otherwise set forth in this ASP Agreement shall be deemed fully retained by and vested in the Eligible Recipients as protected intellectual property rights under Section 365(n)(1)(B) of the Bankruptcy Code and further shall be deemed to exist immediately before the commencement of the bankruptcy case in which Supplier is the debtor; (ii) Ascension Health shall have all of the rights afforded to non-debtor licensees and sublicensees under Section 365(n) of the Bankruptcy Code; and (iii) to the extent any rights of the Eligible Recipients under this ASP Agreement which arise after the termination or expiration of this ASP Agreement are determined by a bankruptcy court not to be “intellectual property rights” for purposes of Section 365(n), all of such rights shall remain vested in and fully retained by the Eligible Recipients after any Bankruptcy Rejection as though this ASP Agreement were terminated or expired. Ascension Health shall under no circumstances be required to terminate this ASP Agreement after a Bankruptcy Rejection in order to enjoy or acquire any of its rights under this ASP Agreement.

e.    Termination Upon Supplier Change of Control. In the event of a change in Control of Supplier (or that portion of Supplier providing all or any material portion of the ASP Services under this ASP Agreement) or the Entity that Controls Supplier (if any), where such Control is acquired, directly or indirectly, in a single transaction or series of related transactions, or all or substantially all of the assets of Supplier (or that portion of Supplier providing all or any material portion of the ASP Services under this ASP Agreement) are acquired by any entity, or Supplier (or that portion of Supplier providing all or any material portion of the ASP Services under this ASP Agreement) is merged with or into another entity to form a new entity and such change in Control of Supplier involves a Direct Ascension Health Competitor, Ascension Health may terminate this ASP Agreement by giving Supplier at least ten (10) days prior notice, and such Direct Ascension Health Competitor shall be prohibited from any contact with Ascension Health Data, Ascension Health Confidential Information and any and all other information about the Ascension Health account, including discussions with Supplier Personnel regarding specifics relating to the Services. Supplier shall not be entitled to any Termination Charges in connection with such a termination.
f.    Termination for Convenience. Ascension Health may terminate this ASP Agreement for convenience by giving Supplier forty-five (45) days written notice, in which event, Supplier shall only be entitled to prorated fees for authorized ASP Services incurred up to such termination date. Ascension Health and the applicable Eligible Recipient shall have no other obligations or liability to Supplier under this ASP Agreement, and Supplier shall return to Ascension Health or the applicable Eligible Recipient a pro rata portion of any and all prepaid fees paid by the applicable Eligible Recipient for the unused portion of such fees within [**] days after such termination date.
g.    Disengagement Services. In the event of a termination of the ASP Agreement, Supplier shall prepare, with reasonable assistance from the applicable Eligible Recipient, a written plan for disengagement for the applicable Eligible Recipient (the "Disengagement Plan"). The purpose of the Disengagement Plan will be to provide a roadmap for a transfer of the ASP Services back to such Eligible Recipient or to another third party service provider selected by such Eligible Recipient without interruption or disruption of Eligible Recipient’s business or operations. The Disengagement

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Plan will outline the steps and activities involved in disengagement, the manner in which the steps and activities will be accomplished, the general responsibility for each, and the services required from Supplier.

i.
In the event of a termination or upon request of the applicable Eligible Recipient, Supplier shall provide to such Eligible Recipient or its designee the assistance reasonably requested by the Eligible Recipient to facilitate the orderly transfer of the ASP Services to the Eligible Recipient or its designee, including, without limitation, the assistance described in this Section or in the Disengagement Plan ("Disengagement Services"). The applicable Eligible Recipient may also require that Supplier begin providing Disengagement Services at any time within the [**] month period prior to expiration of the Term.

ii.
The Disengagement Services shall be provided to the applicable Eligible Recipient at the current rates and charges set forth in this ASP Agreement, for a period of time designated by the Eligible Recipient, not to exceed twelve (12) months after the expiration or termination of this ASP Agreement. To the extent Supplier’s then-existing resources providing the ASP Services cannot effect a smooth transition while continuing to provide the ASP Services, such Eligible Recipient agrees to allow Supplier to use additional resources to provide the Disengagement Services, at Supplier’s current time and materials rates, provided that Supplier obtains such Eligible Recipient’s prior written approval.

h.    Survival. Sections 8, 9, 10, 11, 15, 16 and 18 will survive the termination or expiration of this ASP Agreement.

15.	RELATIONSHIP OF PARTIES.
Supplier, in furnishing services to the Eligible Recipients hereunder, is acting as an independent contractor, and Supplier has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Supplier or Supplier Personnel under this ASP Agreement. The relationship of the Parties under this ASP Agreement shall not constitute a partnership or joint venture for any purpose. Except as expressly provided in this ASP Agreement, Supplier is not an agent of Ascension Health or the Eligible Recipients and has no right, power or authority, expressly or impliedly, to represent or bind Ascension Health or the Eligible Recipients as to any matters.

16.	INDEMNIFICATION.
a.    Infringement Indemnity. Supplier agrees to defend, indemnify and hold harmless Ascension Health and the Eligible Recipients, their Affiliates, employees, directors, shareholders and agents (collectively the “Indemnified Group”) from and against any expense, cost, damage, loss, fine, penalty, liability or judgment, and settlements thereof, including reasonable attorneys’ fees, suffered or incurred by the Indemnified Group as a result of any claim, demand, action, arbitration, suit or similar proceeding (hereafter “Claim”) brought or asserted against one or more members of the Indemnified Group by any third party alleging the ASP Services performed and/or deliverables created, developed and/or produced by Supplier infringes or misappropriates any copyright, patent, trade secret, trademark, or other proprietary right of such third party.
b.    Infringement Remedies. If a third party Claim causes Ascension Health’s or the applicable Eligible Recipient’s quiet enjoyment and use of the ASP Services and/or deliverables to be endangered or disrupted, Supplier will, in a timely manner, at its sole expense and in addition to its obligations under Section 16(a):
(1)    modify or replace the ASP Services and/or deliverables so that they are no longer infringing; provided that the ASP Services and/or deliverables are functionally equivalent in all material respects and do not change in any material adverse respect; or
(2)    procure for Ascension Health and the Eligible Recipients the right to continue using the ASP Services and/or deliverables; or
(3)    if neither of the foregoing is, in Supplier’s reasonable opinion, commercially reasonable, then Supplier will request Ascension Health to discontinue use of the ASP Services or return or remove the deliverables, in which case, Supplier will promptly reimburse the Indemnified Group all amounts paid hereunder for and in connection with the ASP Services and/or deliverables, their use and cessation of use, including monies paid or expenses incurred by Ascension Health for integration and distribution.
c.    General Indemnity.

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i.
Supplier agrees to defend, indemnify and hold harmless the Indemnified Group from and against any expense, cost, damage, loss, fine, penalty, judgment or liability, including reasonable attorneys’ fees, suffered or incurred by the Indemnified Group due to non-Party claims arising from or is in connection with:

(1) any breach by Supplier of its obligations arising under this ASP Agreement;
(2) any Claim alleging personal injury, including death, or property damage to any person to the extent resulting from the negligent acts, negligent omissions or willful misconduct of Supplier or its Personnel;
(3) Taxes, together with interest and penalties, that are the responsibility of Supplier under Section 4(b);
(4) losses, including government fines, penalties, sanctions, interest or other remedies resulting from Supplier’s failure to perform its responsibilities under this ASP Agreement in compliance with applicable Laws as required by this ASP Agreement, including losses resulting from the exclusion of Supplier or any Supplier Personnel from any Federal Health Care Program; and
(5) Supplier’s breach of its obligations with respect to Ascension Health’s Confidential Information, Ascension Health Data or any other property of Ascension Health.

ii.
Ascension Health agrees to defend, indemnify and hold harmless Supplier and its officers, directors, employees, agents, representatives, successors, and assigns, from and against any expense, cost, damage, loss, fine, penalty, judgment or liability, including reasonable attorneys’ fees, suffered or incurred due to non-Party claims arising from or in connection with:

(1) any breach by Ascension Health of its obligations arising under this ASP Agreement;
(2) any Claim alleging personal injury, including death, or property damage to any person to the extent resulting from the negligent acts, negligent omissions or willful misconduct of Ascension Health or its Personnel;
(3) Taxes, together with interest and penalties, that are the responsibility of Ascension Health under Section 4(b);
(4) losses, including government fines, penalties, sanctions, interest or other remedies resulting from Ascension Health’s failure to perform its responsibilities under this ASP Agreement in compliance with applicable Laws as required by this ASP Agreement; and
(5) Ascension Health’s breach of its obligations with respect to Supplier’s Confidential Information or any other property of Supplier.
d.    Process. With respect to non-Party claims which are subject to indemnification under this ASP Agreement (other than as provided in Section 16(e) with respect to claims covered by Section 16(c)(i)(3) and (4)), Ascension Health agrees to give Supplier prompt written notice of any Claim asserted or filed against Ascension Health for which indemnification is sought under this Section 16. Failure to give such notice will not abrogate or diminish Supplier's obligation under this Section 16 if Supplier has or receives knowledge of the existence of such Claim by any other means or if such failure does not materially prejudice Supplier's ability to defend the same. In any Claim for which indemnification is sought, Supplier will have the right to select legal counsel to represent Ascension Health (said counsel to be reasonably satisfactory to Ascension Health) and to otherwise control the defense and settlement of such Claim. If Supplier elects to control the defense of such Claim, Ascension Health will at all times have the right to fully participate in the defense at Ascension Health’s own expense. If Supplier, within a reasonable time after receipt of such notice, should fail to defend Ascension Health, Ascension Health will have the right, but not the obligation, to undertake the defense of and to compromise or settle the Claim on behalf, for the account, and at the risk of Supplier. If the Claim is one that cannot by its nature be defended solely by Supplier, then Ascension Health will make available information and assistance as Supplier may reasonably request, at Supplier’s expense. Notwithstanding the foregoing, Ascension Health will control the contest of any Claim relating to tax matters of Ascension Health or its Affiliates.

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e.    Process – Governmental and Other Claims. With respect to claims covered by Section 16(c)(i)(3) and (4), the following procedures shall apply:

i.
Notice. Promptly after receipt by Ascension Health of notice of the commencement or threatened commencement of any action or proceeding involving a claim in respect of which Ascension Health will seek indemnification pursuant to Section 16(c)(i)(3) or (4), or any claim by a current or former Ascension Health employee, Ascension Health shall notify Supplier of such claim. No delay or failure to so notify Supplier shall relieve Supplier of its obligations under this ASP Agreement except to the extent that Supplier has suffered actual prejudice by such delay or failure.

ii.
Procedure for Defense. Ascension Health shall be entitled, at its option, to have the claim handled pursuant to Section 16(d) or to retain sole control over the defense and settlement of such claim; provided that, in the latter case, Ascension Health shall (i) consult with Supplier on a regular basis regarding claim processing (including actual and anticipated costs and expenses) and litigation strategy, (ii) reasonably consider any Supplier settlement proposals or suggestions, and (iii) use commercially reasonable efforts to minimize any amounts payable or reimbursable by Supplier.

17.	LIMITATION OF LIABILITY.
a.    Exclusions from Limitations. EXCEPT AS PROVIDED IN THIS SECTION 17, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, CONSEQUENTIAL, INCIDENTAL, COLLATERAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, REGARDLESS OF THE FORM OF THE ACTION OR THE THEORY OF RECOVERY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
b.    Liability Cap. Except as provided in this Section 17, the total aggregate liability of either Party, for claims asserted by the other Party under or in connection with this ASP Agreement, regardless of the form of the action or the theory of recovery, shall be limited to $25,000,000 per calendar year, or portion thereof.
c.    Exceptions to Limitations of Liability. The limitations of liability set forth in Sections 17(a) and (b) shall not apply with respect to:

i.	Losses occasioned by the fraud, willful misconduct, or gross negligence of a Party.

ii.	Losses that are the subject of indemnification under this ASP Agreement.

iii.	Losses occasioned by any breach of a Party’s representations or warranties under this ASP Agreement.

iv.	Losses occasioned by any breach of a Party’s obligations under Articles 8, 9, 10 or 11.

v.	Losses occasioned by Supplier’s breach of any provision of the BAA.

18.	MISCELLANEOUS.
a.    Assignment. Neither Party may, or will have the power to, assign this ASP Agreement without the prior written consent of the other, except in the following circumstances: (i) the applicable Eligible Recipient may assign its rights or obligations under this ASP Agreement, without the approval of Supplier, to an Affiliate who expressly assumes the applicable Eligible Recipient’s obligations and responsibilities hereunder, provided that such applicable Eligible Recipient remains fully liable for and is not relieved from the full performance of its obligations under this ASP Agreement; and (ii) the applicable Eligible Recipient may assign its rights and obligations under this ASP Agreement, without the approval of Supplier, to an Entity acquiring, directly or indirectly, Control of such Eligible Recipient, an Entity into which such Eligible Recipient is merged, or an Entity acquiring all or substantially all of such Eligible

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Recipient’s assets, provided that the acquirer or surviving Entity agrees in writing to be bound by the terms and conditions of this ASP Agreement.
b.    Entire Understanding. This ASP Agreement, its Schedules, and all Enrollments entered into pursuant to this ASP Agreement will supersede all other agreements, oral or written, between an Eligible Recipient who has executed an Enrollment and Supplier with respect to the subject matter hereof and thereof and will serve as the complete and entire understanding between the applicable Eligible Recipients on this subject matter. In no event will terms and conditions contained on time cards, time sheets, or invoices issued by Supplier apply to modify or supplement the terms and conditions of this ASP Agreement. The Parties agree that this ASP Agreement constitutes a fully integrated expression of the Parties’ intentions hereunder.
c.    Modification and Waiver. No alteration, modification or amendment to this ASP Agreement will be effective unless in writing and signed by duly authorized representatives of both Supplier and the applicable Eligible Recipient. No term or condition contained in this ASP Agreement will be deemed waived, and no breach or omission excused, unless in writing and signed by an authorized representative of the Party against whom enforcement of such waiver or consent is sought. No waiver or consent of any breach of this ASP Agreement, and no course of dealing between the Parties, will be construed as a waiver of any subsequent breach of this ASP Agreement, and either Party may invoke any remedy available at law or in equity despite any such prior waiver or consent. Any amendment to the terms and conditions of this ASP Agreement shall automatically, as of the amendment effective date, be incorporated into all Enrollments then in effect for all applicable Eligible Recipients, unless otherwise specifically set forth in such amendment.
d.    Severability. If any provision, in whole or in part, of this ASP Agreement is held by a court to be void, illegal, unenforceable or otherwise in conflict with the law governing this ASP Agreement, such provision (or portion thereof) will be deemed to be restated to reflect, as nearly as possible, the original intentions of the Parties in accordance with applicable law, and the remaining provisions (and portions thereof) of this ASP Agreement will continue in full force and effect.
e.    Interpretation. Neither Party will be deemed to be the drafter of this ASP Agreement, and this ASP Agreement will not be strictly construed against either Party. Headings used in this ASP Agreement are for reference purposes only and will not be deemed a part of this ASP Agreement. “Section” means a section of this ASP Agreement and “Schedule” means a schedule attached hereto. The term “day” means a calendar day unless expressly stated otherwise. The terms “including” and “included” will be interpreted as if followed by the words “without limitation.” All definitions in this ASP Agreement apply to both their singular and plural forms, as the context may require. All capitalized terms will have the meanings set forth herein.
f.    Jurisdiction. Each Party irrevocably agrees that any legal action, suit or proceeding brought by it in any way arising out of this ASP Agreement must be brought solely and exclusively in state or federal courts located in the State of Missouri, and each Party irrevocably submits to the sole and exclusive jurisdiction of these courts in personam, generally and unconditionally with respect to any action, suit or proceeding brought by it or against it by the other Party. Notwithstanding the foregoing, any Party may seek injunctive or other equitable relief or seek to enforce a judgment in any court of competent jurisdiction.
g.    Publicity. Neither Party shall use the other Party’s names, logos, service marks, trade names or trademarks or refer to the other Party directly or indirectly in any press release, public announcement, or public disclosure relating to this ASP Agreement, including in any promotional, advertising or marketing materials, customer lists or business presentations without the prior written consent of the other Party prior to each such use or release. Supplier shall not make any public statements about this ASP Agreement, the ASP Services or its relationship with the Eligible Recipients without the prior written consent of Ascension Health’s Office of the General Counsel in each instance, provided that Supplier may make disclosures, to the extent required by rules or regulations promulgated by the Securities and Exchange Commission (“SEC”) or any similar governmental or regulatory body having jurisdiction over Supplier in any country or jurisdiction, provided further that Supplier provides prior notice and a summary of such disclosure to Ascension Health. Supplier shall seek to minimize such disclosure consistent with such rules and regulations. Notwithstanding the foregoing, Ascension Health and the other Eligible Recipients may include Supplier’s name, website address, trademark, logos and/or icon on Ascension Health’s or another Eligible Recipient’s intranet for the purpose of providing a link from Ascension Health’s or an Eligible Recipient’s intranet to the homepage of Supplier’s website (the “Link”). Supplier hereby grants to Ascension Health and the other Eligible Recipients a limited, revocable right and license to

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use, display and reproduce Supplier’s name, website address, trademark, logos and other related intellectual property in connection with the establishment and maintenance of the Link.
h.    Remedies Not Exclusive. All remedies available to either Party for breach of this ASP Agreement are cumulative, and the exercise of any one remedy will not be deemed an election of such remedy to the exclusion of others. Failure of either Party to exercise any right or remedy will not operate as a waiver thereof.
i.    Notice. All notices, consents and other communications under or regarding this ASP Agreement must be in writing and will be deemed to have been received on the earlier of the date of actual receipt, the third business day after being mailed by first class, certified mail return receipt requested, or the first business day after being sent by a reputable overnight delivery service. Any notice may be given by email, provided that a signed written original is sent by one of the foregoing methods within twenty-four (24) hours thereafter.
The Parties will direct inquiries and notices regarding this ASP Agreement to the addresses set forth below. Either Party may change its address for notices by giving written notice of the new address to the other Party in accordance with this Section 17(i).

In the case of Ascension Health:	In the case of Supplier:

Ascension Health	Accretive Health, Inc.
4600 Edmundson Road	401 N. Michigan Avenue, Suite 2700
St. Louis, Missouri 63134	Chicago, Illinois 60611
Attention: Bob Smith	Attention: Gregory N. Kazarian
E-mail Address: BobSmith[@]ascensionhealth.org	E-mail Address: GKazarian[@]accretivehealth.com
Facsimile Number: (314) 733-8002	Facsimile Number: (312) 755-0492

With a copy to:

Ascension Health	Accretive Health, Inc.
4600 Edmundson Road	401 N. Michigan Avenue, Suite 2700
St. Louis, Missouri 63134	Chicago, Illinois 60611
Attention: Office of the General Counsel	Attention: Office of the General Counsel

SIGNATURE PAGE FOLLOWS

[SPACE LEFT INTENTIONALLY BLANK]

ASCENSION HEALTH CONFIDENTIAL    RC Tools ASP Agreement    Page 29

IN WITNESS WHEREOF, the Parties have caused this ASP Agreement to be executed in duplicate originals by authorized personnel who, on the date of such signing, have the necessary and appropriate corporate authority to bind his or her respective organization hereunder.

Ascension Health	Accretive Health, Inc.
By: ___________________________________________	By: ___________________________________________
Name: ________________________________________	Name: ________________________________________
Title: __________________________________________	Title: __________________________________________
Date: _________________________________________	Date: _________________________________________
Federal Tax Identification No.:______________________

ASCENSION HEALTH CONFIDENTIAL    RC Tools ASP Agreement     Page 30

SCHEDULE A
SERVICES AND FEES

Schedule A
Services and Fees

1.	ONGOING ASP SERVICES AND SYSTEM

(a)    Features and Functions. Supplier shall provide the maintenance, support and hosting of the RC Tools that Supplier was using to provide services, pursuant to the applicable Supplement and MPSA, to the applicable Eligible Recipient immediately prior to the termination of the applicable Supplement, including all associated documentation, manuals, guides and reports. Supplier shall ensure that the RC Tools provided to the applicable Eligible Recipient have, at a minimum, the same functionality as was present in such RC Tools immediately prior to the termination of the applicable Supplement.

2.	GO-LIVE DATE
Unless otherwise specified in the Enrollment by the applicable Eligible Recipient, Supplier will commence providing the ASP Services within [**] days after the Enrollment Effective Date.

3.	FEES AND CHARGES
Fees and Charges for ASP Services
The fees and charges for the ASP Services are $[**] for the hospital(s) of the applicable Eligible Recipients that are set forth on the applicable Enrollment (“Charges”). Such $[**] shall commence upon the Enrollment Effective Date and be fixed for the duration of the term of such Enrollment. In addition, transaction fees for each facility will be charged for AHtoAccess Eligibility and Address Verification transactions that exceed the average annual utilization for such transactions at the applicable facility during the last two (2) years of the term of the applicable Supplement (e.g., if the applicable facility averaged 500 Eligibility Verification transactions per Ascension fiscal year, over the course of the last two (2) years of the term of the applicable Supplement, then the Eligible Recipient will pay the applicable transaction fee for each transaction that exceeds the 500 transaction threshold during any Ascension Health fiscal year). Subject to the foregoing, Eligibility Verification shall be charged at $[**] per transaction and Address Verification (“Skip Trace”) shall be $[**] per transaction.

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Schedule A –Services and Fees

SCHEDULE B
MAINTENANCE AND SUPPORT SERVICES

Schedule B
Maintenance and Support Services

1.	SOFTWARE MAINTENANCE
Supplier will provide the following Maintenance and Support services for the ASP Services:

(i)	preventive and remedial services to maintain the ASP Services in compliance of all applicable specifications and in good operating condition;

(ii)	updates;

(iii)	a toll-free telephone support line;

(iv)	e-mail notification of release notes and updates;

(v)	an annual, on-site support visit and quarterly reviews involving technical teams from both Supplier and Ascension Health to discuss Maintenance and Support;

(vi)	quarterly reports showing support usage, incident and Supplier compliance with the requirements of this Schedule; and

(vii)
if applicable, invitations for Eligible Recipient personnel to attend and participate in, without charge, (i) all user conferences and trade shows relating to the ASP Services, and (ii) any meetings of any user group that determines or influences Supplier’s priorities for development of future upgrades.

2.	PERFORMANCE OF MAINTENANCE AND SUPPORT
a.    Performance. Personnel who are assigned by Supplier to perform Maintenance and Support will be (i) fully qualified to do so, and (ii) familiar with both the ASP Services and Ascension Health’s and the Eligible Recipient’s use of the ASP Services.
b.    Telephone Support. Supplier will provide Ascension Health and the applicable Eligible Recipient with unlimited telephone support to resolve questions about the implementation, configuration, use and operation of the ASP Services, as well as the resolution status of problems reported by Ascension Health and Eligible Recipients. Telephone support will be available twenty-four (24) hours per day, seven (7) days per week. Supplier will provide a fully staffed call center on business days, during the hours of 7:00 a.m. to 7:00 p.m., Central Standard Time. Outside of these hours, telephone support personnel will be accessible by pager and will respond to Ascension Health and resolve problems in a timely manner.
c.    Service Calls; Tracking. The applicable Eligible Recipient may place requests for Maintenance and Support (“Service Calls”) through e-mail or Supplier’s telephone support line. Service Calls may be made by an unlimited number of contacts designated by the applicable Eligible Recipient. Eligible Recipient contacts will use commercially reasonable efforts to provide all information that Supplier reasonably requests about each Service Call. Supplier will maintain a record of all Service Calls and Supplier’s efforts to resolve all reported problems. Supplier will provide the Eligible Recipient’s contact with a unique ticket number for each Service Call. Priority levels for each problem will be determined in accordance with the following:

1.
“Priority 1” shall mean that (i) the applicable issue to be resolved creates a serious business and financial exposure for an Authorized User, (ii) Authorized Users are unable to work or perform some significant portion of their jobs, (iii) the issue affects a large number of Authorized User personnel, (iv) there is no acceptable workaround to the issue (i.e., affected tasks or responsibilities cannot be performed in any other way), or (v) is otherwise classified by the applicable Eligible Recipients as Priority 1 in its reasonable discretion.

2.
“Priority 2” shall mean that (i) the applicable issue to be resolved creates a serious business and financial exposure for an Authorized User, (ii) Authorized Users are unable to work or perform some significant portion of their jobs, (iii) the issue affects a large or small number of Authorized User personnel, (iv) there

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Schedule B – Maintenance and Support Services

may or may not be an acceptable workaround to the issue, or (v) is otherwise classified by the applicable Eligible Recipients as Priority 2 in its reasonable discretion.

3.
“Priority 3” shall mean that (i) the applicable issue to be resolved creates a low business and financial exposure for an Authorized User, (ii) Authorized Users are unable to work or perform some small portion of their jobs, but they are still able to complete most other tasks, (iii) the issue affects a small number of Authorized User personnel, (iv) there may or may not be an acceptable workaround to the issue, or (v) is otherwise classified by the applicable Eligible Recipients as Priority 3 in its reasonable discretion.

4.
“Priority 4” shall mean that (i) the applicable issue to be resolved creates a minimal business and financial exposure for an Authorized User, (ii) Authorized Users are unable to work or perform a minor portion of their jobs, but they are still able to complete most other tasks, (iii) the issue may affects one or two Authorized User personnel, (iv) there is likely an acceptable workaround to the issue, or (v) is otherwise classified as Priority 4 in its reasonable discretion.

d.    Remedial Maintenance and Support. Supplier will promptly notify Ascension Health and the applicable Eligible Recipient of any material errors, defects, malfunctions or other material nonconformities in the ASP Services. Supplier will repair or replace all defective or inoperable ASP Services and otherwise cause the ASP Services to be in compliance with all applicable specifications and in good operating condition.
e.    Updates to the ASP Services. Each update to the ASP Services will be provided to Ascension Health and Eligible Recipients as it is made available by Supplier to its other customers. In addition, any updates that are required to bring the applicable Eligible Recipient into compliance with any applicable Laws will be provided at least [**] days before compliance is required by the applicable Laws. Updates for the ASP Services will be included as part of the ASP Services, [**].

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Schedule B – Maintenance and Support Services

SCHEDULE C
SERVICE LEVELS

Schedule C
Service Levels

1.	Definitions.

•	“Go-Live Date” has the meaning given in Section 2.1.

•	“Measurement Window” means the time during, or frequency by, which a Service Level shall be measured. The Measurement Window shall be quarterly, unless otherwise specified.

•	“Service Levels” means the performance standards designated as “Service Levels” in this Schedule C.

•	“Service Level Credit” has the meaning given in Section 4.1.

•	“Service Level Default” means Supplier’s level of performance for a particular Service Level fails to meet the Up-Time Commitment during the applicable Measurement Window.

•	“Service Level Effective Date” means the date that a specific Service Level will be effective, measured and enforced.

•	“Up-Time Commitment” has the meaning given in Section5.2.

2.	General.

2.1
As of the commencement of ASP Services by Supplier for an applicable Eligible Recipient (“Go-Live Date”) (or as otherwise specified in this Schedule), Supplier will perform the ASP Services so as to meet or exceed the Up-Time Commitment (as defined below) for the Service Levels.

2.2
Supplier shall monitor, measure, collect, record and report to Ascension Health and the applicable Eligible Recipients its performance of the ASP Services beginning on each applicable Service Level Effective Date and continuing for the period during which Supplier is providing the ASP Services, to which the Service Levels are applicable.

2.3	Supplier shall report to Ascension Health and the applicable Eligible Recipient its performance against such Service Levels for each Measurement Window.

2.4	The Eligible Recipients will have the right to receive Service Level Credits in accordance with Section 4 below.

2.5	Supplier shall provide Ascension Health and the applicable Eligible Recipient with the performance reporting for the Services as specified in Section 3 below.

3.	Measurement and Reporting.

3.1	Supplier’s performance against the Service Levels will be measured for each Measurement Window as of the Go-Live Date.

3.2
Supplier will implement automated or other measurement and monitoring tools and procedures reasonably acceptable to Ascension Health to measure Supplier’s performance against the Service Levels. Supplier will

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Schedule C – Service Levels

provide Ascension Health and the applicable Eligible Recipient with access to up-to-date problem management data and other data reasonably requested by Ascension Health or the applicable Eligible Recipient regarding the status of failures and/or user inquiries.

3.3
If Supplier fails to measure its performance with respect to a Service Level so that it is not possible to confirm whether the level of performance specified for the Service Level has been achieved for a given Measurement Window, then, unless such failure to measure was previously excused in writing by the applicable Eligible Recipient, such failure will be deemed a Service Level Default for the applicable Measurement Window.

3.4	Supplier shall provide to the applicable Eligible Recipient, as part of Supplier’s monthly performance reports, hard- and soft-copy reports to verify Supplier’s performance against the Service Levels.

4.	Service Level Credits.

4.1
Supplier recognizes that failing to meet any Service Level may have an adverse impact on Ascension Health and the applicable Eligible Recipient. Accordingly, if Supplier fails to meet any Service Level, then Supplier will credit the applicable Eligible Recipient for the amounts described below (each, a “Service Level Credit”). Service Level Credits will be deemed to be reductions in the charges reflecting the diminished value of the ASP Services as a result of the failure, and not as a penalty. Service Level Credits are not exclusive remedies and will in no way limit Ascension Health’s or the applicable Eligible Recipient’s rights at law or in equity. In the event that either Party terminates the ASP Agreement or the ASP Agreement expires, such Service Credits will be refunded to the applicable Eligible Recipient within [**] days after the termination or expiration of the ASP Agreement.

4.2
If the Supplier’s performance relative to any one of the Service Levels does not meet the Up-Time Commitment during a particular Measurement Window, such failure shall be deemed a Service Level Default. The measurement of Supplier’s performance for a Measurement Window will be completed no later than [**] days after the completion of such Measurement Window.

4.3
If the Supplier’s performance for a Service Level does not meet the Up-Time Commitment in a Measurement Window, resulting in a Service Level Default for such Service Level, Supplier shall credit to the applicable Eligible Recipient a Service Level Credit equal to the amount set forth in Section 5 on the first day of the second month following the applicable Measurement Window (e.g., May 1 for a Service Level Default for the first quarter Measurement Window) for such Service Level Default to be reflected in such month’s invoice.

5.	Service Levels.

5.1
Supplier will continue to support the RC Tools at the service levels (e.g., response times, system availability, help desk access, bug fixes) experienced throughout the prior year operating experience.

5.2	Service Level 2 - Availability.

a)
Definition. Commencing on the go live date, Supplier agrees that the ASP Services, including the RC Tools, will be Available [**]% of the time (the “Up-Time Commitment”). The Up-Time Commitment will be measured continuously, rounded to the nearest full minute for each incidence of downtime, and reported monthly within fifteen (15) days of the end of the Measurement Window. “Availability” is defined as the web servers are capable of delivering Ascension Health Data and will be measured using the following formula: ASP Services Availability: (Total Hours Scheduled to be Available) - (Total Hours of Non-Availability)/ Total Hours Scheduled to be Available * 100. If Supplier does not meet the Up-Time Commitment, Ascension Health will be entitled to Service Level Credits, as outlined below.

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Schedule C – Service Levels

b)
Monthly Maintenance Window. The monthly maintenance window is 3AM-7AM on the third Sunday of the month. In the event that additional maintenance time should be required, reasonable advanced notification of the additional time needed will be provided to Ascension Health.

c)
Service Level Credits. The Eligible Recipient shall be entitled to receive the following Service Level Credits for Supplier’s failure to meet the Up-Time Commitment, subject to the exclusions outlined below. For each calendar month, Service Level Credits shall be calculated utilizing one-twelfth of the annual fees paid for such year.

Availability Range	Service Credit - Percentage (%) of Fees
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

6.	Problem Analysis and Correction.
Supplier shall promptly investigate and correct each failure to meet a Service Level, by (i) promptly investigating and reporting on the causes of the problem; (ii) providing a root cause analysis of such failure as soon as practicable after such failure or at the Eligible Recipient’s request; (iii) correcting the problem as soon as practicable or coordinate the correction of the problem if Supplier does not have responsibility for the cause of the problem; (iv) advising the Eligible Recipient of the status of remedial efforts being undertaken with respect to such problem; (v) demonstrating that the causes of such problem have been or will be corrected on a permanent basis; and (vi) taking corrective actions to prevent any recurrence of such problem. Supplier shall complete the root cause analysis as quickly as possible, but in all events within ten (10) days, and shall notify such Eligible Recipient prior to the end of the initial ten (10) day period as to the status of the root cause analysis and the estimated completion date.

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Schedule C – Service Levels

SCHEDULE D
ANNUAL ATTESTATION

Schedule D
Annual Attestation

Through this Annual Attestation, Accretive Health, Inc. represents and certifies that all Ascension Health Data and Ascension Health De-identified Data (as defined in the ASP Agreement) have only been used in the manner prescribed by the RC Tools ASP Agreement by and between Ascension Health and Accretive Health, Inc. (“ASP Agreement”), including, but not limited to, the restrictions set forth in Articles 8, 9, 10 and 11 of the ASP Agreement.

IN WITNESS WHEREOF, Accretive Health, Inc. has caused this Annual Attestation to be signed by its authorized representatives effective on the date and year written below.

Accretive Health, Inc. (“Supplier”)
By:
Name:
Title:
Date:

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Schedule D – Annual Attestation

SCHEDULE E
ASCENSION HEALTH RULES AND REQUIREMENTS

Schedule E
Ascension Health Rules and Requirements

1.	Ascension Health Standards of Conduct and Privacy Policy.
Ascension Health will provide the Ascension Health Standards of Conduct and Ascension Health Privacy Policy to Supplier as they are updated from time to time.

2.	Regulatory Requirements.

2.1.
Access to Books and Records. To the extent that Section 952 of the Omnibus Reconciliation Act of 1980 (the “Act”) and the regulations promulgated thereunder are applicable to this ASP Agreement, Supplier, and any organizations related to it performing any of the duties pursuant to this ASP Agreement valued at Ten Thousand Dollars ($10,000) or more in any twelve (12)-month period, shall until four (4) years after the furnishing of Services pursuant to this ASP Agreement, comply with requests of the Comptroller General, the Secretary of the Department of Health and Human Services, and their duly authorized representatives for access (in accordance with Section 952 of the Act) to any contract or agreement between Supplier and Ascension Health or an applicable Eligible Recipient for ASP Services and to any contract or agreement between Supplier and such related organizations, as well as the books, documents and records of Supplier and its related organizations, if any, which are necessary to verify the cost of the ASP Services provided. Supplier shall promptly advise the applicable Eligible Recipient of such request, and shall promptly provide to such Eligible Recipient copies of any documents so provided. Neither party shall be required to waive any attorney-client or work-product privilege or be deemed to have waived any attorney-client or work-product privilege by virtue of this section.

2.2.	Anti-Kickback Law.

(a)
The sole purpose of this ASP Agreement is to enter into a commercially reasonable and fair market value arrangement. The parties in good faith believe that this ASP Agreement fully complies with the provisions of 42 U.S.C. 1320a-7b (the “Anti-Kickback Statute”). Neither Ascension Health, the applicable Eligible Recipient nor Supplier are, by virtue of this ASP Agreement or otherwise, knowingly or willfully offering, paying, soliciting, or receiving remuneration in return for referring an individual to or from each other for the furnishing of any item or service reimbursed under a Federal Health Care Program, as defined herein. Pricing and compensation terms hereunder do not take into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare, any other federal health care program or a state health care program.

(b)
Supplier shall utilize best efforts to comply with the reporting requirements of 42 C.F.R. § 1001.952(h), regarding “safe harbor” protection for discounts under the Anti-Kickback Statute. Supplier further represents and warrants that any discount or rebate provided to Ascension Health or the applicable Eligible Recipient satisfies the requirements of the Anti-Kickback Statute Safe Harbor at 42 C.F.R. § 1001.952(h). Supplier shall disclose to Ascension Health or the applicable Eligible Recipient, as appropriate, on each invoice, or as otherwise agreed in writing, the amount of any discount or rebate. The statement shall inform Ascension Health or the applicable Eligible Recipient, as appropriate, in a clear and simple manner of the amount of the discount or rebate so as to enable Ascension Health and/or the applicable Eligible Recipient to satisfy their obligations to accurately report such discount or rebate to Medicare and properly distinguish between capital costs and operating costs.

(c)
Should either party to this ASP Agreement be notified by any governmental agency or its counsel that performance under this ASP Agreement creates a moderate to substantial risk of violation of the Anti-Kickback Statute, such party shall notify the other party, and the parties shall, in good faith, attempt to amend this ASP Agreement in all respects necessary to comply with the Anti-Kickback Statute. If

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Schedule E – Ascension Health Rules and Requirements

such amendment is not in compliance with the Anti-Kickback Statute in the written opinion of the General Counsel for either party to this ASP Agreement, or if the parties cannot agree on an alternative acceptable arrangement within a period of at least thirty (30) business days, then this ASP Agreement may be terminated by either party without cause upon the delivery to the other party of at least (60) days advance written notice.

2.3.	Exclusion from Federal Health Care Programs.

(a)
Supplier represents and warrants that neither it, nor, to the best of its knowledge and belief, any of its employees or other contracted staff who provide services for Ascension Health or an Eligible Recipient (collectively referred to in this section as “employees”) has been excluded from participation in any Federal Health Care Program (as defined herein). Supplier agrees to notify Ascension Health within five (5) business days of Supplier’s receipt of notice of intent to exclude or actual notice of exclusion of Supplier from any such program. The listing of Supplier on the Office of Inspector General’s exclusion list (OIG website), the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs (GSA website) for excluded individuals or entities, any state Medicaid exclusion list, or the Office of Foreign Assets Control’s (OFAC’s) blocked list shall constitute “exclusion” for purposes of this section. Supplier’s exclusion from any Federal Health Care Program shall constitute a material breach of this section and this ASP Agreement shall immediately terminate without penalty to Ascension Health or any applicable Eligible Recipient, unless Ascension Health elects in writing to continue this ASP Agreement. For purposes of this section, the term “Federal Health Care Program” means the Medicare program, any State Medicaid program, TRICARE, any health care program of the Department of Veterans Affairs, the Maternal and Child Health Services Block Grant program, any federally-funded state social services block grant program, or the State Children’s Health Insurance Program. If Supplier learns that any Supplier Personnel is listed on the Office of Inspector General’s exclusion list (OIG website), the General Services Administration’s Lists of Parties Excluded from Federal Procurement and Nonprocurement Programs (GSA website) for excluded individuals or entities, any state Medicaid exclusion list, or the Office of Foreign Assets Control’s (OFAC’s) blocked list, then Supplier shall immediately cease using that Supplier Personnel in connection with Supplier’s provision of the Services and shall notify the applicable Eligible Recipient of such Supplier Personnel’s exclusion within ten (10) calendar days of discovering it.

(b)
If Supplier is excluded from any Federal Health Care Program and fails to notify Ascension Health within five (5) business days of receipt of notice of exclusion by Supplier, Supplier agrees to indemnify Ascension Health and the applicable Eligible Recipient for any sanctions, penalties, or fines incurred under the federal Civil Monetary Penalty Law (Section 1128A of the Social Security Act), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and/or the Balanced Budget Act of 1997, as a result of Ascension Health entering into this ASP Agreement with Supplier.

(c)
On an annual basis (at the same time that Supplier certifies its compliant use of Ascension Health Data using the Form of Annual Attestation in Schedule D), Supplier shall certify in writing that it is compliance with the Federal Health Care Program obligations set forth in this Section 5.3.

2.4.
Section 6032 of the Deficit Reduction Act of 2005. If Supplier furnishes, or otherwise authorizes the furnishing of, Medicaid health care items or services, performs billing or coding functions, or is involved in the monitoring of health care for Ascension Health, pursuant to Section 6032 of the Deficit Reduction Act of 2005 relating to “Employee Education About False Claims Recovery,” Supplier hereby agrees to abide by Ascension Health’s policies required by said law, insofar as they are relevant and applicable to Supplier’s work performed on behalf of Ascension Health, including participation in reviews or audits of claims or services, and agrees to make such policies available to Supplier Personnel involved in the performance of such Services.

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Schedule E – Ascension Health Rules and Requirements

2.5.
Change in Law. The Parties agree that this ASP Agreement is intended to comply with all applicable federal, state and local laws, rules, ordinances, codes and regulations. Notwithstanding any other provision in this ASP Agreement, if either Party believes in good faith that due to an enacted or promulgated law, regulation, rule, or standard, an official interpretation thereof or change of interpretation, or a written allegation by a governmental or accreditation entity or agency, this ASP Agreement poses a material risk of sanction or material adverse change to such Party (including, without limitation, jeopardy to such Party’s licensure, certification, accreditation, tax-exempt status, tax-exempt bonds, or participation in or payment under any governmental health care program, or a substantial increase in costs), then such Party shall give written notice to the other Party of such enacted or revised law, rule, ordinance, code or regulation regarding such belief and a proposal to amend this ASP Agreement. The Parties shall then make a good faith effort to amend this ASP Agreement to comply with such laws or regulations or other authority. In the event that the Parties cannot agree in good faith to an amendment of this ASP Agreement within a period of at least thirty (30) business days, then either Party shall have the right to terminate this ASP Agreement upon at least sixty (60) days advance written notice to the other Party.

2.6.
Licenses. Supplier shall obtain all required federal, state and local licenses and permits to perform the ASP Services and shall perform all ASP Services under this ASP Agreement in accordance with any and all regulatory and accreditation standards applicable to the ASP Services and/or to Ascension Health and the applicable Eligible Recipients, including, without limitation, those requirements imposed by The Joint Commission, the Centers for Medicare and Medicaid Services (CMS) Conditions of Participation and any amendments thereto. Supplier shall respond to all regulatory agencies and shall provide its employees with safety data sheets regarding all Supplies and Equipment used in the performance of the ASP Services. Supplier shall immediately notify Ascension Health in writing of any notices it receives that any of the ASP Services are being performed in violation of any federal, state or local law, regulation, ordinance or accreditation standard.

3.	Ethical Requirements.

3.1.
Corporate Responsibility. Supplier, Ascension Health and each of the Eligible Recipients shall have in place a Corporate Compliance Program or a Corporate Responsibility Program, as the case may be, (“Programs”) which have as their goal to ensure that they comply with applicable federal, state and local laws and regulations. The Programs focus on risk management, the promotion of good corporate citizenship, including a commitment to uphold a high standard of ethical and legal business practices, and the prevention of misconduct.

The Programs will include the following elements:

(i) Development of policies and procedures that are consistent with corporate compliance guidelines issued by the Office of Inspector General of the Department of Health and Human Services.
(ii) Appointment of a corporate compliance officer who is responsible for the implementation and management of the Program. The corporate compliance officer will report directly to the chief executive officer in this role.

The parties acknowledge one another’s commitment to corporate responsibility and this ASP Agreement shall be interpreted and fulfilled consistent with the policies enumerated in their respective Programs.

(a)
Notification. The parties agree to mutually cooperate with one another to assure that the objective of their respective Programs are met. The parties each agree to promptly notify one another's applicable corporate responsibility officer of (i) any and all possible instances of material non-compliance on the part of the other party or any of its employees or agents of which the parties are aware, or (ii) any subpoena or similar compulsory request for information or documents relative to the ASP Services rendered hereunder. Supplier shall immediately notify Ascension Health’s corporate responsibility officer of any significant compliance issues that impact multiple Eligible Recipients. The parties agree to conduct their business transactions with one another in accordance with principles of good corporate citizenship and a high standard of ethical and legal business practices.

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Schedule E – Ascension Health Rules and Requirements

(b)
Compliance Reporting. Supplier’s corporate compliance officer will provide information about those aspects of Supplier’s Corporate Compliance Program that relate to the ASP Services or Supplier’s obligations under this ASP Agreement as requested by the Ascension Health corporate responsibility officer and will make an annual report to the Ascension Health corporate responsibility officer on the effectiveness of the Supplier Corporate Compliance Program to be delivered within thirty (30) days after each anniversary of the ASP Effective Date or as otherwise agreed by the Parties.

3.2.
Ethical and Religious Directives. The parties acknowledge that the operations of the applicable Eligible Recipients, Ascension Health, and their affiliates are in accordance with the Ethical and Religious Directives for Catholic Health Care Services, as promulgated by the United States Conference of Catholic Bishops, Washington, D.C., of the Roman Catholic Church or its successor (“Ethical and Religious Directives”) and the principles and beliefs of the Roman Catholic Church are a matter of conscience to Ascension Health, the applicable Eligible Recipients and their affiliates. The Ethical and Religious Directives are located at http://www.usccb.org/issues-and-action/human-life-and-dignity/health-care/upload/Ethical-Religious-Directives-Catholic-Health-Care-Services-fifth-edition-2009.pdf. It is the intent and agreement of the parties that neither this ASP Agreement nor any part hereof shall be construed to require the applicable Eligible Recipients, Ascension Health, or their affiliates to violate said Ethical and Religious Directives in their operation and all parts of this ASP Agreement must be interpreted in a manner that is consistent with said Ethical and Religious Directives.

3.3.
Conflict of Interest – Family Members. Supplier represents and warrants that it is a publicly traded organization whose stock meets the definition of a “publicly traded security” under 42 C.F.R. §411.356(a) because it is listed for trading on the New York Stock Exchange. For purposes of this provision, the terms "physician" and "immediate family member" shall be defined pursuant to federal law and regulation at 42 U.S.C. §1395nn et seq. and 42 C.F.R. §411.350 et seq., respectively, or successor laws and regulations. In the event that Supplier employs or otherwise contracts with a physician on the medical staff of any applicable Eligible Recipient, or an immediate family member of such a physician, Supplier shall provide compensation to such individual that is fair market value for services and items actually provided and not determined in a manner that takes into account the volume or value of referrals or other business generated by the physician for the applicable Eligible Recipients.

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Schedule E – Ascension Health Rules and Requirements

SCHEDULE F
SUPPLIER FACILITIES

Schedule F
Supplier Facilities

1.	Supplier Facilities.
The Supplier Facilities are set forth below:

Corporate Office:	401 N. Michigan Avenue, Chicago, Illinois 60611
Chicago Shared Services Center:        231 S. LaSalle Street, Chicago, Illinois 60604
Michigan Customer Contact Center        225-229 & 234 N. Rose Street, Kalamazoo, Michigan 49007
Medicaid Eligibility Center:        660 Woodward, Detroit, Michigan 48226
Detroit CBO:                28000 Dequindre Road, Warren, Michigan
Southeast Customer Contact Center:    950 22nd Street North, Birmingham, Alabama 35203
Underpayment Center:            725 N. Highway A1A, Jupiter, Florida 33477
Contract Modeling/Analytics:        2811 Wintergreen Drive, Cape Girardeau, Missouri 63701
Transcription/PFS Services        House No. 31 – 15a, Noida, India 21301
Transcription/PFS Services        301 – 306 Centrum Plaza, Sector 56, , India 122002
SunGard Availability Services        1500 Spring Garden St., 3rd floor, Philadelphia PA 19130
SunGard Availability Services         11650 Great Oaks Way, Alpharetta, GA  30022-2418
ViaWest                    3949 S 200 E, Suite B1, Salt Lake City, UT 84107

ASCENSION HEALTH CONFIDENTIAL    RC Tools ASP Agreement    Page 1
Schedule F – Supplier Facilities

SCHEDULE G
ENROLLMENT FORM

ENROLLMENT TO THE
RC TOOLS ASP AGREEMENT

This Enrollment (this “Enrollment”) is made and entered into as of the __ day of ________, 20__ (the “Enrollment Effective Date”) by [ ] (“Local Client”).

This Enrollment is entered into pursuant to and subject to that certain RC Tools ASP Agreement (“ASP Agreement”) by and between Ascension Health and Accretive Health, Inc., the terms of which, except as may be expressly modified or excluded herein, are incorporated herein by reference. Any amendment or modifications to such ASP Agreement shall automatically extend to and be incorporated into this Enrollment, without any action by either of the Local Parties, upon the amendment effective date, unless otherwise set forth in such amendment.

Local Client hereby elects to receive the ASP Services set forth in the ASP Agreement, and upon the execution of this Enrollment, Supplier shall commence providing the ASP Services, pursuant to the terms and conditions of the ASP Agreement, its Schedules and this Enrollment.

1.	Enrollment Term.
The term of this Enrollment shall commence as of 12:00:01 a.m., Central Time on the Enrollment Effective Date and continue until three (3) years after the Enrollment Effective Date at 11:59:59 p.m., unless this Enrollment is terminated as provided herein or in the ASP Agreement, in which case the term of this Enrollment shall end at 11:59:59 p.m., Central Time, on the effective date of such termination or the date to which this Enrollment is extended. Ascension Health or the Local Client may, at its sole option, extend the term of this Enrollment for up to two (2) successive periods of one (1) year each on the terms and conditions then set forth in this Enrollment and the ASP Agreement.

2.	Hospitals and Annual Charge.

Supplier shall provide the ASP Services to Local Client at and for the hospitals listed below for the annual charge specified, which shall be prorated on a monthly basis for any partial years of ASP Services received.

Hospital Name and Location	Annual Charge - $[**]/hospital

Total:

SIGNATURE PAGE FOLLOWS

[SPACE LEFT INTENTIONALLY BLANK]

ASCENSION HEALTH CONFIDENTIAL    RC Tools ASP Agreement    Page 1
Enrollment

IN WITNESS WHEREOF, Local Client has caused this Enrollment to be executed by its respective duly authorized representatives as of the Enrollment Effective Date.

[LOCAL CLIENT]

By:

Name:

Title:

ASCENSION HEALTH CONFIDENTIAL    RC Tools ASP Agreement    Page 2
Enrollment

MASTER PROFESSIONAL SERVICES AGREEMENT

between

Ascension Health

and

Accretive Health, Inc.

ANNEX 5

FORM OF OPTIONAL SERVICES WORK ORDER

This document contains proprietary and confidential information of Ascension Health. The information contained in this document may not be disclosed outside your company without the prior written permission of Ascension Health.

WORK ORDER NO. [1] TO [ Ministry Name ] SUPPLEMENT [A] TO
MASTER PROFESSIONAL SERVICES AGREEMENT
This Work Order No. [1] to the [Ministry Name] Supplement [A] to the Master Professional Services Agreement (this “Work Order”) is entered into effective as of [SIGNING DATE] (the “Work Order Effective Date”) by and between [Ministry Name] (“Customer”) and Accretive Health, Inc., a Delaware corporation having a principal place of business in Chicago, Illinois (“Supplier”).
WHEREAS, Ascension Health and Supplier are parties to that certain Master Professional Services Agreement entered into effective [Effective Date of the MPSA] (the “MPSA”); and
WHEREAS, Customer and Supplier are parties to the [Ministry Name] Supplement [A] to the MPSA entered into effective [Effective Date of Supplement] (“Supplement”); and
WHEREAS, in accordance with Section 1.1(b) of the MPSA, Customer and Supplier (collectively, the “Parties” and each, a “Party”) desire to enter into this Work Order to add Optional Services to the scope of the Supplement.
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used in this Work Order but not defined herein shall have the meanings given in the Agreement.

2.	Term of Work Order.
Start date: The Work Order Effective Date set forth above.
End date: [__]

3.	Services.
The Parties agree that no Optional Services shall be undertaken, and no Optional Services Rider shall be executed, for any Ascension Health Facility that has tax-exempt bonds allocated to it without review of such Optional Services Rider by Ascension Health's legal and/or bond counsel and a determination by such counsel that such Optional Services do not constitute private business use, as defined in 26 U.S.C. Section 141.  The Parties acknowledge any Optional Services Rider for Services that are not incidental may require revisions to the agreement and applicable Supplement for the affected Eligible Recipient, including changes to the term of the agreement for all Services provided to such Eligible Recipient, and/or modification of the termination rights of such Eligible Recipient

Supplier will perform the following Optional Services:

[Ministry Name]/Accretive Health, Inc    Work Order No. [1]    Page 1
Confidential Information

Facility	Optional Service Description	Commencement Date
[Insert the Facility name.]
[Insert clear and unambiguous descriptions. The scope, service descriptions and pricing of the Optional Services set forth in Exhibit 4-C may be modified or supplemented as further described in this section.]
[Insert the date the Services will commence for the applicable Facility.]

[Instructional Note: If the Optional Services are not of the nature to be provided on a Facility by Facility basis, replace the table above with the appropriate language.]

4.	Key Personnel. In accordance with Section 8.2 of the MPSA, the Key Supplier Personnel positions for the Work Order under the Supplement are:
[Insert positions]

5.	Completion Criteria. The success factors and critical components that must be delivered as part of this Work Order include the following:

•	Highlight any key success factors (e.g., critical to quality parameters) associated with the Services.

•	Identify any specific milestones or timeline by which the Services or a specific deliverable must be completed.

•	Consider whether Supplier must achieve a specific satisfaction rating.

SIGNATURE PAGE FOLLOWS

[Ministry Name]/Accretive Health, Inc    Work Order No. [1]    Page 2
Confidential Information

IN WITNESS WHEREOF, the Parties have caused this Work Order to be executed by their authorized representatives, to be effective as of the Work Order Effective Date.

[MINISTRY NAME] By: Name: Title:	ACCRETIVE HEALTH, INC. By: Name: Title:

[Ministry Name]/Accretive Health, Inc.    Work Order No. [1]    Signature Page
Confidential Information